                     Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-45254

LOGO                                                                        LOGO

                           PROXY STATEMENT/PROSPECTUS

       PROSPECTUS OF IMMERSION                  PROXY STATEMENT OF
             CORPORATION                     HT MEDICAL SYSTEMS, INC.

     The boards of directors of Immersion Corporation and HT Medical Systems, Inc. have approved the merger of a subsidiary of Immersion and HT. Under the terms of the merger, each share of HT common stock and preferred stock will be converted into approximately 0.5176 of a share of Immersion common stock at the effective time of the merger. Based on the number of HT common stock and preferred stock expected to be outstanding at the effective time of the merger, the holders of HT common stock and preferred stock will receive approximately
1.298 million shares of Immersion common stock, subject to the closing adjustment and escrow arrangements provided in the merger agreement. Based on the closing stock price of Immersion common stock of $14.25 on September 13, 2000, the equivalent value of each share of HT common stock and preferred stock would be approximately $7.38, and the shares of Immersion common stock to be received by HT stockholders in the merger would have an aggregate market value of approximately $18.491 million. The foregoing amounts and the actual number of shares of common stock received by HT's stockholders in the merger will be subject to the closing adjustment and escrow arrangement provisions of the merger agreement.

     The merger cannot be completed unless the HT stockholders approve the merger and the merger agreement. The board of directors of HT has called a special meeting of HT stockholders to be held on September 27, 2000 to vote on these matters. HT stockholders that are record owners of shares of HT common stock or preferred stock as of the record date, which is the close of business on September 6, 2000, may vote at the HT special meeting.

     THE BOARDS OF DIRECTORS OF IMMERSION AND HT ARE FURNISHING THIS DOCUMENT TO YOU TO PROVIDE YOU WITH IMPORTANT INFORMATION ABOUT THE MERGER AND OTHER MATTERS. HT STOCKHOLDERS WHO QUALIFY AS OBJECTING STOCKHOLDERS UNDER MARYLAND LAW ARE ENTITLED TO APPRAISAL RIGHTS.

     Immersion common stock is traded on the Nasdaq National Market under the symbol "IMMR." On September 13, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $14.25 per share.

     THE PROPOSED MERGER IS A COMPLEX TRANSACTION. IMMERSION AND HT STRONGLY URGE YOU TO READ AND CONSIDER THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 11.


             /s/ Louis Rosenberg                           /s/ Gregory L. Merril
               Louis Rosenberg                               Gregory L. Merril
   President, Chief Executive Officer and                  Chairman of the Board
     Chairman of the Board of Immersion                     and Treasurer of HT

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE IMMERSION COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated September 13, 2000 and was first mailed to HT stockholders on September 14, 2000.

                            HT MEDICAL SYSTEMS, INC.
                            55 W. WATKINS MILL ROAD
                             GAITHERSBURG, MD 20878

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 27, 2000

                            ------------------------

Dear Stockholder:

     A special meeting of the stockholders of HT Medical Systems, Inc. will be held at the offices of HT located at 55 W. Watkins Mill Road, Gaithersburg, MD 20878, on September 27, 2000 at 9:00 a.m., local time. At the special meeting, the holders of HT's common stock and preferred stock will be asked to consider and vote upon an agreement and plan of reorganization, referred to as the merger agreement, providing for the merger of a subsidiary of Immersion Corporation with and into HT, pursuant to which HT will become a wholly owned subsidiary of Immersion and each share of HT's common stock and preferred stock will be converted into the right to receive an estimated 0.5176 of a share of Immersion common stock.

     HT stockholders are entitled to vote at the special meeting if they owned shares of HT common stock and/or preferred stock as of September 6, 2000, the record date for the special meeting. On that date there were 2,266,908 shares of common stock and 240,107 shares of preferred stock outstanding entitled to vote. The holders of common stock and preferred stock will vote together as a single class, and each share is entitled to one vote. The affirmative vote of two-thirds of the outstanding shares of HT common stock and preferred stock will be required to approve the merger agreement and the merger.

     HT's board of directors unanimously approved the merger agreement and the merger after considering various factors and believes that the merger is in the best interest of HT and its stockholders.

     Stockholders of HT holding a total of 1,443,173 shares of common stock and preferred stock, or approximately 58% of the total votes entitled to be cast at the special meeting, have agreed with Immersion that they will vote in favor of the merger agreement and the merger.

     Stockholders who vote against the merger are entitled to objecting stockholders' appraisal rights, although Immersion may elect not to proceed with the merger if the holders of more than three percent of HT's shares seek to exercise their objecting stockholders' appraisal rights.

     WE URGE YOU TO READ THE ENCLOSED MATERIAL CAREFULLY AND REQUEST THAT YOU COMPLETE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF THE SHARES YOU OWN.

                                          By Order of the Board of Directors,

                                          Jill N. Whitley,
                                          Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................     1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     2
SUMMARY.....................................................     4
  The Companies.............................................     4
  The Merger................................................     5
  Reasons for the Merger....................................     5
  HT Special Meeting........................................     5
  Which Stockholders May Vote...............................     5
  Recommendation to HT Stockholders.........................     6
  What HT Securityholders Will Receive in the Merger........     6
  Closing Adjustment........................................     7
  Escrow Agreement..........................................     7
  The Representative........................................     7
  Indemnification and Joinder Agreements and Appointment of
     Representative.........................................     7
  Conditions to the Merger..................................     7
  Some HT Stockholders Have Entered into Voting Agreements
     Obligating Them to Vote in Favor of the Merger.........     8
  Employment Agreements.....................................     8
  Noncompetition Agreements.................................     8
  Limitation on Negotiations................................     8
  Termination of the Merger Agreement.......................     8
  HT Financial Advisor......................................     8
  Interests of Some HT Officers and Directors in the Merger
     May Be Conflicts of Interest...........................     9
  Federal Income Tax Consequences...........................     9
  Anticipated Accounting Treatment..........................     9
  Affiliate Agreements......................................     9
  Management Following the Merger...........................     9
  Rights of HT Stockholders Following the Merger............     9
  Rights of Objecting Stockholders..........................    10
  HT Equivalent Per Share Value.............................    10
RISK FACTORS................................................    11
  Risks Related to the Merger...............................    11
  Risks Related to the Business and Operations of Immersion
     and HT as a Combined Company...........................    14
  Investment Risk...........................................    24
SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL
  DATA......................................................    26
  Immersion Selected Historical Financial Data..............    26
  HT Selected Historical Financial Data.....................    27
  Selected Unaudited Pro Forma Combined Financial Statement
     Data...................................................    29
IMMERSION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    31
  Overview..................................................    31
  Comparison of Six Months Ended June 30, 2000 and 1999.....    33
  Comparison of Years Ended December 31, 1999, 1998, and
     1997...................................................    35
  Liquidity and Capital Resources...........................    37
HT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    40
  Overview..................................................    40
  Comparison of 2000 to 1999................................    41
  Liquidity and Capital Resources...........................    42

                                                              PAGE
                                                              ----
COMPARATIVE PER SHARE DATA..................................    43
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............    44
IMMERSION MARKET PRICE AND DIVIDEND INFORMATION.............    44
  Recent Closing Prices.....................................    44
  Dividends.................................................    45
  Number of Stockholders....................................    45
THE HT STOCKHOLDERS' MEETING................................    46
  When and Where the Meeting Will Be Held...................    46
  What Will Be Voted Upon...................................    46
  Which Stockholders May Vote...............................    46
  How Do HT Stockholders Vote...............................    46
  How to Change Your Vote...................................    46
  Vote Required to Approve the Merger.......................    46
  Expenses of Proxy Solicitation............................    47
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.............    47
  Background of the Merger..................................    47
  Reasons for the Merger....................................    49
  Immersion Board Considerations............................    50
  HT Board Considerations...................................    51
  HT Board of Directors Recommendations Relating to the
     Merger.................................................    52
  Interests of Some HT Directors, Officers and Stockholders
     in the Merger..........................................    52
  Prior Relationship of Immersion and HT....................    52
TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS......    54
  General...................................................    54
  Effective Time of the Merger..............................    54
  Merger Consideration......................................    54
  HT Options and Warrants and the Convertible Note..........    55
  Closing Adjustment to the Merger Consideration............    56
  Escrow Arrangements and Indemnification and Joinder
     Agreement..............................................    56
  Exchange of HT Stock Certificates.........................    57
  The Merger Agreement......................................    58
  Voting Agreements.........................................    60
  Employment Agreement......................................    61
  Noncompetition Agreements.................................    61
  Anticipated Accounting Treatment..........................    61
  Affiliate Agreements......................................    61
  Material Federal Income Tax Consequences..................    62
  Appraisal Rights of Objecting Stockholders................    64
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS AND RELATED NOTES....................    66
IMMERSION BUSINESS..........................................    71
  Company Overview..........................................    71
  Industry Background.......................................    71
  Immersion's Solution......................................    72
  Strategy..................................................    73
  Market Applications.......................................    75
  Technology Licensing and Products.........................    76
  Technology................................................    78
  Sales, Marketing and Support..............................    79
  Research and Development..................................    80
  Competition...............................................    80

                                                              PAGE
                                                              ----
  Intellectual Property.....................................    81
  Employees.................................................    81
  Properties................................................    81
  Legal Proceedings.........................................    82
IMMERSION MANAGEMENT FOLLOWING THE MERGER...................    83
  Executive Officers and Directors..........................    83
  Compensation Committee Interlocks and Insider
     Participation..........................................    84
  Compensation of Directors.................................    85
  Compensation of Executive Officers........................    86
  Option Grants in Last Fiscal Year.........................    87
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year End Option Values.................................    88
  Employment Contracts and Change in Control Arrangements...    88
  Certain Relationships and Related Transactions............    89
  Other Transactions........................................    89
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  OF IMMERSION..............................................    93
HT BUSINESS.................................................    94
  Overview..................................................    94
  HT's Product Offerings....................................    94
  Vascular Access Product Line: CathSim.....................    94
  Endoscopy Product Line: PreOp Endoscopic Simulator........    95
  Endovascular Interventional Product Line: PreOp
     Endovascular Simulator.................................    95
  The Market................................................    95
  Simulation Product Market Segments........................    96
  Sales Organization........................................    96
  Technology................................................    97
  Intellectual Property.....................................    97
  Competition...............................................    98
  Medtronic Agreement.......................................    98
  Employees and Contractors.................................    99
  Facilities and Properties.................................    99
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  OF HT.....................................................   100
DESCRIPTION OF IMMERSION'S CAPITAL STOCK....................   101
  Common Stock..............................................   101
  Preferred Stock...........................................   101
  Delaware Anti-Takeover Law and Certain Charter and Bylaw
     Provisions.............................................   101
  Transfer Agent and Registrar..............................   103
COMPARISON OF IMMERSION AND HT STOCKHOLDER RIGHTS...........   104
  HT Capital Stock..........................................   104
  Differences in Stockholder Rights.........................   105
EXPERTS.....................................................   109
LEGAL MATTERS...............................................   109
TRADEMARKS..................................................   110
INDEX TO FINANCIAL STATEMENTS...............................   F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS..............  II-1
  Item 20. Indemnification of directors and officers........  II-1
  Item 21. Exhibits and Financial Statement Schedules.......  II-1
  Item 22. Undertakings.....................................  II-3
SIGNATURES..................................................  II-5
POWER OF ATTORNEY...........................................  II-5

Appendix A -- Agreement and Plan of Reorganization
Appendix B -- Form of Escrow Agreement
Appendix C -- Form of Indemnification and Joinder Agreement
Appendix D -- Form of HT Voting Agreement
Appendix E -- Form of Noncompetition Agreement -- Employee
  and Stockholder Form
Appendix F -- Form of Noncompetition Agreement -- Employee
  Form
Appendix G -- Form of Affiliate Agreement
Appendix H -- Title 3, Subtitle 2, of the Maryland General
  Corporation Law: Rights of Objecting Stockholders
Appendix I -- Form of HT Proxy Card

                     ABOUT THIS PROXY STATEMENT/PROSPECTUS

     Except where the context requires otherwise, references in this proxy statement/prospectus to "Immersion Corporation" or "Immersion" refer to Immersion Corporation, a Delaware corporation and its consolidated subsidiaries. References in this proxy statement/prospectus to "Immersion common stock," or "common stock of Immersion" refer to the common stock, par value $0.001 per share, of Immersion. References in this proxy statement/prospectus to "Immersion stockholders" or "stockholders of Immersion" refer to holders of the outstanding shares of Immersion common stock.

     References in this proxy statement/prospectus to "HT Merger, Inc." or "HT Merger" refer to HT Merger, Inc., a Maryland corporation and a wholly-owned subsidiary of Immersion.

     References in this proxy statement/prospectus to "HT Medical Systems, Inc.," or "HT" refer to HT Medical Systems, Inc., a Maryland corporation. References in this proxy statement/prospectus to "HT common stock" or "common stock of HT" refer to the common stock, $0.01 par value per share, of HT. References in this proxy statement/prospectus to "preferred stock of HT" or "HT preferred stock" refer to the Series A preferred stock, par value of $0.01 per share, of HT. References in this proxy statement/ prospectus to "HT stock" refer to HT common stock or HT preferred stock. References in this proxy statement/prospectus to "HT stockholder" or "stockholder of HT" refer to an individual holder of the outstanding shares of HT common stock or preferred stock.

     References in this proxy statement/prospectus to "you" or "your" refer to an individual HT stockholder.

     You should rely only on the information contained or incorporated by reference in this document to vote or consent with respect to the matters submitted to you. Neither Immersion nor HT has authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement/prospectus is dated September 13, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and the issuance of Immersion common stock in the merger will not create any implication to the contrary. Immersion provided the information concerning Immersion. HT provided the information concerning HT.

                      WHERE YOU CAN FIND MORE INFORMATION

     Immersion files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission or SEC. You may read and copy any reports, statements or other information filed by Immersion at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Immersion's filings with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov."

     Immersion filed a Registration Statement on Form S-4 to register with the SEC the shares of Immersion common stock to be delivered in connection with the merger. This document is a part of that Registration Statement and constitutes a prospectus of Immersion. This document is also a proxy statement of HT for a special meeting of its stockholders. As allowed by SEC rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     Immersion's world wide web home page is located at http://www.immersion.com. HT's world wide web home page is located at http://www.ht.com. Information contained in either Immersion's or HT's website does not constitute, and shall not be deemed to constitute, part of this proxy statement/prospectus.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN WILL THE MERGER BE COMPLETED?

A: Immersion and HT wish to complete the merger as quickly as possible, and hope to complete the merger shortly following the HT special meeting to be held on September 27, 2000. The merger cannot be completed until the stockholders of HT approve the merger. Following approval by the HT stockholders, the merger will be completed when all of the other conditions to completion of the merger are satisfied or waived. The merger will become effective when articles of merger are filed with the Maryland Department of Assessments & Taxation.

Q: AS AN HT STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive an estimated 0.5176 of a share of Immersion common stock for each share of HT stock that you own. For example, if you own 1,000 shares of HT stock, you will receive approximately 517 shares of Immersion common stock. These amounts are subject to the closing adjustment provisions of the merger agreement and the escrow arrangements described in this proxy statement/prospectus. The closing adjustment would reduce the number of shares of Immersion common stock to be issued in the merger if and to the extent that HT's merger expenses exceed $240,000. The merger agreement provides that 10% of the shares of Immersion common stock issued in the merger will be held in escrow to compensate Immersion for any losses resulting from a breach of HT's representations, warranties and covenants. The calculation of what you will receive in the merger is based on a number of assumptions described in this proxy statement/prospectus. You will receive only whole shares. You will receive cash for any fractional shares.

Q: HAS SOMEONE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE HT
   STOCKHOLDERS?

A: Yes, the board of directors of HT has determined that the merger is in the best interests of its stockholders. The board of directors of HT has unanimously approved the merger and the merger agreement.

Q: WILL IMMERSION STOCKHOLDERS VOTE ON THE MERGER?

A: No, Immersion stockholders will not vote on the merger.

Q: ARE HT STOCKHOLDERS ENTITLED TO APPROVE THE MERGER?

A: Yes, HT stockholders will have the opportunity to approve the merger and the merger agreement at a special meeting to be held on September 27, 2000. Holders of HT common stock and preferred stock owning approximately 58% of the issued and outstanding HT common stock and preferred stock have agreed to approve the merger and the merger agreement. The merger and the merger agreement must be approved by two-thirds of the issued and outstanding shares of HT's common stock and preferred stock.

Q: WHAT DO HT STOCKHOLDERS NEED TO DO NOW?

A: HT stockholders should promptly mail their signed proxy card in the enclosed postage-paid envelope so that their shares will be represented at the HT special meeting.

Q: CAN HT STOCKHOLDERS CHANGE THEIR VOTES AFTER THEY HAVE MAILED IN THEIR PROXY
   CARDS?

A: Yes, an HT stockholder can change his or her vote by delivering a written notice of revocation to HT's secretary, sending in a later-dated, signed proxy card to HT's secretary or attending the HT special meeting and voting in person.

Q: SHOULD HT STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Immersion will send HT stockholders a letter of transmittal and written instructions for exchanging their stock certificates. HT stockholders should not surrender their HT stock certificates until after the merger and until they receive the letter of transmittal.

Q: WHO CAN ANSWER QUESTIONS REGARDING THE MERGER?

A: If you would like additional copies of this proxy statement/prospectus, or if you have questions about the merger or the other matters discussed in this document, you should contact:

       HT Medical Systems, Inc.
        55 West Watkins Mill Road
        Gaithersburg, Maryland 20878
        Telephone: (301) 984-3706
        Attention: Rodney G. Hilton

                                    SUMMARY

     This summary highlights selected information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information appearing elsewhere in this document or that is incorporated by reference. Page references are included in parentheses to direct you to a more complete description of the items presented in this summary.

THE COMPANIES (PAGES 71 AND 94)

    Immersion Corporation
     801 Fox Lane
     San Jose, California 95131
     Telephone: (408) 467-1900
     www.immersion.com

     Immersion develops hardware and software technologies that enable users to interact with computers using their sense of touch. Its patented technologies, which Immersion calls TouchSense(TM), enable devices, such as mice, joysticks, knobs, and steering wheels, to deliver tactile sensations that correspond to on-screen events. Immersion focuses on four application areas -- consumer computer peripherals, automotive interfaces, medical simulation products and specialized computer peripherals for professional and industrial applications. In high volume market areas such as consumer computer peripherals and automotive interfaces, Immersion primarily licenses its touch-enabling technologies to third party manufacturers. Immersion currently licenses its technology to market leaders in these areas, including companies such as Microsoft, Logitech and BMW. In lower volume markets, such as medical simulation and three-dimensional computer imaging, Immersion focuses on both product sales and technology licensing. In all market areas, Immersion engages in development projects for third parties. Immersion's objective is to proliferate its TouchSense technologies across markets, platforms and applications so that touch and feel become as common as graphics and sound in the modern computer user interface.

     Immersion and its wholly owned subsidiaries together hold more than 65 issued patents and 185 pending patent applications in the U.S. and abroad covering various aspects of their hardware and software technologies. To date, Immersion has licensed its intellectual property to more than 16 companies, including market leaders Microsoft and Logitech, which incorporate Immersion's patented touch-enabling technologies, together with other technologies necessary for computer gaming peripherals, into joysticks, gamepads and steering wheels that they manufacture. To target the computer mouse market, Immersion has licensed its touch-enabling intellectual property to multiple mice manufacturers, including market leader Logitech. Logitech began marketing and selling the first version of its touch-enabled mouse during the fourth quarter of 1999. In August 2000, Logitech announced two new lower-cost, touch-enabled mouse products, each of which is targeted for use with general purpose computer applications such as business productivity and web applications. In the automotive market, Immersion has licensed its touch-enabling technologies to BMW for use in automotive controls. In the medical simulation market, Immersion manufactures and sells a number of low volume specialized medical products, including devices for simulating laparoscopic and endoscopic surgical procedures. With respect to professional and industrial applications, Immersion manufactures specialized computer peripherals, including computer digitizing devices that allow users to create three-dimensional computer models directly from physical objects, touch-enabled joysticks and steering wheels for use in arcades, and an advanced computer mouse used for mapmaking.

     Immersion Corporation was incorporated in California in 1993 and reincorporated in Delaware in 1999.

    HT Medical Systems, Inc.
     55 West Watkins Mill Road
     Gaithersburg, Maryland 20878
     Telephone: (301) 984-3706
     www.ht.com

     HT designs, manufactures, and markets computer-based medical simulators that allow medical personnel to practice procedures without placing patients at risk. HT's products integrate proprietary computer software and tactile feedback robotics with new low-cost and high-power graphics computers to achieve highly realistic simulation systems. HT's three key simulation product lines address intravenous catheterization (CathSim(TM)), endovascular interventions (PreOp(TM) Endovascular) and endoscopy (PreOp(TM) Endoscopy). All are comprised of software modules, an interface device and a hardware platform. HT's strategy is to sell hardware systems to customers, followed by sales of multiple higher-margin software packages for specific medical procedures. HT sells its three key simulation products in the United States, Canada, Europe and Asia.

     HT Medical Systems, Inc. was incorporated in Delaware in 1987 and reincorporated in Maryland in 1995.

THE MERGER (PAGE 54)

     A subsidiary of Immersion will merge into HT, and HT will become a wholly-owned subsidiary of Immersion. The merger is subject to various conditions and rights of termination described in this document and in the merger agreement. For a more detailed description of the terms of the merger agreement, see pages 53 to 59. In addition, a copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. It is the legal document governing the merger.

REASONS FOR THE MERGER (PAGE 49)

     Immersion and HT believe that the merger will provide a number of mutual benefits to the combined company, including greater potential for:

     - exploitation of their technologies by combining Immersion's leading position in force feedback technology with HT's expertise in system hardware and software development;

     - deeper market penetration and access to broader markets by improving products and processes, lowering costs and applying technologies to adjacent markets;

     - attracting and retaining key personnel through the opportunity to become part of a larger, higher profile organization and by offering options for Immersion's publicly traded common stock;

     - improving operating and financial results through the addition of HT's revenues and the anticipated shift in HT Product mix toward higher-margin software modules; and

     - competing more effectively than would either company alone by merging the two companies' recognized brands and technology capabilities.

HT SPECIAL MEETING (PAGE 46)

     The HT special meeting of stockholders will be held on September 27, 2000 at 9:00 a.m., local time at HT's corporate headquarters at 55 West Watkins Mill Road, Gaithersburg, Maryland.

     The purpose of the HT meeting is to consider and vote upon a proposal to approve the merger and the merger agreement.

WHICH STOCKHOLDERS MAY VOTE

     Only holders of record of HT common stock and preferred stock at the close of business on September 6, 2000, the HT record date, are entitled to notice of and to vote at the HT special meeting.

As of the close of business on the HT record date, there were 2,266,908 shares of HT common stock and 240,107 shares of HT preferred stock outstanding and entitled to vote, held of record by 95 stockholders. Approval of the merger and the merger agreement will require the affirmative vote of two-thirds of the outstanding shares of HT stock.

RECOMMENDATION TO HT STOCKHOLDERS (PAGE 52)

     The HT board of directors has unanimously approved the merger and the merger agreement, and has determined that the merger is fair to, and in the best interests of, both HT and its stockholders. After careful consideration, the HT board of directors recommends that HT stockholders vote for approval of the merger and the merger agreement.

WHAT HT SECURITYHOLDERS WILL RECEIVE IN THE MERGER (PAGE 54)

     HT Stockholders. When the merger is effective, subject to the closing adjustment described below, each outstanding share of HT common stock and preferred stock will be converted into a fraction of a share of Immersion common stock equal to an exchange ratio computed as provided in the merger agreement. The exchange ratio is expected to be approximately 0.5176. Subject to the closing adjustment and the escrow arrangement described below, the current holders of HT common stock and preferred stock will receive approximately 1.298 million shares of Immersion common stock based on the number of securities of HT that are expected to be outstanding at the closing of the merger. Based on the closing stock price of Immersion common stock of $14.25 on September 13, 2000, the equivalent value of each share of HT common stock and HT preferred stock is approximately $7.38, and the shares of Immersion common stock that HT stockholders will receive in the merger would have an aggregate market value of approximately $18.491 million.

     HT Optionholders. Each outstanding option to purchase shares of HT common stock, other than the Medtronic option described below, will be assumed by Immersion. After the merger, each HT stock option will be exchanged for an option to acquire shares of Immersion common stock upon the same terms and conditions, except for the number of shares and the exercise price. The number of shares subject to the new option will be determined by multiplying the number of shares presently subject to the HT option for the number of shares and the exercise price by the exchange ratio by which the HT common and preferred shares are to be exchanged for shares of Immersion common stock in the merger, and the exercise price of the new option will be determined by dividing the exercise price of the HT option by the exchange ratio.

     HT Warrantholders. Each outstanding warrant to purchase HT common stock and preferred stock that is not exercised before the merger will be treated after the merger as a warrant to purchase shares of Immersion common stock on the same terms and conditions, except for the number of shares and the exercise price. The number of shares subject to the warrant shall be adjusted by multiplying the number of shares presently subject to the HT warrant by the exchange ratio at which the HT common stock and preferred stock is to be converted into shares of Immersion common stock in the merger, and the new exercise price will be determined by dividing the exercise price of the HT warrant by the exchange ratio.

     Convertible Note and Medtronic Option. Medtronic, Inc. holds an HT promissory note convertible into 437,500 shares of HT preferred stock and an option to purchase 250,000 shares of HT preferred stock. The convertible note and the Medtronic option will be treated after the merger as a convertible note and an option to purchase shares of Immersion common stock on the same terms and conditions, except for the number of shares and the exercise price. The number of shares subject to the convertible note and option will be adjusted by multiplying the number of shares presently subject to the convertible note and option by the exchange ratio by which the HT common stock and preferred stock is to be converted into shares of Immersion common stock in the merger and by dividing the exercise price for such shares of HT common stock by the exchange ratio to determine the new exercise price.

CLOSING ADJUSTMENT (PAGE 56)

     The aggregate number of shares of Immersion common stock that HT stockholders will receive in the merger will be reduced if HT's merger expenses exceed $240,000. The reduction in the number of shares of Immersion common stock received in the merger will equal the dollar amount by which the merger expenses exceed $240,000 divided by $25.52, which was the average closing stock price of a share of Immersion common stock for the last 10 trading days ending two days before July 31, 2000, the date the merger agreement was signed.

ESCROW AGREEMENT (PAGE 56 AND APPENDIX B)

     At the closing of the merger, Immersion will deposit into an escrow account with U.S. Trust Company, NA, as escrow agent, 10% of the shares of Immersion common stock that holders of HT common stock and preferred stock are to receive in the merger. The escrowed shares of Immersion common stock will be held in the escrow account under the terms of the escrow agreement, attached as Appendix B to this proxy statement/prospectus, to compensate Immersion for losses incurred by Immersion that are caused by breaches by HT of its representations, warranties, covenants and agreements in the merger agreement, but only if the total of all such losses exceed $50,000. Immersion may assert claims for losses until it issues audited financial statements for the year ended December 31, 2000, or until March 31, 2001, whichever is sooner. Subject to the satisfaction of any claims asserted by Immersion, the remaining escrowed shares will be distributed to HT stockholders 30 days after the time that Immersion may no longer submit claims or when all claims have been resolved, whichever is later.

THE REPRESENTATIVE (PAGE 57)

     The merger agreement provides that Gregory L. Merril will be the representative of the HT stockholders with full authority to dispute, resolve, settle and compromise all issues relating to the indemnification of Immersion by the stockholders as provided in the merger agreement and all matters relating to or arising under the escrow agreement or the indemnification and joinder agreement described below.

INDEMNIFICATION AND JOINDER AGREEMENTS AND APPOINTMENT OF REPRESENTATIVE (PAGE 57 AND APPENDIX C)

     All HT stockholders will be asked to sign an indemnification and joinder agreement in the form attached as Appendix C to this proxy statement/prospectus in which they agree to indemnify Immersion for losses resulting from breaches of HT's representations, warranties and covenants by the release to Immersion of escrowed shares from the escrow account. In the absence of fraud, the HT stockholders' indemnification obligations to Immersion will be limited to their escrowed shares held in the escrow account. The indemnification and joinder agreement also appoints Mr. Merril the representative and attorney-in-fact of the HT stockholders with authority to make all decisions on behalf of the HT stockholders regarding indemnification claims and release of escrowed shares to Immersion.

CONDITIONS TO THE MERGER (PAGE 59)

     Immersion and HT will complete the merger only if a number of contractual and legal conditions are either satisfied or waived. In addition to these standard conditions, Immersion and HT will complete the merger only if:

     - The auditors for both Immersion and HT have delivered letters to Immersion concurring as of the dates of such letters with the conclusions of Immersion management and HT management that pooling-of-interests accounting treatment for the merger is appropriate;

     - The registration statement filed with the SEC is not the subject of any stop order or stop order proceeding;

     - Holders of at least two-thirds of the outstanding shares of HT common stock and preferred stock have voted in favor of the merger and the merger agreement;

     - Holders of 97% of the outstanding shares of common stock and preferred stock will have signed the indemnification and joinder agreement; and

     - Holders of no more than three percent of HT stock have filed written objections to the merger so as to become eligible to demand payment in cash for their shares.

SOME HT STOCKHOLDERS HAVE ENTERED INTO VOTING AGREEMENTS OBLIGATING THEM TO VOTE IN FAVOR OF THE MERGER (PAGE 60 AND APPENDIX D)

     Some HT stockholders have agreed with Immersion that they will vote their shares of HT stock in favor of the merger and have granted irrevocable proxies to Immersion authorizing management to vote their shares for the merger. These stockholders beneficially own approximately 58% of the outstanding shares of HT common stock and preferred stock.

EMPLOYMENT AGREEMENT (PAGE 61)

     Rodney G. Hilton, CEO of HT, has an employment agreement with HT that Immersion will continue to honor after the merger.

NONCOMPETITION AGREEMENTS (PAGE 61 AND APPENDICES E AND F)

     Gregory L. Merril, Rodney G. Hilton, Richard L. Stacey and Richard L. Cunningham, all of whom are officers of HT, and two other HT employees will execute two-year noncompetition agreements in the forms attached as Appendices E & F to this proxy statement/prospectus with Immersion at the closing of the merger. The noncompetition agreements will restrict the individuals from disclosing any confidential information of HT and prohibit them from engaging in activities that are similar to or competitive with the business of HT.

LIMITATION ON NEGOTIATIONS (PAGE 59)

     Until the merger is completed or the merger agreement is terminated, HT has agreed not to solicit other acquisition proposals. HT also agreed to notify Immersion promptly of any third party inquiries or requests for information that may result in any acquisition proposals.

TERMINATION OF THE MERGER AGREEMENT (PAGE 60)

     The merger agreement may be terminated at any time before the effective time of the merger as follows:

     - By Immersion or HT if a breach of any material provision of the merger agreement has been committed by the other party and is not cured within seven business days of notice to the breaching party;

     - By mutual consent of Immersion and HT; or

     - By Immersion or HT if the merger has not become effective on or before October 27, 2000 other than because the party seeking to terminate has made an untrue representation or warranty or has not complied fully with its obligations under the merger agreement.

HT FINANCIAL ADVISOR (PAGE 52)

     In deciding to approve the merger, the HT board of directors also considered the advice of its financial advisor, Janney Montgomery Scott Inc. Although Janney Montgomery Scott Inc. was not asked to furnish a formal fairness opinion, it did discuss with the HT board of directors its analysis of the fairness of the merger consideration.

INTERESTS OF SOME HT OFFICERS AND DIRECTORS IN THE MERGER MAY BE CONFLICTS OF INTEREST (PAGE 52)

     Several officers and directors of HT have personal interests in the merger that are different from, or in addition to, the interests of most HT stockholders. These personal interests include:

     - The agreement of Immersion to assume all of the outstanding options granted to HT's officers, directors and employees and exchange them for options for Immersion common stock;

     - The agreement of Immersion to adopt a stock option plan to grant options for Immersion common stock exclusively to HT employees, including current HT officers; and

     - The agreement of Immersion to honor Rodney G. Hilton's employment agreement with HT.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 62)

     The merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, so that, in general, except for gain or loss recognized with respect to cash received by HT stockholders instead of fractional shares of Immersion common stock, HT stockholders would not have any gain or loss for federal income tax purposes on their receipt of Immersion common stock in exchange for their HT common and preferred stock in the merger, and Immersion stockholders would not have any gain or loss for federal income tax purposes by reason of the merger. Each company has received an opinion from its tax counsel that the statements in the section of this proxy statement/prospectus entitled "Material Federal Income Tax Consequences," insofar as they purport to describe federal income tax laws of the United States or legal conclusions therefrom, fairly present in all material respects the information set forth. These opinions are based on various representations, qualifications and assumptions.

     TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 61)

     Immersion and HT expect that the merger will be accounted for as a pooling-of-interests in which the companies will be treated as if they had always been combined for financial reporting and accounting purposes.

AFFILIATE AGREEMENTS (PAGE 61 AND APPENDIX G)

     Gregory L. Merril, Jonathan R. Merril, Donald M. Spero, Stephen B. Schuler, Rodney G. Hilton and Jill N. Whitley will enter into affiliate agreements in the form attached as Appendix G to this proxy statement/prospectus with Immersion at or before the closing date of the merger. The agreements provide restrictions on the transfer of any HT stock held before the merger as well as any Immersion common stock received in the merger for a period ranging from the 30 day period prior to the effective date of the merger through the time at which Immersion publicly releases a financial report following the effective time of the merger including the combined sales and net income of Immersion and HT covering a period of at least 30 days of combined operations.

MANAGEMENT FOLLOWING THE MERGER (PAGE 83)

     The management of Immersion will not change as a result of the merger.

RIGHTS OF HT STOCKHOLDERS FOLLOWING THE MERGER (PAGE 104)

     The rights of HT's stockholders are currently governed by Maryland law and HT's articles of incorporation and bylaws. HT's preferred stockholders have additional rights and obligations under HT's articles of incorporation and various stockholders' agreements specific to them. The rights of Immersion's stockholders are governed by Delaware law and Immersion's certificate of incorporation and bylaws. As of the effective time of the merger, HT stockholders will become Immersion stockholders. There are important differences between the rights of stockholders of HT and the rights of stockholders of Immersion.

RIGHTS OF OBJECTING STOCKHOLDERS (PAGE 64 AND APPENDIX H)

Immersion

     Under the Delaware General Corporation Law, Immersion stockholders do not have appraisal rights.

HT

     Under the Maryland General Corporation Law, notwithstanding the approval of the merger by the holders of the requisite number of shares of common stock and preferred stock of HT, an HT stockholder can object to the merger and exercise appraisal rights and obtain payment for the fair value of his or her common stock and preferred stock.

HT EQUIVALENT PER SHARE VALUE

     Immersion common stock is quoted on the Nasdaq National Market under the symbol "IMMR." Neither HT common stock nor HT preferred stock is traded or quoted on any market or exchange.

     On July 31, 2000, the day on which the merger was announced after the close of the market, and on September 13, 2000, the last reported sale prices per share of Immersion common stock on the Nasdaq National Market and the equivalent per share values of HT stock based on these Immersion stock prices were as set forth below:

                                                              IMMERSION
                                                            COMMON STOCK      HT EQUIVALENT
                                                           PER SHARE PRICE   PER SHARE VALUE
                                                           ---------------   ---------------
July 31, 2000............................................      $20.375           $10.55
September 13, 2000.......................................      $14.250           $ 7.38

     The "HT Equivalent Per Share Values" set forth above are based on an estimated exchange ratio of 0.5176 shares of Immersion common stock for each share of HT common stock and preferred stock, which was determined based on the assumptions that (1) on the indicated dates the number of shares of HT common stock subject to options that are vested or exercisable was the same as it is expected to be on the anticipated closing date, (2) there will be no reduction in the merger consideration based on the closing adjustment, and (3) all escrowed shares of Immersion common stock will ultimately be distributed to HT stockholders. These assumptions may not prove correct, and each HT stockholder may receive a different "HT Equivalent Per Share Value" than that indicated above for his or her shares of HT common stock or preferred stock. The value at the effective time of the Immersion common stock to be received by holders of HT preferred stock may be less than the liquidation preference of their HT preferred stock.

     STOCK PRICES CAN FLUCTUATE DRAMATICALLY. HT STOCKHOLDERS ARE URGED TO CHECK RECENT STOCK PRICES OF IMMERSION COMMON STOCK.

                                  RISK FACTORS

     The following factors should be considered together with the other information included in this proxy statement/prospectus. Any of the following risks could materially adversely affect the business, operating results and financial condition of Immersion, HT or the combined company. You should consider these factors in conjunction with the other information contained in this proxy statement/prospectus and its Appendices.

RISKS RELATED TO THE MERGER

DIFFICULTIES AND SUBSTANTIAL COSTS INVOLVED IN INTEGRATING THE TECHNOLOGY, OPERATIONS AND PERSONNEL OF IMMERSION AND HT MAY REDUCE THE OPERATIONAL EFFICIENCIES AND FINANCIAL BENEFITS OF THE MERGER.

     Immersion will not receive the benefits it anticipates from the merger unless it successfully combines its operations with those of HT and integrates the two companies' technologies, research and development activities and other aspects of operations in a timely manner. If Immersion and HT do not integrate their personnel and technologies quickly and smoothly, then the combined company may incur substantial expenses and may not attain the operational efficiencies and financial benefits of the merger or may experience delays in new product introductions, which may adversely affect the operating results of the combined company.

     The difficulties, costs and delays involved in integrating the companies, which may be substantial, include:

     - Diversion of management's attention from the business of the combined company;

     - Technical difficulties in implementing or combining the HT technology with that of Immersion;

     - Perceived and potential problems arising out of the respective companies' differing business foci and product offerings;

     - Potential incompatibility of business cultures;

     - Difficulties resulting from Immersion's lack of experience in integrating its operations with those of another company;

     - Costs and delays in implementing common systems and procedures, particularly in integrating different information systems; and

     - Inability to retain and integrate key management, technical, sales and customer support personnel.

IMMERSION HAS LIMITED EXPERIENCE SELLING AND MARKETING MEDICAL SIMULATION PRODUCTS.

     Immersion has limited experience marketing and selling products either directly or through distributors. The success of the combined company's efforts to sell HT's medical simulation products will depend upon its ability to establish a qualified sales force and establish relationships with distributors. HT's current sales and marketing staff is very limited and the combined company must attract and retain qualified personnel to direct the sales and marketing of its medical procedural simulation products. The combined company may not be successful in attracting and retaining the personnel necessary to successfully sell and market its products. There is no assurance that the combined company's direct selling efforts will be effective, its distributors will market its products successfully or, if its relationships with distributors terminate, it will be able to establish relationships with other distributors on satisfactory terms, if at all. Any disruption in its distribution, sales or marketing network could have a material adverse effect on the combined company.

NEITHER IMMERSION NOR HT CAN PRECISELY PREDICT THE AGGREGATE NUMBER OF SHARES OF IMMERSION COMMON STOCK THAT WILL BE ISSUED IN THE MERGER OR THE VALUE THAT HT STOCKHOLDERS WILL RECEIVE FOR EACH SHARE OF HT STOCK BECAUSE BOTH OF THESE CALCULATIONS ARE BASED UPON SEVERAL VARIABLES.

     The aggregate number of shares of Immersion common stock that HT stockholders will ultimately receive in the merger will be affected primarily by the effect of the closing adjustment and escrow arrangements provided for in the merger agreement. In particular, the aggregate number of shares of Immersion common stock that Immersion will issue in the merger is subject to adjustment at the time of the closing of the merger based on the amount of merger expenses incurred by HT. HT's stockholders will receive fewer shares of Immersion common stock if the amount of merger expenses exceeds $240,000. In addition, the aggregate number of shares of Immersion common stock that HT stockholders will ultimately receive in the merger is subject to the escrow arrangements described in the merger agreement. As described below, a portion of the consideration to be received by HT's stockholders in the merger will be placed into an escrow account and will be subject to claims that may result in HT's stockholders receiving less than all of the consideration placed into the escrow account. The number of shares of Immersion common stock received by HT stockholders in the merger will not change due to any increase or decrease in the market price of Immersion common stock between the date of the merger agreement and the effective time of the merger. Hence, HT stockholders risk a loss in the value that they will receive for their shares of HT common stock and preferred stock in the event of a decrease in the market value of Immersion common stock. The market price of Immersion common stock at the effective time of the merger may vary substantially from its price on the date the merger agreement was signed and the date of this proxy statement/prospectus, and neither Immersion nor HT can assure HT stockholders as to the market price of Immersion common stock at the time of or at any time after the merger. An adverse outcome with respect to any of the foregoing variables could adversely affect the value that each HT stockholder will receive in the merger for each share of HT common stock or preferred stock. The value at the effective time of the Immersion common stock to be received by holders of HT preferred stock may be less than the liquidation preference of their HT preferred stock.

A PORTION OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HT STOCKHOLDERS IN THE MERGER WILL BE HELD IN ESCROW, AND HT STOCKHOLDERS MAY NOT RECEIVE ALL OR A PART OF THE ESCROWED MERGER CONSIDERATION.

     At the effective time of the merger, 10% of the total number of Immersion shares to be issued by Immersion in the merger will be placed in escrow to provide compensation to Immersion for any breach by HT of its representations, warranties and covenants in the merger agreement. If Immersion successfully asserts one or more claims for breach of those representations, warranties or covenants that, in the aggregate, exceed $50,000, the HT stockholders will not receive all or part of the escrowed shares. Immersion may assert claims until it issues its audited financial statements for the year ending December 31, 2000 or until March 31, 2001, whichever is sooner. The escrowed shares will remain in escrow until 30 days after the time that Immersion can no longer submit claims or until all claims are resolved, whichever is later. The value of the Immersion escrowed shares that may be subsequently distributed to the HT stockholders may be less than the value of those shares at the effective time of the merger.

HT'S PREEXISTING RELATIONSHIP WITH MEDTRONIC, INC., A LEADING MEDICAL DEVICE COMPANY, MAY INTERFERE WITH IMMERSION'S ABILITY TO ENTER INTO DEVELOPMENT AND LICENSING RELATIONSHIPS WITH MEDTRONIC COMPETITORS.

     In August 1999, HT and Medtronic, Inc., a leading medical device company, entered into an investment agreement amended in March 2000, pursuant to which Medtronic made a loan to HT represented by a note convertible into HT preferred stock and received an option to purchase additional shares of HT preferred stock. The Medtronic agreement also provides for HT to develop medical simulation technology for use by Medtronic. Although Immersion is not aware that this relationship has impeded HT's ability to interest other medical device companies in its technologies, it is possible that the relationship between HT and Medtronic may impede Immersion's ability to enter into development or license agreements with other large medical device companies that compete with Medtronic.

BECAUSE THE MEDICAL DEVICE MARKET ADDRESSES ISSUES OF HUMAN HEALTH, PRODUCT LIABILITY EXPOSURE IN THAT MARKET MAY BE SIGNIFICANT AND AVAILABLE INSURANCE COVERAGE MAY BE EXPENSIVE OR INADEQUATE.

     As the combined company expands its business and product offerings and the uses and applications of its products and technologies, its exposure to significant product liability risks may increase, requiring it to purchase expanded insurance coverage sufficient to cover potentially larger risks. Further, there is no assurance that expanded coverage will be available or sufficient to protect Immersion from judgments in excess of applicable policy limits.

MEDICAL LICENSING AND CERTIFICATION AUTHORITIES MAY NOT ENDORSE OR REQUIRE USE OF THE COMBINED COMPANY'S TECHNOLOGIES FOR TRAINING PURPOSES, SIGNIFICANTLY SLOWING OR INHIBITING THE MARKET PENETRATION OF ITS MEDICAL SIMULATION TECHNOLOGIES.

     Several key medical certification bodies, including the American Board of Internal Medicine (ABIM) and the American College of Cardiology (ACC), have great influence in endorsing particular medical methodologies, including medical training methodologies, for use by medical professionals. In the event that the ABIM and the ACC, as well as other, similar bodies, do not endorse the combined company's medical simulation training products as a training vehicle, market penetration for the combined company's products could be significantly and adversely affected.

SOME EXECUTIVE OFFICERS, DIRECTORS AND STOCKHOLDERS OF HT MAY HAVE CONFLICTS OF INTEREST ARISING FROM PERSONAL BENEFITS TO BE RECEIVED IN THE MERGER AND, HENCE, THERE IS A RISK THAT THE MERGER CONSIDERATION THAT HT STOCKHOLDERS WILL RECEIVE IN THE MERGER IS LESS THAN IT WOULD HAVE BEEN HAD NO PERSONAL BENEFITS BEEN EXTENDED TO THESE EXECUTIVE OFFICERS, DIRECTORS AND STOCKHOLDERS.

     The personal benefits that some executive officers, directors and stockholders of HT may receive in the merger could be considered conflicts of interest because these benefits may favorably influence their support of the merger. In the absence of these personal benefits, these executive officers, directors and stockholders may have concluded that the consideration to be received by HT stockholders under the terms of the merger agreement was not adequate. In particular, Immersion will assume all of the outstanding options granted to officers, directors and employees of HT, and exchange them for options for Immersion common stock. In addition, Immersion has agreed to adopt a stock option plan for the purpose of granting options to purchase Immersion common stock exclusively to HT employees, including current HT officers. Immersion has also agreed to honor the employment agreement of HT's chief executive officer.

FAILURE TO QUALIFY FOR POOLING-OF-INTERESTS ACCOUNTING TREATMENT MAY HARM THE FUTURE OPERATING RESULTS OF THE COMBINED COMPANY.

     Immersion intends to account for the merger as a pooling-of-interests business combination. Under the pooling-of-interests method of accounting, each of Immersion and HT's historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include Immersion's and HT's operating results for the entire fiscal year in which the merger is completed and Immersion's and HT's historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

     If after completion of the merger, events occur that cause the merger to no longer qualify for pooling-of-interests accounting treatment, the purchase method of accounting would apply. Under that method, Immersion would record the estimated fair value of Immersion common stock issued in the merger as the cost of acquiring the business of HT. That cost would be allocated to the net assets acquired, with the excess of the estimated fair value of Immersion common stock over the fair value of net assets acquired recorded as goodwill or other intangible assets. To the extent goodwill and other intangibles are recorded on Immersion's financial statements, Immersion will be required to take a noncash charge to earnings every year for periods of up to 5 years until the full values of this goodwill and other intangibles have been fully amortized. The estimated fair value of Immersion common stock to be issued in the merger is expected to be much greater than the historical net book value at which HT carries its assets in its accounts. Therefore, purchase accounting treatment would result in charges to operations of the combined company for several years compared to pooling-of-interests accounting treatment.

AS A RESULT OF THE MERGER AND OTHER TRANSACTIONS, THE NUMBER OF FREELY TRADABLE SHARES OF IMMERSION COMMON STOCK WILL INCREASE SIGNIFICANTLY, WHICH COULD DEPRESS THE TRADING PRICE OF IMMERSION COMMON STOCK.

     Immersion expects that HT stockholders will receive approximately 1.298 million shares of Immersion common stock in the merger, based upon the number of shares of HT common stock and preferred stock expected to be outstanding at the effective time, and subject to adjustments provided in the merger agreement. In addition, Immersion recently acquired Virtual Technologies, Inc., or VTi, in a similar merger. Stockholders of VTi received approximately 320,000 shares of common stock in that transaction, based on various assumptions. Actual sales or the perception in the market of potential sales of significant numbers of shares of Immersion common stock to be issued in these or other possible transactions could adversely affect the market price of Immersion common stock.

THE REPRESENTATIVE MAY NOT ACT IN THE MANNER THAT HT STOCKHOLDERS DESIRE.

     The merger agreement and the indemnification and joinder agreement to be signed by HT stockholders provide that Mr. Merril will act as the HT stockholders' representative for all matters involving the HT stockholders' indemnification of Immersion and the shares of Immersion common stock to be held in escrow. The representative may, among other things, dispute claims for indemnification made by Immersion against the escrowed shares, litigate these claims, compromise and settle these claims and agree to release escrowed shares to Immersion as compensation for these claims. The representative may not act in the manner that HT stockholders desire, and decisions made by the representative could have the effect of reducing the consideration that HT stockholders ultimately receive in the merger.

THE RIGHTS OF THE HT STOCKHOLDERS AS HOLDERS OF IMMERSION COMMON STOCK WILL DIFFER FROM THEIR RIGHTS AS HOLDERS OF HT COMMON STOCK AND PREFERRED STOCK.

     After the merger, HT stockholders will become Immersion stockholders. There are important differences between the rights of stockholders of Immersion and the rights of stockholders of HT common stock and preferred stock, including differences due to the fact that HT is a Maryland corporation and Immersion is a Delaware corporation. In addition, Immersion common stock will not entitle former holders of HT preferred stock to any of the preferences associated with preferred stock. For a description of these differences, see "Comparison of Immersion and HT Stockholder Rights."

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF IMMERSION AND HT AS A COMBINED COMPANY

     The risks set forth below are a number of the risks relating to the business and operations of Immersion and HT that could harm the business of the combined company after the merger.

THE MARKET FOR THE COMBINED COMPANY'S TOUCH-ENABLING TECHNOLOGIES AND PRODUCTS IS AT AN EARLY STAGE AND, IF MARKET DEMAND DOES NOT DEVELOP, THE COMBINED COMPANY MAY NOT ACHIEVE OR SUSTAIN REVENUE GROWTH.

     The market for Immersion's touch-enabling technology and HT's medical simulation products is at an early stage, and if the combined company and its licensees are unable to develop demand for its products and the products of its licensees, it may not achieve or sustain revenue growth. To date, consumer demand for products incorporating Immersion's technologies has been limited to the computer gaming peripherals markets. Sales of touch-enabled joysticks began in late 1996 and sales of touch-enabled steering wheels began in late 1998.

     Immersion is currently working to increase the demand for its touch-enabling technologies in the general purpose personal computer market by licensing touch-enabling technologies for computer mice and in the automotive market by licensing out touch-enabling technologies for automotive controls. The first computer mouse incorporating Immersion's touch-enabling technologies was launched by Logitech, one of its licensees, during the fourth quarter of 1999. In August 2000, Logitech announced two new lower-cost, touch-enabled mouse products, the iFeel(TM) Mouse and the iFeel(TM) MouseMan(R), each of which is targeted for use with general purpose computer applications, such as business productivity and web applications. Although Logitech has stated that these mouse products will be available to consumers in late September 2000, touch-enabled mice may not achieve commercial acceptance or generate significant royalty revenue for Immersion. In addition, software developers may elect not to create additional games or other applications that support Immersion's touch-enabling technology. In the automotive market, Immersion has licensed its touch-enabling technologies to BMW for use in automotive controls and has entered into a strategic partnership with ALPS, which designates ALPS as a preferred supplier of Immersion's TouchSense-enabled automotive controls. Immersion's efforts to increase its royalty revenue in these markets may be unsuccessful.

     Even if Immersion's technologies are ultimately widely adopted by consumers, widespread adoption may take a long time to occur. The timing and amount of royalties that Immersion receives will depend on whether the products marketed by those licensees that pay Immersion per-unit royalties achieve widespread adoption and, if so, how rapidly that adoption occurs. Immersion expects that it will need to pursue extensive and expensive marketing and sales efforts to educate prospective licensees and consumers about the uses and benefits of the combined company's technologies and to persuade software developers to create software that utilizes its technologies.

     The market for HT's medical procedural simulation products is at an early stage and may not develop as HT and Immersion anticipate. Even if the market for medical procedure simulation products develops, HT's products may not achieve widespread commercial acceptance.

IMMERSION AND HT EACH HAVE A HISTORY OF LOSSES AND THE COMBINED COMPANY EXPECTS TO EXPERIENCE LOSSES IN THE FUTURE.

     Neither Immersion nor HT have been profitable in recent years, and each has incurred significant net losses. For the six months ended June 30, 2000, Immersion's net loss was $5.6 million. For the fiscal year ended December 31, 1999, its net loss was $4.4 million and as of June 30, 2000, Immersion's accumulated deficit was $14.2 million. HT incurred net losses of $5.1 million and $2.0 million for the years ended May 31, 2000 and 1999. As of May 31, 2000, HT had an accumulated deficit of $9.3 million. It is expected that the combined company will continue to incur significant marketing, research and development and administrative expenses. As a result, the combined company will need to generate significant revenue to achieve and maintain profitability in the future. The combined company cannot be certain that it will achieve profitability in the future, or if achieved, that profitability can be sustained or increased. Any failure to increase its revenue significantly as the combined company implements its product and distribution strategies would materially adversely affect the combined company's business, operating results and financial condition and adversely affect the market price of Immersion common stock. The combined company's expenses are likely to increase substantially in the foreseeable future as it:

     - attempts to expand the market for touch-enabled products;

     - increases its sales and manufacturing efforts;

     - continues to develop its technologies;

     - pursues strategic relationships; and

     - protects and enforces its intellectual property.

     If the combined company's revenues grow more slowly than anticipated or if its operating expenses exceed its expectations, the combined company may not achieve or maintain profitability.

IMMERSION'S HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT ITS BUSINESS STRATEGY FOR ACHIEVING REVENUE GROWTH THROUGH ROYALTY PAYMENTS FROM SALES BY ITS LICENSEES OF TOUCH-ENABLED PRODUCTS, A STRATEGY FROM WHICH IMMERSION HAS HISTORICALLY DERIVED LESS THAN ONE-THIRD OF ITS REVENUES.

     The combined company's future revenues cannot be predicted based on Immersion's historical financial information. Historically, Immersion derived the majority of its revenues from product sales, including sales of devices used to create three-dimensional computer images of small objects, medical simulation products and a specialized non-touch-enabled computer mouse used for mapmaking. Historically, Immersion has also derived revenues from contracts with its licensees to assist in the development of its licensees' touch-enabled products and from development contracts with government agencies for touch-enabling technology. The majority of Immersion's historical product sales resulted from sales of products that did not utilize its touch-enabling technology but utilized related advanced computer peripheral technologies.

     Immersion's current marketing, research and development activities concentrate on licensing the company's touch-enabling technology to a greater degree than in the past. Accordingly, Immersion's historical results should not be relied upon as an indicator of the company's future performance. For example, Immersion derived only 6% of its total revenues for 1998 from royalty revenue. By contrast, for 1999, Immersion derived 28% of its total revenues from royalty revenue, and for the six months ended June 30, 2000 Immersion derived 37% of its total revenues from royalty revenue. Immersion anticipates that royalty revenue from licensing its technologies will constitute an increasing portion of its revenues; however, on a period-to-period basis royalty revenue as a percentage of total revenue may vary significantly due to factors such as the timing of new product introductions and the seasonality of royalty revenue. In addition, HT and VTi have historically derived most of their revenues from product sales. As a result of the acquisition of HT and VTi, Immersion's revenues attributable to products sales are likely to increase in the short term.

IMMERSION HAS IN THE PAST, AND THE COMBINED COMPANY MAY IN THE FUTURE, ENGAGE IN ACQUISITIONS THAT DILUTE STOCKHOLDER VALUE, DIVERT MANAGEMENT ATTENTION OR CAUSE INTEGRATION PROBLEMS.

     As part of its business strategy, Immersion has in the past acquired, and the combined company may in the future acquire, businesses or intellectual property that Immersion or the combined company believes could complement its business, enhance its technical capabilities or increase its intellectual property portfolio. For example, in addition to the pending acquisition of HT, Immersion recently acquired VTi, a corporation with approximately 20 employees based in Palo Alto, California. As a result of the acquisitions of HT and VTi, its stockholders could suffer significant dilution. Acquisitions could create risks for the combined company, including:

     - unanticipated costs associated with the acquisitions;

     - use of substantial portions of its available cash to consummate the acquisitions;

     - diversion of management's attention from other business concerns;

     - difficulties in assimilation of acquired personnel or operations; and

     - intellectual property infringement claims and claims related to the ownership of acquired intellectual property.

     Any acquisitions, even if successfully completed, might not generate any additional revenue or provide any benefit to its business.

IMMERSION'S BUSINESS STRATEGY FOR ACHIEVING REVENUE GROWTH RELIES SIGNIFICANTLY ON ROYALTY PAYMENTS FROM SALES BY ITS LICENSEES OF THEIR TOUCH-ENABLED MICE PRODUCTS.

     If Immersion's licensees' touch-enabled mice products do not achieve commercial acceptance or if production or other difficulties that sometimes occur when a new product is introduced interfere with sales of Immersion's licensees' mice products, Immersion's ability to achieve revenue growth could be significantly impaired. The first computer mouse incorporating Immersion's technology was launched by Logitech, a licensee of Immersion's technology, during the fourth quarter of 1999. To date, sales of Logitech's current touch-enabled mouse product, the Wingman Force Feedback Mouse, have not reached desired levels. Immersion believes that the facts that the current product is being marketed, in part, as a gaming product, that it was introduced late in the 1999 Christmas buying season, that it was relatively expensive, and that many popular software titles targeted at mice do not yet support force feedback, have contributed to slow sales of this product.

     Immersion and Logitech amended their existing license agreement and product technology agreement in March 2000 to cover a new technology developed by Immersion for lower-cost, touch-enabled mouse products to be targeted for use with productivity and web applications. In August 2000, Logitech announced two of these mouse products, the iFeel Mouse and the iFeel MouseMan. Logitech expects both these new mouse products to be available to consumers in late September 2000. In the second half of 2000, Immersion expects Logitech to transition its manufacturing, sales and marketing efforts from the Wingman Force Feedback Mouse to these new iFeel mouse products. In addition, Immersion recently licensed its lower-cost, touch-enabling mice technology to an additional manufacturer of computer mice. However, there is no assurance that these new mice products will be widely accepted in the marketplace, and if it is not widely accepted, the combined company may be unable to grow its revenues.

IMMERSION DOES NOT CONTROL OR INFLUENCE ITS LICENSEES' MANUFACTURING, PROMOTION, DISTRIBUTION OR PRICING OF THEIR PRODUCTS INCORPORATING ITS TOUCH-ENABLING TECHNOLOGIES, UPON WHICH THE COMBINED COMPANY WILL BE DEPENDENT TO GENERATE ROYALTY REVENUE.

     A key part of the combined company's primary business strategy will be to license the combined company's intellectual property to companies that manufacture and sell products incorporating its touch-enabling technologies. The sale of those products currently generates royalty revenue for Immersion. For the year ended December 31, 1999, 28% of Immersion's total revenues was royalty revenue, for the six-month period ended June 30, 2000, 37% of its total revenues was royalty revenue. However, Immersion does not control or influence the manufacture, promotion, distribution or pricing of products that are manufactured and sold by its licensees and that incorporate its touch-enabling technologies. As a result, products incorporating its technologies may not be brought to market, achieve commercial acceptance or generate meaningful royalty revenue for the combined company. For the combined company to generate royalty revenue, those licensees that pay Immersion per-unit royalties must manufacture and distribute products incorporating its touch-enabling technologies in a timely fashion and generate consumer demand through marketing and other promotional activities. Products incorporating Immersion's touch-enabling technologies are generally more difficult to design and manufacture than products that do not incorporate its touch-enabling technologies, and these difficulties may cause product introduction delays. If Immersion's licensees fail to stimulate and capitalize upon market demand for products that generate royalties for Immersion, the combined company's revenues will not grow. Peak demand for products that incorporate Immersion's technologies, especially in the computer gaming peripherals market, typically occurs in the third and fourth calendar quarters as a result of increased demand during the year-end holiday season. If Immersion's licensees do not ship licensed products in a timely fashion or fail to achieve strong sales in the second half of the calendar year, Immersion would not receive related royalty revenue.

BECAUSE LOGITECH IS IMMERSION'S ONLY LICENSEE CURRENTLY SELLING TOUCH-ENABLED MICE, IMMERSION'S ROYALTY REVENUE FROM TOUCH-ENABLED MICE WILL NOT INCREASE IF LOGITECH DOES NOT EFFECTIVELY MANUFACTURE AND MARKET TOUCH-ENABLED MICE PRODUCTS.

     Logitech is currently the only licensee selling touch-enabled mice. If Logitech does not effectively manufacture, market and distribute its touch-enabled mouse products, Immersion's royalty revenue from touch-enabled mice will not increase. In addition, a lack of market acceptance of Logitech touch-enabled mice might dissuade other potential licensees from licensing Immersion's technologies for touch-enabled mice and other products.

IF THE COMBINED COMPANY FAILS TO PROTECT AND ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS, ITS ABILITY TO LICENSE ITS TECHNOLOGIES AND SELL ITS PRODUCTS WOULD BE IMPAIRED.

     The combined company's business will depend on generating revenues by licensing its intellectual property rights and by selling products that incorporate its technologies. If the combined company is not able to protect and enforce those rights, its ability to obtain future licenses and royalty revenue and to sell its products could be impaired. In addition, if a court were to limit the scope of, declare unenforceable or invalidate any of its patents, current licensees may refuse to make royalty payments or may themselves choose to challenge one or more of its patents. Also it is possible that:

     - the combined company's pending patent applications may not result in the issuance of patents;

     - the combined company patents may not be broad enough to protect its proprietary rights;

     - effective patent protection may not be available in every country in which the combined company's licensees do business.

     Immersion also relies on licenses, confidentiality agreements and copyright, trademark and trade secret laws to establish and protect its proprietary rights. It is possible that:

     - laws and contractual restrictions may not be sufficient to prevent misappropriation of its technologies or deter others from developing similar technologies; and

     - policing unauthorized use of its products and trademarks would be difficult, expensive and time-consuming, particularly overseas.

IF THE COMBINED COMPANY IS UNABLE TO ENTER INTO NEW LICENSING ARRANGEMENTS WITH IMMERSION'S EXISTING LICENSEES AND WITH ADDITIONAL THIRD PARTY MANUFACTURERS FOR ITS TOUCH-ENABLING TECHNOLOGY, THE COMBINED COMPANY'S ROYALTY REVENUE MAY NOT GROW.

     The combined company's revenue growth will be significantly dependent on its ability to enter into new licensing arrangements. Its failure to enter into new licensing arrangements will cause its operating results to suffer. The combined company faces numerous risks in obtaining new licenses on terms consistent with its business objectives and in maintaining, expanding and supporting its relationships with Immersion's current licensees. These risks include:

     - the lengthy and expensive process of building a relationship with potential licensees;

     - the fact that the combined company may compete with the internal design teams of existing and potential licensees;

     - difficulties in persuading consumer product manufacturers to work with the combined company, to rely on the combined company for critical technology and to disclose to the combined company proprietary product development and other strategies; and

     - difficulties in persuading existing and potential licensees to bear the development costs necessary to incorporate its technologies into their products.

THE HIGHER COST OF PRODUCTS INCORPORATING IMMERSION'S TOUCH-ENABLING TECHNOLOGIES MAY INHIBIT OR PREVENT THE WIDESPREAD ADOPTION AND SALE OF PRODUCTS INCORPORATING ITS TECHNOLOGIES.

     Personal computer gaming peripherals, computer mice and automotive controls incorporating Immersion's touch-enabling technologies are more expensive than similar competitive products that are not touch-enabled. Although major manufacturers, such as Logitech, Microsoft and BMW, have licensed Immersion's technology, the greater expense of products containing its touch-enabling technologies as compared to non-touch-enabled products may be a significant barrier to the widespread adoption and sale of touch-enabled products.

IF IMMERSION'S TECHNOLOGIES ARE UNABLE TO GAIN MARKET ACCEPTANCE OTHER THAN IN TOUCH-ENABLED JOYSTICKS AND STEERING WHEELS, THE COMBINED COMPANY'S ROYALTY REVENUE GROWTH WILL BE LIMITED.

     Substantially all of Immersion's royalty revenue is derived from the licensing of its portfolio of touch-enabling technology for personal computer gaming peripherals such as joysticks and steering wheels. The market for joysticks and steering wheels for use with personal computers is substantially smaller than either the mouse market or the dedicated gaming console market and is characterized by declining average selling prices. If Immersion is unable to gain market acceptance beyond the personal computer gaming peripherals market, the combined company may not achieve royalty revenue growth.

COMPETITION IN COMPUTER PERIPHERAL PRODUCTS IN BOTH THE GENERAL PURPOSE COMPUTING AND COMPUTER GAMING MARKETS COULD LEAD TO REDUCTIONS IN THE SELLING PRICE OF PERIPHERAL PRODUCTS OF IMMERSION'S LICENSEES, WHICH WOULD REDUCE THE COMBINED COMPANY'S ROYALTY REVENUE.

     The general purpose computing and computer gaming markets in which Immersion's licensees sell peripheral products are highly competitive and are characterized by rapid technological change, short product life cycles, cyclical market patterns, a trend of declining average selling prices and increasing foreign and domestic competition. Immersion believes that competition among computer peripheral manufacturers will continue to be intense, and that competitive pressures will drive the price of its licensees' products downward. Any reduction in Immersion's royalties per unit that is not offset by corresponding increases in unit sales will cause the combined company's revenues to decline.

COMPETITION IN THE MEDICAL SIMULATION PRODUCTS MARKET COULD LEAD TO REDUCTIONS IN THE SELLING PRICES OF HT'S PRODUCTS, WHICH WOULD REDUCE THE COMBINED COMPANY'S REVENUE.

     Like the computer peripheral product market, the medical simulation product market is highly competitive and subject to rapid technological change, a trend toward declining average selling prices and increasing competition. HT expects that competition in its market will continue and that this competition could drive the price of its products downward. Declining prices of HT's products that are not offset by increased volume will also cause the combined company's revenues to decline.

BECAUSE IMMERSION HAS A FIXED PAYMENT LICENSE WITH MICROSOFT, IMMERSION'S ROYALTY REVENUE FROM LICENSING JOYSTICKS AND STEERING WHEELS IN THE GAMING MARKET MIGHT DECLINE IF MICROSOFT INCREASES MICROSOFT'S VOLUME OF SALES OF TOUCH-ENABLED JOYSTICKS AND STEERING WHEELS AT THE EXPENSE OF IMMERSION'S OTHER LICENSEES.

     Under the terms of Immersion's present agreement with Microsoft, Microsoft receives a perpetual, worldwide, irrevocable, non-exclusive license under Immersion's patents for Microsoft's SideWinder Force Feedback Pro Joystick and its SideWinder Force Feedback Wheel, and for a future replacement version of these specific SideWinder products having essentially similar functional features. Instead of an ongoing royalty on Microsoft's sales of licensed products, the agreement provides for a payment of $2.35 million, which Immersion recognized in equal monthly increments over a one-year period that ended in mid-July 2000. Immersion will not receive any further revenues or royalties from Microsoft under its current agreement with Microsoft. Immersion derived 13% of its total revenues and 48% of its royalty revenue for the year ended December 31, 1999 from Microsoft. In addition, Immersion derived 23% of its total revenues and 63% of its royalty revenues for the six months ended June 30, 2000 from Microsoft. At the present time, Immersion does not have a license agreement with Microsoft for products other than the SideWinder joystick and steering wheel. Microsoft has a significant share of the market for touch-enabled joysticks and steering wheels for personal computers. Microsoft has significantly greater financial, sales and marketing resources, as well as greater name recognition and a larger customer base, than its other licensees. In the event that Microsoft increases its share of this market, Immersion's royalty revenue from other licensees in this market segment might decline.

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

BECAUSE IMMERSION NO LONGER RECEIVES ROYALTY REVENUE UNDER ITS CURRENT AGREEMENT WITH MICROSOFT, ITS ROYALTY REVENUES IN FUTURE PERIODS MAY DECLINE.

     As described above, revenue recognized under Immersion's current agreement with Microsoft ended in mid-July 2000. Because the agreement with Microsoft accounted for a substantial portion of Immersion's royalty revenues, the combined company's royalty revenues in future periods will decline if Immersion fails to enter into agreements with additional licensees of its touch-enabling technologies. Immersion may not be successful in entering into such agreements.

LOGITECH ACCOUNTS FOR A LARGE PORTION OF IMMERSION'S ROYALTY REVENUE AND THE FAILURE OF LOGITECH TO ACHIEVE SALES VOLUMES FOR ITS GAMING AND CURSOR CONTROL PERIPHERAL PRODUCTS THAT INCORPORATE IMMERSION'S TOUCH-ENABLING TECHNOLOGIES MAY REDUCE ITS ROYALTY REVENUE.

     Immersion derived 13% of its total revenues and 32% of its royalty revenue for the twelve months ended December 31, 1999 from Logitech. For the six-month period ended June 30, 2000, Immersion derived 7% of its total revenues and 20% of its royalty revenue from Logitech. Immersion expects that a significant portion of its total revenues will continue to be derived from Logitech. If Logitech fails to achieve anticipated sales volumes for its computer peripheral products that incorporate Immersion's technologies, the combined company's royalty revenue would be reduced.

BECAUSE PERSONAL COMPUTER PERIPHERAL PRODUCTS THAT INCORPORATE IMMERSION'S AND HT'S TOUCH-ENABLING TECHNOLOGIES CURRENTLY MUST WORK WITH MICROSOFT'S OPERATING SYSTEM SOFTWARE, THE COMBINED COMPANY'S COSTS COULD INCREASE AND ITS REVENUES COULD DECLINE IF MICROSOFT MODIFIES ITS OPERATING SYSTEM SOFTWARE.

     Immersion's hardware and software technology for personal computer peripheral products that incorporate its touch-enabling technologies is currently compatible with Microsoft's Windows 98 operating system software, including DirectX, Microsoft's entertainment applications programming interface. HT's software products run on Microsoft's Windows NT operating system software. If Microsoft modifies its operating system, including DirectX, the combined company may need to modify its technologies, possibly causing delays in the release of products by its licensees. If Microsoft modifies its software products in ways that limit the use of the combined company's other licensees' products, the combined company's costs could be increased and its revenues could decline.

LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS COULD BE EXPENSIVE, DISRUPTIVE, AND TIME CONSUMING, AND COULD ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.

     Intellectual property litigation, whether brought by Immersion or by others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. From time to time, Immersion and HT initiate claims against third parties that they believe infringe their intellectual property rights. To date, most of these claims have not led to any litigation. However, on June 18, 2000, Immersion filed an action for patent infringement in the United States District Court for the Northern District of California against InterAct Accessories, Inc., one of its existing licensees, based on some unlicensed gamepad products currently being marketed by InterAct. This litigation, like any litigation brought to protect and enforce intellectual property rights, could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of Immersion's intellectual property. In addition, any litigation in which the combined company is accused of infringement may cause product shipment delays, require the combined company to develop non-infringing technology or require the combined company to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not resolved in its favor, the combined company could become subject to substantial damage claims from third parties and indemnification claims from its licensees. The combined company and its licensees could be enjoined from the continued use of the technology at issue without a royalty or license agreement. Royalty or license agreements, if required, might not be available on acceptable terms, or at all. If a third party claiming infringement against the combined company prevailed and the combined company could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, its expenses would increase and its revenues could decrease.

     Immersion and HT attempt to avoid infringing known proprietary rights of third parties. Immersion and HT have not, however, conducted and do not conduct comprehensive patent searches to determine whether aspects of their technology infringe patents held by third parties. Third parties may hold, or may in the future be issued, patents that could be infringed by the combined company's products or technologies. Any of these third parties might make a claim of infringement against the combined company with respect to the products that it manufactures and the technologies that it licenses. From time to time, Immersion has received letters from companies, several of which have significantly greater financial resources than Immersion does, asserting that some of its technologies, or those of its licensees, infringe their intellectual property rights. Certain of Immersion's licensees have received similar letters from these or other companies. Such letters may influence the combined company's licensees' decisions whether to ship products incorporating its technologies. Although none of these matters has resulted in litigation to date, any of these notices, or additional notices that the combined companies could receive in the future from these or other companies, could lead to litigation.

IF THE COMBINED COMPANY IS UNABLE TO CONTINUALLY IMPROVE, AND REDUCE THE COST OF, ITS TECHNOLOGIES, CUSTOMERS MAY NOT PURCHASE ITS PRODUCTS AND OTHER COMPANIES MAY NOT INCORPORATE ITS TECHNOLOGIES INTO THEIR PRODUCTS, WHICH COULD IMPAIR ITS REVENUE GROWTH.

     The combined company's ability to achieve revenue growth will depend on its continuing ability to improve, and reduce the cost of, its technologies and to introduce these products and technologies to the marketplace in a timely manner. If its development efforts are not successful or are significantly delayed, other companies may not incorporate its technologies into their products or sales of its products may decrease, impairing its revenue growth.

THREE KEY MEMBERS OF IMMERSION'S MANAGEMENT TEAM HAVE RECENTLY JOINED IMMERSION, AND THEY MAY NOT BE EFFECTIVELY INTEGRATED INTO ITS OPERATIONS, WHICH COULD IMPEDE THE EXECUTION OF THE COMBINED COMPANY'S BUSINESS STRATEGY.

     Immersion's vice president of finance, vice president of marketing and vice president of business development each joined Immersion in July or August 1999. Accordingly, each of these individuals has limited experience with Immersion's business. The combined company's success will depend to a significant extent on the ability of these new officers to integrate themselves into Immersion's daily operations, to gain the trust and confidence of other employees and to work effectively as a team. If any of them fails to do so, the combined company's ability to execute its business strategy would be impeded.

COMPETITION FROM UNLICENSED PRODUCTS COULD LEAD TO REDUCED PRICES AND SALES VOLUMES OF THE COMBINED COMPANY'S LICENSEES' PRODUCTS, WHICH COULD LIMIT THE COMBINED COMPANY'S REVENUES OR CAUSE ITS REVENUES TO DECLINE.

     The combined company's licensees or other third parties may seek to develop products which they believe do not require a license under the combined company's intellectual property. These potential competitors may have significantly greater financial, technical and marketing resources than the combined company does, and the costs associated with asserting the combined company's intellectual property against such products and such potential competitors could be significant. Moreover, if such alternative designs were determined by a court not to require a license under the combined company's intellectual property, competition from such unlicensed products could limit or reduce its revenues.

COMPETITION WITH THE COMBINED COMPANY'S IMMERSION PROCESSORS MAY LEAD TO REDUCED PRICES AND SALES VOLUMES OF ITS MICROPROCESSORS.

     To date, the market for Immersion's Immersion Processors has been small. If the market grows, Immersion expects more companies to compete in this market. Increased competition could result in significant price erosion, reduced revenues or loss of market share, any of which would have an adverse effect on the combined company's business and operating results. Currently, semiconductor companies, including Mitsubishi and ST Microelectronics, manufacture products that compete with Immersion's microprocessors, and ST Microelectronics has recently started selling to its licensees at least one competitive chip for use in low-end touch-enabled peripheral products. These companies may have greater financial, technical, manufacturing, distribution and other resources, greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than the combined company. Accordingly, the combined company may not be able to compete successfully against either current or future competitors.

IMMERSION IS DEPENDENT ON KAWASAKI LSI TO PRODUCE IMMERSION PROCESSORS AND MAY LOSE CUSTOMERS IF KAWASAKI LSI DOES NOT MEET ITS REQUIREMENTS.

     Kawasaki LSI is the sole supplier of custom Immersion Processors, which Immersion develops, licenses and sells to improve the performance and to help reduce the cost of computer peripheral products, such as joysticks and mice, incorporating Immersion's touch-enabling technology. Immersion has limited control over delivery schedules, quality assurance, manufacturing capacity, yields, costs and misappropriation of its intellectual property. Although Kawasaki LSI warrants that microprocessors it supplies to Immersion or to its customers will conform to its specifications and be free from defects in materials and workmanship for a period of one year from delivery, any delays in delivery of the processor, quality problems or cost increases could cause Immersion to lose customers and could damage its relationships with its licensees.

THE COMBINED COMPANY MIGHT BE UNABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD SLOW THE DEVELOPMENT AND DEPLOYMENT OF ITS TECHNOLOGIES AND PRODUCTS.

     The combined company's ability to develop and deploy its technologies and products and to sustain its revenue growth depends upon the continued service of its executive officers and other key personnel and upon hiring additional key personnel. Both Immersion and HT intend to hire additional sales, support, marketing and research and development personnel in 2000. However, competition for these individuals is intense, and the combined company may not be able to attract, assimilate or retain additional highly qualified personnel in the future. In addition, the technologies of Immersion and HT are complex, and the combined company will rely upon the continued service of its existing engineering personnel to support licensees, enhance existing technology and products and develop new technologies and products.

IMMERSION AND HT HAVE EXPERIENCED RAPID GROWTH AND CHANGES IN THEIR BUSINESSES, AND THE COMBINED COMPANY'S FAILURE TO MANAGE THIS AND ANY FUTURE GROWTH COULD HARM ITS BUSINESS.

     In addition to the employees of HT and VTi that Immersion will have to integrate, Immersion is rapidly increasing the number of Immersion's employees in its San Jose headquarters and in its recently-acquired Montreal facility and intends to increase the number of employees at HT's Maryland facility as well. HT has also experienced rapid growth. The combined company's business may be harmed if it does not integrate and train its new employees quickly and effectively. The combined company's revenues may not continue to grow at a rate sufficient to support the costs associated with an increasing number of employees. Any future periods of rapid growth may place significant strains on the combined company's managerial, financial, legal, engineering and other resources. The rate of any future expansion, in combination with its complex technologies and products, may demand an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting its operational needs as well as the needs of the combined company's licensees.

PRODUCT LIABILITY CLAIMS, INCLUDING CLAIMS RELATING TO ALLEGED REPETITIVE STRESS INJURIES, COULD BE TIME-CONSUMING AND COSTLY TO DEFEND, AND COULD EXPOSE THE COMBINED COMPANY TO LOSS.

     Claims that consumer products have flaws or other defects that lead to personal or other injury are common in the computer peripherals industry. If products that the combined company or its licensees sell cause personal injury, financial loss or other injury to its or its licensees' customers, the customers or its licensees may seek damages or other recovery from the combined company. Any claims against the combined company would be time-consuming, expensive to defend and distracting to management and could result in damages and injure its reputation or the reputation of its licensees or their products. This damage could limit the market for the combined company's and its licensees' touch-enabled products and harm its results of operations. In the past, manufacturers of peripheral products, such as computer mice, have been subject to claims alleging that use of their products has caused or contributed to various types of repetitive stress injuries, including carpal tunnel syndrome. Neither Immersion nor HT has experienced any product liability claims to date. Although their license agreements typically contain provisions designed to limit their exposure to product liability claims, existing or future laws or unfavorable judicial decisions could limit or invalidate the provisions.

IF THE COMBINED COMPANY FAILS TO DEVELOP NEW OR ENHANCED TECHNOLOGIES FOR NEW COMPUTER APPLICATIONS AND PLATFORMS, IT MAY NOT BE ABLE TO CREATE A MARKET FOR ITS TECHNOLOGIES AND ITS ABILITY TO GROW AND ITS RESULTS OF OPERATIONS MIGHT BE HARMED.

     Any initiatives the combined company undertakes to develop new and enhanced technologies and to license technologies for new applications and new platforms may not be successful. Any new or enhanced technologies may not be favorably received by consumers and could damage its reputation or its brand. Expanding the combined company's technology could also require significant additional expenses and strain its management, financial and operational resources. The lack of market acceptance of these efforts or its inability to generate additional revenues sufficient to offset the associated costs could harm the combined company's results of operations.

THE EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER THE COMBINED COMPANY, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE MATTERS.

     Immersion's current directors, officers and more than 5% stockholders, as a group, beneficially own more than 40% of its outstanding common stock, and will beneficially own more than 38% of the combined company's common stock following the merger. Acting together, these stockholders would be able to exercise significant control on matters that the combined company's stockholders vote upon, including the election of directors and mergers or other business combinations, which could have the effect of delaying or preventing a third party from acquiring control over or merging with the combined company.

IMMERSION AND HT HAVE LIMITED EXPERIENCE IN MANUFACTURING PRODUCTS AND LITTLE EXPERIENCE IN MANUFACTURING PRODUCTS IN COMMERCIAL QUANTITIES.

     The combined company may encounter difficulties in scaling-up production of HT's existing medical simulation products and any new products developed by the combined company, including problems involving production yields, quality control and assurance, and shortages of qualified personnel. Production difficulties, if they occur, could have the effect of limiting the combined company's revenues.

HT RELIES ON SOLE SOURCE SUPPLIERS THAT IT CANNOT QUICKLY REPLACE FOR CERTAIN COMPONENTS CRITICAL TO THE MANUFACTURE OF ITS PRODUCTS.

     Any delay or interruption in the supply of these components could have a material adverse effect on the combined company by significantly impairing its ability to manufacture products in sufficient quantities, particularly as the combined company increases its manufacturing activities.

INVESTMENT RISK

THE COMBINED COMPANY'S QUARTERLY REVENUES AND OPERATING RESULTS ARE LIKELY TO BE VOLATILE, AND IF ITS FUTURE RESULTS ARE BELOW THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE PRICE OF ITS COMMON STOCK IS LIKELY TO DECLINE.

     Immersion's revenues and operating results have, and the combined company's results are likely to continue to, vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control and any of which could cause the price of its common stock to decline. These factors include:

     - the establishment or loss of licensing relationships;

     - the timing of payments under fixed and/or up-front license agreements;

     - the timing of expenses, including costs related to acquisitions of technologies or businesses;

     - the timing of introductions of new products and product enhancements by the combined company, its licensees and their competitors;

     - its ability to develop and improve its technologies;

     - its ability to attract, integrate and retain qualified personnel; and

     - seasonality in the demand for its licensees' products.

     Accordingly, the combined company's period-to-period operating results should not be relied upon as an indicator of its future performance. In addition, because a high percentage of the combined company's operating expenses will be fixed, a shortfall in revenues can cause significant variations in operating results from period to period.

THE STOCK PRICE OF IMMERSION HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE DUE TO MANY FACTORS, WHICH MAY MAKE IT DIFFICULT FOR IMMERSION STOCKHOLDERS TO SELL THEIR SHARES AT PRICES THEY FIND ATTRACTIVE.

     The price of Immersion common stock has been extremely volatile in the past and may be extremely volatile in the future, which could result in the future market price of Immersion common stock being lower than its market price at the effective time of the merger. The market price of Immersion common stock could fluctuate widely in response to a variety of factors, including the following:

     - Actual or anticipated variations in quarterly operating results;

     - The ability of the combined company to successfully develop, introduce and market new or enhanced products and technologies on a timely basis;

     - Unexpected changes in demand for the combined company's products and services;

     - The pricing policies of the combined company's competitors;

     - Announcements of technological innovations or new products by the combined company or its competitors;

     - Sales or the perception in the market of possible sales of large number of shares of Immersion common stock by insiders or others;

     - Changes in securities analysts' recommendations;

     - Announcements by the combined company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

     - Changes in the market price of the stock of other companies in the combined company's industry.

     In addition, the trading prices of technology stocks as a whole have experienced extreme price and volume fluctuations and such effects have often been unrelated to the operating performance of the applicable companies. Any negative change in the public's perception of the prospects of technology companies or other broad market and industry factors could depress the market price of Immersion common stock, regardless of the combined company's operating performance. Market fluctuations, as well as general political and economic conditions, such as recession or interest rate or currency rate fluctuations, also may decrease the market price of Immersion's common stock.

PROVISIONS IN IMMERSION'S CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL, WHICH COULD REDUCE THE MARKET PRICE OF ITS COMMON STOCK.

     Provisions in Immersion's certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in the combined company's management. In addition, certain provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with the combined company. These provisions could limit the price that investors might be willing to pay in the future for shares of the combined company's common stock.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

IMMERSION SELECTED HISTORICAL FINANCIAL DATA

     The consolidated statements of operations data set forth below for the years ended December 31, 1999, 1998 and 1997, and the consolidated balance sheet data at December 31, 1999 and 1998 are derived from the consolidated financial statements of Immersion included elsewhere in this proxy statement/ prospectus. The consolidated statement of operations data for the year ended December 31, 1996 and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from audited consolidated financial statements not included in this proxy statement/prospectus. The selected financial data as of and for the year ended December 31, 1995 has been derived from unaudited consolidated financial statements not included in this proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2000 and 1999 and the balance sheet data as of June 30, 2000 are derived from Immersion's unaudited consolidated financial statements included elsewhere in this proxy statement/ prospectus. Immersion believes that the unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the statements. The following financial data is qualified in its entirety by, and should be read in conjunction with, "Immersion Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Historic results are not necessarily indicative of the results that may be expected for any future period or for a full year.

                                             SIX MONTHS ENDED
                                                 JUNE 30,                         YEAR ENDED DECEMBER 31,
                                            -------------------      -------------------------------------------------
                                              2000       1999         1999       1998       1997      1996      1995
                                            --------    -------      -------    -------    ------    ------    -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Royalty revenue.....................      $  1,866    $   622      $ 2,232    $   321    $   14    $   --    $    --
  Product sales.......................         2,267      2,133        4,583      3,725     2,908     2,022      1,068
  Development contracts and other.....           883        748        1,223        975     1,410       715        285
                                            --------    -------      -------    -------    ------    ------    -------
    Total revenues....................         5,016      3,503        8,038      5,021     4,332     2,737      1,353
                                            --------    -------      -------    -------    ------    ------    -------
Costs and expenses:
  Cost of product sales...............         1,193        970        2,106      1,507     1,186       947        540
  Sales and marketing.................         3,891        459        1,801        656       658       422        224
  Research and development............         1,544      1,057        2,273      1,817     1,515       710        393
  General and administrative..........         2,786      1,548        4,171      2,677     1,550       766        267
  Amortization of intangibles and
    deferred stock compensation.......         1,793        463        1,339        211        --         1         --
  In-process research and
    development.......................           887      1,190        1,190         --        --        --         --
                                            --------    -------      -------    -------    ------    ------    -------
    Total costs and expenses..........        12,094      5,687       12,880      6,868     4,909     2,846      1,424
                                            --------    -------      -------    -------    ------    ------    -------
Operating loss........................        (7,078)    (2,184)      (4,842)    (1,847)     (577)     (109)       (71)
Interest and other income, net........         1,451         66          488        174        50        28         14
                                            --------    -------      -------    -------    ------    ------    -------
Net loss..............................      $ (5,627)   $(2,118)     $(4,354)   $(1,673)   $ (527)   $  (81)   $   (57)
                                            ========    =======      =======    =======    ======    ======    =======
Basic and diluted net loss per
  share...............................      $  (0.35)   $ (0.43)     $ (0.66)   $ (0.43)   $(0.17)   $(0.03)   $ (0.02)
                                            ========    =======      =======    =======    ======    ======    =======
Shares used in calculating basic and
  diluted net loss per share..........        16,006      4,944        6,599      3,909     3,162     2,825      2,468
                                            ========    =======      =======    =======    ======    ======    =======

                                                    JUNE 30,                                 DECEMBER 31,
                                              --------------------          -----------------------------------------------
                                                      2000                   1999       1998      1997      1996      1995
                                              --------------------          -------    ------    ------    ------    ------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................        $22,839                 $46,527    $2,592    $  490    $  324    $   37
Working capital.............................         39,089                  51,299     3,975     2,080     1,151       779
Total assets................................         61,228                  59,438     5,959     2,900     1,562       963
Redeemable convertible preferred stock......           --                        --     1,476     1,471        --        --
Total stockholders' equity..................         57,620                  56,648     3,773       944     1,383       876

HT SELECTED HISTORICAL FINANCIAL DATA

     The consolidated statement of operations data set forth below for the years ended May 31, 2000 and 1999 and the consolidated balance sheet data at May 31, 2000 and 1999 are derived from the audited consolidated financial statements of HT (which contain an explanatory paragraph with respect to substantial doubt about HT's ability to continue as a going concern and management's plan described in Note 11 to the financial statements) included elsewhere in this proxy statement/prospectus. The statement of operations data for the years ended May 31, 1998 and the balance sheet data at May 31, 1998 are derived from audited consolidated financial statements not included in this proxy statement/prospectus. The statement of operations data for the year ended May 31, 1997 and the balance sheet data as at May 31, 1997 are derived from audited financial statements which disclaimed an opinion on the statements of income, stockholders' equity (deficiency) and cash flows for the year then ended due to a scope limitation on the opening May 31, 1996 balance sheet. The statement of operations data for the year ended May 31, 1996 and the balance sheet data as at May 31, 1996 are derived from unaudited financial statements which in the opinion of management contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the statements. The following financial data is qualified in its entirety by, and should be read in conjunction with, "HT Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

                                                            YEAR ENDED MAY 31,
                                            --------------------------------------------------
                                             2000       1999       1998       1997       1996
                                            -------    -------    -------    -------    ------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract revenues.......................  $ 1,445    $ 2,935    $ 2,508    $ 2,180    $2,390
  Product sales...........................    1,480        747         44         --        --
                                            -------    -------    -------    -------    ------
     Total revenues                           2,925      3,682      2,552      2,180     2,390
                                            -------    -------    -------    -------    ------
Costs and expenses:
  Cost of contract revenues...............      706      1,963      1,596      1,559     1,302
  Cost of product sales...................      879        447         40         --        --
  Selling, general and administrative.....    2,871      1,596      1,096        855       800
  Research and development................    2,539      1,388        676        883       413
                                            -------    -------    -------    -------    ------
     Total costs and expenses.............    6,995      5,394      3,408      3,297     2,515
                                            -------    -------    -------    -------    ------
Operating loss............................   (4,070)    (1,712)      (856)    (1,117)     (125)
Interest expense, net.....................   (1,004)      (242)      (217)      (132)      (25)
                                            -------    -------    -------    -------    ------
Net loss..................................  $(5,074)   $(1,954)   $(1,073)   $(1,249)   $ (150)
                                            =======    =======    =======    =======    ======
Basic and diluted net loss per share......  $ (2.33)   $ (0.91)   $ (0.66)   $ (0.87)   $(0.11)
                                            =======    =======    =======    =======    ======
Shares used in calculating basic and
  diluted net loss per share..............    2,236      2,153      1,627      1,441     1,414
                                            =======    =======    =======    =======    ======

                                                                 MAY 31,
                                            --------------------------------------------------
                                             2000       1999       1998       1997       1996
                                            -------    -------    -------    -------    ------
                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................  $    79    $     3    $   173    $   135    $   15
Working capital(deficiency)...............     (642)       (35)       251       (170)        7
Total assets..............................    1,549      1,164        676        691       841
Long-term obligations.....................    3,721      1,854      1,849      1,313       281
Convertible preferred stock with a put
  option..................................      200         --         --         --        --
Total stockholders' equity (deficit)......   (3,783)    (1,577)    (1,372)    (1,136)       88

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT DATA

     The following unaudited selected pro forma combined financial data is derived from the unaudited pro forma condensed combined consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The unaudited selected pro forma combined financial data is presented to reflect the estimated impact of the merger on the historical consolidated financial statements of Immersion and HT using the pooling-of-interests method of accounting for business combinations, which assumes that Immersion and HT have been a single company throughout the periods set forth below. The data below gives effect to the merger between Immersion and HT as of January 1, 1998 for statement of operations and as of June 30, 2000 for the balance sheet. Immersion's consolidated statements of operations for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998 have been combined with HT's consolidated statement of operations for the six months ended May 31, 2000 and the years ended May 31, 2000 and 1999 respectively, and Immersion's June 30, 2000 consolidated balance sheet has been combined with HT May 31, 2000 balance sheet. The presentation has the effect of including HT's results of operations for the six months ended May 31, 2000 in the unaudited pro forma condensed combined consolidated statements of operations for both the year ended December 31, 1999 and the six months ended June 30, 2000.

     The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect the historical results the combined company would have had if Immersion and HT had been combined during the periods presented. The pro forma data does not reflect any costs associated with the integration and consolidation of the companies anticipated by the management of Immersion as a result of the merger.

                                                                                    YEAR ENDED
                                                              SIX MONTHS           DECEMBER 31,
                                                            ENDED JUNE 30,     --------------------
                                                                 2000            1999        1998
                                                            ---------------    --------    --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Revenues:
  Royalty revenue.........................................      $ 1,851        $ 2,211     $   321
  Product sales...........................................        2,948          6,063       4,472
  Development contracts and other.........................        1,368          2,668       3,910
                                                                -------        -------     -------
     Total revenues.......................................        6,167         10,942       8,703
                                                                -------        -------     -------
Costs and expenses:
  Cost of product sales...................................        1,575          2,964       1,954
  Sales and marketing.....................................        4,845          3,547       1,612
  Research and development................................        3,385          5,518       5,168
  General and administrative..............................        3,439          5,296       3,317
  Amortization of intangibles and deferred stock
     compensation.........................................        1,793          1,339         211
  In-process research and development.....................          887          1,190          --
                                                                -------        -------     -------
     Total costs and expenses.............................       15,924         19,854      12,262
                                                                -------        -------     -------
Operating loss............................................       (9,757)        (8,912)     (3,559)
Interest and other income/(expense), net..................        1,085           (516)        (68)
                                                                -------        -------     -------
Net loss..................................................      $(8,672)       $(9,428)    $(3,627)
Redeemable convertible preferred stock accretion..........           --              6           6
                                                                -------        -------     -------
Net loss applicable to common stockholders................       (8,672)        (9,434)     (3,633)
                                                                =======        =======     =======
Basic and diluted net loss per share......................      $ (0.50)       $ (1.20)    $ (0.72)
                                                                =======        =======     =======
Shares used in calculating basic and diluted net loss per
  share...................................................       17,392          7,852       5,023
                                                                =======        =======     =======

                                                                 JUNE 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................     $22,918
Working capital.............................................      38,447
Total assets................................................      62,777
Long-term obligations.......................................       3,721
Total stockholders' equity..................................      54,037

                 IMMERSION MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Immersion Management's Discussion and Analysis of Financial Condition and Results of Operations contains numerous forwarding-looking statements that involve risks and uncertainties. See "Forward-Looking Statements May Prove Inaccurate" on page 44.

OVERVIEW

     Immersion was founded in 1993 to develop technologies that help improve human to computer interaction. Historically, Immersion has derived most of its revenues from sales of products and from development contracts. Immersion began generating royalty revenue in the first quarter of 1997 and anticipates that royalty revenue will become an increasing percentage of its total revenues.

     Immersion began developing touch-enabled computer peripherals in 1993. In 1995, it introduced its Impulse Engine line of high-end touch-enabled devices for industrial, research and education markets. Immersion manufactures and sells these products directly to its customers. In 1996, Immersion introduced I-FORCE, its first branded portfolio of touch-enabling technology for consumer markets. Immersion licenses I-FORCE, now called TouchSense, generally on a per unit royalty basis, to computer gaming peripheral manufacturers. Also in 1996, the first computer joystick incorporating I-FORCE was introduced.

     Immersion introduced FEELit, now called TouchSense, a technology for touch-enabled cursor control products, such as mice and trackballs, in 1997. In 1998, Immersion licensed FEELit to Logitech, which began selling the first mouse during the fourth quarter of 1999. In August 2000, Logitech announced two new lower-cost, touch-enabled mouse products, the iFeel Mouse and the iFeel MouseMan, each of which is targeted for use with general purpose computer applications, such as business productivity and web applications.

     Immersion has developed the Immersion Processors, custom microprocessors for touch-enabled products that are manufactured by Kawasaki LSI, and it began selling the Immersion Processors in September 1998. In addition to selling the Immersion Processors itself, Immersion granted Kawasaki LSI a limited royalty-bearing license to sell the Immersion Processors to Logitech for use in its touch-enabled computer mouse.

     Immersion currently sells specialized computer peripherals used in industrial and professional applications. It developed its first three-dimensional digitizer product, which is used to create three-dimensional computer images of small objects, in 1994 and currently sells this product under the name MicroScribe-3D. Immersion began developing its Softmouse product, a specialized computer mouse used for mapmaking, in 1994. This mouse product is sold to original equipment manufacturers. Immersion began developing technology and products for the medical market in 1993. Immersion derives revenues from selling medical training and simulation products. In June 1999, Immersion also began to license technologies for the medical training and simulation market. In May 2000, Immersion licensed its touch-enabled products to BMW for use in automotive controls.

     Immersion has entered into numerous contracts with government agencies and corporations since 1993. Government contracts help fund advanced research and development, are typically less than two years in duration, are usually for a fixed price or for its costs plus a fixed fee, and allow the government agency to license the resulting technology for government applications, specifically excluding any commercial activity. Corporate contracts are typically for product development consulting, are for a fixed fee and are also less than two years in duration.

     Logitech accounted for 13% of Immersion's total revenues in 1999 and 11% of its total revenues in 1998. The U.S. Government accounted for 7% of Immersion's total revenues in 1999, 10% of its total revenues in 1998, and 24% of its total revenues in 1997.

     Since inception, Immersion has completed a number of acquisitions of patents and technology. It capitalizes the cost of patents and technology and license agreements, except for amounts relating to acquired in-process research and development for which there is no alternative future use. As of December 31, 1999, Immersion had capitalized patents and technology of $4.7 million, net of accumulated amortization of $772,000. It is amortizing these patents and technology over the estimated useful life of the technology of nine years. Of this amount, Immersion capitalized patents and technology of $3.3 million, net of accumulated amortization of $335,000, associated with the acquisition of patents and technology from Cybernet in March 1999. Immersion is amortizing the Cybernet patents and technology over the estimated useful life of the technology of nine years, resulting in an amortization expense anticipated to be approximately $402,000 per year.

     Immersion records revenues from product sales upon shipment. It recognizes fixed-fee contract revenue under the cost-to-cost percentage-of-completion accounting method based on the actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract. Immersion recognizes allowable fees under cost-reimbursement contracts as costs are incurred. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. Immersion recognizes royalty revenue based on royalty reports or related information received from the licensee. On July 19, 1999, Immersion entered into an irrevocable, perpetual, non-exclusive, worldwide license agreement with Microsoft under which Microsoft paid Immersion a lump sum of $2.35 million to cover all shipments of Microsoft's SideWinder Force Feedback Wheel and its SideWinder Force Feedback Pro Joystick and a replacement version of these specific SideWinder products having essentially similar functional features. Under the terms of the agreement, Immersion is to provide marketing services related to touch-enabling technology and related products for a twelve-month period following the effective date of the agreement. Accordingly, Immersion is recognizing the license payment as revenue over this twelve-month period ending mid-July, 2000.

     Immersion's cost of product sales consists primarily of materials, labor and overhead. There is no cost of sales associated with royalty revenue or development contract revenue. Its research and development expenses are comprised primarily of headcount and related compensation and benefits, consulting fees, costs of acquired technology, tooling and supplies and an allocation of facilities costs. Immersion's sales and marketing expenses are comprised primarily of employee headcount and related compensation and benefits, advertising, trade shows, brochures, travel and an allocation of facilities costs. Immersion's general and administrative expenses are comprised primarily of employee headcount and related compensation and benefits, legal and professional fees, office supplies, recruiting, travel and an allocation of facilities costs.

     Immersion signed a co-marketing agreement with Logitech during the fourth quarter of fiscal 1999 in which Immersion agreed to assist Logitech with the launch and promotion of its touch-enabled mice. Under the terms of the agreement, for a period of five calendar quarters, beginning in the first calendar quarter of 2000, Immersion is required to reimburse Logitech for certain marketing related expenses not to exceed $200,000 per quarter, an expense funded with working capital. Only third-party marketing services that are targeted at promoting Logitech's touch-enabled mice are eligible for reimbursement. In addition, all promotional activities must be approved by Immersion in advance. In order to remain eligible for reimbursement, Logitech must include Immersion's brand and slogan on all its marketing materials that reference touch-enabled functionality or products, and meet other conditions regarding its touch-enabled mice.

     Immersion recorded deferred stock compensation of $1.5 million in 1999 from the issuance of employee stock options. Immersion is amortizing the deferred stock compensation over the terms of the related option agreements, which range up to four years.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Results of Operations for the six months ended June 30, 2000 and 1999 are as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               2000      1999     CHANGE
                                                              ------    ------    ------
                                                              ($ IN THOUSANDS)
REVENUES
  Royalty revenue...........................................  $1,866    $  622     200%
  Product sales.............................................   2,267     2,133       6%
  Development contracts and other...........................     883       748      18%
                                                              ------    ------
     Total Revenue..........................................  $5,016    $3,503      43%
                                                              ======    ======

     Total Revenue. Immersion's total revenue for the first half of fiscal 2000 increased by $1.5 million or 43% from the first half of fiscal 1999. All revenue categories experienced growth during the first half of fiscal 2000 with the largest increase in royalty revenues of $1.2 million or 200%. The increase is attributable to the slightly less than $1.2 million recognized under the Microsoft agreement during the six months ended June 30, 2000. Immersion did not recognize any revenue under this agreement for the same period ended June 30, 1999. Revenue recognition under the Microsoft agreement ended mid-July 2000. The increase in product sales for the six-month period ended June 30, 2000 of $134,000 is mainly attributable to the increased sales of Immersion's MicroScribe-3D products offset by lower sales in other product categories. The increase in development contract and other revenue of $135,000 for the first half of fiscal 2000 compared to the first half of fiscal 1999 is due to an increase in related development activity on commercial contracts.

     Immersion categorizes its geographic information into four major regions:
North America, Europe, Far East, and the rest of the world. In the first half of fiscal 2000, revenue generated in North America, Europe, and Far East represented 67%, 21%, and 12% respectively compared to 72%, 13%, and 14% respectively, for the first half of fiscal 1999. The shift in revenues among regions is primarily due to an increase in licensing and development contract efforts for customers in Europe and a decrease in product shipments to customers in North America, mainly due to the timing of shipments of Immersion's professional medical products, for the six months ended June 30, 2000 versus the same period ended June 30, 1999.

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               2000      1999     CHANGE
                                                              -------    -----    ------
                                                              ($ IN THOUSANDS)
COST OF PRODUCT SALES
  Cost of product sales.....................................  $1,193     $970        23%
     % of total product revenue.............................     53%      45%

     Cost of Product Sales. Cost of product sales increased by $223,000 or 23% for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. The increase is due to a combination of increased overhead costs and the mix of product sold. The increase in overhead costs contributed $105,000 to the overall increase while the shift in product mix due to increased sales of the MicroScribe-3D and Immersion Processors, which have higher cost of product sales than Immersion's professional medical products, accounted for the remainder of the increase in cost of products sold for the six months ended June 30, 2000.

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               2000        1999     CHANGE
                                                              ------      ------    ------
                                                               ($ IN THOUSANDS)
OPERATING EXPENSES AND OTHER
  Sales and marketing.......................................  $3,891      $  459     748%
     % of total revenue.....................................     78%         13%
  Research and development..................................  $1,544      $1,057      46%
     % of total revenue.....................................     31%         30%
  General and administrative................................  $2,786      $1,548      80%
     % of total revenue.....................................     56%         44%
  Amortization of intangibles and deferred stock
     compensation...........................................  $1,793      $  463     287%
     % of total revenue.....................................     36%         13%
  In-process research and development.......................  $  887      $1,190     (25)%
     % of total revenue.....................................     18%         34%

     Sales and Marketing. Sales and marketing expenses increased by $3.4 million or 748% in the first half of fiscal 2000 compared to the same period last year. The significant increase was mainly due to increased headcount and related compensation, benefits, and overhead costs of $1.6 million. Expenses related to corporate identity, advertising, collateral design and production and expenses incurred under Immersion's co-marketing agreement with Logitech contributed $932,000 to the increase for the first half of fiscal 2000 versus the first half of fiscal 1999. The remainder of the increase was associated with developer programs and production of showcase applications of Immersion's tools of $365,000, website development and maintenance of $158,000 and increased travel expenses of $112,000. Immersion anticipates sales and marketing expenses to continue to increase in absolute dollars due to the planned growth of Immersion's sales and marketing organizations and Immersion's co-marketing agreement with Logitech. Under the terms of the agreement, for a period of five calendar quarters, beginning in the first calendar quarter of 2000, Immersion will reimburse Logitech for certain marketing related expenses not to exceed $200,000 per quarter. Only third-party marketing services that are targeted at promoting Logitech's touch-enabled mice are eligible for reimbursement. In addition, all promotional activities will have to be approved by Immersion in advance. In order to remain eligible for reimbursement, Logitech will have to include Immersion's brand and slogan on all its marketing materials that reference touch-enabled functionality or products, and commit to other conditions regarding its touch-enabled mice.

     Research and Development. Research and development expenses increased by $487,000 or 46% in the first half of fiscal 2000 compared to the same period last year. The increase is due to increased headcount and related compensation, benefits, and overhead costs of $311,000 and subcontracted non-recurring engineering expenses of $141,000. Immersion believes that continued investment in Immersion's research and development is critical to Immersion's future success, and Immersion expects these expenses to increase in absolute dollars in future periods.

     General and Administrative. General and administrative expenses increased by $1.2 million or 80% in the second half of fiscal 2000 compared to the same period last year. The increase is attributed to increased headcount and related compensation, benefits, and overhead costs of $357,000 and recruiting costs of $378,000 for recruiting employees and members of the board of directors. The remainder of the increase is due to increased legal expenses and investor expenses of $475,000 for Immersion's proxy, acquisition related matters, intellectual property litigation, annual report, annual stockholders' meeting, and other costs related to being a public company. Immersion expects that the dollar amount of general and administrative expenses will increase in the future as Immersion continues to increase infrastructure and incur the additional costs of being a public company. In addition, in the quarter in which the merger is completed, Immersion will incur substantial transaction expenses, estimated at approximately $1,750,000, including financial consulting, legal and accounting fees incurred in connection with the merger.

     Amortization of Intangibles and Stock Compensation. Amortization of intangibles and deferred stock compensation grew by $1.3 million or 287% in the first half of fiscal 2000 compared to the same period last year. The increase in amortization of intangibles of $658,000 is comprised of $477,000 of amortization of goodwill and other purchased intangibles related to the acquisition of Haptic, and $181,000 of amortization related to purchased patents and technology. Deferred stock compensation amortization increased by $672,000. Of the $672,000 increase, $489,000 is the result of amortization related to the $5.5 million of deferred stock compensation recorded in conjunction with the assumption of Haptic's unvested options at the time of acquisition, and $183,000 is related to the $1.5 million of deferred stock compensation recorded during the second quarter of fiscal 1999.

     In-Process Research and Development. During the six months ended June 30, 2000, Immersion incurred a charge of $887,000 for in-process research and development resulting from the March 2000 acquisition of all the outstanding shares of Haptic compared to a charge of $1.2 million during the prior year resulting from the acquisition of Cybernet. See Note 2 to condensed consolidated financial statements for the six months ended June 30, 2000 included in the proxy statement/prospectus.

     Interest and Other Income, Net. Interest and other income consists primarily of interest income, dividend income and capital gains from cash and cash equivalents and short-term investments. Interest and other income grew by $1.4 million for the six months ended June 30, 2000 versus the six-month period ended June 30, 1999. The increase during the six months ended June 30, 2000 is due to the increase in cash and cash equivalents and short-term investments chiefly from the $48.3 million net proceeds from Immersion's public offering in November 1999.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

     Total Revenues. Immersion's total revenues for the year ended December 31, 1999 increased to $8.0 million from $5.0 million in 1998, an increase of 60%. The year over year increase was primarily the result of a $1.9 million or 595% increase in royalty revenue due to increased 1999 sales by Immersion's I-FORCE licensees and $ 1.1 million in revenues recognized under the Microsoft agreement. The remainder of the 1999 increase in sales over 1998 was due to an increase in product sales of $858,000 or 23%. The increase in product sales is mainly attributed to a $566,000 increase in professional medical products, and $343,000 increase in Immersion Processors sales with smaller increases and decreases in other product categories. Total revenue for the year ended December 31, 1998 grew by $689,000 over total 1997 revenues. The 1998 increase was principally the result of an $817,000 increase in product sales, primarily from Immersion's MicroScribe-3D and industrial products, and a $307,000 increase in royalty revenue due to increased sales by Immersion's I-FORCE licensees in 1998. The increase in product sales and royalty revenue was partially offset by a $435,000 decrease in contract revenue.

     Cost of Product Sales. Costs of product sales were $2.1 million in 1999, $1.5 million in 1998 and $1.2 million in 1997. The $0.6 million increase in cost of product sales in 1999 is mainly due higher sales volume, a 23% increase in product sales over last year and increased sales of Immersion Processors which have a higher cost of sales as a percentage of product sales than Immersion's other products. The $0.3 million increase in 1998 cost of product sales over 1997 was due to increased product sales volume. Cost of product sales as a percentage of product sales was 46% in 1999, 40% in 1998 and 41% in 1997. Cost of product sales as a percentage of product sales increased in 1999 from 1998 primarily due to a 276% increase in sales of Immersion's microprocessors, which have a higher cost as a percentage of sales than Immersion's other products.

     Sales and Marketing. Sales and marketing expenses grew to $1.8 million in 1999 from $656,000 in 1998 and $658,000 in 1997. The $1.1 million or 175%
increase in 1999 was primarily a result of increased headcount and related compensation, benefits, and overhead costs of $606,000 and corporate identity and web development costs of $319,000. Immersion expects sales and marketing expenses to increase significantly in absolute dollars due to planned growth of its sales and marketing organization. These planned increases include higher employee headcount and related compensation and increased advertising and marketing expenses. These planned increases also include expenses related to a co-marketing agreement that Immersion entered into with Logitech in November 1999. Under the co-marketing agreement, Immersion agreed to reimburse Logitech for certain marketing-related expenses not to exceed $200,000 per quarter during a five-quarter period beginning the first quarter of 2000.

     Research and Development. Research and development expenses increased to $2.3 million in 1999 from $1.8 million in 1998 and $1.5 million in 1997. The $456,000 or 25% increase in 1999 is mainly due to a $421,000 increase in employee headcount and the related compensation, benefits and overhead costs. The increase from 1997 to 1998 was principally due to an increase in employee headcount and related compensation of $424,000, partially offset by a decrease in consulting services of $142,000. Immersion believes that continued investment in research and development is critical to its future success, and it expects these expenses to increase in absolute dollars in future periods.

     General and Administrative. General and administrative expenses increased to $4.2 million in 1999 from $2.7 million in 1998 and $1.6 million in 1997. The $1.5 million or 56% increase in 1999 is mainly attributed to an increase of $576,000 in employee headcount and related compensation, benefits, overhead costs and a $824,000 increase in recruiting costs. The recruiting expenses are predominantly from cash and stock compensation given to a recruiter for identifying and employing three senior members of Immersion's management team. The increase from 1997 to 1998 was principally due to an increase in employee headcount and related compensation and benefits of $584,000, an increase in legal and professional fees of $147,000 and an increase in consulting services of $109,000. Immersion expects that the dollar amount of general and administrative expenses will increase in the future as it incurs the significant additional costs related to being a public company.

     Amortization of Intangibles and Stock Compensation. Amortization of intangibles and stock compensation expense grew by $1.1 million in 1999 to $1.3 million from $211,000 in 1998. Immersion did not incur amortization expenses related to intangibles or stock compensation in 1997. Amortization of licenses and patents was $551,000 in 1999 and $211,000 in 1998 representing a $340,000 increase year over year. The remainder of the 1999 increase is due to $482,000 of amortization on a consulting agreement signed in March 1999 and $306,000 of stock compensation amortization.

     In-Process Research and Development. During the year ended December 31, 1999 Immersion incurred a charge of $1.2 million for in-process research and development resulting from the March 1999 acquisition of patents and in-process technology from Cybernet. The patents and technology were acquired in exchange for 1,291,200 shares of Immersion's common stock. Immersion capitalized $3.6 million of purchased patents and technology in connection with this acquisition. Strategically, this acquisition allowed Immersion to increase the strength of its intellectual property portfolio by obtaining Cybernet's portfolio of issued patents and pending patent applications relating to hardware mechanisms and software architectures designed to deliver tactile sensations to computer users. It also allowed Immersion to obtain five in-process research and development projects that embody aspects of the acquired intellectual property and that have potential commercial value. These include the following:

     - a flexible force feedback development environment that allows developers to implement varying levels of force feedback functionality;

     - a three-degree-of-freedom joystick that uses brushless motor and encoder technology;

     - a six-degree-of-freedom hand controller;

     - a flight yoke that realistically simulates the motion and feel of airplane controls; and

     - a device that allows the user to touch three-dimensional objects.

     In the quarter ended March 31, 1999, Immersion expensed $1.2 million of in-process research and development related to five development projects acquired from Cybernet. The first of these projects is a flexible force feedback development environment that allows developers to choose the level of complexity/ functionality that fits their needs. At the time of acquisition, the development was 81% completed and the estimated cost to complete this development was $438,000. Management expects to ship products using this software beginning in September 2001. The second of these projects, a three-degree-of-freedom joystick, gives the operator smooth, intuitive movement and feedback along three axes -- roll, pitch and yaw -- using brushless motor and encoder technology. At the time of acquisition, the development was 36% completed and the estimated cost to complete this development was $109,000. Management expects products based on this technology to become available in December 2000. The third of these projects is a six-degree-of-freedom hand controller, a small back-drivable robot that moves in six degrees of freedom, three linear positions and attitudes. At the time of acquisition, the development was 70% completed and the estimated cost to complete this development was $88,000. Management expects to complete development of a product based on this technology and begin shipping it in fiscal 2000. The fourth project is a Flight Yoke, which provides the intuitive motion and feel of an airplane control yoke. It translates in and out to control the pitch, rotates for roll control, and provides the corresponding feel along these axes of motion. At the time of acquisition, the development was 49% completed and the estimated cost to complete this development was $175,000. Management expects that licensees will ship licensed products using this technology in fiscal 2001. The fifth development project is a device that allows the user to physically interact with computer generated three-dimensional objects. At the time of acquisition, the development was 11% completed and the estimated cost to complete this development was $248,000. Management expects that a product based on this technology will become available for sale in fiscal 2000.

     Immersion will begin to benefit from the acquired research and development of these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require Immersion to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on its business, financial condition and results of operation. Significant assumptions used to determine the value of in-process research and development include the following: (i) forecast of net cash flows that were expected to result from the development effort using projections prepared by Immersion and the seller's management; (ii) the portion of the projects completed estimated by considering a number of factors, including the costs invested to date relative to total costs of the development effort and the amount of development completed as of the acquisition date, on a technological basis, relative to the overall technological achievements required to achieve the functionality of the eventual product. The technological issues were addressed by engineering representatives from both Immersion and the seller, and when estimating the value of the technology, the projected financial results of the acquired assets were estimated on a stand-alone basis without any consideration of potential synergistic benefits or "investment value" related to the acquisition. As there were no existing products acquired, separate projected cash flows were prepared for only the in-process projects.

     These projected results were based on the number of units sold times the average selling price less the associated costs. After preparing the estimated cash flows from the products being developed, a portion of these cash flows were attributed to the existing technology, which was embodied in the in-process product lines and enabled a quicker and more cost-effective development of these products. When estimating the value of the in-process technologies, a discount rate of 30% was used. The discount rate considered both the status and risks associated with the cash flows at the acquisition date. Projected revenues from the in-process products are expected to commence in 2000 and 2001 as the products are completed and begin to ship. Initial annual revenue growth rates after introduction are projected to exceed 50% and decline to less than 15% by 2005. Gross margins from these products are anticipated to be consistent with the gross margins from Immersion's other products.

     Other Income. Other income consists primarily of interest income, dividend income and capital gains from cash and cash equivalents and short-term investments. Interest and other income was $488,000 in 1999, $174,000 in 1998 and $50,000 in 1997. The significant increase in 1999 is due to the increase in cash and cash equivalents and short-term investments chiefly from the $48.3 million net proceeds of Immersion's public offering on November 12, 1999. The 1998 increase over 1997 other income is largely due to increases in cash and cash equivalents and short-term investments of those years.

LIQUIDITY AND CAPITAL RESOURCES

     Immersion's cash, cash equivalents, and short-term investments consist primarily of money market funds and highly liquid debt instruments. All of Immersion's short-term investments are classified as available-for-sale under the provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The securities are stated at market value with unrealized gains and losses reported as a component of accumulated other comprehensive loss within stockholders' equity.

     At June 30, 2000 Immersion's cash, cash equivalents and short-term investments totaled $37.7 million, down $13.6 million from $51.3 million at December 31, 1999. Excluding short-term investments Immersion's cash and cash equivalents totaled $22.8 million, down $23.7 million from $46.5 million at December 31, 1999.

     Net cash used in operating activities during the first half of fiscal 2000 was $4.2 million, a significant increase from the $195,000 used during the same period last year. Cash used in operations during the six-month period ended June 30, 2000 was comprised of Immersion's $5.6 million net loss, a decrease due to a change in deferred revenue of $983,000 mainly attributable to revenue recognized under the Microsoft agreement, a decrease due to a $586,000 change in accounts receivable and a decrease of $805,000 due to a change in prepaid expenses and other assets primarily the result of capitalization of patent application costs of $225,000 and a lump sum payment to buy out the future royalties due on Immersion's microprocessors of $370,000. Cash used in operations was offset by noncash activities of $2.9 million, including amortization of intangibles and deferred compensation of $1.8 million and the $887,000 one-time charge for in-process research and development relating to the Haptic acquisition and a $977,000 increase in accrued liabilities mostly due to the timing of payments to vendors used on Immersion's new corporate facilities.

     Net cash used in investing activities during the first half of fiscal 2000 was $19.9 million, a considerable increase from the $345,000 used during the same period last year. Net cash used in investing during the period was made up of $18.3 million purchases of short-term investments offset by sales and maturities of $8.1 million, $6.5 million purchases of equity investments in privately-held companies, $2.0 million to purchase capital equipment and leasehold improvements on Immersion's new corporate facilities and information technology infrastructure, and $581,000 related to the Haptic acquisition. To improve Immersion's rate of return on cash and still provide short-term liquidity, Immersion periodically purchases or sells short-term investments, which typically are interest-bearing, investment-grade securities with a maturity of greater than 90 days and less than one year.

     During January 2000 Immersion signed a noncancelable operating lease for expanded facilities, which will expire in 2005, five years from the lease commencement date of June 2000. The operating lease payments in fiscal year 2000 on the new lease are expected to be approximately $500,000. The aggregate of the lease payments after fiscal year 2000 on the new lease are expected to be approximately $3.8 million. Subsequent to the quarter ended June 30, 2000 Immersion was released from all further obligations under the operating lease for its former corporate headquarters.

     At June 30, 1999 Immersion's cash, cash equivalents and short-term investments totaled $2.4 million, down $590,000 from $3.0 million at December 31, 1998. Excluding short-term investments Immersion's cash and cash equivalents totaled $2.2 million, down $388,000 from $2.6 million at December 31, 1998.

     Net cash used in operating activities during the first half of fiscal 1999 was $195,000. Cash used in operations during the six-month period ended June 30, 1999 was comprised of Immersion's $2.1 million net loss, offset by noncash activities of $1.9 million, including the $1.2 million one-time charge for in-process research and development relating to the Cybernet technology acquisition.

     Net cash used in investing activities during the first half of fiscal 1999 was $345,000 which was made up of $323,000 to purchase patents and technology, $153,000 to purchase capital equipment offset by sales and maturities of short term investments of $201,000.

     Immersion believes that Immersion's cash, cash equivalents and short-term investments will be sufficient to meet Immersion's working capital needs and capital expenditure requirements for at least the next 12 months. Immersion anticipates that capital expenditures for the full year ended December 31, 2000 will total approximately $3.0 million in connection with anticipated growth in operations, infrastructure and personnel in Immersion's core business. Immersion anticipates that its capital requirements will increase as a result of the acquisitions of HT and VTi and that it may make additional capital expenditures on behalf of HT and VTi. If Immersion acquires one or more businesses or products in addition to HT and VTi, Immersion's capital requirements could increase substantially. In the event that acquisitions or other unanticipated circumstances result in a significant increase in Immersion's capital requirements, it may elect to raise additional capital through debt or equity financing. There is no assurance that necessary additional capital will be available on terms acceptable to Immersion, if at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     Immersion has limited exposure to financial market risks, including changes in interest rates. The fair value of the Immersion's portfolio or related income would not be significantly impacted by a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the major portion of its investment portfolio. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt obligations due to the fixed nature of Immersion's debt obligations. Immersion's foreign operations are limited in scope and thus it is not materially exposed to foreign currency fluctuations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for Immersion beginning in 2001. Immersion believes that this statement will not have a significant impact on its financial condition and results of operations.

                   HT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This HT Management's Discussion and Analysis of Financial Condition and Results of Operations contains numerous forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements May Prove Inaccurate" on page 44.

OVERVIEW

     HT designs, manufactures, and markets computer-based medical simulators that allow medical personnel to practice procedures without placing patients at risk. HT's products integrate proprietary computer software and tactile feedback robotics with new low-cost and high-power graphics computers to achieve highly realistic simulation systems. HT sells its three key simulation products in the United States, Canada, Europe and Asia.

     HT seeks initially to sell hardware systems to customers, followed by the sales of multiple software packages for specific medical procedures. This strategy enables HT to generate repeat software sales with relatively high margins. HT believes that its ability to achieve profitability may depend on its ability to change its product mix so that a much greater portion of its revenue is derived from high margin software products.

     HT believes that strategic relationships with medical device and pharmaceutical companies may be important to its future growth. Currently HT maintains a co-marketing relationship with Becton Dickinson and Co., the market leader in intravenous catheters and blood collection devices. Required in-service training in the use of both of those product lines can be facilitated by HT's CathSim products and a co-development relationship with Medtronic, Inc., a world leader in medical technology. Based on initial success with the simulation technology, Medtronic is working to broaden the use of simulation across its product lines.

     Grant and contract support for HT's simulation development has come from the U.S. Department of Commerce's Advanced Technology Program, the Defense Advanced Research Project Agency, the Health Care Finance Agency, Small Business Innovative Research agreements with the National Institutes of Health and the Department of the Navy, and grants and cooperative agreements with the Department of the Army.

     HT's three simulation product lines address intravenous catheterization (CathSim), endovascular interventions (PreOp Endovascular) and endoscopy (PreOp Endoscopy). All are comprised of software modules, an interface device and a hardware platform. HT sells hardware systems at prices ranging from $6,000 to $30,000, followed by repeat sales of software to the installed base of systems. The following table shows net sales of HT's three product lines during the two years ended May 31, 2000 and 1999:

                                                       YEAR ENDED
                                                        MAY 31,
                                                    ----------------
                                                     2000      1999     CHANGE
                                                    -------    -----    ------
                                                    ($ IN THOUSANDS)
                                                    ----------------
CathSim...........................................  $1,221     $454      169%
PreOp Endovascular................................     214      246      (13)%
PreOp Endoscopy...................................      45       47       (4)%
                                                    ------     ----      ---
  Total...........................................  $1,480     $747       98%
                                                    ======     ====      ===

     Originally incorporated in 1987, HT was profitable as a contract and service company until 1995 when it began to invest in commercialization of its three product lines.

COMPARISON OF 2000 TO 1999

     Revenues. Product revenues for the year ended May 31, 2000 increased 98% to $1.5 million from $747,000 in 1999. The increase in revenue was due to the availability of additional products, increased market awareness and acceptance of the products, and an increase in HT's sales personnel. Two additional software modules were released for CathSim in September 1999. During 2000 the average number of full time sales representatives was increased to 4.25 from an average of 3 in 1999. HT anticipates that revenues from products will continue to increase during 2001 as it further expands its product offerings and sales force, but there is no assurance that all or any of these expectations will be realized.

                                                                  YEAR ENDED
                                                                    MAY 31,
                                                                ---------------
                                                                 2000     1999    CHANGE
                                                                ------   ------   ------
                                                                (IN THOUSANDS)
  Contract Revenues...........................................  $1,445   $2,935    (51)%

     Contract revenues for the year ended May 31, 2000 decreased by 51% to $1.4 million from $2.9 million in 1999. This decrease reflects the shift in the focus of HT from contract and research and development revenues to product revenues. Several long term contracts ended during 2000. HT is selectively pursuing additional commercial and government development agreements in the areas where it has a market presence.

     Cost of revenues. Cost of product revenues decreased to 59% of product revenue for the year ended May 31, 2000 compared to 60% for the year ended May 31, 1999. Cost of contract revenues decreased to 49% for the year ended May 31, 2000 from 67% for the year ended May 31, 1999. This decrease reflects a greater percentage of higher profit margin commercial contracts than government grants.

     Research and development costs. Research and development costs increased by $1.2 million during fiscal year 2000 or 83%. These increased costs reflect increased product development efforts. HT believes that continued investment in its research and development is critical to its future success, and expects these expenses to increase in absolute dollars in future periods.

     Selling, general and administrative costs. Selling, general and administrative costs increased by 80% in fiscal year 2000. This increase is due to increased personnel costs and related benefit and overhead expenses. HT added personnel in the areas of sales and marketing, materials management and inventory control, and customer and technical support. HT believes that continued investment in the areas of sales and marketing, and infrastructure will be critical to its future success and expects these expenses will continue to increase in the future.

     Other income. Other income, which represents interest earned on cash and cash equivalents, decreased by 12% from $25,000 in the year ended May 31, 1999 to $22,000 in the year ended May 31, 2000. This was due to lower average cash balances during 2000.

     Other expense. Other expense, which represents interest expense, increased 284% to $1.0 million in the year ended May 31, 2000 from $267,000 in the year ended May 31, 1999. This increase was related in part to the Medtronic $3.5 million convertible loan and a warrant to purchase up to $2.0 million of Series A preferred stock. HT allocated $1.1 million of the note proceeds to the warrant and is amortizing this amount to interest expense using the effective interest method over the three year period that the note is expected to be outstanding. The increase in interest expense was also related to the conversion of the investment agreement with Maryland Health Care Product Development Corp., Cook, Inc., and Maryland Department of Business and Economic Development to cash and equity which resulted in a rate of return of 25% on their initial investment.

     Net Loss. The net loss incurred in the year ended May 31, 2000 increased 160% to $5.1 million from $2.0 million in the prior year due to a decrease in revenue and an increase in operating expenses and interest expenses. HT management expects that operating losses will continue to be sustained through 2001.

LIQUIDITY AND CAPITAL RESOURCES

     At May 31, 2000, HT had cash of $79,000, an increase of $76,000 over May 31, 1999. Net cash used in operating activities during fiscal year 2000 was $3.2 million compared to $1.7 million in fiscal year 1999. Cash used in operations was comprised of HT's net loss of $5.1 million, and an increase in inventory of $129,000. Cash used in operations was offset by depreciation of $155,000, non-cash interest expense of $411,000, amortization of interest expense on warrants of $319,000, amortization of deferred stock compensation of $46,000, a decrease in accounts receivable of $324,000, an increase in accounts payable and accrued liabilities of $570,000 and an increase in deferred revenue of $196,000.

     Net cash used in investing activities was $662,000, of which $412,000 was used for furniture, fixtures and leasehold improvements for the new corporate facilities and $250,000 was used for additional computer equipment and software for personnel.

     HT is an early-stage company that has relied on investments and financing from private investors and strategic partnerships, such as Medtronic, to fund its operations. Net cash from investors provided $990,000 during the year ended May 31, 2000, cash from a convertible loan from Medtronic provided $3.5 million, and proceeds from a secured equipment note provided approximately $317,000. Under the terms of the investment agreement with Maryland Health Care Product Development Corp., Cook, Inc. and the Maryland Department of Business and Economic Development mentioned above, HT had the option to convert its obligation to pay royalties through a combination of cash and equity upon receipt of $3 million of financing. HT elected to convert its obligation to pay royalties in August 1999 and paid approximately $862,000 as the 50% cash portion and converted the remainder of the obligation to equity in the form of preferred stock.

     As of May 31, 2000 HT had negative working capital of $642,000. Since May 31, 2000, HT has received $2 million in debt financing from Immersion. This note carries an interest rate of 15% and is due March 9, 2001. HT management believes that these funds will be sufficient to fund its operations through September 2000. HT will require additional capital in the future, which could be provided by Immersion if the merger is completed. If the merger is not completed, there is no assurance that HT could obtain capital from other sources to fund its future operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     HT has limited exposure to financial market risks, including changes in interest rates. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt obligations due to HT's debt obligations having fixed interest rates. HT's foreign operations are very limited in scope and thus HT is not materially exposed to foreign currency fluctuations.

                           COMPARATIVE PER SHARE DATA

     The following table summarizes per share information for Immersion on a historical and pro forma combined basis and for HT on a historical and pro forma equivalent basis. The pro forma information gives effect to the merger accounted for on a pooling-of-interests basis, and the issuance of shares based on an assumed exchange ratio of 0.5176. The actual number of Immersion common shares to be issued will be determined at the effective time as provided in the merger agreement.

     You should read the information presented in the table in conjunction with the unaudited pro forma combined consolidated financial statements, the separate consolidated financial statements and notes to the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations of the respective companies, which are included elsewhere in this proxy statement/prospectus.

     The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect the historical results the combined company would have had if Immersion and HT had been combined during the periods presented. The pro forma data does not reflect any costs associated with the integration and consolidation of the companies anticipated by the management of Immersion.

IMMERSION

                                                 SIX MONTHS ENDED
                                                     JUNE 30,         YEAR ENDED DECEMBER 31,
                                                 ----------------    --------------------------
                                                       2000           1999      1998      1997
                                                 ----------------    ------    ------    ------
Basic and diluted net loss per common share:
  Historical...................................       $(0.35)        $(0.66)   $(0.43)   $(0.17)
  Pro forma....................................       $(0.50)        $(1.20)   $(0.72)   $(0.40)
Book value per common share:(1)
  Historical...................................       $ 3.49         $ 3.59
  Pro forma....................................       $ 2.86         $ 2.92

HT

                                                                 YEAR ENDED
                                                                  MAY 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
Basic and diluted net loss per common share:
  Historical................................................  $(2.33)   $(0.91)
  Equivalent pro forma(2)...................................  $(0.62)   $(0.37)
Book value per common share:
  Historical................................................  $(1.68)   $(0.71)
  Equivalent pro forma(3)...................................  $ 1.48    $ 1.51

-------------------------
(1) Historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(2) Computed by multiplying pro forma basic and diluted net loss per common share for Immersion for the years ended December 31, 1999 and 1998 respectively by 0.5176 which represents the assumed exchange ratio.

(3) Computed by multiplying pro forma book value per common share for Immersion as of June 30, 2000 and December 31, 1999 respectively by 0.5176 which represents the assumed exchange ratio.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Statements made in this proxy statement, other than statements of historical fact, are forward-looking statements. This proxy statement, including the sections entitled "Summary," "Risk Factors," "Immersion Management's Discussion and Analysis of Financial Condition and Results of Operations," "HT Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Immersion Business" and "HT Business" contain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Immersion's actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

     These risks and other factors include those listed under "Risk Factors" and elsewhere in this proxy statement. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risks Factors." These factors may cause Immersion's, HT's or the combined company's actual results to differ materially from any forward-looking statement. Although Immersion and HT believe the expectations reflected in the forward-looking statements are reasonable, Immersion and HT cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Immersion, HT nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Immersion and HT are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform the prior statements to actual results or revised expectations.

                IMMERSION MARKET PRICE AND DIVIDEND INFORMATION

     Immersion common stock has been traded on the Nasdaq National Market since November 12, 1999 under the symbol "IMMR." The following table sets forth for the quarters indicated the high and low closing sale prices per share of Immersion common stock as reported on the Nasdaq National Market.

                                                               HIGH        LOW
                                                              -------    -------
1999
  Fourth Quarter (from November 12).........................  $48.000    $18.625
2000
  First Quarter.............................................  $72.875    $31.875
  Second Quarter............................................  $54.500    $13.938
  Third Quarter (to September 13)...........................  $30.188    $13.688

     No information regarding the market prices of HT's common stock and preferred stock is provided because there is no established trading market for shares of HT common stock and preferred stock.

RECENT CLOSING PRICES

     On July 31, 2000, the day on which the merger was publicly announced after the close of the market, the last reported closing sale price of Immersion common stock on the Nasdaq National Market was $20.375. On September 13, 2000, the last reported sale price of Immersion common stock on the Nasdaq National Market was $14.25.

     Since the market price of Immersion common stock is subject to fluctuation, the market value of the shares of Immersion common stock that HT stockholders will receive in the merger may increase or decrease prior to and following the merger.

     NEITHER IMMERSION NOR HT CAN PREDICT THE FUTURE PRICES FOR IMMERSION COMMON STOCK. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR IMMERSION COMMON STOCK.

DIVIDENDS

     Immersion has never declared or paid any cash dividends on its common stock or other securities and does not anticipate paying cash dividends in the foreseeable future.

NUMBER OF STOCKHOLDERS

     As of August 7, 2000, Immersion had 188 holders of record of Immersion common stock, and as of September 6, 2000, HT had 95 holders of record of HT common stock and preferred stock.

                          THE HT STOCKHOLDERS' MEETING

WHEN AND WHERE THE MEETING WILL BE HELD

     This proxy statement/prospectus is being furnished to HT stockholders as part of the solicitation of proxies by HT's board of directors for use at the HT special meeting, to be held on September 27, 2000 at 9:00 a.m., local time at HT's corporate headquarters at 55 West Watkins Mill Road, Gaithersburg, Maryland 20878 and at any adjournments or postponements thereof.

     This proxy statement/prospectus, and the accompanying proxy card, are first being mailed to holders of HT common stock and preferred stock on or about September 14, 2000.

WHAT WILL BE VOTED UPON

     The purpose of the HT special meeting is to consider and vote upon a proposal to approve the merger and the merger agreement.

WHICH STOCKHOLDERS MAY VOTE

     Only holders of record of HT common stock and preferred stock at the close of business on September 6, 2000, the HT record date, are entitled to notice of and to vote at the HT special meeting. As of the close of business on the HT record date, there were 2,507,015 shares of HT common stock and preferred stock outstanding and entitled to vote, held of record by 95 stockholders. Each holder of HT common stock and preferred stock will be entitled to cast one vote for each share held. A majority, or 1,253,508 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

HOW DO HT STOCKHOLDERS VOTE

     The HT proxy card accompanying this proxy statement/prospectus is solicited on behalf of the HT board of directors for use at the HT special meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to HT. All proxies that are properly executed and returned, and that are not revoked, will be voted at the HT meeting in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted for approval of the merger and the merger agreement.

HOW TO CHANGE YOUR VOTE

     An HT stockholder who has given a proxy may revoke it at any time before it is exercised at the HT meeting, by doing one of the following:

     - delivering a written notice of revocation to the secretary of HT;

     - executing a subsequently dated proxy and delivering it to the secretary of HT; or

     - attending the HT special meeting and voting in person.

     Attending the HT special meeting will not, by itself, revoke a proxy. The HT stockholder must also vote at the meeting.

VOTE REQUIRED TO APPROVE THE MERGER

     Under Maryland law and the charter documents of HT, approval of the merger and the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of HT common stock and preferred stock, voting as one class.

     At the special meeting, each stockholder is entitled to one vote for each share held. The right to vote may be exercised in person or by properly executed proxy.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF HT. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     HT expects that, pursuant to voting agreements and related irrevocable proxies, 1,443,173 shares of HT common stock and preferred stock beneficially owned by certain stockholders of HT on September 6, 2000 (representing approximately 58% of the total number of shares of HT common stock and preferred stock outstanding at such date) will be voted for approval of the merger and the merger agreement.

EXPENSES OF PROXY SOLICITATION

     HT proxies are being solicited by and on behalf of the HT board of directors. HT will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mail, HT proxies may be solicited by directors, officers and employees of HT in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation.

     HT STOCKHOLDERS SHOULD READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

     HT has been an important user of Immersion's TouchSense technology and has worked with Immersion since 1994. Immersion has developed and manufactured several custom medical simulation products to HT's specifications. In June 1999, Immersion and HT entered into a non-exclusive intellectual property license agreement that provides that HT will pay Immersion per unit royalties on medical simulation interface devices incorporating Immersion's TouchSense technology.

     On January 28, 2000, HT informally approached Michael Levin, Immersion's senior director, professional & industrial products, to explore possible mutual business opportunities. On January 31, HT sent its business plan to Immersion. Over the next few days, Mr. Levin and Rodney G. Hilton, HT's chief executive officer, had several telephone discussions about a possible investment by Immersion in HT.

     On March 17, 2000, Gregory L. Merril, HT's founder and chairman of the board, Mr. Hilton and other senior HT management met with Louis Rosenberg, Immersion's president and chief executive officer, and other senior Immersion management at Immersion's offices. HT demonstrated its products and discussed its business plan. At the end of the meeting, HT proposed that Immersion consider investing $6 million in HT.

     During the rest of March, the managements of Immersion and HT continued to discuss the investment proposal, other ways to mutually expand their businesses, and the technological and market synergies that a closer relationship between the two companies might foster.

     In early April, Stuart Mitchell, Immersion's vice president, business development, called Mr. Hilton to communicate Immersion's interest in seriously exploring HT's investment proposal. Mr. Mitchell requested certain due diligence materials from HT, and Victor Viegas, Immersion's chief financial officer, followed up with a written request for due diligence materials. By letter dated April 10, HT transmitted the requested information and described its understanding of the potential investment and expanded business relationship.

     In mid-April, Immersion engaged Alliant Partners, a financial consultant, to assist management in assessing and structuring a possible investment in or other strategic combination with HT. On April 19,

Immersion's board of directors discussed HT's investment proposal and instructed management to continue to investigate the proposal and other possible business combinations.

     On April 27, 2000, Mr. Mitchell, Mr. Levin and a representative of Alliant Partners met with Messrs. Merril and Hilton and other HT senior management at HT's offices. Immersion presented its views on the investment proposal, HT's valuation and various due diligence matters. Immersion also suggested a possible acquisition of HT as an alternative to an investment. At that time, however, Immersion proposed no specific terms or conditions.

     In early May, HT arranged a conference call between Immersion and Medtronic, Inc., a medical device manufacturer that uses HT's products to develop simulation programs to train surgeons in the use of Medtronic's products. Medtronic and HT had entered into an investment agreement in August 1999, which was amended in March 2000. Under the agreement, Medtronic loaned $3,500,000 to HT against a note convertible into HT preferred stock and received an option to purchase 250,000 shares of HT preferred stock, HT and Medtronic agreed to engage in joint development efforts and Medtronic received a right of first offer on new issuances of HT stock or an acquisition of HT. Discussion at the meeting centered around possible transactions between Immersion and HT ranging from a small investment in HT to an acquisition of HT. Medtronic informally indicated that it would support an investment in or acquisition of HT as long as the investment did not adversely impact Medtronic's existing contractual arrangements with HT.

     On May 4, Mr. Mitchell and a representative of Alliant Partners proposed in a conference call with Messrs. Merril and Hilton and other senior HT management that Immersion acquire HT in a tax-free merger. In the merger, HT common stock and preferred stock would be converted into Immersion common stock and Immersion would assume HT's outstanding stock options by exchanging them for Immersion options. The transaction would be accounted for as a pooling of interests. Immersion's proposal also contemplated further due diligence investigations by Immersion and a renegotiation of the Medtronic agreement.

     Discussions between the management teams continued after the May 4 conference call. The discussions centered on the terms of the proposed acquisition. The HT board of directors met on May 5, May 9 and May 11. At the meetings the board of directors reviewed and finally approved the terms of the merger ultimately embodied in a letter of intent.

     On May 17, the executive committee of Immersion's board of directors discussed the acquisition of HT, reviewed a draft of a letter of intent that described the principal terms of the merger and approved the letter of intent. A few days later, Immersion presented a draft letter of intent to HT setting out proposed terms of the merger. On May 23, Mr. Mitchell and Mary Beth Baust, Immersion's controller, conducted additional due diligence at HT's office.

     After additional discussions between the management teams to negotiate the terms, the parties signed a final letter of intent on June 9, 2000. In the letter of intent, Immersion agreed to lend HT $2 million to fund its operations.

     HT and Immersion informed Medtronic of the letter of intent, which commenced Medtronic's 30 day right of first offer under the Medtronic agreement. On June 14, Mr. Levin and Bruce Schena, Immersion's chief technical officer, visited HT's offices to conduct additional technical due diligence. On June 15, Messrs. Mitchell, Merril and Hilton and other senior management met with representatives of Medtronic to discuss Medtronic's views on Immersion's proposed acquisition of HT and possible amendments to the Medtronic agreement.

     Medtronic's 30 day right of first offer expired on July 10 without being exercised. Thereafter, Immersion's counsel distributed drafts of the merger agreement and other agreements related to the merger for review. Discussions and negotiations of the terms of the agreements were carried on among senior management and the legal advisors of both companies in numerous telephone and conference calls, including conference calls on July 18, 20, 27 and 30. During the same period, Immersion continued to conduct financial and legal due diligence.

     At a meeting on July 26, the Immersion board of directors reviewed the terms of the merger and the merger agreement and the results of Immersion's due diligence investigations, discussed management's recommendations and unanimously approved the merger and the merger agreement.

     The HT board of directors met on July 26 and received an oral report from Janney Montgomery Scott to the effect that the merger consideration was fair to the HT stockholders from a financial point of view. After receiving the report and discussing the terms of the merger and the merger agreement with legal counsel, the HT board of directors unanimously approved the merger and the merger agreement and voted to recommend it to the HT stockholders.

     Immersion and HT signed the merger agreement in the morning of July 31, 2000 and announced it in a press release after the close of the securities markets the same day.

REASONS FOR THE MERGER

     This section contains numerous forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements May Prove Inaccurate" on page 44.

     The boards of directors of both Immersion and HT believe that the combined company will have greater potential to exploit their technologies, penetrate markets more deeply, access broader markets, attract and retain key personnel, improve operating and financial results over the long term and compete more effectively than would either company operating alone. The boards of directors of both companies have identified potential mutual benefits of the merger that include the following:

     Enhanced Technological Capabilities. Immersion has developed technology for the simulation of tactile sensations in medical procedures. HT has extensive experience in the development of touch-enabled medical simulation systems and software authoring tools. Immersion's leading position in force feedback technology will complement and improve HT's systems and software, while HT will add its expertise in systems hardware and software development to the combined company. Immersion and HT believe that combining the core competencies of the two companies will result in even stronger technical leadership in the medical simulation systems market.

     Deeper Market Penetration; Access to Broader Markets. The market for medical simulation products is an emerging market. Immersion and HT, believe that by combining their technology assets they will be able to improve the fidelity of the tactile feedback of HT's products, expand the combined company's software base, improve software authoring tools and reduce costs. These accomplishments, if realized, will allow the combined company to penetrate the market more deeply and increase the rate at which the medical education market adopts medical simulation training technology. Immersion will be able to use HT's leadership position to expand Immersion's penetration of the medical simulation products market. Immersion and HT also believe that as a result of combining the technologies of the two companies, new technologies and tools will emerge that will have application in adjacent markets including other professional, as well as industrial and consumer, markets. This will provide the combined company the opportunity to address broader markets.

     Expansion of Key Employee Pool. The competition for technical, sales, support and other personnel in high technology industries is intense, and both Immersion and HT have experienced difficulty in attracting and retaining key employees in these fields. Immersion and HT believe that combining their existing staffs will not only provide a greater concentration of expertise in areas critical to achievement of the combined company's goals, but will also enhance the ability of Immersion and HT to recruit qualified key personnel. HT believes that the merger will improve its recruiting opportunities because it will be able to offer increased benefits, including particularly the opportunity to participate in the stock option plans of a company whose securities are publicly traded and have a readily ascertainable market value. In addition, the opportunity to be part of a larger organization with an overall higher profile may assist in attracting key personnel. Immersion may also derive a benefit from being able to recruit personnel to be located outside of the California Silicon Valley, where competition among technology companies for key personnel is particularly intense.

     Improved Operating Results. HT's revenues will add significantly to Immersion's. The companies believe that potentially greater revenues will raise the combined company's profile and provide it more opportunities and greater leverage in negotiating strategic partnering, joint development and other arrangements. Increased revenues and improved operating results may also increase the combined company's credibility within the investment community.

     Stronger Competitive Position. Immersion and HT believe that each of them has achieved brand recognition in the medical simulation products market and that the combining of the two brands will prove to be a powerful competitive tool. Immersion and HT also believe that the merging of brands combined with the foregoing and other factors will converge to put the combined company in a stronger competitive position than either of the companies could expect operating on its own. The combination of the technological capabilities and enhanced market access of the combined company alone are expected to add to its competitive strength. To the extent that the merger improves the combined company's ability to attract key personnel and leads to improved operating results, it will further strengthen its ability to compete effectively.

IMMERSION BOARD CONSIDERATIONS

     The Immersion board of directors decided to approve the merger and the merger agreement after consulting with Immersion's management and its legal and accounting advisors. In reaching its decision, the board considered the anticipated mutual benefits of the merger described above as well as various other factors, including the following:

     Access to HT's Intellectual Property. HT has developed an important portfolio of intellectual property in haptics (force feedback) that the Immersion board of directors believes may prove valuable to Immersion. Some of the HT intellectual property may have application to Immersion's business in fields beyond medical procedure simulation.

     Strategic Relationships. HT has strong strategic relationships with Medtronic and other major companies in the healthcare industry. Immersion and HT believe that these relationships will be advantageous to the combined company and may facilitate an expansion of the combined company's relationships with healthcare companies.

     Enhanced Market Access. While Immersion currently participates in the medical simulation products market to a limited degree, the Immersion board of directors believes that the merger will provide Immersion greater access to the medical procedure simulation market which currently represents an important high end market for haptic technologies.

     Financial Condition and Operating Results. The Immersion board considered the financial condition and operating results of Immersion and HT on both historical and prospective bases. The anticipated increase in the proportion of HT's revenues that will be derived from higher profit margin software is expected to improve HT's operating results.

     Pooling-of-Interests. Immersion and HT expect that the merger will be treated under the pooling-of-interests-method of accounting for business combinations. Under the pooling-of-interests accounting method, which treats the companies as if they had been combined for all historical periods, Immersion would not be required to record a substantial amount of the merger consideration as goodwill to be amortized against future operations.

     Terms of the Merger Agreement and Related Agreement. The Immersion board of directors considered management's description of the terms of the merger agreement and related agreements, which management believes to be reasonable from Immersion's viewpoint. The board noted that key employees of HT would execute noncompetition agreements.

     The Immersion board of directors also considered several potential disadvantages to the merger, including the following:

     - The risk that some or all of the expected benefits the merger described above may not be achieved in spite of the best efforts of the parties.

     - The fact that HT, which is an early stage development company competing in an emerging market, has substantial working capital requirements and a history of operating losses.

     - The risk that Immersion may be unable to retain some of the key technical and management personnel of HT.

     - The risk that the market price of Immersion common stock might be adversely affected by the public announcement of the merger.

     - The possibly dilutive effect of the Immersion common stock to be issued in the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger, the Immersion board of directors did not find it possible to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

HT BOARD CONSIDERATIONS

     The HT board of directors decided to recommend the merger for approval by the stockholders of HT after consultation with HT management and its financial, legal and accounting advisors. In reaching its decision, the HT board of directors considered a number of factors, including the following:

     Need for funds and access to capital. HT has continually struggled to raise sufficient capital to pursue its research and development activities and fund its operations. The merger will provide HT with access to Immersion's cash reserves to fund its current operations. Also, the HT board of directors believes that, as a public company, the combined company will have a greater ability than HT alone to access the capital markets, which would enhance HT's ability to obtain the capital necessary for its operations, product development and continued growth. The HT board of directors believes that, if the merger is not completed, HT will require a near-term investment of additional capital.

     Enhanced development capacity and expansion of product and customer base. The HT board of directors believes that the combination of Immersion and HT will result in a combined company with an enhanced development capability and expanded product and customer base. Both HT and Immersion have developed highly qualified engineering staffs and significant research and development capabilities. The HT board of directors believes that by combining the two engineering departments, they will complement each other and enhance the overall scope of expertise beyond the capabilities of the individual companies. The HT board of directors also took into account Immersion's production capabilities, which complement HT's development capabilities. The HT board of directors believes that, as a result of enhanced development capability and other factors, the combined company will be able to develop more innovative technology and offer more products to Immersion's and HT's markets, which should result in a greater increase in overall sales than that which would be achieved if the companies operated independently.

     Optimized stockholder value and liquidity. The HT board of directors considered the fact that HT stockholders will receive publicly traded securities that are quoted on the Nasdaq National Market. By contrast, there is no way to readily determine the value of HT stock as there is no active market in HT securities. Although the HT board of directors has considered having HT become a public company at some time in the future, the ability of HT to complete an initial public offering in the near term is doubtful. The HT board of directors believes that the conversion of HT stock into publicly traded Immersion stock with readily determinable market values substantially enhances stockholder value and lowers the risk that HT stockholders will not achieve liquidity and value for their investments in HT. This conclusion was further supported by the fact that HT stockholders would receive registered Immersion stock, which would provide them with enhanced liquidity.

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

     Merger Consideration. The HT board of directors believes that the merger agreement provides for a fair method of combining the equities of the two companies and that the consideration to be paid to HT stockholders is fair to the HT stockholders. In reaching this conclusion, the HT board of directors relied in part upon its own knowledge of HT's financial condition, results of operations, business, technologies, services and products, on both a historical and prospective basis, as well as the current industry, economic and market conditions. The HT board of directors also considered the advice of its financial advisor, Janney Montgomery Scott Inc. Although Janney Montgomery Scott will not be asked to furnish a formal written fairness opinion, it did discuss with the HT board of directors at its July 26, 2000 meeting the terms of the merger and the merger consideration and Janney Montgomery Scott's analysis of the relative values of the companies. Janney Montgomery Scott advised the HT board of directors orally that the merger consideration was fair to the stockholders of HT from a financial point of view and explained that they had based their conclusion on analyses of comparable companies, comparable cash flows and projected discounted cash flows.

     In view of the variety of factors considered by the HT board of directors in connection with its evaluation of the merger, the HT board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

HT BOARD OF DIRECTORS RECOMMENDATIONS RELATING TO THE MERGER

     The HT board of directors has unanimously approved the merger and the merger agreement, and has determined that the merger is fair to, and in the best interests of, both HT and its stockholders. After careful consideration, the HT board of directors recommends that HT stockholders vote for approval of the merger and the merger agreement by executing and returning the HT proxy card.

INTERESTS OF SOME HT DIRECTORS, OFFICERS AND STOCKHOLDERS IN THE MERGER

     Some officers and directors of HT have personal interests in the merger that are different from, or in addition to, the interests of most HT stockholders. These personal interests include:

     - The agreement of Immersion to assume all of the outstanding options granted under HT's stock option plans and exchange them for options to purchase Immersion common stock. The new options will be exercisable on the same terms and conditions as currently provided in the HT options, except for adjustments, based on the exchange ratio, to the numbers of shares subject to options and the exercise prices;

     - The agreement of Immersion to adopt a stock option plan to grant options to purchase Immersion common stock exclusively to HT employees, including current HT officers. The option plan will provide for the grant of up to 550,000 shares of Immersion common stock plus an additional number of shares to cover shares subject to the HT options that are vested or exercisable at the effective time and assumed by Immersion. In addition to the grant of options to replace the assumed HT options, the new plan will provide for the grant of new options to HT employees; and

     - The agreement of Immersion to continue to honor Mr. Hilton's existing employment agreement with HT.

     As a result of the personal interests described above, several HT officers and directors may have a conflict of interest that could have influenced their support of the merger.

PRIOR RELATIONSHIP OF IMMERSION AND HT

     Immersion and HT have worked together since 1994. Prior to 1998, Immersion developed and manufactured several custom medical products to meet HT specifications, including:

     - Virtual Scalpel;

     - Virtual Laparoscopic Interface;

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

     - IV Needle Insertion Simulator;

     - Virtual Ureteroscope; and

     - Catheter Simulator.

     In June 1999, Immersion and HT entered into an Intellectual Property License Agreement. Under the terms of the agreement, Immersion granted to HT a non-exclusive license for Immersion intellectual property for medical simulation interface devices, in exchange for a per unit royalty fee. Since that date, HT has been working to integrate Immersion TouchSense technology into HT's three lines of simulation products. During the six months ended June 30, 2000 and the year ended December 31, 1999, HT paid $15,000 and $21,000 respectively in royalties to Immersion under the license.

     In the letter of intent between Immersion and HT with respect to the merger, Immersion agreed to lend HT $2 million to fund HT's operations. Immersion agreed to advance funds in three installments of $750,000, $500,000 and $750,000 as various conditions specified in the letter of intent are satisfied. Immersion and HT believe that interest rate and other terms of the loan are equivalent to interest rate and the terms that HT could have obtained in the market. Immersion has advanced the entire $2 million to HT.

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

             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

     The merger agreement and the forms of several related agreements are attached to this proxy statement/prospectus as appendices. Immersion and HT encourage you to read the merger agreement and the related agreements in their entirety. They are the legal documents that govern the merger and related transactions. If there is a discrepancy between the terms of the legal documents and the following summary, the legal documents will control.

GENERAL

     On July 31, 2000, Immersion, its wholly owned subsidiary, HT Merger, Inc., HT and Gregory L. Merril entered into the merger agreement attached to this proxy statement/prospectus as Appendix A that provides for the merger of HT Merger into HT. HT will be the surviving corporation and will become a wholly-owned subsidiary of Immersion at the effective time of the merger. The merger agreement is attached to this proxy statement/prospectus as Appendix A. After the merger, the articles of incorporation and the bylaws of the surviving corporation will be the same as the articles of incorporation and bylaws of HT Merger. The name of the surviving corporation will be "HT Medical Systems, Inc."

     If the merger is completed, holders of HT common stock and preferred stock will no longer hold any direct interest in HT other than through their interest in shares of Immersion common stock. They will become stockholders of Immersion and will have only an indirect interest in HT as a subsidiary of Immersion. Their rights will be governed by Immersion's amended and restated certificate of incorporation and bylaws and the laws of the State of Delaware. See "Comparison of Immersion and HT Stockholder Rights" for a comparison of the rights of stockholders of Immersion and HT.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when the articles of merger signed by HT and HT Merger are filed with the Maryland Department of Assessments and Taxation. The merger agreement provides that the parties will file articles of merger on September 25, 2000 or as soon afterward as all of the conditions to the completion of the merger have been satisfied or waived.

     There is no assurance that the conditions to the merger will be satisfied. Also, the merger agreement may be terminated by either Immersion or HT under various circumstances as specified in the merger agreement. Therefore, there is no assurance as to whether or when the merger will become effective.

MERGER CONSIDERATION

     When the merger is effective, subject to the closing adjustment described below, each outstanding share of HT common stock and preferred stock will be converted into a fraction of a share of Immersion common stock equal to an exchange ratio computed as provided in the merger agreement. The exchange

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

ratio is expressed as fraction. The numerator of the fraction is 1,998,433 shares of Immersion common stock. The denominator is the total of:

- all of the shares of HT common stock and preferred stock
  outstanding at the effective time.........................   2,507,015
- the number of shares of HT common stock subject to
  outstanding stock options, other than the Medtronic
  option, that are vested or exercisable at the effective
  time......................................................     538,538*
- the number of shares of HT common stock and preferred
  stock subject to outstanding warrants.....................     128,046
- the number of shares of HT preferred stock subject to the
  convertible note held by Medtronic........................     437,500
- the number of shares of HT preferred stock subject to the
  Medtronic option..........................................     250,000
  Total.....................................................   3,861,099*

-------------------------
* Estimated based on the number of options expected to be vested or exercisable at the effective time of the merger

     Based on the estimate indicated in the table above, Immersion and HT anticipate that the exchange ratio will be approximately 0.5176. Subject to the closing adjustment, each holder of HT common stock and preferred stock will have the right to receive a number of whole shares of Immersion common stock equal to the number of shares of HT common stock and preferred stock held by the stockholder at the effective time of the merger multiplied by the exchange ratio. Each HT stockholder will also be entitled to receive cash for any fraction of a share of Immersion common stock based on a value of $25.52 per share of Immersion common stock.

     The actual exchange ratio could be higher or lower than 0.5176 depending on whether fewer or more HT options than Immersion anticipates are actually vested or exercisable at the effective time. The exercise of options or warrants or conversion of the convertible note before the effective time will not affect the exchange ratio because any increase in the outstanding HT stock resulting from the exercise or conversion will be offset by a corresponding decrease in the shares subject to options, warrants or the convertible note.

     Assuming that no options, warrants or the convertible note are exercised or converted before the effective time and that the number of HT shares subject to vested or exercisable options is as estimated, holders of outstanding shares of HT common stock and preferred stock will be entitled to receive, subject to the closing adjustment, a total of approximately 1.298 million shares of Immersion common stock. Ten percent of the Immersion common stock issued in the merger will be placed in escrow, and the final disposition of the escrowed shares will be subject to the terms of the escrow arrangements, as described below.

     The value that HT stockholders will receive in the merger will depend on the market price of Immersion common stock at the effective time, the closing adjustment and the final disposition of escrowed shares. There is no provision in the merger agreement to adjust the merger consideration based on changes in the market price of HT common stock. In addition, HT does not have a right to terminate the merger agreement because the market price of Immersion common stock declines. The value at the effective time of the Immersion common stock to be received by holders of HT preferred stock may be less than the liquidation preference of their HT preferred stock. YOU ARE ADVISED TO OBTAIN RECENT MARKET QUOTATIONS FOR IMMERSION COMMON STOCK. IMMERSION CANNOT PREDICT THE MARKET PRICE OF ITS COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER OR THE MARKET PRICE OF ITS COMMON STOCK AT ANY TIME AFTER THE MERGER IS COMPLETED.

HT OPTIONS AND WARRANTS AND THE CONVERTIBLE NOTE

Options. Each outstanding option to purchase HT common stock granted under HT's 1995 B Employee Stock Option Plan and 1998 Stock Option Plan will be assumed by Immersion and will be exchanged for an option to acquire shares of Immersion common stock on the same terms and conditions, except that the number of shares subject to the option will be determined by multiplying the number of shares presently subject to the HT option by the exchange ratio at which the HT common stock and preferred stock is to be converted into shares of Immersion common stock in the merger, and the new exercise price will be

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

determined by dividing the exercise price of the HT option by the exchange ratio. Based on the number of HT options that are expected to be outstanding at the effective time and the estimated exchange ratio of 0.5176, the HT options will be exchanged for options to purchase approximately 316,697 shares of Immersion common stock, assuming that none are exercised and none are terminated before the effective time.

Warrants. Each outstanding warrant to purchase HT common stock and preferred stock will be treated after the merger as a warrant to purchase shares of Immersion common stock on the same terms and conditions, except that the number of shares subject to the warrant shall be adjusted by multiplying the number of shares presently subject to the warrant by the exchange ratio at which the HT common stock and preferred stock is to be converted into shares of Immersion common stock in the merger and the new exercise price will be determined by dividing the exercise price of the HT warrant by the exchange ratio. Based on the expected exchange ratio of 0.5176, the outstanding HT warrants will represent the right to purchase approximately 66,277 shares of Immersion common stock, assuming that none of the warrants are exercised before the effective time.

Convertible Note and Medtronic Option. Medtronic, Inc. holds an HT promissory note convertible into 437,500 shares of HT preferred stock and an option to purchase 250,000 shares of HT preferred stock. The convertible note and the Medtronic option will be treated after the merger as a convertible note and an option to purchase shares of Immersion common stock upon the same terms and conditions, except that the number of shares subject to the convertible note and option shall be adjusted by multiplying the number of shares presently subject to the convertible note and option and the conversion and exercise prices by the exchange ratio by which the HT common stock and preferred stock is to be converted into shares of Immersion common stock in the merger and by dividing the conversion or exercise price for such shares of HT common stock by the exchange ratio to determine the new conversion or exercise price. Based on the expected exchange ratio of 0.5176, the convertible note and option will represent the right to purchase approximately 226,450 and 129,400 shares of Immersion common stock, assuming that neither is exercised or converted before the effective time.

CLOSING ADJUSTMENT TO THE MERGER CONSIDERATION

     Subject to the assumptions described above and the escrow arrangements described below, HT stockholders are expected to receive approximately 1.298 million shares of Immersion common stock in the merger, or approximately 0.5176 share of Immersion common stock for each outstanding share of HT common stock or preferred stock. The aggregate number of shares of Immersion common stock that HT stockholders will receive at the closing of the merger will be reduced if HT's merger expenses exceed $240,000. The number of shares of Immersion common stock by which the merger consideration will be reduced will be the amount by which HT's merger expenses exceed $240,000 divided by $25.52, which was the average closing stock price of a share of Immersion common stock for the 10 trading days ended two days before the merger agreement was signed on July 31, 2000. For example, if the actual HT merger expenses were $300,000, the reduction in the number of shares of Immersion common stock issued in the merger would be 2,351 -- $60,000 excess merger expenses divided by $25.52. The number of shares of Immersion common stock that each HT stockholder would receive will be reduced pro rata from what they would otherwise have received.

ESCROW ARRANGEMENTS AND INDEMNIFICATION AND JOINDER AGREEMENT

Escrow. At the effective time, Immersion will deposit in escrow with U.S. Trust Company, NA, the escrow agent, 10% of the shares of Immersion common stock issued in the merger. The deposit of the escrowed shares will reduce by 10% the number of shares that each HT stockholder would otherwise be entitled to receive at the effective time. The escrowed shares will be held subject to the terms of the escrow agreement. A copy of the escrow agreement is attached to this proxy statement/prospectus as Appendix B. Some or all of the escrowed shares may be returned to Immersion to compensate it for all losses incurred by Immersion caused by the inaccuracy or breach of any of HT's representations,

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

warranties and covenants in the merger agreement if the total losses incurred by Immersion exceed $50,000. The number of escrowed shares of Immersion common stock to be returned to Immersion to compensate it for any such losses will be determined by dividing the amount of the indemnifiable loss by $25.52, the average closing price of Immersion common stock for the 10 trading days ended two days before the merger agreement was signed on July 31, 2000.

     The merger agreement provides that Immersion may make indemnification claims at any time until it issues its audited financial statements for the year ended December 31, 2000 or until March 31, 2001, whichever is sooner. The escrow agreement provides that the escrow agent will distribute the escrowed stock that has not been paid to Immersion as compensation for losses to HT stockholders 30 days after the last date on which Immersion may make indemnification claims, provided that any escrowed shares that may be required to compensate Immersion for claims that are unresolved at that date will remain in escrow until the resolution of all claims that were timely made by Immersion.

     The duties of the escrow agent include safeguarding the escrowed shares during the escrow period and the delivery to HT stockholders at the expiration of the escrow period of all of the escrowed shares in excess of any shares necessary to cover claims made by Immersion on a timely basis. Immersion will pay the escrow agent's fees and expenses up to $25,000. Any fees and expenses in excess of $25,000 will be paid half by Immersion and half by the representative with the representative's share being paid from the escrow fund. Unless and until Immersion asserts a claim under the escrow agreement, the representative will instruct the escrow agent as to the manner of voting the escrowed shares.

The Representative. The merger agreement provides that, after the effective time, Mr. Merril will act on behalf of the HT stockholders as their representative in connection with the escrow arrangements. The representative is the only person authorized to take any action on behalf of the HT stockholders with respect to the indemnification provisions in the merger agreement, the indemnification and joinder agreement and the escrow agreement. The HT stockholders will be bound by any action taken by the representative, who will have full authority, among other things, to settle any dispute relating to the merger agreement or the escrow agreement. The representative will not have any liability to the HT stockholders for any actions taken in good faith, except in the case of his gross negligence, recklessness or willful misconduct. Any actions by the representative relating to the escrow arrangements under the terms of the escrow agreement will be the act of HT stockholders, and the escrow agent and Immersion may rely on any act or decision of the representative as being final and binding on HT stockholders, the escrow agent and Immersion.

Indemnification and Joinder Agreement. Each of the HT stockholders will be asked to sign the indemnification and joinder agreement in which the stockholders agree to join in and be bound by the indemnification provisions of the merger agreement and agree to the appointment of the representative as the representative of the stockholders. The indemnification and joinder agreement is attached as Appendix C to this proxy statement/prospectus. It is a condition to the closing of the merger that at least 97% of the HT stockholders sign the indemnification and joinder agreement. The merger agreement provides that the obligation of the HT stockholders to indemnify Immersion is limited to the number of escrowed shares allocable to each HT stockholder and that they will have no additional liability in the absence of fraud. In addition to agreeing to the appointment of the representative, by signing the indemnification and joinder agreement, the HT stockholders appoint the representative as their attorney-in-fact and agent for service of process for all matters related to the indemnification and escrow arrangements.

EXCHANGE OF HT STOCK CERTIFICATES

     Promptly after the effective time, Immersion's exchange agent will mail to each HT stockholder of record a letter of transmittal with instructions to be used by the stockholder in exchanging certificates which, prior to the merger, represented shares of HT common stock and preferred stock for certificates representing Immersion common stock. After the effective time, there will be no further registration of transfers of HT stock on the stock transfer books of HT.

     Upon the surrender of an HT stock certificate to the exchange agent together with a duly executed letter of transmittal and the other documents as may be reasonably required by the exchange agent, the exchange agent will send the holder of the HT stock certificate a certificate representing the number of whole shares of Immersion common stock to which the holder of HT stock is entitled plus cash in lieu of any fractional share. Each payment of cash may be reduced by the amount of any withholding taxes required under applicable law.

     If there has been a transfer of ownership of HT stock that was not registered in the transfer records of HT, a certificate representing the appropriate number of shares of Immersion common stock may be issued to a transferee if the certificate representing the shares of HT stock is presented to the exchange agent with a duly executed letter of transmittal, together with all documents required to evidence and effect the transfer and evidence that any applicable stock transfer taxes have been paid.

     Until a certificate representing HT stock has been surrendered to the exchange agent, each HT stock certificate will be deemed at any time after the effective time of the merger to represent only the right to receive a certificate representing the number of shares of Immersion common stock to which the HT stockholder is entitled under the merger agreement plus cash in lieu of fractional shares.

THE MERGER AGREEMENT

Representations, Warranties and Covenants. Immersion and HT made representations and warranties in the merger agreement relating, among other things, to:

As to Immersion and HT

     - The organization of Immersion, HT and HT's subsidiary and matters of corporate authority;

     - The authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

     - The capital structures of Immersion, HT and of HT Merger;

     - The absence of conflicts under charter documents or bylaws, required consents or approvals and violations of any instruments or law; and

     - The financial statements of Immersion and HT.

As to HT

     - The absence of specified material adverse changes, material litigation or material undisclosed liabilities;

     - Matters related to inventories, products and accounts receivable;

     - Tax, labor and employee benefit matters;

     - Title to properties and intellectual property matters;

     - Compliance with applicable law, including environmental laws, and possession of required licenses and permits; and

     - The accuracy of information supplied for use in the preparation of this proxy statement/prospectus and the related registration statement.

As to Immersion

     - Documents filed by Immersion with the SEC and the accuracy of the information contained therein.

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

     HT has covenanted that until the consummation of the merger or the termination of the merger agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, not take actions outside the ordinary course without Immersion's consent, provide Immersion with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the merger. HT has also made covenants regarding amendments to agreements with third persons.

     Immersion has covenanted to extend board observer rights to Mr. Merril, HT's chairman, and to use all reasonable efforts to register with the SEC the Immersion common stock to be issued in the merger.

Conditions to the Completion of the Merger. The obligations of Immersion and HT to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

     - The approval of the merger by the required votes of the stockholders of HT;

     - The accuracy in all material respects on the closing date of the merger of the representations and warranties made by the other party;

     - The performance in all material respects by the other party of its covenants;

     - The receipt by Immersion of specified consents and executed agreements, including the escrow agreement and indemnification and joinder agreement signed by holders of at least 97% of HT common stock and preferred stock;

     - The delivery of specified ancillary documents and legal opinions;

     - The resignation from office of those HT officers and directors specified by Immersion;

     - Immersion's registration statements filed with the SEC shall be effective and shall not be the subject of any stop orders or stop order proceeding;

     - There shall be no order, decree or injunction of any court or agency that would prevent or delay the merger;

     - Immersion shall have received advice from its and HT's auditors that pooling-of-interests accounting for the merger is appropriate;

     - The absence of any material adverse change in the business, operations, affairs, properties, assets or condition of the other party;

     - The holders of no more than three percent of the HT common stock and preferred stock shall be eligible to demand payment in cash for their shares; and

     - There shall have been no material adverse change affecting HT.

An additional condition that HT and Medtronic, Inc. amend the Medtronic agreement in a manner satisfactory to Immersion has been satisfied.

Limitation on Negotiations. The merger agreement provides that HT shall not solicit or encourage the making of any acquisition proposal, take any action that could reasonably be expected to lead to an acquisition proposal, furnish any non-public or confidential information in connection with any acquisition proposal, engage in any discussions or negotiations with any person with respect to any acquisition proposal or approve or enter into any agreement or understanding with respect to any acquisition proposal. The merger agreement also requires HT to immediately notify Immersion of any offer or proposal to enter into negotiations relating to an acquisition proposal. For purposes of the merger agreement, "acquisition proposal" means any offer or proposal regarding:

     - Any merger, consolidation, share exchange, business combination, securities issuance or acquisition or tender or exchange offer in which HT is involved, and any person or "group" defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder

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

       acquires HT or more than 50% of its business or beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of HT's voting stock; or

     - Any sale, lease, exchange, transfer, license (in each event other than in the ordinary course of business) or disposition of more than 50% of the net assets of HT.

Termination. The merger agreement may be terminated at any time before the effective time of the merger as follows:

     - By Immersion or HT if a breach of any material provision of the merger agreement has been committed by the other party and is not cured within seven business days of notice to the breaching party;

     - By mutual consent of Immersion and HT; or

     - By Immersion or HT if the merger has not become effective on or before October 27, 2000 other than because the party seeking to terminate made an untrue representation or warranty or has not complied fully with its obligations under the merger agreement.

     If the merger agreement is terminated as provided above, the parties' obligations, other than those related to payment of expenses, confidentiality, indemnification and various miscellaneous provisions, will terminate. If, however, the agreement is terminated by a party because of an untrue representation or warranty of the other party or failure of the other party to comply with its obligations, the rights of the terminating party to pursue legal remedies will survive the termination.

Waiver and Amendment. At any time before the effective time of the merger, either Immersion or HT may:

     - Extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement; or

     - Waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses. Immersion and HT will each pay their own fees and expenses in connection with the merger, whether or not the merger is completed. However, any fees and expenses in excess of $240,000 will be deducted from the merger consideration otherwise payable to the HT stockholders. The reduction in the number of shares of Immersion common stock received in the merger will equal the dollar amount by which the merger expenses exceed $240,000 divided by $25.52, which was the average closing price of a share of Immersion common stock for the last 10 trading days ending two days before July 31, 2000, the date the merger agreement was signed.

VOTING AGREEMENTS

     At the same time as or shortly after the execution of the merger agreement, several HT stockholders entered into voting agreements with Immersion, the form of which is attached as Appendix D to this proxy statement/prospectus. Based on the number of shares of HT common and preferred stock outstanding on September 6, 2000, the HT stockholders that signed voting agreements beneficially own, excluding shares subject to options to purchase HT common stock, 58% of the outstanding HT common stock and preferred stock.

     The voting agreements provide, among other things, for the following:

     - The agreement on the part of the HT stockholders to vote all shares of HT stock held by them at any stockholders' meeting and in every written consent solicited in favor of approval of the merger and the merger agreement and to not take any action inconsistent with their obligations under the voting agreements;

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

     - The grant to Immersion by the HT stockholders of irrevocable proxies to vote the shares of HT stock in favor of the merger agreement and the merger;

     - Some representations by the HT stockholders relating to ownership of their shares of HT stock and authority to execute the voting agreement and to deliver the proxy; and

     - The provision of any necessary consents or waivers required to complete the merger.

The voting agreements terminate upon the earlier to occur of the effective date of the merger or the date the merger agreement is terminated. Each of the persons who signed a voting agreement is a director, officer or holder of more than five percent of the outstanding HT stock.

EMPLOYMENT AGREEMENT

     Immersion has agreed that it will cause HT to continue to honor the existing employment agreement between HT and Mr. Hilton, HT's chief executive officer. The agreement, which the parties entered into on September 22, 1999, provides for an initial term of one year and is automatically renewed for additional one year terms unless one party notifies the other, upon which notification the agreement will terminate at the end of its current term.

NONCOMPETITION AGREEMENTS

     Messrs. Merril, Hilton, Stacey and Cunningham, all of whom are officers of HT, and two other HT employees will execute two-year noncompetition agreements with Immersion at the closing of the merger. The forms of the noncompetition agreements are attached as Appendices E and F to this proxy statement/ prospectus. The terms of the noncompetition agreements restrict the employees from disclosing any confidential information of Immersion and HT and prohibit the employees from engaging in activities that are similar to the business of HT or holding any equity interest in or lending money to any person or entity engaged in a business similar to that of Immersion or HT.

ANTICIPATED ACCOUNTING TREATMENT

     It is expected that the merger will be accounted for under the pooling-of-interests method of accounting for business combinations in accordance with generally accepted accounting principles. Under this method of accounting, the assets and liabilities of HT will be carried on the combined company's books at their current book values, and none of the merger consideration will be allocated to goodwill.

AFFILIATE AGREEMENTS

     Gregory L. Merril, Jonathan R. Merril, Donald M. Spero, Stephen B. Schuler, Rodney G. Hilton and Jill N. Whitley will enter into affiliate agreements with Immersion at or before the closing date of the merger, the form of which is attached as Appendix G to this proxy statement/prospectus. The agreements provide restrictions on the transfer of the HT stock held by the signing HT stockholders as well as the Immersion common stock received by the signing HT stockholders in the merger. Based on an estimated exchange ratio of 0.5176 shares of Immersion common stock per share of HT stock, Messrs. Gregory L. Merril, Jonathan R. Merril, Spero, Schuler and Hilton and Ms. Whitley will hold an aggregate of approximately 749,940 shares or four percent of the outstanding Immersion common stock following the merger.

     The affiliate agreements prohibit the transfer of any securities of HT that the signing stockholder beneficially owns during the 30-day period prior to the effective time of the merger. The agreements also prohibit the transfer of any securities of HT or Immersion, including options, owned by the signing stockholder or obtained pursuant to the merger by the signing stockholder through the time at which Immersion publicly releases a financial report including the combined sales and net income of Immersion and HT covering a period of at least 30 days of combined operations following the effective time of the merger. The restrictions on transfer will lapse when Immersion releases the report.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the merger to the HT stockholders. The summary does not address the tax consequences of any related transactions. The summary is based on current provisions of the Internal Revenue Code, current Treasury Regulations thereunder, published administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences summarized below.

     The following summary does not deal with all United States federal income tax consequences that may be relevant to particular HT stockholders, such as those who are:

     - banks;

     - insurance companies;

     - tax-exempt organizations;

     - dealers in securities;

     - foreign persons;

     - persons who do not hold their HT common or preferred stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code;

     - persons who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - persons subject to the alternative minimum tax provisions of the Internal Revenue Code or persons who hold their shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction; or

     - objecting HT stockholders who exercise appraisal rights with respect to the merger.

In addition, the following summary does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of any other transactions completed before, after or concurrently with the merger, whether or not those transactions are in connection with the merger.

     HT STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

     Subject to the limitations and qualifications referred to in this summary, the merger will be a "reorganization" within the meaning of Section 368 of the Internal Revenue Code. Immersion has received a tax opinion from its counsel, Heller Ehrman White & McAuliffe LLP, and HT has received a tax opinion from its counsel, Duane, Morris & Heckscher LLP, each dated September 6, 2000, that the statements in this summary, insofar as they purport to describe federal income tax laws of the United States or legal conclusions therefrom, fairly present in all material respects the information set forth. Such tax opinions are based on certain assumptions and qualifications and on the truth and accuracy, as of the date of the opinions, of certain representations of Immersion, HT Merger and HT regarding factual matters as of the date of the opinions and as of the effective time of the merger. Such representations include representations in certificates delivered to counsel by the respective managements of Immersion, HT Merger and HT on the date of the opinions. If, at the effective time of the merger, the representations are not true and accurate or there has been a change in applicable law, the tax opinions will have no force or effect and the merger may not qualify as a reorganization. If the merger does not qualify as a reorganization, the tax consequences described in the following numbered paragraphs will not be applicable. Neither Immersion nor HT intends to ask its counsel to reevaluate and reissue its tax opinion as of the effective time of the merger. In any event, the tax opinions will not be binding upon the Internal Revenue Service, and no assurance can be given that the IRS will not disagree with the opinions.

Furthermore, neither Immersion nor HT intends to ask the IRS to issue a ruling on the tax consequences of the merger.

     Assuming that the merger qualifies as a reorganization, and subject to the limitations and qualifications referred to in this summary, the merger will result in the following federal income tax consequences:

          (1) No gain or loss will be recognized by holders of HT stock on their receipt of Immersion common stock in exchange for their HT common and preferred stock in the merger, except with respect to gain or loss attributable to any cash they receive in lieu of fractional shares of Immersion common stock.

          (2) Cash payments received by HT stockholders in lieu of fractional shares of Immersion common stock will be treated as if such fractional shares of Immersion common stock had been issued in the merger and then redeemed by Immersion. An HT stockholder receiving such cash will generally recognize gain or loss upon such payment, equal to the difference, if any, between the amount of cash received and the portion of the aggregate tax basis of the HT stock held by the stockholder allocable to the fractional share. This gain or loss will be capital gain or loss. The deductibility of capital losses is substantially limited.

          (3) The aggregate tax basis of the Immersion common stock received in the merger, including the shares placed in an escrow account, will be equal to the tax basis of the HT shares surrendered in the merger, decreased by the amount of cash received in lieu of a fractional share of Immersion common stock and increased by the amount of gain or income recognized due to the receipt of such cash.

          (4) An HT stockholder's holding period for the Immersion common stock received in the merger, including any fractional interest in a share of Immersion common stock for which cash is received and the shares placed in an escrow account, will include the holding period of the HT stock surrendered in exchange.

          (5) As discussed under "Escrow Arrangements and Indemnification and Joinder Agreement", 10% of the shares of Immersion common stock issued in the merger will be placed in an escrow account at closing. These shares will be treated as issued to and beneficially owned by the HT stockholders on the date of the merger. Any cash dividends paid by Immersion on the shares held in the escrow account will be paid out, immediately following their receipt by the escrow agent, to the representative. Such dividends will be taxable to the HT stockholders as ordinary income. Some or all of the shares held in the escrow account may be transferred to Immersion in satisfaction of indemnification obligations. Under these circumstances, shares of Immersion common stock held in escrow which are equal in value to the amount of an indemnification claim will be transferred to Immersion. The number of shares of Immersion common stock to be returned will be based on the average closing price of $25.52. The return of any Immersion common stock will be treated as an adjustment to the amount of consideration issued by Immersion and received by the HT stockholders in the merger and will not be treated as a taxable disposition of the returned shares. The tax basis of any shares of Immersion common stock returned to Immersion will be added to the basis of the remaining shares of Immersion common stock received by the HT stockholders in the merger.

     A successful IRS assertion that the merger is not a reorganization within the meaning of Section 368 of the Internal Revenue Code would result in the HT stockholders being taxed on the Immersion common stock received in the merger. Gain or loss would be computed based on the difference between the tax basis in the HT shares and the fair market value, as of the effective time of the merger, of the Immersion common stock received in the merger. In that case, a stockholder's aggregate tax basis in the Immersion common stock received would be equal to such stock's fair market value and the holding period for such stock would begin the day after the merger.

     HT stockholders will be required to attach a statement to their tax returns for the year of the merger that contains all of the facts relevant to the nonrecognition of gain or loss upon the exchange of HT stock in the merger. This statement must include the tax basis of the stockholder's HT stock exchanged in the merger, and the number of shares and value of the Immersion common stock and any cash in lieu of fractional shares received in the merger.

APPRAISAL RIGHTS OF OBJECTING STOCKHOLDERS

     Each holder of shares of HT common stock and preferred stock who objects to the merger may, under specified conditions, become entitled to receive cash instead of Immersion common stock in the merger. The objecting stockholders must comply with the procedural requirements of the Maryland General Corporation Law set forth below in order to be eligible to receive such payment.

     Under the Maryland General Corporation Law, each objecting stockholder must take the following actions:

     - The stockholder must file with HT a written objection to the merger either prior to or at the special stockholders' meeting;

     - The stockholder must not vote in favor of the merger in person or by proxy; and

     - Within 20 days after the articles of merger have been accepted for recording by the Maryland State Department of Assessments and Taxation, the objecting stockholder must demand in writing from HT, as the surviving corporation, payment of such stockholder's shares of common stock and preferred stock. The written demand must state the number and class of shares for which payment is demanded.

Any stockholder who fails to comply with these requirements will be bound by the terms of the merger. Any stockholder of HT who elects to exercise these appraisal rights must mail or send the written demand for payment to:

    Jill N. Whitley
    HT Medical Systems, Inc.
    55 West Watkins Mill Road
    Gaithersburg, Maryland 20878

     After the merger, HT, as the surviving corporation, will promptly deliver or mail to each objecting stockholder requesting appraisal written notice of the date of acceptance of the articles of merger for recording by the Maryland State Department of Assessments and Taxation. HT may also send to each objecting stockholder a written offer to pay the stockholder an amount that HT considers to be the fair value of the shares. In such event, the written offer must be accompanied by HT's balance sheet as of a date not more than six months before the date of the offer and a statement of profit and loss for the twelve months ending on the date of the balance sheet.

     Within 50 days after the acceptance of the articles of merger for recording, any objecting stockholder who has not received payment for his or her shares may petition a court of equity in Montgomery County, Maryland for an appraisal to determine the fair value of such shares as of the date of the special stockholders' meeting at which the stockholders voted on the merger. If the court finds that the stockholder is entitled to appraisal of his or her stock, the court will appoint three disinterested appraisers to determine the fair value of such shares on terms and conditions that the court considers proper. Within 60 days after appointment, or such longer period as directed by the court, the appraisers are required to file with the court and mail to each party to the proceeding the appraisers' report containing their conclusion as to the determination of the fair value of the shares.

     Within 15 days after the filing of the report, any party may object to the report and request a hearing. At any such hearing, the court will, upon motion of any party, enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders requesting appraisal, or the court may remit the proceeding to the same appraisers or different appraisers on terms and conditions determined by the court.

     Any judgment entered in a court proceeding will include interest from the date of the special stockholders' meeting at which the stockholders voted on the merger. However, if HT previously provided a written offer to each objecting stockholder to pay the fair value as described above, the court may not allow interest to be included in the judgment if the court finds that the stockholder's refusal to accept the written offer was arbitrary and vexatious or not in good faith. All costs of the proceeding, excluding attorneys' fees, will be determined by the court and will be assessed against HT, as the successor corporation, or, under certain circumstances, against the stockholder requesting appraisal, or both.

     At any time after the filing of a petition for appraisal, the court may require any stockholder requesting appraisal to submit the stock certificates representing his or her shares to the clerk of the court for notation of the pendency of the appraisal proceedings. In order to receive payment, the stockholder must surrender the stock certificates endorsed in blank and in proper form for transfer.

     An objecting stockholder who demands payment for his or her shares will not have the right to receive any dividends or distributions payable to holders of record after the close of business on the date of the special stockholders' meeting at which the stockholders vote on the merger and shall cease to have any rights as a stockholder with respect to the shares except the right to receive payment of the fair value of the shares. The stockholder's rights may be restored only upon the following:

     - the withdrawal of the demand for payment, which must be approved by HT;

     - the failure to file a petition for appraisal within the required time period;

     - a determination by the court that the stockholder is not entitled to an appraisal; or

     - the abandonment or rescission of the merger.

     The summary above is a brief overview of the statutory procedures that must be followed by a stockholder of HT in order to dissent from and object to the merger and to perfect appraisal rights under the Maryland General Corporation Law. This summary is not intended to be complete and is qualified in its entirety by reference to Title 3, Subtitle 2, of the Maryland General Corporation Law, a copy of which is attached hereto as Appendix H.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                     FINANCIAL STATEMENTS AND RELATED NOTES

     The following unaudited pro forma condensed combined consolidated financial statements reflect adjustments to the historical consolidated balance sheets and consolidated statements of operations of Immersion and HT to give effect to the merger using the pooling-of-interests method of accounting for business combinations.

     The unaudited pro forma condensed combined consolidated statements of operations for the six months ended June 30, 2000 and for the years ended December 31, 1999 and 1998 assume the merger was effected on January 1, 1998. Immersion's consolidated statements of operations for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998 have been combined with HT's consolidated statements of operations for the six months ended May 31, 2000 and the years ended May 31, 2000 and 1999 respectively. The presentation has the effect of including HT's results of operations for the six month period ended May 31, 2000 in the unaudited pro forma condensed combined consolidated statement of operations for both the year ended December 31, 1999 and the six months ended June 30, 2000.

     The unaudited pro forma condensed combined consolidated balance sheet at June 30, 2000 reflects the Immersion June 30, 2000 consolidated balance sheet combined with the HT May 31, 2000 consolidated balance sheet.

     Immersion and HT estimate that they will incur direct transaction costs of approximately $1,750,000 in connection with the merger. These direct transaction costs will be charged to operations upon consummation of the merger. In addition, it is expected that following the merger, the combined company will incur additional charges to operations, which are not currently estimable, to reflect costs associated with integrating the two companies.

     The pro forma adjustments and the resulting unaudited pro forma condensed combined consolidated financial statements are based upon available information and certain assumptions that Immersion and HT believe are reasonable under the circumstances. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes to the consolidated financial statements of Immersion and HT and the Management's Discussion and Analysis of Financial Condition and Results of Operations of Immersion and HT and other financial information which are included elsewhere in this proxy statement/prospectus.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                          ADJUSTMENTS
                                                                              FOR          PRO FORMA
                                             IMMERSION(1)     HT(2)       THE MERGER       COMBINED
                                             ------------    -------    ---------------    ---------
ASSETS
Current assets:
  Cash and cash equivalents................    $ 22,839      $    79        $              $ 22,918
  Short-term investments...................      14,886           --                         14,886
  Accounts receivable......................       1,716          298                          2,014
  Inventories..............................         855          289                          1,144
  Prepaids and other current assets........       2,401(4)       103                          2,504
                                               --------      -------        -------        --------
     Total current assets..................      42,697          769                         43,466
Property and equipment, net................       2,435          725                          3,160
Purchased intangibles and other assets,
  net......................................       9,596           55                          9,651
Other investments..........................       6,500           --                          6,500
                                               --------      -------        -------        --------
     Total assets..........................    $ 61,228      $ 1,549        $              $ 62,777
                                               ========      =======        =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current Liabilities:
  Accounts payable and accrued
     liabilities...........................    $  3,236      $   920        $              $  4,156
  Current portion of long-term debt........          --          110                            110
  Deferred revenue and customer advances...         372          381                            753
                                               --------      -------        -------        --------
     Total current liabilities.............       3,608        1,411                          5,019
Long-term debt.............................          --        3,682                          3,682
Other long-term liabilities................          --           39                             39
                                               --------      -------        -------        --------
     Total liabilities.....................       3,608        5,132                          8,740
Series A convertible preferred stock with a
  put option...............................          --          200           (200)             --
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock.............................      77,036           22          5,597(3)       82,655
  Series A convertible preferred stock.....          --            2             (2)(3b)         --
  Additional paid-in capital...............          --        6,522         (6,522)(3a)         --
  Warrants.................................         831           --          1,127(3a)       1,958
  Deferred stock compensation..............      (6,020)        (999)                        (7,019)
  Accumulated other comprehensive loss.....         (12)          --                            (12)
  Note receivable from stockholder.........         (17)          --                            (17)
  Accumulated deficit......................     (14,198)      (9,330)                       (23,528)
                                               --------      -------        -------        --------
     Total stockholders' equity
       (deficit)...........................      57,620       (3,783)           200          54,037
                                               --------      -------        -------        --------
  Total liabilities and stockholders'
     equity................................    $ 61,228      $ 1,549        $    --        $ 62,777
                                               ========      =======        =======        ========

-------------------------
(1) Represents historical consolidated balance sheet of Immersion as of June 30, 2000.

(2) Represents historical consolidated balance sheet of HT as of May 31, 2000.

(3) Represents adjustments to reflect the following

   (a) the reclassification of additional paid-in capital of HT to conform to Immersion's presentation.

   (b) the issuance of approximately 124,279 shares of Immersion common stock in connection with the merger upon the conversion of the outstanding shares of HT preferred stock based on an assumed exchange ratio of 0.5176.

(4) Immersion's prepaids and other current assets include $750,000 advanced to HT during June 2000. The balance has not been eliminated due to different fiscal year-ends.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA     PRO FORMA
                                                IMMERSION(1)     HT(2)     ADJUSTMENTS    COMBINED
                                                ------------    -------    -----------    ---------
Revenues:
  Royalty revenue.............................    $ 1,866       $    --      $   (15)(4)   $ 1,851
  Product sales...............................      2,267           681                      2,948
  Development contracts and other.............        883           485                      1,368
                                                  -------       -------      -------       -------
     Total revenues...........................      5,016         1,166          (15)        6,167
                                                  -------       -------      -------       -------
Costs and expenses:
  Cost of product sales.......................      1,193           397          (15)(4)     1,575
  Cost of contract revenue....................         --           299         (299)(5)        --
  Sales and marketing.........................      3,891            --          954(6)      4,845
  Research and development....................      1,544         1,542          299(5)      3,385
  General and administrative..................      2,786         1,607         (954)(6)     3,439
  Amortization of intangibles and deferred
     stock compensation.......................      1,793            --                      1,793
  In-process research and development.........        887            --                        887
                                                  -------       -------      -------       -------
     Total costs and expenses.................     12,094         3,845          (15)       15,924
                                                  -------       -------      -------       -------
Operating loss................................     (7,078)       (2,679)          --        (9,757)
Interest and other income (expense), net......      1,451          (366)                     1,085
                                                  -------       -------      -------       -------
Net loss......................................    $(5,627)      $(3,045)     $    --       $(8,672)
                                                  =======       =======      =======       =======
Basic and diluted net loss per share..........    $ (0.35)      $ (1.24)                   $ (0.50)
                                                  =======       =======                    =======
Shares used in calculating basic and diluted
  net loss per share..........................     16,006         2,457       (1,071)(3)    17,392(3)
                                                  =======       =======      =======       =======

-------------------------
(1) Represents the historical consolidated results of operations of Immersion for the six months ended June 30, 2000.

(2) Represents the historical consolidated results of operations of HT for the six months ended May 31, 2000.

(3) Gives effect to the conversion in the merger of HT common stock and preferred stock into Immersion common stock based on an assumed 0.5176 exchange ratio.

(4) Represents royalty revenue derived by Immersion from HT during the six months ended June 30, 2000.

(5) Reclassification of HT's cost of contract revenue to conform to Immersion's presentation.

(6) Reclassification of HT's selling, general and administrative expenses to conform to Immersion's presentation.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA     PRO FORMA
                                                IMMERSION(1)     HT(2)     ADJUSTMENTS    COMBINED
                                                ------------    -------    -----------    ---------
Revenues:
  Royalty revenue.............................    $ 2,232       $    --      $   (21)(4)   $ 2,211
  Product sales...............................      4,583         1,480                      6,063
  Development contracts and other.............      1,223         1,445                      2,668
                                                  -------       -------      -------       -------
     Total revenues...........................      8,038         2,925          (21)       10,942
                                                  -------       -------      -------       -------
Costs and expenses:
  Cost of product sales.......................      2,106           879          (21)(4)     2,964
  Cost of contract revenue....................         --           706         (706)(5)        --
  Sales and marketing.........................      1,801            --        1,746(6)      3,547
  Research and development....................      2,273         2,539          706(5)      5,518
  General and administrative..................      4,171         2,871       (1,746)(6)     5,296
  Amortization of intangibles and deferred
     stock compensation.......................      1,339            --                      1,339
  In-process research and development.........      1,190            --                      1,190
                                                  -------       -------      -------       -------
     Total costs and expenses.................     12,880         6,995          (21)       19,854
                                                  -------       -------      -------       -------
Operating loss................................     (4,842)       (4,070)                    (8,912)
Interest and other income/(expense), net......        488        (1,004)                      (516)
                                                  -------       -------      -------       -------
Net loss......................................     (4,354)       (5,074)          --        (9,428)
Redeemable convertible preferred stock
  accretion...................................          6            --                          6
                                                  -------       -------      -------       -------
Net loss applicable to common stockholders....    $(4,360)      $(5,074)     $    --       $(9,434)
                                                  =======       =======      =======       =======
Basic and diluted net loss per share..........    $ (0.66)      $ (2.33)                   $ (1.20)
                                                  =======       =======                    =======
Shares used in calculating basic and diluted
  net loss per share..........................      6,599         2,236         (983)(3)     7,852(3)
                                                  =======       =======      =======       =======

-------------------------
(1) Represents the historical consolidated results of operations of Immersion for the year ended December 31, 1999.

(2) Represents the historical consolidated results of operations of HT for the year ended May 31, 2000.

(3) Gives effect to the conversion in the merger of HT common stock and preferred stock into Immersion common stock based on an assumed 0.5176 exchange ratio.

(4) Represents royalty revenue derived by Immersion from HT during the year ended December 31, 1999.

(5) Reclassification of HT's cost of contract revenue to conform to Immersion's presentation.

(6) Reclassification of HT's selling, general and administrative expenses to conform to Immersion's presentation.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA     PRO FORMA
                                                IMMERSION(1)     HT(2)     ADJUSTMENTS    COMBINED
                                                ------------    -------    -----------    ---------
Revenues:
  Royalty revenue.............................    $   321       $    --      $             $   321
  Product sales...............................      3,725           747                      4,472
  Development contracts and other.............        975         2,935                      3,910
                                                  -------       -------      ------        -------
     Total revenues...........................      5,021         3,682                      8,703
                                                  -------       -------      ------        -------
Costs and expenses:
  Cost of product sales.......................      1,507           447                      1,954
  Cost of contract revenue....................         --         1,963      (1,963)(4)         --
  Sales and marketing.........................        656            --         956(5)       1,612
  Research and development....................      1,817         1,388       1,963(4)       5,168
  General and administrative..................      2,677         1,596        (956)(5)      3,317
  Amortization of intangibles and deferred
     stock compensation.......................        211            --                        211
                                                  -------       -------      ------        -------
     Total costs and expenses.................      6,868         5,394          --         12,262
                                                  -------       -------      ------        -------
Operating loss................................     (1,847)       (1,712)                    (3,559)
Interest and other income/(expense), net......        174          (242)                       (68)
                                                  -------       -------      ------        -------
Net loss......................................     (1,673)       (1,954)                    (3,627)
Redeemable convertible preferred stock
  accretion...................................          6            --                          6
                                                  -------       -------      ------        -------
Net loss applicable to common stockholders....    $(1,679)      $(1,954)     $   --        $(3,633)
                                                  =======       =======      ======        =======
Basic and diluted net loss per share..........    $ (0.43)      $ (0.91)                   $(0.72)
                                                  =======       =======                    =======
Shares used in calculating basic and diluted
  net loss per share..........................      3,909         2,153      (1,039)(3)      5,023(3)
                                                  =======       =======      ======        =======

-------------------------
(1) Represents the historical consolidated results of operations of Immersion for the year ended December 31, 1998.

(2) Represents the historical results of operations of HT for the year ended May 31, 1999.

(3) Gives effect to the conversion in the merger of HT common stock and preferred stock into Immersion common stock based on an assumed 0.5176 exchange ratio.

(4) Reclassification of HT's cost of contract revenue to conform to Immersion's presentation.

(5) Reclassification of HT's selling, general and administrative expenses to conform to Immersion's presentation.

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

                               IMMERSION BUSINESS

COMPANY OVERVIEW

     Immersion develops hardware and software technologies that enable users to interact with computers using their sense of touch. Immersion's patented technologies, which it calls TouchSense, enable devices such as mice, joysticks, knobs, and steering wheels to deliver tactile sensations that correspond to on-screen events. Immersion focuses on four application areas -- consumer computer peripherals, automotive interfaces, medical simulation products and specialized computer peripherals for professional and industrial applications. In high volume market areas such as consumer computer peripherals and automotive interfaces, Immersion primarily licenses its touch-enabling technologies to third party manufacturers. Immersion currently licenses its technology to market leaders in these areas, including companies such as Microsoft, Logitech and BMW. In lower volume markets, such as medical simulation and three-dimensional computer imaging, Immersion focuses on both product sales and technology licensing. In all market areas, Immersion engages in development projects for third parties. Immersion's objective is to proliferate its TouchSense technologies across markets, platforms and applications so that touch and feel become as common as graphics and sound in the modern computer user interface.

     Immersion and its wholly owned subsidiaries hold more than 65 issued patents and 185 pending patent applications in the U.S. and abroad covering various aspects of their hardware and software technologies. To date, Immersion has licensed its intellectual property to more than 16 companies, including market leaders Microsoft and Logitech, which incorporate its patented touch-enabling technologies, together with other technologies necessary for computer gaming peripherals, into joysticks, gamepads and steering wheels that they manufacture. To target the computer mouse market, Immersion has licensed its touch-enabling intellectual property to multiple mouse manufacturers, including market leader Logitech. Logitech began marketing and selling the first version of its touch-enabled mouse during the fourth quarter of 1999. In the automotive market, Immersion has licensed its touch-enabling technologies to BMW for use in automotive controls. In the medical simulation market, Immersion manufactures and sells a number of low volume specialized medical products, including devices for simulating laparoscopic and endoscopic surgical procedures. With respect to professional and industrial applications, Immersion manufactures specialized computer peripherals, including computer digitizing devices that allow users to create three-dimensional computer models directly from physical objects, touch-enabled joysticks and steering wheels for use in arcades, and an advanced computer mouse used for mapmaking.

INDUSTRY BACKGROUND

     Early computers had crude user interfaces that only displayed text and numbers. These machines, commonly known as "green screen" computers, were effective at processing data but did not communicate information in an engaging and intuitive manner. As a result, computing was used primarily in selected scientific and business applications. In the early 1980s, computers began to use graphics and sound to engage users' perceptual senses more naturally. Graphics technologies brought pictures, charts, diagrams and animation to the computer screen. Audio technologies enabled sound and music.

     By the late 1980s, graphics and audio technologies had spread to consumer markets, initially through computer gaming applications. By the early 1990s, the penetration of graphics and sound into consumer markets had expanded beyond gaming into mainstream productivity applications, largely due to the introduction of the Windows 3.0 graphical user interface. By the late 1990s, the proliferation of graphics and audio content helped transform the Internet into a highly interactive and popular medium for communication, commerce and entertainment.

     The evolution from alphanumeric characters to the modern user interface is widely considered to be one of the great advances in computing. By presenting content in ways that engage the senses more fully, computers were "humanized," becoming more personal, less intimidating and easier to use. These improvements helped expand the audience for computer technologies, encouraging people to use software

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for business, home and entertainment applications. Today, graphics and audio technologies are standard features of most computer systems.

     While most modern computers realistically present information to the senses of sight and sound, they still lack the ability to convey content through the sense of touch. The absence of touch is a substantial barrier to making computer use more natural and intuitive. For example, current computing environments do not allow online shoppers to feel physical attributes of products prior to purchase and do not permit students to feel physical concepts like gravity and magnetism. Software designers strive to develop compelling applications for users to see and hear, but do not provide applications that engage users' sense of touch. As a result, software is not as engaging and informative as it would be if tactile sensations were conveyed.

     The absence of touch and feel in modern computers also limits user productivity. The Windows interface, for example, is based on a physical metaphor: users must move the cursor on a screen to drag, drop, stretch and click. However, users must manipulate graphical elements without the benefit of tactile feedback. As a result, using a cursor is visually taxing. Selecting an icon, clicking on a hyperlink or grabbing the edge of a window are common tasks that would be easier to perform if users could feel the engagement of their cursor with the intended target.

     Like sight and sound, touch is critical for interacting with and understanding one's physical surroundings. Technology that brings the sense of touch to computing has the potential to further humanize the computer and increase the ease, usefulness and enjoyment of computing.

IMMERSION'S SOLUTION

     Immersion develops and licenses technologies that allow computer users to touch and feel computer content. In diverse applications like computer gaming, business productivity, medical simulation, automotive controls, and surfing the Web, Immersion's technologies enable software applications to engage a user's sense of touch through peripheral devices such as mice, joysticks, knobs, steering wheels, and gamepads. In addition, BMW has recently announced that it intends to license and deploy Immersion's TouchSense technology for use in the dashboard controls of certain models of its upcoming vehicles.

     Immersion's hardware and software technologies work together to enable peripheral devices to present touch sensations. Immersion's patented designs include specialized hardware elements such as motors, control electronics and mechanisms, which are incorporated into common computer peripheral devices such as mice and joysticks. Driven by sophisticated software algorithms, these hardware elements direct tactile sensations corresponding to on-screen events to the user's hand. For example, when a touch-enabled mouse is used to lift a "heavy" object within the computer application, software directs the mouse's motors to apply resistance to that motion to create a realistic simulation of weight. By contrast, when the cursor is moved against a "soft" object, the motors apply gradations of force to simulate the soft compliance of the object.

     Key benefits of Immersion's solution include:

          Complete Solution. Immersion offers a complete technical solution that allows its licensees to incorporate Immersion's touch-enabling technologies into its computer interface products such as mice, joysticks, knobs, wheels and gamepads at a reasonable cost and in a reasonable time frame. Immersion's technical solution also allows software programmers and Web site developers to add touch-enabling elements to their applications. Immersion's software automatically enables users to feel the basic user interface features of software applications running on Windows 98 and Windows 2000 without additional developer support. Immersion's software enables users to feel basic Web page features represented through standard Hypertext Markup Language (HTML), Java and ActiveX protocols. In addition, Immersion provides authoring tools that permit software developers to quickly design and incorporate custom touch sensations into their own applications.

          Compatible with Industry Standards. Immersion has designed its hardware and software technologies to be compatible with leading hardware and software standards. Immersion's technologies
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     operate across multiple platforms and comply with such standards as
     DirectX, Microsoft's entertainment application programming interface, and USB (Universal Serial Bus). In addition, Immersion's software technology works with the Flash(TM) and Shockwave(TM) standards from Macromedia.

          Cost-Effective Solution. Immersion has developed component technologies that permit peripheral device manufacturers to design and manufacture peripheral devices that incorporate Immersion's touch-enabling technologies more cost effectively than would otherwise be possible. Immersion has also developed and licensed sophisticated software drivers and firmware that permit its licensees to avoid substantial development costs and accelerate product introduction.

          Presents Information to the Sense of Touch. It is difficult to communicate physical properties such as texture, compliance, weight and friction solely through words or pictures. Immersion's technologies allow computer users to use their sense of touch to perceive these physical properties in a way that is instantly understandable and intuitively accessible. Immersion's technologies significantly improve the ability of software to communicate to users the physical features of a product, the physical properties of a scientific or engineering principle or the physical response of an object in a simulated gaming environment.

          Improves User Productivity in Cursor Manipulation Tasks. Computer users routinely select items on the screen using a cursor. This task involves precisely positioning a cursor on a desired target like a menu or a hyperlink, and then pressing a button to indicate that the target should be selected. With a traditional mouse, users can confirm only through visual feedback that the correct item has been selected. This task demands significant visual attention, slows execution and distracts the user from other activities. With a touch-enabled mouse, the user can feel each encounter between the cursor and an item on the screen. For example, the edge of a window feels like a groove carved into a desktop; when the cursor slides into the groove, users feel a distinct physical engagement. Users interpret these sensations intuitively because of their similarity to real-world encounters. When selecting icons, scrolling through a menu or clicking on a hyperlink on a Web page, the ability to feel the encounter greatly facilitates interaction.

          Increases Satisfaction and Enjoyment of the Computing Experience. By engaging the user's sense of touch, Immersion's technologies have the potential to make a variety of software applications more interesting, engaging and satisfying. In the personal computer gaming market, Immersion's licensees, such as Logitech and Microsoft, are currently manufacturing and selling products incorporating its intellectual property. Immersion believes that its technologies will increase user satisfaction across many additional applications, including business productivity, engineering, education and e-commerce.

          Enhances the Effectiveness of Simulation and Training
     Applications. Some computer applications, such as medical training, require realism to be effective. Companies and institutions have begun to replace traditional means of surgical training with more accessible and versatile simulation systems for training doctors to perform surgical procedures. Immersion's technologies increase the effectiveness of these systems by providing tactile feedback that simulates what a doctor would feel when performing an actual procedure. Immersion's technologies are used in training systems for laparoscopic surgery, endoscopic surgery and catheter insertion.

STRATEGY

     Immersion's objective is to proliferate its TouchSense technologies across markets, platforms and applications so that touch becomes as common as graphics and sound in the modern computer interface. Immersion intends to maintain and enhance its position as the leading provider of touch-enabling technology by employing the following strategies:

          Pursue Royalty-Based Licensing Model for High Volume
     Markets. Immersion believes that the most effective way to proliferate its touch-enabling technology across high volume markets is to

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     license its intellectual property to computer peripheral device manufacturers. Immersion has licensed its intellectual property to numerous manufacturers of mice, joysticks and steering wheels targeted at consumers. Immersion has also licensed its intellectual property to companies that make medical simulation hardware and arcade systems. In addition, Immersion has recently licensed its technology to BMW for use in the controls of its upcoming vehicles. Immersion intends to expand the number and scope of its licensing relationships and expects that licensing royalties will constitute an increasingly significant portion of its revenues in the future.

          Facilitate Development of Touch-Enabled Products. Immersion will continue to devote significant resources to facilitate the development and manufacture by its licensees of products incorporating Immersion's touch-enabling technologies. Immersion offers complete design packages that include sample hardware, software, firmware and related documentation, and offers its technical expertise on a consulting basis. To facilitate development of products incorporating Immersion's touch-enabling technologies, Immersion also offers specialized microprocessors for controlling the motors in mice, joysticks and steering wheels. Immersion will continue to invest in research and development to improve its technologies, with a particular emphasis on reducing the cost of touch-enabled products.

          Pursue Direct Product Sales in Low-Volume Markets. For certain vertical markets like medical simulation systems, arcade components, and three-dimensional computer imaging products, Immersion's primary strategy is to manufacture and sell products through direct sales, distributors and value added resellers.

          Expand Software Support for Our Touch-Enabling Technology. In addition to licensing Immersion's intellectual property to computer peripheral device manufacturers and supporting their product development efforts, Immersion has focused on expanding software support for its touch-enabling technology. Immersion has developed software that enables users to automatically feel icons, menus and other objects in software running in Windows 98 and Windows 2000 applications or on Web pages accessed through Internet Explorer and Netscape Navigator. Immersion offers specialized authoring tools that simplify adding touch sensations to software applications and Web pages. Immersion also is promoting an efficient file format, called ".ifr," to facilitate the creation and storage of custom touch sensations.

          Utilize the Internet to Create Market Demand for Touch-Enabled Products. Immersion believes that adding touch sensations to Web pages will provide on-line advertisers with a new means to attract and keep customers on their sites. Immersion promotes this benefit to Web developers and encourages them to incorporate touch-enabled content into their Web pages. When software developers add touch-enabled content to a Web site using Immersion's Immersion Web Designer authoring tool, they are required by license to include an active link from their Web page to Immersion's Web site, www.immersion.com. Immersion's Web site is also linked to its licensees' Web sites, at which users may buy touch-enabled products.

          Expand Market Awareness. Immersion promotes adoption of its touch-enabling technology by increasing market awareness among peripheral device manufacturers, software developers and consumers. Immersion devotes significant resources to working directly with its licensees to encourage and assist their product development efforts. Immersion encourages software developers to add touch-enabled content to their applications by providing them with its authoring tools and technical support. As part of Immersion's license agreements, Immersion requires its licensees to use Immersion's trademarks and logos to create brand awareness among consumers. Immersion also devotes significant resources to promote its brands.

          Secure Licensees in New Markets for Touch-Enabling
     Technology. Immersion believes that its touch-enabling technology can be used in virtually all areas of computing. Immersion initially focused on the computer gaming market where it has experienced rapid acceptance of its technologies by key licensees. Immersion has recently broadened its focus to include the mainstream computing and automotive markets and has licensed its touch-enabling technologies for use in computer mice and automotive controls. Immersion intends to expand its market opportunities by addressing new
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     platforms such as dedicated game consoles and set-top boxes, which are small computer appliances that plug into a television set enabling it to access the Internet.

          Develop and Protect Touch-Enabling Technology. Immersion and its wholly owned subsidiaries hold more than 65 issued patents and 185 pending patent applications in the U.S. and abroad covering various aspects of their hardware and software technologies, including touch-enabling technology. Immersion's success depends on its ability to license and commercialize its intellectual property and to continue to expand its intellectual property portfolio. Immersion devotes substantial resources to research and development and is engaged in projects focused on expanding the scope and application of its technologies. Immersion has also secured technology by acquisition. Immersion intends to continue to invest in technology development and potential acquisitions and to protect its intellectual property rights.

MARKET APPLICATIONS

     While Immersion believes that its technologies are broadly applicable, Immersion is focusing its initial marketing and business development activities on the following target markets:

          Computer Gaming. Immersion initially licensed its intellectual property for touch-enabling technologies for consumer gaming peripherals in 1996 and branded this technology under the name I-FORCE, now TouchSense. Immersion has licensed its TouchSense intellectual property to 16 manufacturers, including Logitech and Microsoft. According to PC Data, touch-enabled joysticks accounted for approximately 3% of domestic PC joystick sales by unit volume in 1997, 6% of the domestic PC joystick sales by unit volume in 1998, and 10% of the domestic PC joystick sales by unit volume in 1999. In addition, Immersion has developed TouchSense technologies for gaming applications designed specifically for arcade and location-based entertainment markets. Immersion intends to expand its TouchSense licensing business to include new product categories for the PC platform, such as gamepads, which are hand-held controllers for gaming consoles, and flight yokes, which are game controllers that simulate the controls of an airplane, and to target additional gaming platforms.

          General Purpose Personal Computers. In order to bring touch-enabling technology to every desktop, Immersion has targeted the general purpose computer market. To address this large opportunity, Immersion developed a touch-enabling technology designed for cursor control products that enables all the basic functionality of a traditional mouse but also presents information to the sense of touch. In 1998, Immersion entered into a license with Logitech under which Logitech sells the Wingman Force Feedback Mouse incorporating Immersion's touch-enabling technology. In August 2000, Logitech announced two new lower-cost, touch-enabled mouse products, the iFeel Mouse and the iFeel MouseMan, each of which is targeted for use with general purpose computer applications, such as business productivity and web applications. In its announcement, Logitech stated that the products will list for $39.95 and $59.95 and will be available to consumers in late September 2000.

          Automotive. In recent years there has been an accelerating proliferation of automotive sub-systems which are directly accessed by drivers and passengers. These include radio, CD, navigation, telephone and climate control systems, among others. As a result, there has been a corresponding increase in the number of physical control devices in the automotive cockpit. This clutter may be hazardous to the extent it distracts the driver's attention. Immersion's TouchSense control knob controls multiple systems and has a different feel for each system to allow the driver to identify tactilely which system is being controlled. The result is a cleaner, more easily-accessed control environment. Immersion has recently licensed its automotive control knob technology to BMW, which has indicated that it intends to introduce the TouchSense control knob in future models.

          Medical Simulation and Other Medical Equipment. Immersion has developed numerous technologies that can be used for medical training and simulation. By enabling computers to deliver touch sensations to users, Immersion's technologies can support realistic simulations that are effective
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     in teaching medical students and doctors what it feels like to perform a given procedure. Currently, Immersion manufactures and sells a number of low volume specialized medical products, including a variety of surgical simulators and PinPoint, a stereotactic arm used to enable image-guided biopsies and radiation therapy.

          Specialized Computer Peripherals for Professional and Industrial Applications. In addition to its touch-enabling technologies for the consumer peripheral market, Immersion has developed a variety of advanced computer peripherals designed for specific professional or industrial applications. Whether touch-enabled or not, these products allow Immersion to take advantage of its advanced computer peripheral technologies in targeting specific market niches. A major focus of Immersion's current efforts in this area is computer peripherals that it manufactures and sell and which are targeted at three-dimensional computer imaging applications. These include the MicroScribe-3D product line and the recently introduced LightScribe-3D product. Both allow users to create three-dimensional computer models directly from physical objects. The MicroScribe-3D products contain sensor and microprocessor technologies that allow users to digitize physical objects simply by tracing their contours with a stylus. The LightScribe-3D product uses a camera and a hand-held laser to achieve the same result. In both instances, the computer records the three-dimensional geometry of the object and reproduces it on the screen as a three-dimensional computer model. Another focus of Immersion's efforts is peripherals used in arcade and location-based entertainment centers. To address this market, Immersion manufactures, sells and in some cases licenses extremely rugged versions of its touch-enabled joysticks and steering wheels. Furthermore, Immersion manufactures and sells the Softmouse, a high performance mouse optimized for use in geographic information systems and mapmaking. Immersion recently acquired VTi. VTi will continue to sell its CyberGlove(R) line of touch-enabled gloves and its three-dimensional interaction software products that simulate the manipulation of objects in three-dimensional environments.

TECHNOLOGY LICENSING AND PRODUCTS

     Technology Licensing. Immersion currently licenses its intellectual property to manufacturers which produce peripheral devices incorporating its touch-enabling technologies. In general, Immersion's licenses permit manufacturers to produce only a particular category of product within a specified field of use. Prior to the introduction of its TouchSense brand, Immersion granted licenses for gaming products, such as joysticks, steering wheels and gamepads, under the I-FORCE brand, and licenses for cursor control products, such as mice or trackballs under the FEELit brand. The Immersion TouchSense brand now covers all of its touch-enabling technologies.

     Immersion's basic licensing model includes a per unit royalty paid by the manufacturer that is a percentage of the wholesale selling price of the touch-enabled product. In addition, each licensee must abide by a branding obligation. The prominent display of the TouchSense logo on retail packaging generates customer awareness for Immersion's technologies.

     Consumer Products. Immersion licenses its intellectual property to manufacturers which incorporate its touch-enabling technologies into various computer peripheral devices targeted at the PC platform. Currently, there are a number of consumer joysticks sold using TouchSense technology, including the Wingman Force Feedback Joystick from Logitech, the Sidewinder Force Feedback Joystick from Microsoft, the Pegasus Force Feedback Joystick from Guillemot and the TopShot Force Feedback from AVB. There are also a number of steering wheel gaming peripherals licensed under the TouchSense brand, including the Wingman Formula Force from Logitech, the Force Feedback Racing Wheel from Guillemot and the Sidewinder Force Feedback Wheel from Microsoft.

     Logitech began selling its touch-enabled computer mouse during the fourth quarter of 1999 and has recently announced two new mouse products, the iFeel Mouse and the iFeel MouseMan. These products automatically allow users to feel many of the basic desktop controls in Windows 98 and Windows 2000 and standard interface elements of Web pages accessed through Internet Explorer and Netscape Navigator.

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     Medical Products. Immersion licenses its intellectual property for its touch-enabling technologies to HT for use in three medical simulation products, CathSim, PreOp Endoscopic Simulator and PreOp Endovascular Simulator. These devices are used for training purposes and enable clinicians to feel simulations of sensations experienced during medical procedures, such as encountering an unexpected obstruction in an artery.

     Automotive Controls. Immersion has developed TouchSense technology appropriate for use in automobile dashboards. Immersion has recently begun efforts to license this technology to automobile manufacturers and automobile component suppliers. BMW has taken a license to Immersion's TouchSense knob technology for use in the dashboard controls of certain of its upcoming automobiles. Immersion has also formed a strategic partnership with ALPS Electronics, a leading automotive component supplier, as part of a strategy to speed adoption of its TouchSense technologies.

     Arcade and Location-Based Entertainment Products. In order to help increase consumer awareness of touch-enabling technology in gaming applications, Immersion licenses its touch-enabling technology to manufacturers of joystick and steering wheel arcade units.

     Software and Developer Products. Demand for computer peripheral devices incorporating our touch-enabling technologies depends on the existence of software applications and Web pages that take advantage of these devices. The development of such software likewise depends on the existence of an installed base of touch-enabled hardware devices. Immersion has addressed this interdependency of hardware and software solutions in two ways. First, Immersion has developed end-user software that is included with Logitech's touch-enabled mice at no additional cost, and which automatically adds touch to many of the basic Windows 98 and Windows 2000 controls. Second, Immersion has developed and provides to developers and end users software authoring tools that help programmers add touch-enabled content to software applications and Web pages. Immersion has developed an efficient file format, called an ".ifr" file, for representing, storing and transmitting touch sensations. This file format allows the development of touch sensation libraries that facilitate the development of touch-enabled applications software. Immersion currently makes Immersion Studio, Immersion Desktop and Immersion Web Designer available to developers and Immersion Desktop and Immersion Web Plugin available to end users free of charge. Immersion has licensed a limited number of copies of Immersion Studio to persons other than developers but has not generated significant revenues from these licenses.

     Automatic Support

     - Immersion Desktop adds touch sensations to many of the basic Windows 98 and Windows 2000 controls, such as icons, menus, buttons, sliders and windows. It immediately makes any application running under Windows 98 or Windows 2000 more interesting and enhances productivity during mouse use. It includes a control panel that gives users the ability to customize the feel of their desktop. This product is bundled with each touch-enabled mouse.

     - Immersion Web Plugin adds touch to web pages accessed through Internet Explorer and Netscape Navigator. In conjunction with Immersion Desktop, it adds touch sensations to many of the standard interface elements of Web pages such as hyperlinks, check boxes and menus. It also allows users to feel custom sensations that have been added to Web pages. This product is bundled with each touch-enabled mouse.

     Authoring Tools

     - Immersion Studio is a fully animated graphical environment that allows developers of mainstream productivity, Web and gaming software to design touch sensations for their software titles by adjusting physical parameters. Each software file describing the touch sensation that a developer creates can be saved into an ".ifr" file and then can be quickly inserted into gaming applications and Web pages during the development process.

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     - Immersion Web Designer is an easy-to-use authoring tool that allows Web developers to add touch sensations to Web pages. They can load any HTML Web page into the tool and modify it to support touch sensations.

     Custom Microprocessors. Many touch-enabled peripheral devices utilize commercially available microprocessors that process instructions needed to deliver force sensations to the user. These microprocessors have not been tailored for the specific requirements of touch-enabled products. Immersion has developed its custom Immersion Processors to improve the performance and to help to reduce the cost of gaming and peripheral products manufactured by its licensees. For example, Immersion's microprocessors contain circuitry to work with low cost sensors used in touch-enabled gaming and peripheral products, and have been designed to streamline processing of information sent between a personal computer and a touch-enabled gaming or computer peripheral product. Immersion believes that these microprocessors are cost-effective components that allow its licensees to reduce their costs of goods and the amount of custom development that they must perform to bring a product to market, speeding their development cycle.

     Immersion has invested in this technology because it believes it is important as an enabling technology for low-cost touch-enabled devices. By incorporating commonly used components on a single piece of silicon, Immersion's microprocessors reduce the number of discrete components required on a printed circuit board and can help lower overall system costs for its licensees. This level of integration also simplifies the manufacture of touch-enabled products while increasing performance and reliability.

     Immersion Processors are manufactured for Immersion solely by Kawasaki LSI, with which it has entered into an ASIC Design and Development Agreement that remains in effect until cancelled by either party. Immersion purchases the Immersion Processors from Kawasaki LSI and sells them to those licensees incorporating its touch-enabling technology in their gaming products that want to use the microprocessors in their gaming products. Immersion generally warrants its microprocessors to conform to its specifications and to be free from defects in materials and workmanship for a period of one year from delivery, and Kawasaki LSI extends a similar warranty to Immersion.

TECHNOLOGY

     Touch or feel simulation, also known as force feedback, haptic feedback or force reflection, refers to the technique of adding touch sensations to computer software by imparting physical forces upon the user's hand. These forces are imparted by actuators, usually motors, that are incorporated into consumer peripheral devices such as mice, joysticks, steering wheels or gamepads, or into more sophisticated interfaces designed for industrial, medical or scientific applications. Touch-enabled peripheral devices can impart to users physical sensations like rough textures, smooth surfaces, viscous liquids, compliant springs, jarring vibrations, heavy masses and rumbling engines.

     As a user manipulates a touch-enabled device, such as a mouse, motors within the device apply computer-modulated forces that resist, assist or otherwise enhance the manipulations. These forces are generated based on mathematical models that simulate the desired sensations. For example, when simulating the feel of a rigid wall with a force feedback mouse, motors within the mouse apply forces that simulate the feel of encountering the wall. As the user moves the mouse to penetrate the wall, the motors apply a force that resists the penetration. The harder the user pushes, the harder the motors push back. The end result is a sensation that feels like a physical encounter with an obstacle.

     The mathematical models that control the motors may be simple modulating forces based on a function of time, such as jolts and vibrations, or may be more complex modulating forces based on user manipulations such as surfaces, textures, springs and liquids. Complex sensations can be created by combining a number of simpler sensations. For example, a series of simulated surfaces can be combined to give the seamless feel of a complex object like a sports car or a telephone. Textures can be added to these complex surfaces so that the windshield of the sportscar feels smooth and its tires feel rubbery.

     To simplify the process of generating touch sensations, Immersion has developed a parallel processing architecture in which a combination of host driver software and a dedicated processor within the peripheral device performs the required computations. In some implementations, the dedicated processor offloads the processing burden from the host computer. This distributed processing architecture, along with specialized software, provides a software developer with an easy-to-use high-level application programming interface that abstracts touch-enabled programming into a perceptual rather than mathematical level. The application programming interface allows programmers to define and initiate touch sensations with software routines that have descriptive physical names such as "wall," "vibration" or "liquid." Programmers can easily adjust multiple parameters to customize different types of sensations.

     Immersion has developed an application programming interface called the Immersion API. It allows software developers to incorporate touch sensations into software applications quickly. In 1997, Microsoft included support for Immersion's Immersion API, which was then known as the I-FORCE API, into DirectX, Microsoft's standard gaming device application programming interface for the Windows platform.

     Most computer interface devices, such as mice and joysticks, are input-only devices, meaning that they track a user's physical manipulations but provide no manual feedback. As a result, information flows in only one direction, from the peripheral to the computer. Touch-enabled devices are input-output devices, meaning that they track a user's physical manipulations (input) and provide realistic physical sensations coordinated with on-screen events (output). The computer and the device need to communicate quickly in order to present realistic sensations.

     Immersion has developed a variety of efficient processing techniques to optimize the flow of information between the computer and the peripheral. In one of these, dedicated processors in the device produce touch sensations in response to high-level commands from the computer. In another technique, the host computer determines the desired forces and sends specific commands or data directly to the device. Immersion's control architecture has the added benefit of performing force feedback computations in parallel with the computer's execution of a software application.

SALES, MARKETING AND SUPPORT

     Immersion establishes licensing relationships and sells a number of its products through its direct sales efforts. Immersion also sells some of its products indirectly through distributors and value-added resellers. As part of its strategy to increase its visibility and promote its touch-enabling technology, Immersion's license agreements generally require its licensees to display the TouchSense logos on licensed products they distribute.

     Consistent with its intellectual property licensing strategy, Immersion has focused its marketing activities on developing relationships with potential licensees and on participating with existing licensees in their marketing and sales efforts. To generate awareness of its technologies and its licensees' products, Immersion participates in industry trade shows, maintains ongoing contact with industry press, provides product information over its Web site and advertises in entertainment and game industry publications.

     Another focus of Immersion's marketing efforts is to promote the adoption of its touch-enabling technology by software and Web developers to facilitate the implementation of touch sensations into software applications. Immersion has developed the Immersion TouchSense Developer Toolkit, which contains its software authoring tools, as well as documentation, tutorials and software files containing sample touch sensations. Immersion currently distributes this software to software developers at no cost. Its software support staff also works closely with developers to assist them in developing compelling touch-enabled applications. Immersion provides sample touch sensations to developers through its Web site and through its Immersion Studio and Immersion Web Designer authoring tools. Immersion intends to devote substantial resources to supporting software developers and Web page designers in the creation of touch-enabled software applications, including hiring additional software engineers and other technical personnel.

     Immersion believes that it is important to increase awareness of its touch-enabling technology among potential end users. Immersion is engaged in a series of marketing and promotional campaigns, including advertisements, in-store product demonstrations, and press tours in the United States and Europe. The goal of these efforts is to create consumer awareness of the benefits of touch-enabling technologies.

Immersion's sales and marketing expenses were $3.9 million and $459,000 for the six months ended June 30, 2000 and 1999, $1.8 million in 1999, $0.7 million in 1998 and $0.7 million in 1997. Immersion currently anticipates that it will incur at least $9.0 million in sales and marketing expenses through the end of the year 2000.

RESEARCH AND DEVELOPMENT

     Immersion's success depends on its ability to improve, and reduce the costs of, its technologies in a timely manner. Immersion has assembled a team of highly skilled engineers who possess experience in the disciplines required for touch-enabling technology development, including mechanical engineering, electrical engineering and computer science.

     Immersion's research and development expenses were $1.5 million and $1.1 million in the six months ended June 30, 2000 and 1999, $2.3 million in 1999, $1.8 million in 1998 and $1.5 million in 1997. Immersion currently anticipates that it will incur at least $3.5 million in research and development expenses through the end of the year 2000. Its research and development efforts have been focused on technology development, including hardware, software and designs. Immersion has entered into numerous contracts with government agencies and corporations that help fund advanced research and development. Its government contracts permit Immersion to retain ownership of the technology developed under the contracts, provided that Immersion provides the applicable government agency a license to use the technology for non-commercial purposes. Although it expects to continue to invest substantially in research and development activities, Immersion expects government-sponsored research activity to decline.

COMPETITION

     Immersion is aware of several companies that claim to possess force feedback technology applicable to the consumer market, but it is not aware that any of these companies or their licensees have introduced touch-enabled products. Several companies also currently market force feedback products to non-consumer markets and could shift their focus to the consumer market. In addition, Immersion's licensees may develop products that compete with products employing its touch-enabling technology but are based on alternative technologies. Many of our licensees, including Microsoft and Logitech, and other potential competitors have greater financial and technical resources upon which to draw in attempting to develop computer peripheral technologies that do not make use of our touch-enabling technology.

     Immersion's competitive position is partially dependent on the competitive positions of those Immersion licensees that pay a per-unit royalty. Immersion's licensees' markets are highly competitive. Immersion believes that the principal competitive factors in its licensees' markets include price, performance, user-centric design, ease of use, quality and timeliness of products, as well as the manufacturer's responsiveness, capacity, technical abilities, established customer relationships, retail shelf space, advertising, promotion programs and brand recognition. Touch-related benefits in such markets may be viewed simply as enhancements and compete with non-touch-enabled technologies. Products incorporating Immersion's high fidelity touch-enabling technology may also face competition from computer peripheral devices that use simple on-off, rotating-mass vibration technology, sometimes referred to as "dual shock" or "rumble pak."

     Immersion's microprocessors have been optimized to work with low cost sensors used in touch-enabled gaming and peripheral products and to streamline processing of information sent between a personal computer and a touch-enabled gaming or computer peripheral product. Currently, semiconductor companies, including Mitsubishi and ST Microelectronics, manufacture products that compete with the Immersion Processors, and ST Microelectronics has recently started selling to Immersion's licensees at least one competitive chip for use in low-end, touch-enabled peripheral products technology.

     There are several companies that currently sell high-end simulation products that compete with Immersion's professional and medical products. The principal bases for competition in these markets are technological sophistication and price. Immersion believes it competes favorably on these bases.

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

INTELLECTUAL PROPERTY

     Immersion relies on a combination of patents, copyrights, trade secrets, trademarks, employee and third-party nondisclosure agreements and licensing arrangements to protect its intellectual property. Immersion considers its ability to protect its intellectual property to be critical to its success.

     Immersion and its wholly owned subsidiaries hold more than 65 issued patents and 185 pending patent applications in the U.S. and abroad covering various aspects of their hardware and software technologies. Immersion's current U.S. patents expire between the years 2011 and 2017. Immersion's failure to obtain or maintain adequate protection for its intellectual property rights for any reason could hurt its competitive position. Patents may not issue from the patent applications that Immersion has filed or may file. Immersion's issued patents may be challenged, invalidated or circumvented, and claims of its patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage.

     In addition, others may attempt to develop technologies that are similar or superior to Immersion's technologies, duplicate its technologies or design around its patents. Effective intellectual property protection may be unavailable or limited in some foreign countries. Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of Immersion's methods and devices that it regards as proprietary. If its intellectual property protection is insufficient to protect its intellectual property rights, Immersion could face increased competition in the market for its technologies or be unable to persuade or require companies to enter into royalty-bearing license arrangements.

     Immersion has acquired patents from third parties and also licenses some technologies from third parties. Immersion must rely upon the owners of the patents or the technologies for information on the origin and ownership of the acquired or licensed technologies. As a result, Immersion's exposure to infringement claims may increase. Immersion generally obtains representations as to the origin and ownership of acquired or licensed technology and indemnification to cover any breach of these representations. However, representations may not be accurate and indemnification may not provide adequate compensation for breach of the representations.

     From time to time, Immersion has received claims from third parties that its technologies, or those of its licensees, infringe the intellectual property rights of these third parties. Between May 1995 and June 1999, Immersion received four such letters. After examination of these claims and consultation with counsel, Immersion believes that these claims are without merit. To date, none of these companies has filed a legal action against Immersion. However, these or other matters might lead to litigation costs in the future. Intellectual property claims, whether or not they have merit, could be time-consuming to defend, cause product shipment delays, require Immersion to pay damages, or require it to cease utilizing the technology unless it can enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms acceptable to Immersion or at all. Furthermore, claims could also result in claims from Immersion's licensees under the indemnification provisions of their agreements with Immersion.

EMPLOYEES

     As of July 31, 2000 Immersion had 91 full-time employees, including 29 in research and development, 36 in sales and marketing and 26 in finance, administration and operations. As of that date, Immersion also had two independent contractors. None of Immersion's employees is represented by a labor union, and Immersion considers its employee relations to be good.

PROPERTIES

     Immersion leases approximately 48,000 square feet of office and manufacturing space in San Jose, California. Other than Immersion Processors, which are manufactured by Kawasaki LSI, Immersion manufactures all of the products that Immersion sells at the San Jose office facility. The lease on the

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

facility expires in June 2005. Immersion believes that its facility is adequate for its needs for the foreseeable future.

LEGAL PROCEEDINGS

     In June 2000, Immersion filed a complaint against InterAct Accessories, Inc. in the United States District Court for the Northern District of California (Case No. C-00-20663 JF). The complaint alleges that InterAct's Dual Impact and Barracuda 2 gamepads, and its V3FX and Concept 4 steering wheels, infringe three of Immersion's United States patents. Immersion seeks to recover compensatory damages, and based on allegations that InterAct's infringement is willful, to have such damages trebled. InterAct has filed an answer to the complaint denying infringement and asserting on various grounds that the patents-in-suit are invalid. Immersion believes its claims are meritorious and intends to pursue them vigorously. However, if InterAct's defenses were to prevail, Immersion's ability to pursue licensing arrangements relating to a class of vibrotactile peripheral devices would be compromised.

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

                   IMMERSION MANAGEMENT FOLLOWING THE MERGER

     The directors and officers of Immersion will not change following the merger.

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is some information about the current executive officers and directors of Immersion.

               NAME                  AGE                           POSITION
               ----                  ---                           --------
Dr. Louis Rosenberg, Ph.D. ........  31    President, Chief Executive Officer and Chairman, Director
Victor Viegas......................  43    Chief Financial Officer and Vice President, Finance
J. Stuart Mitchell.................  46    Vice President, Business Development
Bruce Schena.......................  35    Vice President, Chief Technology Officer and Secretary
Jennifer Saffo.....................  45    Vice President, Marketing
Kenneth Martin.....................  35    Vice President, Engineering
Steven Blank.......................  46    Director
Charles Boesenberg.................  51    Director
Jonathan Rubinstein................  43    Director

     DR. LOUIS ROSENBERG is a founder of Immersion and has served as chairman of Immersion's board of directors and as president and chief executive officer since May 1993. Since April 1997, Dr. Rosenberg has also served as a manager of MicroScribe LLC, a licensing company in which Immersion holds a membership interest. Dr. Rosenberg holds bachelor of science, master of science and doctorate degrees in mechanical engineering from Stanford University.

     MR. VICTOR VIEGAS has served as Immersion's chief financial officer and vice president, finance since August 1999. From June 1996 to August 1999, he served as vice president, finance and administration and chief financial officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as vice president of finance and chief financial officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a bachelor of science degree in accounting and a master of business administration degree from Santa Clara University. Mr. Viegas is also a certified public accountant in the State of California.

     MR. J. STUART MITCHELL has served as Immersion's vice president, business development since August 1999. From February 1987 to February 1999, Mr. Mitchell served as vice president of sales and marketing, systems products division and vice president of worldwide technology licensing business for Adobe Systems, Inc., a technology licensing desktop publishing and graphics software company. From May 1982 to January 1987, Mr. Mitchell served in various sales and marketing management positions for Zentec Corporation, a computer systems and display terminal company and, from April 1977 to April 1982, Mr. Mitchell served in various sales and marketing positions for Xerox Corporation, an information technology and document systems company. Mr. Mitchell holds a bachelor of science degree in engineering physics with a minor in business from the University of Colorado, Boulder.

     MR. BRUCE SCHENA has served as Immersion's vice president, chief technology officer and secretary since January 1995. Mr. Schena also served on Immersion's board of directors form January 1995 until February 2000. Since April 1997, Mr. Schena has also served as a manager of MicroScribe LLC, a licensing company in which Immersion holds a membership interest. From June 1993 to December 1994, Mr. Schena consulted for Pandemonium Product Development, a product design company owned by Mr. Schena. Mr. Schena holds bachelor of science and master of science degrees in mechanical engineering from Massachusetts Institute of Technology and a degree of engineer in mechanical engineering from Stanford University.

     MS. JENNIFER SAFFO has served as Immersion's vice president, marketing since July 1999. From January 1991 to July 1999, Ms. Saffo owned and operated a sole proprietorship marketing company delivering strategic marketing advice to Internet and software companies. From 1987 to 1990, Ms. Saffo served as director of marketing for Adobe Systems, Inc., a technology licensing desktop publishing and graphics software company. From 1984 to 1987, Ms. Saffo was a founder and director of Aldus Corporation, a desktop publishing company, and from 1981 to 1984, she served as national accounts manager at Microsoft Corporation, a software company. Ms. Saffo holds a bachelor of arts degree in linguistics from the University of Colorado, Boulder.

     MR. KENNETH MARTIN has served as Immersion's vice president, engineering since February 2000. From April 1996 to January 2000, Mr. Martin served as Immersion's director of product development. From June 1994 to April 1996, Mr. Martin served as a design engineer at IDEO Product Development Inc., a product design company. Since 1994, Mr. Martin also has served as a lecturer in the design division in the mechanical engineering department of Stanford University. Mr. Martin holds a bachelor of applied science degree from the University of Toronto and a master of science degree in manufacturing systems engineering from Stanford University.

     MR. STEVEN BLANK has served as a member of Immersion's board of directors since October 1996. From November 1996 until August 1999, Mr. Blank served as executive vice president of marketing for E.piphany, an enterprise software company that Mr. Blank co-founded. From February 1993 to October 1996, Mr. Blank served as chief executive officer of Rocket Science Games, a video game software company. From February 1990 to January 1993, Mr. Blank served as vice president of marketing of SuperMac, a supplier of Macintosh peripherals.

     MR. CHARLES BOESENBERG has served as a member of Immersion's board of directors since February 2000. From February 2000, Mr. Boesenberg has served as co-manager of the merger transition and integration team of Wind River Systems, Inc., an embedded software and services company which was the surviving corporation of a merger with Integrated Systems, Inc., an embedded systems software company, where Mr. Boesenberg served as president and chief executive officer from December 1998 until February 2000. From December 1997 to December 1998, Mr. Boesenberg served as president and chief executive officer of Magellan Corporation, a satellite access products company, which was the surviving corporation of a merger with Ashtech, Inc., a business-to-business global positioning systems company, where Mr. Boesenberg served as president and chief executive officer from January 1995 to January 1997. Mr. Boesenberg currently serves as a director of Symantec Corporation and Blaze Software. Mr. Boesenberg has a bachelor of science degree in mechanical engineering from the Rose Hulman Institute of Technology and a master of science degree in business administration from Boston University.

     MR. JONATHAN RUBINSTEIN has served as a member of Immersion's board of directors since October 1999. Since February 1997, Mr. Rubinstein has served as senior vice president of hardware engineering at Apple Computer, Inc., a personal computer company. From August 1993 to August 1996, Mr. Rubinstein was executive vice president and chief operating officer of Fire Power Systems, a developer and manufacturer of Power PC-based computer systems. Mr. Rubinstein has a bachelors and masters of science degree in electrical engineering from Cornell University and a master of science degree in computer science from Colorado State University.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of Immersion's compensation committee in October 1999, the duties customarily performed by a compensation committee were the responsibility of the Immersion's board of directors. The members of Immersion's board of directors who were also officers or employees of Immersion are Dr. Rosenberg, Mr. Lacey and Mr. Schena. These directors abstained from voting on their own compensation.

     In 1999, Mr. Rosenberg and Mr. Schena served as directors and executive officers of Immersion, and Mr. Lacey served as a director of Immersion. In addition, they had certain interests in the agreements with MicroScribe, which are more fully discussed below under "Certain Relationships and Related Transactions."

     Neither of the members currently serving on Immersion's compensation committee has at any time since MicroScribe's formation been one of its officers or employees, and neither had a material interest in the transactions described under "Certain Relationships and Related Transactions." None of MicroScribe's executive officers currently serves or in the past has served as a member of a compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of Immersion's board of directors or compensation committee.

COMPENSATION OF DIRECTORS

     Directors of Immersion do not receive cash compensation for their services as directors. Under the 1997 Immersion Corporation Stock Option Plan, nonemployee directors are eligible to receive stock option grants at the discretion of the board of directors.

     In 1999, Immersion granted to Mr. Blank options to purchase shares of Immersion's common stock as follows:

                                                  SHARES SUBJECT       EXERCISE
                 DATE OF GRANT                      TO OPTION       PRICE PER SHARE
                 -------------                    --------------    ---------------
April 22, 1999..................................      20,175             $3.66
June 21, 1999...................................       3,228             $3.66

     In 1999, Immersion granted to Mr. Rubinstein options to purchase shares of Immersion's common stock as follows:

                                                  SHARES SUBJECT       EXERCISE
                 DATE OF GRANT                      TO OPTION       PRICE PER SHARE
                 -------------                    --------------    ---------------
June 21, 1999*..................................      32,280            $ 3.66
November 5, 1999................................      48,000            $10.00

-------------------------
* The options granted to Mr. Rubinstein on June 21, 1999 were cancelled except for 5,380 options which remain exercisable.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table presents information concerning compensation received during the year ended December 31, 1999 by Immersion's chief executive officer and each of Immersion's three other executive officers whose total salary and bonus earned during that year exceeded $100,000, such officers referred to in this proxy statement/prospectus as the named executive officers. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by these executive officers that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                       NUMBER OF
                                                              ANNUAL COMPENSATION      SECURITIES
                                                   FISCAL    ---------------------     UNDERLYING
           NAME AND PRINCIPAL POSITION              YEAR     SALARY($)    BONUS(1)     OPTIONS(2)
           ---------------------------             ------    ---------    --------    ------------
Louis Rosenberg, Ph.D.
President and Chief
Executive Officer................................   1999     $179,587     $ 50,000      227,894
Bruce Schena
Vice President, Chief
Technology Officer...............................   1999     $141,963           --       49,087
Kenneth Martin
Vice President, Engineering......................   1999     $117,275     $ 10,000       14,526
Timothy Lacey
Vice President, Operations(3)....................   1999     $131,250           --       59,524

-------------------------
(1) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(2) All figures in this column represent options to purchase Immersion's common stock.

(3) Mr. Lacey was serving as Immersion's chief financial officer until August 1999 when he resigned as Immersion's chief financial officer and was appointed vice president, operations.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents information with respect to stock options granted during 1999 to the named executive officers.

                                                                                             POTENTIAL REALIZABLE
                                                                                                   VALUE AT
                                                                                                ASSUMED ANNUAL
                                   NUMBER OF     PERCENT OF TOTAL                               RATES OF STOCK
                                  SECURITIES     OPTIONS GRANTED                               APPRECIATION FOR
                                  UNDERLYING       TO EMPLOYEES     EXERCISE                    OPTION TERM(2)
                                    OPTIONS           DURING          PRICE     EXPIRATION   ---------------------
             NAME                GRANTED(#)(1)      PERIOD(%)       ($/SHARE)      DATE         5%          10%
             ----                -------------   ----------------   ---------   ----------   ---------   ---------
Louis Rosenberg, Ph.D.(3)......     71,984             3.06            4.02       3/19/09    $181,987    $461,190
                                       403*            0.02            4.02       6/21/04         448         989
                                    71,984             3.06            4.02       6/21/09     181,987     461,190
                                    80,700             3.43            4.02       6/29/09     204,022     517,032
                                     1,008*            0.04            8.67       7/27/09       5,496      13,928
                                     1,210*            0.05           11.00      11/07/09       8,371      21,213
                                       605*            0.03           11.00      11/05/09       4,185      10,606
Bruce Schena...................     23,838             1.01            3.66        3/8/09      54,869     139,049
                                       403*            0.02            3.66       6/21/09         928       2,351
                                    23,838             1.01            3.66       6/21/09      54,869     139,049
                                     1,008*            0.04            8.67       7/29/09       5,496      13,928
Kenneth Martin.................      7,263             0.31            3.66        3/8/09      16,718      42,366
                                     7,263             0.31            3.66       6/21/09      16,718      42,366
Timothy Lacey..................     29,762             1.26            3.66        3/8/09      68,505     173,605
                                    29,762             1.26            3.66       6/21/09      68,505     173,605

-------------------------
(1) Except where noted otherwise by an * (in which case the options vest immediately), each option vests as to 1/24 of the shares per month for 24 months. The exercise price for the option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The option has a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with Immersion. Under the option, the option will vest upon an acquisition of Immersion by merger or asset sale, unless the option is assumed by the acquiring entity.

(2) The potential realizable value represents the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of Immersion's common stock. There is no assurance that any of the value reflected in this table will be achieved.

(3) In 1999, Immersion granted options to purchase an aggregate of 2,352,767 shares to employees. The exercise price of each option granted to Dr. Rosenberg was equal to 110% of the fair market value of the common stock on the date of grant as determined by the board of directors, except for the non-statutory stock option granted on July 27, 1999 for 1,008 shares for which the option exercise price is equal to 100% of the fair market value of the common stock on the date of grant as determined by the board of directors.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table presents information for Immersion's executive officers listed in the summary compensation table concerning option exercises during 1999 and the value of exercisable and unexercisable options held as of December 31, 1999 by these officers:

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING OPTIONS AT         IN-THE-MONEY OPTIONS
                                     SHARES       VALUE           FISCAL YEAR END          AT FISCAL YEAR END($)(2)
                                   ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
              NAME                 EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 -----------   --------   -----------   -------------   -----------   -------------
Louis Rosenberg, Ph.D............    80,700      $284,064    1,045,954       177,539      $39,642,081    $6,121,384
Bruce Schena.....................    16,140      $ 58,427      432,078        35,404      $16,441,145    $1,235,582
Kenneth Martin...................    40,350      $142,113       83,075        27,847      $ 3,150,134    $1,028,842
Timothy Lacey....................        --            --      201,871        44,201      $ 7,602,088    $1,542,196

-------------------------

(1) Upon exercise of the options, an option holder did not necessarily receive the amount reported above under the column "Value Realized." The amounts reported above under the column "Value Realized" merely reflect the amount by which the fair market value of the common stock of Immersion on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of common stock issued upon exercise of the options are sold.

(2) Based on the closing price of the common stock of Immersion as reported on The Nasdaq National Market System at December 31, 1999, the last day of trading of Immersion's common stock during fiscal year 1999, of $38.375 per share, less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Options granted to Victor Viegas, vice president, finance and chief financial officer of Immersion, accelerate in the event of a change in control of Immersion, if he resigns due to a material reduction in his duties or if Immersion moves his principal office more than 60 miles from San Jose. If one of these events occurs within 18 months of his start date, vesting will be accelerated by 12 months, and if one of these events occurs more than 18 months after his start date, 50% of the unvested shares will become vested. In addition, if Immersion terminates Mr. Viegas' employment other than for cause, Immersion will pay him a severance payment equal to six months of base salary (or, if lesser, the number of months before he finds other employment) and a portion of his options will also accelerate. If the termination occurs before the first anniversary of his start date, 37.5% of the shares will become vested. If the termination occurs after his first anniversary but within 18 months of his start date, vesting will be accelerated by 12 months.

     The options granted to J. Stuart Mitchell, vice president, business development of Immersion, accelerate in the event that Immersion moves his principal office more than 60 miles from San Jose within 12 months of his start date, there is a change in Immersion's control that results in his termination of employment or if he resigns due to a material reduction in his duties. If one of these events occurs, vesting will be accelerated by 12 months. In addition, if Immersion terminates Mr. Mitchell's employment other than for cause, Immersion will pay him a severance payment equal to three months of base salary (or, if lesser, the number of months before he finds other employment) and the vesting of his options will be accelerated by three months.

     The options granted to Jennifer Saffo, vice president, marketing of Immersion, accelerate in the event of a change in control of Immersion that results in her termination of employment, if she resigns due to a material reduction in her duties or if Immersion moves her principal office more than 60 miles from San Jose within 12 months of her start date. If one of these events occurs, vesting will be accelerated by 12 months. In addition, if Immersion terminates Ms. Saffo's employment other than for cause, Immersion will pay her a severance payment equal to three months of base salary (or, if lesser, the number of months before she finds other employment) and the vesting of her options will be accelerated by three months.

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

     Immersion's 1994 stock option plan provides that, in the event of a change in control, the board of directors may arrange with the acquiring corporation that outstanding options be assumed or that equivalent options be substituted by the acquiring corporation. Alternatively, the board of directors may provide that any unexercisable or unvested portions of the outstanding options shall be immediately exercisable and vested in full.

     The options terminate if they are not assumed, substituted or exercised prior to a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Immersion is or was a party in which the amount involved exceeds $60,000 and in which any of its directors, executive officers or holders of more than 5% of Immersion's capital stock had or will have a direct or indirect material interest other than: the salaries, options, share repurchase and other agreements that are described in the transactions described below.

OTHER TRANSACTIONS

     Logitech Agreements. In addition to Logitech being a holder of more than 5% of Immersion's capital stock, Logitech is a licensee which accounts for a large portion of Immersion's licensing and consulting services revenue. In 1999, Immersion recorded revenue of approximately $1.0 million from Logitech. In October 1996, Immersion entered into a royalty-based license agreement and a technology product development agreement with Logitech. The license agreement grants Logitech a world-wide, irrevocable, non-exclusive license under Immersion's patents for touch-enabled gaming products. Pursuant to the technology product development agreement, Immersion provided Logitech consulting services with respect to the development of a touch-enabled joystick. In March 2000, Immersion and Logitech amended this technology product development agreement in response to Logitech's desire for Immersion's assistance in developing an updated joystick product. Pursuant to the license agreement, Logitech is required to pay Immersion a royalty of 5% of the revenue it receives when it sells a gaming product incorporating Immersion's technology to third parties. If Logitech ships more than 100,000 units in a single year without a modification in technical specifications, the royalty for that product will be reduced by 0.67% for the following year. If Logitech ships more than 200,000 units in subsequent years without a modification in technical specifications, the royalty will be reduced in each subsequent year by a further 0.67%. However, the royalty rate may not drop below 3%.

     In April 1998, Immersion entered into a royalty-based license agreement and a technology product development agreement with Logitech. Pursuant to the technology product development agreement, Immersion provided Logitech consulting services with respect to the development of a touch-enabled mouse. Under the development agreement, Immersion also agreed that it would not enable a third-party to ship a similar touch-enabled mouse product until October 23, 1999. Pursuant to the license agreement, Immersion granted Logitech an irrevocable, non-exclusive, worldwide license to technology incorporated by Logitech into a touch-enabled mouse product. Pursuant to the license agreement, Logitech is required to pay Immersion a royalty of 5% of the revenue it receives from the sale of touch-enabled mouse products. In March 2000, Immersion and Logitech amended this license agreement cover a new technology developed by Immersion for a lower-cost, touch-enabled mouse to be targeted for use with productivity and web applications. Under the amendment, Immersion and Logitech have agreed to promote the existing mouse technology together with the new lower-cost mouse technology as a product family. The amendment also requires Logitech to pay Immersion a royalty of 5% of the revenue it receives from products based upon this new tactile mouse technology. In July 2000, Immersion and Logitech amended both the 1996 and 1998 license agreements. Under the amendment, Immersion and Logitech agreed that Logitech's royalty-bearing products would be licensed under all of Immersion's patents and that there would be a per lawsuit limit on each party's indemnification obligation to the other.

     Immersion signed a co-marketing agreement with Logitech in November 1999 in which Immersion agreed to assist Logitech with the launch and promotion of its touch-enabled mice. Under the terms of the agreement, for a period of five calendar quarters beginning in the first calendar quarter of 2000, Immersion will reimburse Logitech for certain marketing related expenses not to exceed $200,000 per quarter. Only third-party marketing services that are targeted at promoting Logitech's touch-enabled mice are eligible for reimbursement. In addition, all promotional activities will have to be approved by Immersion in advance. In order to remain eligible for reimbursement, Logitech will have to include Immersion's brand and logo on marketing materials that reference touch-enabled functionality or products, and commit to other conditions regarding its touch-enabled mice.

     MicroScribe Agreements. On July 1, 1997, Immersion formed MicroScribe LLC, a privately-held limited liability company with two types of outstanding membership interests -- class 1 membership interests and class 2 membership interests.

     In July 1997, Immersion entered into an exchange agreement, a patent license agreement and an intellectual property license agreement with MicroScribe. Pursuant to the exchange agreement and the patent license agreement, Immersion assigned its patents and associated intellectual property relating to three-dimensional digitizing products and the Pin-Point arm, a medical device used for image-guided biopsies whose design is based on Immersion's three-dimensional digitizing product, to MicroScribe in exchange for a worldwide, royalty-free, exclusive, irrevocable license and all of the class 1 membership interests and class 2 membership interests in MicroScribe. Immersion retained the class 1 membership interest and distributed the class 2 membership interests to the stockholders of Immersion at the time of the exchange agreement, including:

                                                    PERCENTAGE INTEREST
            NAME OF BENEFICIAL HOLDER               OWNED IN MICROSCRIBE
            -------------------------               --------------------
Louis Rosenberg, Ph.D. ...........................          25.9%
Bruce Schena......................................           8.6
Timothy Lacey.....................................          10.8

     There are no membership interests in MicroScribe other than the class 1 and class 2 membership interests. MicroScribe has not issued any additional membership interests other than the initial issuance of the class 1 and class 2 membership interests to Immersion. Accordingly, stockholders who have acquired shares of Immersion after the one-time distribution do not own any membership interests in MicroScribe. The following table presents information regarding the percentage interest in MicroScribe of each director, officer and 5% stockholder and each member of the immediate family of such director, officer and 5% stockholder.

                                                              PERCENTAGE INTEREST
                 NAME OF BENEFICIAL HOLDER                    OWNED IN MICROSCRIBE
                 -------------------------                    --------------------
5% STOCKHOLDERS
Cybernet Systems Corporation................................            --%
Timothy Lacey...............................................         10.78
DIRECTORS AND EXECUTIVE OFFICERS
Steven Blank................................................           1.0
Charles Boesenberg..........................................            --
Kenneth Martin..............................................           2.0
J. Stuart Mitchell..........................................            --
Louis Rosenberg, Ph.D. .....................................         25.94
Jonathan Rubinstein.........................................            --
Jennifer Saffo..............................................            --
Bruce Schena................................................          8.56
Victor Viegas...............................................            --
IMMEDIATE FAMILY OF 5% STOCKHOLDERS, DIRECTORS AND OFFICERS
Max and Helen Johnston......................................          0.36
Patrick Lacey...............................................          0.37
Patrick and Nina Lacey......................................          0.29
Arthur and Marilynn Rosenberg...............................          0.79
Arthur Rosenberg............................................          0.32
Marilynn Rosenberg..........................................          0.21

     The total distribution paid to these persons pursuant to their percentage interests owned in MicroScribe in 1999 was approximately $45,000.

     MicroScribe's sole business is the licensing of its patents and associated intellectual property to Immersion. Distributable cash from its licensing activities is distributed 99% to the class 2 members and 1% to Immersion, as the sole class 1 member. Pursuant to the terms of the license agreement, MicroScribe granted Immersion rights to use intellectual property of MicroScribe for the development and distribution of three-dimensional digitizing products.

     Under the intellectual property license agreement, Immersion pays MicroScribe a formula-based royalty that varies between 5% and 10% of the net receipts Immersion receives from selling products incorporating MicroScribe technology. Based upon the formula-based royalty with MicroScribe, Immersion recorded an expense of $116,000 in 1998 and $132,000 in 1999. The agreement, which has a term of ten years and is scheduled to expire in 2007, also provides that beginning in 2002 the royalty rate will be set at 10% for the remainder of the license term. Products for which Immersion currently pays MicroScribe a royalty include Immersion's MicroScribe-3D digitizing product and the Pin-Point arm, a medical device used for image-guided biopsies whose design is based upon the MicroScribe-3D. The agreement also requires MicroScribe to indemnify Immersion against claims that the technology MicroScribe has delivered to Immersion infringes a third party's intellectual property rights.

     Cybernet Agreements. In March 1999, Immersion acquired patents and in-process technology from Cybernet Systems Corporation in exchange for 1,291,200 shares of Immersion's common stock. In addition, Immersion entered into a consulting services agreement with Cybernet, under which Immersion issued Cybernet a warrant to purchase 322,800 shares of common stock at an exercise price of $3.66 and agreed to pay Cybernet $300,000. Immersion paid $150,000 of this amount in March 1999 and $75,000 of this amount in January 2000. Immersion will pay the remaining $75,000 to Cybernet in January 2001. In connection with this acquisition and consulting arrangement, Immersion agreed to provide Cybernet with registration rights with respect to its common stock and the common stock issuable upon exercise of the

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

warrant. As a result of these transactions, Cybernet is a holder of more than 5% of Immersion's capital stock.

     There Agreements. In October 1999, Immersion entered into a marketing agreement with There. Mr. Blank, a member of Immersion's board of directors, serves as a director and is a minority shareholder of There. Pursuant to the marketing agreement, There has agreed to promote Immersion's touch-enabling technologies and its licensees' touch-enabled products. Immersion also has agreed to promote There's services through a number of means, including providing There up to $300,000 for its advertising and marketing programs. In addition, in April 2000 Immersion purchased 540,540 shares of Series D preferred stock of There for approximately $1.0 million.

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

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF IMMERSION

     The following table sets forth as of July 31, 2000 certain information with respect to shares beneficially owned by (i) each person who is known by Immersion to be the beneficial owner of more than 5% of Immersion's outstanding shares of common stock, (ii) each of Immersion's directors, and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the total number of shares outstanding is deemed to include the number of shares deemed beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person is shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                              AMOUNT AND NATURE OF      OPTIONS INCLUDED IN      PERCENTAGE
            BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)(2)   BENEFICIAL OWNERSHIP   OF OWNERSHIP(3)
            ----------------               --------------------------   --------------------   ---------------
Cybernet Systems Corporation.............          1,396,110                   311,502               8.3
  727 Airport Boulevard
  Ann Arbor, Michigan 48108-1639
Logitech International S.A. .............          1,197,329                        --               7.3
  6505 Kaiser Drive
  Fremont, California 94555-3615
Timothy Lacey............................            979,768                   172,191               5.9
Kenneth Martin...........................            171,671                    66,207               1.0
J. Stuart Mitchell.......................             99,049                    96,594                 *
Louis Rosenberg..........................          2,334,682                 1,072,682              13.2
Jennifer Saffo...........................             68,452                    64,728                 *
Bruce Schena(4)..........................            808,969                   417,582               4.8
Victor Viegas............................            155,278                   152,993                 *
Steven Blank.............................            148,437                    62,703                 *
Charles Boesenberg.......................             18,050                    17,500                 *
Jonathan Rubinstein......................             40,592                    30,522                 *
All executive officers and directors as a
  group (9 persons)......................          3,845,180                 1,981,511              20.8

-------------------------
 *  Less than 1% of the outstanding shares of common stock.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To Immersion's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Immersion Corporation, 801 Fox Lane, San Jose, California 95131.

(2) The number of shares of common stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days after July 31, 2000.

(3) Based on 16,507,518 shares of common stock deemed outstanding as of July 31, 2000.

(4) Includes 4,734 shares held of record by Mr. Schena's mother as custodian for a minor child.

                                  HT BUSINESS

OVERVIEW

     HT designs, manufactures, and markets computer-based medical simulators that allow medical personnel to practice procedures without placing patients at risk or practicing on live animals. HT's products integrate proprietary computer software and tactile feedback robotics with new low-cost and high-power graphics computers to achieve highly realistic simulation systems. HT sells its three key simulation products in the United States, Canada, Europe and Asia.

     HT seeks initially to sell hardware systems to customers, followed by sales of multiple software packages for specific medical procedures. This strategy enables HT to generate repeat software sales with relatively high margins. HT anticipates that as high margin software products begin to account for a greater proportion of its product mix, HT will move toward profitability. HT employs a direct sales force to leverage its strategic relationships with leading medical device companies to provide simulation systems to hospitals, HMOs, nursing schools, medical schools, emergency medical technician training programs, the military, and other organizations involved in procedural medicine. HT markets products through distributors outside the U.S.

     HT has several strategic relationships with medical device and pharmaceutical companies. Currently HT maintains a co-marketing relationship with Becton Dickinson and Co., the market leader in intravenous catheters and blood collection devices. Required in-service training in the use of both of these product lines can be facilitated by HT's CathSim products. HT also has a co-development relationship with Medtronic, Inc. a world leader in medical devices. Based on its initial success with the simulation technology, Medtronic is working to broaden the use of simulation across its product lines.

     Grant and contract support for HT's simulation development has come from the U.S. Department of Commerce's Advanced Technology Program, the Defense Advanced Research Project Agency, the Health Care Finance Agency, Small Business Innovative Research agreements with the National Institutes of Health and the Department of the Navy, and grants and cooperative agreement with the Department of the Navy.

HT'S PRODUCT OFFERINGS

     HT's three simulation product lines address intravenous catheterization (CathSim), endovascular interventions (PreOp Endovascular) and endoscopy (PreOp Endoscopy). All are comprised of software modules, an interface device and a hardware platform. HT sells hardware systems for between $6,000 and $30,000, followed by repeat sales of software to the installed base of hardware systems. HT designs each product line to maximize the number of procedures that can be simulated with minimal additional customer investment. The relatively low price of HT's software modules provides an opportunity for repeat sales of high margin software. In addition to sales, HT offers leasing options for its products.

VASCULAR ACCESS PRODUCT LINE: CATHSIM

     CathSim allows nurses, doctors, emergency medical technicians, and other healthcare providers to practice and become skilled in each step of the most common invasive medical procedures -- vascular access.

     The product line integrates a small robotic system developed by HT, called AccuTouch(R). AccuTouch is a tactile feedback device that, under computer control, simulates the feel of the procedure. AccuTouch simulates stretching the skin to stabilize blood vessels as well as the manipulation of catheters, blood collection tubes, needles and other related devices.

     In each CathSim software module, the user is presented with numerous patient case studies. Each case study challenges the user's cognitive and motor skills. Features for each of the modules include digital educational videos, on-line help functions, the ability to cause a variety of complications and instant

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

feedback for each decision during the procedure. CathSim modules track each decision and construct an evaluation database for later review by the user or by a supervisor.

     CathSim is a Microsoft Windows-compatible product. The four CathSim software modules currently available cover intravenous access, pediatric vascular access, geriatric vascular access, and phlebotomy. Other software modules in development include an intravenous access skill evaluation module, and those for peripherally inserted central catheters, mid-line catheters and central venous catheters. HT offers the system with computer hardware as an available option.

ENDOSCOPY PRODUCT LINE: PREOP ENDOSCOPIC SIMULATOR

     The PreOp Endoscopic Simulator simulates the look and feel of performing a wide range of flexible endoscopic procedures. The system integrates a tactile feedback robotic device that tracks the insertion of various fiberoptic endoscopes and related medical devices and provides the user with realistic tactile feel. The software replicates the video image of a real endoscopy to provide an immersive environment that very closely approximates the visual and tactile experience of treating a living patient.

     The PreOp Endoscopic Simulator provides training and skills maintenance for one of the fast growing areas of procedural medicine, fiber optic endoscopy. The PreOp Endoscopic Simulator was launched in April 1999. Three current software modules provide simulations for diagnostic bronchoscopy, for establishing the difficult airway, and for flexible sigmoidoscopy. These software modules provide educational content for training in navigational and diagnostic skills and biopsy capability. New software modules are being developed in urology, gastroenterology, and other specialty areas to provide on-going releases of software modules related to different procedures, anatomical variation and severity of disease. Features for each of the modules includes digital educational videos, on-line help functions, the ability to cause a variety of complications, and instant feedback for each decision during the procedure. The PreOp Endoscopic Simulator modules track the user's every move and construct an evaluation database for later review by the user or by a supervisor.

     The PreOp Endoscopic Simulator consists of a personal computer, a robotic interface device, a cart and case-based software modules containing a number of training, skills maintenance and certification scenarios.

ENDOVASCULAR INTERVENTIONAL PRODUCT LINE: PREOP ENDOVASCULAR SIMULATOR

     HT's PreOp Endovascular product line simulates a real-time fluoroscopic display and the manipulation of guidewires, catheters, angioplasty balloons and many other interventional devices. HT launched the first software module for cardiac pacemaker leads placement in January 1999 and has completed four additional pacemaker leads placement software modules. HT is developing new software for catheter navigation, balloon angioplasty and stent deployment for peripheral, cardiac and neuro-anatomies. Features for each of the modules include digital educational videos, on-line help functions, the ability to cause a variety of complications, and instant feedback for each decision during the procedure. The PreOp Endovascular Simulator modules track the user's every move and construct an evaluation database for later review by the user or by a supervisor.

     The PreOp Endovascular system consists of a personal computer, a robotic interface device and case-based software modules containing a number of training, skills maintenance and certification scenarios.

THE MARKET

     Practicing physicians, surgeons, nurses and allied healthcare workers follow a required program of continuing education in their particular field, leading to certification and periodic re-certification. New medical procedures are continually being introduced in healthcare, and education and training play a significant role in the efforts of medical device companies and healthcare professionals to gain acceptance of new procedures as quickly as possible.

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

     Medical education can be divided into the teaching of cognitive skills and that of essential motor skills. Much of the practice of medicine today is based on procedures that involve motor skills. For example, putting a needle in a patient's arm or using a fiber optic endoscope to examine pathology within the patient's anatomy both require familiarity and dexterity. Simulation products serve that part of the medical education curriculum involving training for procedures that require motor skills to be carried out efficiently and effectively.

SIMULATION PRODUCT MARKET SEGMENTS

     Medical Schools. These primary institutions for medical education provide pre-clinical and clinical training to entry level medical students. Medical schools use simulation products primarily for the initial training of novices for basic procedures, such as vascular access and some endoscopic procedures.

     Teaching Hospitals. These institutions provide clinical training for resident and fellow level students as well as continuing medical education for practicing physicians and other healthcare professionals. Each individual institution has a variety of different residency and fellowship programs that HT believes will be served with multiple existing and new simulation products. Leaders in various professional disciplines teach and practice in these institutions. HT believes that these leaders will recognize the potential of simulation products for competency assessment leading to certification.

     Non-teaching Hospitals. These acute care institutions are staffed by practicing clinicians and other healthcare professionals who require continuing education in new procedures and devices. Simulation products may be adopted for competency assessment and certification and as a means for continuing education on new procedures.

     Other Teaching Institutions. These institutions, which include nursing schools and other institutions involved in allied healthcare professional training, use simulation products primarily for training in basic procedures, such as vascular access techniques.

     Medical Device/Pharmaceutical Companies. These manufacturers currently provide medical training related to their products through in-house programs, sponsored local training and in-service activities. HT believes that device manufacturers will increasingly desire to integrate their product marketing with simulation systems. The FDA is requiring more emphasis on training in the approval process of medical devices, and HT believes that simulation training will assist manufacturers in meeting these requirements in this area.

     Other. HT addresses other market segments with a limited number of products. For example, clinical laboratories and home health companies use the phlebotomy module with the CathSim product.

SALES ORGANIZATION

     HT employs a direct sales force that markets simulation systems to hospitals, HMOs, nursing schools, medical schools, emergency medical technician training programs, the military and other organizations involved in procedural medicine. Within the U.S., HT has six regional sales representatives who are responsible for achieving sales goals in their region. HT's sales force is augmented through co-marketing arrangements with strategic partners. HT's sales representatives work with partner sales people to promote and support HT's products and to achieve agreed sales objectives.

     HT sells products in countries other than the U.S., including Japan, Korea, Malaysia, China, Brazil, Lebanon and several major European countries, through distributors and agents. HT has established relationships with distributors in Japan, Korea, Hong Kong, and Malaysia and established relationships with agents in Europe.

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

TECHNOLOGY

     HT has developed proprietary technologies that deliver four levels of realism in a medical simulator as described below:

     Visual Realism. Like flight simulation technology for pilot training, medical simulators should look realistic. HT's proprietary computer-based anatomical models are made up of thousands of individual computer rendered polygons - the more polygons in a model, the more realistic it can be. Realism on the surface of these models is enhanced through a technique called texture mapping. The result is an image that closely resembles an actual patient case.

     Physical Realism. Medical training requires direct interaction with objects in the virtual environment. HT's researchers and engineers have developed proprietary technology that allows for realistic interactive deformation of virtual tissues based on Newtonian physics. With physical realism, the virtual anatomy and medical devices "know" how to react to forces and gravity based on characteristics of mass, elasticity, and damping.

     Physiological Realism. To make anatomical models more realistic, HT has developed proprietary software methods for programmed behaviors, allowing virtual objects to react with simulated muscle contractions, bruising, bleeding, and many other physiological properties.

     Tactile Realism. A large part of learning a complex medical procedure, particularly minimally invasive surgical and interventional procedures, relates to motor skills. For training to be effective, it needs to allow the user to feel appropriate forces between medical devices and tissue. HT's AccuTouch tactile feedback technology has been developed to provide realistic force feedback to the user.

INTELLECTUAL PROPERTY

     HT has built a significant competitive advantage though creation of an extensive library of medical simulation software. HT's engineers do not build simulators -- rather, they build libraries of software tools that enable simulators to be built. HT's simulation development staff uses these tools to create simulator products. It is HT's strategy to protect this library through a combination of trade secrets, patents, and copyrights.

     HT has extended the field of haptics, or force feedback, in a number of areas that make its simulators feel more realistic, more effective in training and more cost-effective and convenient to use. These innovations are contained in a group of utility and design patents, of which one U.S. patent is issued and four U.S. and three international patents are pending that cover key elements of each of our product areas.

     HT's policy is to protect its proprietary position by, among other methods, filing patent applications in the United States and in other selected countries to protect technology, inventions and improvements that are important to the development of its business and protection of its competitive position. HT has filed several patent applications with the United States Patent and Trademark Office covering key elements within each of its product lines. HT has also filed several Patent Cooperation Treaty patent applications to obtain patent protection outside of the United States. HT is in the process of filing additional patent applications to cover additional technologies related to HT's simulation products. There is no assurance that the pending patent applications or future patent applications will result in issued patents and that, if issued, the patents will not be challenged or circumvented by competitors. HT also relies on trade secrets and proprietary technology that it seeks to protect, in part, through written confidentiality agreements with employees, consultants and other parties.

     Registered trademark certification has been received for AccuTouch, CathSim, TELEOS(R), High Techsplanations(R), HT (and design)(R) and T-VOX(R). HT retains the rights to web site names: ht.com, htmedical.com, endosim.com and cathsim.com.

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COMPETITION

     Due to the significant potential market for the proposed technologies, other organizations are pursuing similar technologies. Although HT believes that its current and planned products possess a unique combination of characteristics and that its competitors are not currently marketing or testing any products that include all of the attributes of HT's products, there is no assurance that such competitors will not develop and market products in the future that effectively compete with HT's products.

     Two of HT's competitors are targeting markets similar to those targeted by HT. Simbionics Ltd., a small start-up company based in Tel-Aviv, Israel, has demonstrated prototypes recently for flexible sigmoidoscopy and cystoscopy. VP Medical, formerly known as VR Solutions and Virtual Presence, based in the United Kingdom and with a US operation in Boston, has a computer-based simulation product called MYST VR for laparoscopic simulation. The product is focused on basic skills training and the primary customer for the system to date has been Ethicon Endosurgery. The U.S. Operations are directed by former HT engineer Dwight Meglan, Ph.D. and is focused on endovascular simulation. Other potential competitors include:

     - Lockheed Martin;

     - Mitsubishi Electric Company;

     - Boston Dynamics;

     - Medical Educational Technologies, Inc.; and

     - MedSim/Eagle Simulations.

     HT believes that none of these potential competitors have addressed the segments targeted by HT, and the competitive technologies that have been demonstrated are generally more expensive or not as realistic. Many of these competitors and potential competitors have greater financial and other resources than HT.

MEDTRONIC AGREEMENT

     HT has developed a multifaceted relationship with Medtronic, Inc., a world leader in medical device technology for whom HT developed a physician training product for transvenous pacemaker leads placement. Under the terms of the investment agreement between HT and Medtronic dated August 10, 1999 and first amended on March 3, 2000, Medtronic invested $3.5 million in the form of a secured note convertible into HT preferred stock, and was given an option to purchase 250,000 shares of HT preferred stock. The convertible note and the option are convertible into and exercisable for HT preferred stock at a price equal to the lower of $8.00 per share or the price at which any shares of HT preferred stock are sold. The convertible note and the option provide that if HT is acquired, the convertible note and option will be convertible or exercisable for the same consideration that HT stockholders receive in the acquisition. Additional rights that the investment agreement provides to Medtronic include the exclusive right for varying periods of time to use technologies developed for Medtronic by HT, the right to receive pricing no less favorable than that given to other companies by HT for comparable virtual reality simulation systems, and rights of first offer with respect to development project opportunities with HT and with respect to the purchase of all or a portion of HT. On August 15, 2000, Immersion, HT and Medtronic entered into a second amendment to the investment agreement which more precisely defines the fields in which Medtronic may assert its right of first refusal for proposed development agreements, clarifies the right of HT and Immersion to grant intellectual property licenses for technology otherwise included in the scope of Medtronic's limited exclusivity rights, more precisely defines the scope of Medtronic's right to receive favorable pricing on comparable products, and eliminates certain reporting and board observer rights provided by the original agreement. The second amendment acknowledges that, pursuant to the terms of the merger agreement, Medtronic's convertible note and option will be convertible into or exercisable for Immersion common stock after the merger, but the amendment does not substantively affect Medtronic's rights under the convertible note or option or otherwise affect Medtronic's investment in HT.

EMPLOYEES AND CONTRACTORS

     As of August 15, 2000, HT had fifty-one full time employees, of whom 12 are engaged in management and administration, 25 are engaged in engineering and development, and 14 are engaged in sales and marketing.

FACILITIES AND PROPERTIES

     HT leases approximately 19,000 square feet of office space in Gaithersburg, Maryland. This ten-year lease commenced on June 1, 1999. Approximately 2,500 square feet of the Gaithersburg facility has been set aside for sublet until expansion is necessary. In addition, other provisions for expansion into adjacent space have been negotiated. The current monthly lease payment is approximately $23,000. HT's Gaithersburg, Maryland facility is expected to be adequate for at least the next twelve months.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT OF HT

     The following table sets forth information, as of August 15, 2000, known to HT with respect to the beneficial ownership of HT capital stock by: (1) each stockholder known to HT to be the beneficial owner of more than 5% of HT's capital stock; (2) all directors; (3) all named executive officers; and (4) all directors and executive officers as a group.

     Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the total number of shares outstanding is deemed to include the number of shares deemed beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of these individuals is HT Medical Systems, Inc., 55 West Watkins Mill Road, Gaithersburg, Maryland 20878.

                                          AMOUNT AND                 OPTIONS
                                          NATURE OF                INCLUDED IN              AGGREGATE PERCENT
            NAME AND ADDRESS              BENEFICIAL               BENEFICIAL    PERCENT     OF OUTSTANDING
          OF BENEFICIAL OWNER             OWNERSHIP      CLASS      OWNERSHIP    OF CLASS     CAPITAL STOCK
          -------------------             ----------   ---------   -----------   --------   -----------------
Jonathan R. Merril......................    429,486       Common                  19.0%(1)        17.2%
  11718 Bowman Green Drive
  Reston, VA 20190
Medtronic, Inc.(2)......................    687,500     Series A     687,500        74%(3)          30%
  7000 Central Ave., NE                                Preferred
  Minneapolis, MN 55432
Gregory L. Merril.......................    937,500       Common                  41.4%(1)        37.4%
Rodney G. Hilton........................    161,352       Common     161,352       7.1%(1)         6.1%
Jill N. Whitley.........................     46,987       Common      41,281       2.0%(1)         1.9%
Donald M. Spero.........................     88,185       Common      12,000       3.9%(1)         3.5%
Stephen B. Schuler......................     13,500       Common      13,500          *              *
All executive officers and directors as   1,247,524       Common     228,133      50.0%(1)        45.7%
  a group (5 persons)...................

-------------------------
 *  Less than 1% of the outstanding shares of HT stock.

(1) Based on 2,264,508 shares of common stock deemed outstanding as of August 15, 2000.

(2) Includes 437,500 shares of Series A preferred stock which Medtronic has the right to acquire upon the conversion of a convertible note and 250,000 shares of Series A preferred stock which Medtronic has the right to acquire pursuant to an option exercisable at a price of $8.00 per share.

(3) Based on 240,107 shares of preferred stock deemed outstanding as of August 15, 2000.

                    DESCRIPTION OF IMMERSION'S CAPITAL STOCK

     Immersion's authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The following summary of provisions of the common stock and preferred stock is subject to, and qualified in its entirety by, Immersion's certificate of incorporation and bylaws and by the provisions of applicable law.

COMMON STOCK

     As of August 7, 2000, there were 16,513,018 shares of common stock outstanding held by approximately 188 stockholders of record. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that the board from time to time may determine in its sole discretion. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by Immersion's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Immersion's common stock is not entitled to preemptive rights and is not subject to conversion or redemption. If Immersion liquidates, dissolves, or winds-up its business, the holders of common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering upon payment will be, duly and validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that Immersion may issue in the future.

PREFERRED STOCK

     In connection with Immersion's reincorporation in the state of Delaware in 1999, all outstanding shares of preferred stock were converted into an aggregate of 5,131,100 shares of common stock, and 5,000,000 shares of undesignated preferred stock were authorized for issuance. Immersion's board of directors has the authority, without further action by the stockholders, to issue this undesignated preferred stock in one or more series. In addition, the board may:

     - fix the designations, powers, preferences, privileges and relative participating, optional or special rights of this preferred stock; and

     - set the qualifications, limitations or restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

     Any or all of these rights may be greater than the rights of the common stock. As a result, the board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in Immersion's control or make removal of Immersion's management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Immersion has no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Provisions of Delaware law and Immersion's certificate of incorporation and bylaws could make more difficult the acquisition of Immersion by means of a tender offer, a proxy contest or other means, or the removal of incumbent officers and directors. Immersion expects these provisions to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Immersion to negotiate first with its board of directors. Immersion believes that the benefits provided by its ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. Immersion believes the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

     Immersion is subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits any Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

     - prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

     - on or following that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines a business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

     Immersion's certificate of incorporation provides that its board of directors will be divided into three classes of directors, with each class serving a three-year term. The term of the first class of directors expires at the 2003 annual meeting. The term of the second class expires at the 2001 annual meeting. The term of the third class expires at the 2002 annual meeting.

     Immersion believes that a classified board of directors helps assure the continuity and stability of the board of directors and its business strategies and policies as determined by the board of directors, since a majority of the directors at any given time will have had prior experience as directors of Immersion. Immersion believes that this, in turn, will permit the board of directors to represent the interests of stockholders more effectively.

     With a classified board of directors, at least two annual meetings of stockholders will generally be required to effect a change in the majority of the board of directors. As a result, a classified board of directors may discourage proxy contests for the election of directors or purchases of a substantial block of Immersion's common stock because it could prevent obtaining control of the board of directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or attempting to obtain control of Immersion in some other manner. Under the Delaware General Corporation Law, a director on a classified board may be removed by the stockholders of the corporation only for cause. Immersion's certificate of incorporation does not provide for cumulative voting in the election of directors. The amendment of the provisions relating to the classified board requires approval by 66 2/3% or more of the outstanding common stock.

     Further, provisions of Immersion's certificate of incorporation and bylaws prevent Immersion's stockholders from taking action by means of written consent and require Immersion's stockholders to provide advance notice before nominating directors and bringing stockholder proposals.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Immersion's common stock is BankBoston, N.A.

               COMPARISON OF IMMERSION AND HT STOCKHOLDER RIGHTS

     The rights of holders of HT common stock and preferred stock are governed by the Maryland General Corporation Law, known as Maryland law. The rights of the HT stockholders are also governed by HT's Articles of Incorporation, as amended, referred to as the HT charter, and HT's Bylaws, referred to as the HT bylaws.

     The rights of holders of Immersion common stock are governed by the Delaware General Corporation Law, known as Delaware law. The rights of the Immersion stockholders are also governed by Immersion's Certificate of Incorporation, referred to as the Immersion charter, and Immersion's Bylaws, which are referred to as the Immersion bylaws. After the completion of the merger, the holders of HT common stock and preferred stock will become holders of Immersion common stock. As a result, the rights of the former HT stockholders will be governed by Delaware law, the Immersion charter and the Immersion bylaws.

     The following is a summary of some of the differences between the HT capital stock and the Immersion capital stock, between Maryland law and Delaware law, between the HT charter and the Immersion charter and between the HT bylaws and the Immersion bylaws. This summary is an overview of only certain portions of these laws and documents and does not purport to be a complete description of their similarities and differences. We encourage you to also read the charters and bylaws of HT and Immersion carefully, copies of which may be obtained by contacting the Secretaries of Immersion and HT.

HT CAPITAL STOCK

     The authorized capital stock of HT consists of 6,000,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, of which an unspecified number of shares are designated Series A preferred stock, par value $0.01 per share, referred to as preferred stock or HT preferred stock.

     The holders of HT preferred stock are entitled to receive dividends prior to any payment of any dividend on the common stock or any other equity security of HT that is junior to the preferred stock. The holders of preferred stock are entitled to receive annual dividends in an amount equal to the greater of $0.80 per share, when and if declared by the board, or the dividend paid on each outstanding share of common stock. The dividends are cumulative and payable on a quarterly basis, but they may be paid only when funds are legally available. Any dividends on any shares of preferred stock that are accrued but unpaid as of the date of conversion of any such shares will be forfeited.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of HT, holders of HT preferred stock are entitled to receive a liquidation preference amount prior to any distribution to the holders of the common stock or any other junior equity security, unless the shares are converted into common stock at or prior to that time. The amount of this liquidation preference is equal to the sum of $8.00 per share plus all accrued but unpaid dividends on each such share. If the funds available for distribution are insufficient to permit payment of the full liquidation preference amount, the entire assets and funds of the corporation legally available for distribution will be distributed pro rata to the holders of preferred stock.

     Each share of HT preferred stock is convertible into one share of HT common stock, subject to adjustment on the happening of various events. Shares of preferred stock will be automatically converted into common stock at the conversion ratio in effect upon the consummation of a firm commitment underwritten public offering of the common stock of at least $10,00,000 at a price of at least $10 per share.

     Some holders of HT preferred stock have a right of first refusal pursuant to an agreement with HT to purchase their pro rata share, calculated on a fully diluted, as-if converted basis, of additional shares of common stock that HT may propose to issue and sell from time to time. The right of first refusal also applies to the issuance of securities that are convertible into shares of common stock.

     Some holders of shares of HT preferred stock are parties to a registration rights agreement with HT that entitles them to request that HT prepare and file a registration statement under the Securities Act of 1933, as amended, covering the sale of shares of common stock issued or issuable to these stockholders on the conversion of the preferred stock. In addition, at any time that HT proposes to register any shares of its common stock or any securities convertible into common stock (other than securities issuable pursuant to employee compensation plans or for other specified purposes), the same holders of preferred stock are entitled to require HT to register for sale all or a portion of shares of common stock issued or issuable to these stockholders.

     Upon the conversion of the HT preferred stock into Immersion common stock in the merger, former holders of HT preferred stock will no longer have dividend and liquidation preferences, rights of first refusal or registration rights.

DIFFERENCES IN STOCKHOLDER RIGHTS

     There are some differences between Delaware law, the Immersion charter and Immersion bylaws, and Maryland Law, the HT charter and HT bylaws. We have summarized some of these differences below, although this is only a summary of some provisions and does not purport to be a complete description of these similarities and differences.
             IMMERSION                                       HT

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law generally permits                     Under Maryland law, a corporation may
indemnification of expenses incurred in the        indemnify and advance expenses to its
defense or settlement of a derivative or           directors and officers and other persons who
third party action, provided there is a            are made a party to any proceeding by reason
determination:                                     of their service to or on behalf of the
- by a majority of the disinterested               corporation, unless:
  directors, even though less than a quorum,       - the act or omission was material to the
- by a committee of such directors                 matter giving rise to the proceeding and was
  designated by a majority vote of such              committed in bad faith or was the result
  directors, even though less than a quorum,         of active and deliberate dishonesty,
- by independent legal counsel, regardless         - the person actually received an improper
  of whether a disinterested quorum of             personal benefit in money, property or
  directors exists or                                services, or
- by a majority vote of a quorum of the            - in the case of any criminal proceeding,
  stockholders that the person seeking             the person had reasonable cause to believe
  indemnification acted in good faith and in         that the act or omission was unlawful.
  a manner reasonably believed to be in or         Also, Maryland law requires that such
  not opposed to the best interests of the         indemnification may not be made until it has
  corporation. Without court approval,             been determined that the person has met the
  however, no indemnification may be made in       applicable standard of conduct necessary for
  respect of any derivative action in which        indemnification and until the corporation
  such person is adjudged liable for negli-        has received a written undertaking by the
  gence or misconduct in the performance of        person seeking indemnification to repay the
  his or her duty to the corporation.              amount paid or reimbursed in the event that
Under Delaware law, rights to                      it is ultimately determined that the
indemnification and expenses are                   applicable standard of conduct was not met.
non-exclusive, in that they need not be            The HT charter requires HT to indemnify and
limited to those expressly provided by             advance expenses to each director, officer
statute. The Immersion bylaws provide for          and other persons who have served in
indemnification and advancement of expenses        specified capacities at the request of HT to
to each of its directors, officers and             the fullest extent permitted by Maryland
employees to the fullest extent permitted by       law.
Delaware law, provided that Immersion
receive a written undertaking from such
persons to repay any amounts advanced if it

             IMMERSION                                       HT

is determined that they were not entitled to indemnification

                         CLASSIFIED BOARD OF DIRECTORS

The Immersion charter and bylaws divide the        Although Maryland law permits a
board of directors into three classes.             corporation's charter to divide its
Directors serve for three years, with one          directors into classes with specified terms
class being elected each year.                     of office, the HT charter does not provide
                                                   for a classified board of directors.

                      REMOVAL OF DIRECTORS BY STOCKHOLDERS

Delaware law provides that, unless the             Under Maryland law, unless otherwise
charter provides otherwise, directors              specified in the charter, the stockholders
serving on a classified board of directors         may remove any director, with or without
may be removed only for cause. The Immersion       cause, by the affirmative vote of a majority
charter does not provide for removal without       of all of the votes entitled to be cast
cause.                                             generally for the election of directors. The
                                                   HT bylaws provide that any director may be
                                                   removed, with or without cause, by the
                                                   affirmative vote of the holders of a
                                                   majority of the issued and outstanding stock
                                                   and entitled to vote at any meeting called
                                                   for that purpose.

                            FILLING BOARD VACANCIES

Delaware law provides that vacancies and           Under Maryland law, vacancies that result
newly created directorships may be filled as       from the removal of a director may be filled
provided in the bylaws. The Immersion bylaws       by the stockholders or by a majority of the
provide that vacancies may be filled by a          remaining directors. The HT bylaws provide
majority of the directors then in office,          that vacancies that result from death,
even if less than a quorum.                        resignation, removal, increase in the number
                                                   of directors or any other reason may be
                                                   filled by a majority of the remaining
                                                   directors.

                         SPECIAL STOCKHOLDERS' MEETING

Under Delaware law, a special meeting of           Under Maryland law, a special meeting of the
stockholders may be called by the board of         stockholders may be called by the President,
directors or by any other person authorized        the board of directors or any other person
to do so in the charter or the bylaws. The         specified in the charter or the bylaws.
Immersion charter and bylaws provide that a        Also, Maryland law provides that a special
special stockholders' meeting may be called        meeting of the stockholders may also be
either by a majority of the board of               called upon the written request of the
directors or by the holders of at least 10%        holders of at least 25% of the votes
of all of the outstanding shares entitled to       entitled to be cast at a meeting, or such
vote at the meeting.                               greater or lesser percentage as the charter
                                                   or bylaws provide. The HT bylaws provide
                                                   that a special stockholders' meeting may be
                                                   called at any time by the president, vice
                                                   president or by a majority of the members of
                                                   the board of directors and that such a
                                                   meeting must be called by the president,
                                                   vice president, secretary or any director
                                                   upon the written request of the holders of a
                                                   majority of all of the outstanding shares
                                                   that are entitled to vote.

             IMMERSION                                       HT
                   ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
              IN LIEU OF A STOCKHOLDER VOTE AT STOCKHOLDER MEETING

Under Delaware law, stockholders may take          Under Maryland law, stockholders entitled to
action by written consent signed by a              vote may take action in lieu of voting at a
majority of the stockholders' entitled to          stockholders' meeting if a unanimous written
vote in lieu of a stock holder meeting             consent setting forth the action to be taken
unless otherwise provided in the charter.          is signed by each stockholder entitled to
The Immersion charter prohibits stock              vote on the matter. The HT bylaws provide
holders to take any action by written              that stockholders may take action by
consent in lieu of a meeting. All                  unanimous written consent in lieu of a
stockholder action must take place by a            stockholders' meeting.
stockholder vote at a meeting of
stockholders.

                       BUSINESS COMBINATION OFFER STATUTE

Under Delaware law, certain business               There is no comparable statute under
combinations, namely mergers, sales of             Maryland law.
assets, and similar transactions between a
Delaware corporation and certain "interested
stockholders" are subject to a three-year
moratorium unless specified conditions are
met. This restriction only applies to
Delaware corporations that have a class of
voting stock that is:
- listed on a national securities exchange,
- authorized for quotation on the Nasdaq
  Stock Market, or
- held of record by more than 2,000
stockholders. Because Immersion's common
stock is currently authorized for quotation
on Nasdaq, this restriction applies to
Immersion.

                              AMENDMENT OF CHARTER

Under Delaware law, a corporation's charter        Under Maryland law, the charter of a
may be amended upon the approval of the            corporation may be amended if the board of
board of directors and the approval of a           directors adopts a resolution setting forth
majority of the outstanding shares entitled        the proposed amendment and, as provided in
to vote on the amendment.                          the HT charter, the stockholders approve the
                                                   amendment by the affirmative vote of a
                                                   majority of all of the votes entitled to be
                                                   cast on the amendment.

                              AMENDMENT OF BYLAWS

Delaware law provides that a corporation's         Under Maryland law, the stockholders have
bylaws may be amended by the stockholders,         the power to amend or repeal the bylaws
and the charter may grant such power to            except to the extent that the charter or
amend to the board of directors. The               bylaws vest such power in the board of
Immersion charter and bylaws provide that          directors. The HT bylaws provide that the
the Immersion bylaws may be amended by the         board of directors also has the power to
affirmative vote of a majority of the              amend or repeal the bylaws.
outstanding shares entitled to vote at an
election of directors or by a majority of
the board of directors.

             IMMERSION                                       HT
                                APPRAISAL RIGHTS

Under Delaware law, a stockholder of a             Under Maryland law, a stockholder may demand
corporation participating in certain mergers       and receive payment of the fair value of the
and reorganizations may be entitled to             stockholder's shares if:
receive the fair value of its shares in lieu       - the corporation consolidates or merges
of the consideration it would otherwise            with another corporation;
receive in the transaction. Appraisal rights       - the stockholder's stock is to be acquired
are not available to stockholders with             in a stock exchange;
respect to a merger or consolidation by a          - the corporation transfers all or
corporation, the shares of which are either        substantially all of its assets; or
listed on a national securities exchange or        - the corporation amends its charter in a
designated as a national market system             way that substantially adversely affects the
security or an interdealer quotation system          stockholder's rights.
security by the National Association of            The objecting stockholder must comply with
Securities Dealers, Inc., or are held of           the procedural requirements of Maryland law
record by more than 2,000 holders if the           in order to perfect his or her appraisal
stockholders receive shares of the surviving       rights. For a more detailed discussion of
corporation or shares of any other                 these appraisal rights, see "Terms of the
corporation that are similarly listed or           Merger Agreement and Related
dispersed, and the stockholders do not             Transactions -- Appraisal Rights of
receive any other property in exchange for         Objecting Stockholders" hereunder.
their shares except cash for fractional
shares. Appraisal rights are also
unavailable under Delaware law to
stockholders of a corporation surviving a
merger if no vote of those stockholders is
required to approve the merger because,
among other things, the number of shares to
be issued in the merger does not exceed 20%
of the shares of the surviving corporation
outstanding immediately before the merger
and certain other conditions are met.

                                   DIVIDENDS

Delaware law permits the payment of                The HT charter provides for dividend and
dividends and redemption of stock out of           liquidation preferences as described above.
surplus (including paid-in and earned              Upon the conversion of HT preferred stock
surplus) or out of net profits for the             into Immersion common stock in the merger,
current and immediately preceding fiscal           former holders of HT preferred stock will no
years.                                             longer have any preferences.

             IMMERSION                                       HT
                        LIMITATION OF DIRECTOR LIABILITY

The Immersion charter eliminates the               Under Maryland law, a director's liability
liability of directors to the fullest extent       to the corporation or its stockholders may
permissible under Delaware law. Delaware law       not be limited or eliminated to the extent
permits a corporation to limit the personal        that it is proved that the director or
liability of a director to the corporation         officer actually received an improper
or its stockholders for monetary damages for       benefit or profit for the amount of the
breach of duties as a director, except in          benefit or to the extent that a final
the following circumstances:                       adjudication is entered in a proceeding
- breach of the director's duty of loyalty         based on a finding that the director's or
  to the corporation or its stockholders;          officer's action, or failure to act, was the
- acts or omissions not in good faith or           result of active and deliberate dishonesty
  involving intentional misconduct or              and was material to the cause of the action
  knowing violations of law;                       adjudicated in the proceeding. The HT
- the payment of unlawful dividends or             charter provides that, to the maximum extent
  unlawful stock repurchases or redemptions;       permitted by Maryland law, no person who is
  or                                               or was a director or officer of the
- transactions in which the director               corporation shall be personally liable to
  received an improper personal benefit.           the corporation or its stockholders for
                                                   money damages.

                        STOCKHOLDERS APPROVAL OF MERGERS

Delaware law generally requires that the           Maryland law provides that two-thirds of all
holders of a majority of the shares of the         of the votes entitled to be cast at a
target and the acquiring corporations              stockholders' meeting are required to
approve statutory mergers.                         approve a merger or consolidation, a
                                                   transfer of all or substantially all of the
                                                   corporation's assets or an exchange of the
                                                   corporation's stock.

                                    EXPERTS

     The consolidated financial statements of Immersion Corporation as of and for the years ended December 31, 1999, 1998 and 1997 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this proxy statement/prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of HT Medical Systems, Inc. at May 31, 2000 and 1999, and for the years then ended, included in the proxy statement of HT Medical Systems, Inc., which is referred to and made a part of this registration statement of Immersion Corporation, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in
Note 11 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Immersion common stock offered by this proxy statement/prospectus and the discussion of federal income tax consequences in connection with the merger in this proxy statement/prospectus will be passed upon for Immersion by Heller Ehrman White & McAuliffe LLP. The discussion of federal income tax consequences in connection with the merger in this proxy statement/ prospectus will be passed upon for HT by Duane, Morris & Heckscher LLP.

                                   TRADEMARKS

     Immersion and HT own trademarks rights with respect to various trademarks and service marks contained in this proxy statement/prospectus. This document also includes trademarks, service marks or tradenames of companies other than Immersion and HT, which are the property of their respective owners.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
IMMERSION'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..........................   F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Loss for the Years Ended December 31, 1999,
  1998 and 1997.............................................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

IMMERSION'S UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS
Condensed Consolidated Balance Sheets as of June 30, 2000
  and 1999..................................................  F-21
Condensed Consolidated Statements of Operations for the Six
  Months Ended June 30, 2000 and 1999.......................  F-22
Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 2000 and 1999.......................  F-23
Notes to Condensed Consolidated Financial Statements........  F-24

HT'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................  F-32
Consolidated Balance Sheets at May 31, 2000 and 1999........  F-33
Consolidated Statements of Operations for the Years Ended
  May 31, 2000 and 1999.....................................  F-34
Consolidated Statements of Stockholders' Deficit for the
  Years Ended May 31, 2000 and 1999.........................  F-35
Consolidated Statements of Cash Flows for the Years Ended
  May 31, 2000 and 1999.....................................  F-36
Notes to Consolidated Financial Statements..................  F-37

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Immersion Corporation:

     We have audited the accompanying consolidated balance sheets of Immersion Corporation and its subsidiary (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Immersion Corporation and its subsidiary at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
San Jose, California
February 4, 2000

(March 9, 2000 as to Note 14)

                             IMMERSION CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $46,527    $ 2,592
  Short-term investments....................................    4,781        402
  Accounts receivable (net of allowances for doubtful
     accounts of: 1999, $134; and 1998, $92)................    1,064      1,111
  Inventories...............................................      660        481
  Prepaid expenses and other assets.........................    1,057         99
                                                              -------    -------
       Total current assets.................................   54,089      4,685
Property -- net.............................................      591        329
Purchased patents and technology............................    4,687        945
Other assets................................................       71         --
                                                              -------    -------

Total assets................................................  $59,438    $ 5,959
                                                              =======    =======
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   750    $   410
  Accrued compensation......................................      180        171
  Other accrued liabilities.................................      503         82
  Deferred revenue..........................................    1,316         --
  Customer advances.........................................       39         46
  Income taxes payable......................................        2          1
                                                              -------    -------
       Total current liabilities............................    2,790        710
                                                              -------    -------
Commitments and contingencies (Notes 6 and 13)
Redeemable convertible preferred stock, Series C -- $0.001
  par value; 863,778 shares designated; shares issued and
  outstanding: 1999, none; 1998, 863,771....................       --      1,476
                                                              -------    -------
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 5,000,000
     shares authorized:
     Series A -- $0.001 par value; 2,495,648 shares
      designated; shares issued and outstanding: 1999, none;
      1998, 2,495,644.......................................       --      1,012
     Series B -- $0.001 par value; 467,390 shares
      designated; shares issued and outstanding: 1999, none;
      1998, 394,757.........................................       --        566
     Series D -- $0.001 par value; 1,388,901 shares
      designated; shares issued and outstanding: 1999, none;
      1998, 1,376,928.......................................       --      5,377
  Common stock -- $0.001 par value; 100,000,000 shares
     authorized; shares issued and outstanding: 1999,
     15,765,211; 1998, 4,164,231............................   65,554        961
  Warrants..................................................      831         85
  Deferred compensation.....................................   (1,167)        --
  Accumulated other comprehensive loss......................       19          1
  Note receivable from stockholder..........................      (17)       (17)
  Accumulated deficit.......................................   (8,572)    (4,212)
                                                              -------    -------
       Total stockholders' equity...........................   56,648      3,773
                                                              -------    -------
Total liabilities, redeemable preferred stock and
  stockholders' equity......................................  $59,438    $ 5,959
                                                              =======    =======

See Notes to Consolidated Financial Statements.

                             IMMERSION CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1999       1998       1997
                                                              -------    -------    ------
Revenues:
  Royalty revenue...........................................  $ 2,232    $   321    $   14
  Product sales.............................................    4,583      3,725     2,908
  Development contracts and other...........................    1,223        975     1,410
                                                              -------    -------    ------
     Total revenues.........................................    8,038      5,021     4,332
Costs and expenses:
  Cost of product sales.....................................    2,106      1,507     1,186
  Sales and marketing.......................................    1,801        656       658
  Research and development..................................    2,273      1,817     1,515
  General and administrative................................    4,171      2,677     1,550
  Amortization of intangibles and deferred stock
     compensation*..........................................    1,339        211        --
  In-process research and development.......................    1,190         --        --
                                                              -------    -------    ------
     Total costs and expenses...............................   12,880      6,868     4,909
Operating loss..............................................   (4,842)    (1,847)     (577)
Other income................................................      488        174        50
                                                              -------    -------    ------
Net loss....................................................   (4,354)    (1,673)     (527)
Redeemable convertible preferred stock accretion............        6          6         3
                                                              -------    -------    ------
Net loss applicable to common stockholders..................  $(4,360)   $(1,679)   $ (530)
                                                              =======    =======    ======
Basic and diluted net loss per share........................  $ (0.66)   $ (0.43)   $(0.17)
                                                              =======    =======    ======
Shares used in calculating basic and diluted net loss per
  share.....................................................    6,599      3,909     3,162
                                                              =======    =======    ======
* Amortization of intangibles and deferred stock
  compensation Amortization of intangibles..................  $ 1,033    $   211    $   --
  Deferred stock compensation -- sales and marketing........       20         --        --
  Deferred stock compensation -- research and development...       99         --        --
  Deferred stock compensation -- general and
     administrative.........................................      187         --        --
                                                              -------    -------    ------
     Total..................................................  $ 1,339    $   211    $   --
                                                              =======    =======    ======

See Notes to Consolidated Financial Statements.

                             IMMERSION CORPORATION

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        CONVERTIBLE                                                          ACCUMULATED
                                      PREFERRED STOCK          COMMON STOCK                                     OTHER
                                    --------------------   --------------------                DEFERRED     COMPREHENSIVE
                                      SHARES     AMOUNT      SHARES     AMOUNT    WARRANTS   COMPENSATION   INCOME (LOSS)
                                    ----------   -------   ----------   -------   --------   ------------   -------------
Balances at January 1, 1997.......   2,741,109   $1,473     3,313,351   $   29      $ 39            --           $ 5
Net loss..........................
Change in net unrealized gains
 from short-term investments......                                                                                (3)
Comprehensive loss................
Issuance of warrants in connection
 with issuance of Series C
 redeemable convertible preferred
 stock............................                                                     6
Exercise of Series A preferred
 stock warrant....................     121,050       72                              (12)
Exercise of stock options.........                            105,144       23
Issuance of stock options for
 license agreement................                                           5
Preferred stock accretion.........
                                    ----------   -------   ----------   -------     ----       -------           ---
Balances at December 31, 1997.....   2,862,159   $1,545     3,418,495   $   57      $ 33            --           $ 2
Net loss..........................
Change in net unrealized gains
 from short-term investments......                                                                                (1)
Comprehensive loss................
Issuance of Series D convertible
 preferred stock, net of issuance
 costs of $374....................   1,376,928    5,376                               17
Exercise of Series A preferred
 stock warrants...................      30,260       36                               (6)
Exercise of common stock
 warrants.........................                             85,945        4
Extension of Series B preferred
 stock warrants...................                                                    41
Exercise of stock options.........                          1,024,615      114
Issuance of common stock and
 options for patents..............                            137,190      720
Issuance of stock options for
 consulting services..............                                          68
Repurchase of stock...............      (2,018)      (2)     (502,014)      (2)
Preferred stock accretion.........
                                    ----------   -------   ----------   -------     ----       -------           ---
Balances at December 31, 1998.....   4,267,329   $6,955     4,164,231   $  961      $ 85       $    --           $ 1
Net loss..........................
Change in net unrealized gains
 from short-term investments......                                                                                18
Comprehensive loss................
Issuance of common stock options
 for services.....................                             76,665      770
Exercise of common stock
 warrants.........................                              7,061       --
Exercise of convertible preferred
 stock warrants...................      72,630      108                     62       (62)
Warrants issued for services......                                                   808
Exercise of stock options.........                            459,818      215
Issuance of common stock and
 options for patents..............                          1,379,970    5,092
Issuance of stock options for
 license agreement................                                         129
Deferred stock compensation.......                                       1,473                  (1,473)
Amortization of stock
 compensation.....................                                                                 306
Issuance of common stock in
 connection with initial public
 offering, net of expenses of
 $1,620...........................                          4,473,736   48,307
Conversion of preferred stock to
 common stock.....................  (4,339,959)  (7,063)    4,339,959    7,063
Conversion of redeemable
 convertible preferred stock to
 common stock.....................                            863,771    1,482
Preferred stock accretion.........
                                    ----------   -------   ----------   -------     ----       -------           ---
Balances at December 31, 1999.....          --   $   --    15,765,211   $65,554     $831       $(1,167)          $19
                                    ==========   =======   ==========   =======     ====       =======           ===

                                       NOTE
                                    RECEIVABLE                                TOTAL
                                       FROM       ACCUMULATED             COMPREHENSIVE
                                    STOCKHOLDER     DEFICIT      TOTAL        LOSS
                                    -----------   -----------   -------   -------------
Balances at January 1, 1997.......       --         $  (163)    $ 1,383
Net loss..........................                     (527)       (527)     $  (527)
Change in net unrealized gains
 from short-term investments......                                   (3)          (3)
                                                                             -------
Comprehensive loss................                                           $  (530)
                                                                             =======
Issuance of warrants in connection
 with issuance of Series C
 redeemable convertible preferred
 stock............................                                    6
Exercise of Series A preferred
 stock warrant....................                                   60
Exercise of stock options.........                                   23
Issuance of stock options for
 license agreement................                                    5
Preferred stock accretion.........                       (3)         (3)
                                       ----         -------     -------
Balances at December 31, 1997.....       --         $  (693)    $   944
Net loss..........................                   (1,673)     (1,673)     $(1,673)
Change in net unrealized gains
 from short-term investments......                                   (1)          (1)
                                                                             -------
Comprehensive loss................                                           $(1,674)
                                                                             =======
Issuance of Series D convertible
 preferred stock, net of issuance
 costs of $374....................                                5,393
Exercise of Series A preferred
 stock warrants...................                                   30
Exercise of common stock
 warrants.........................                                    4
Extension of Series B preferred
 stock warrants...................                                   41
Exercise of stock options.........      (17)                         97
Issuance of common stock and
 options for patents..............                                  720
Issuance of stock options for
 consulting services..............                                   68
Repurchase of stock...............                   (1,840)     (1,844)
Preferred stock accretion.........                       (6)         (6)
                                       ----         -------     -------
Balances at December 31, 1998.....     $(17)        $(4,212)    $ 3,773
Net loss..........................                   (4,354)     (4,354)     $(4,354)
Change in net unrealized gains
 from short-term investments......                                   18           18
                                                                             -------
Comprehensive loss................                                           $(4,336)
                                                                             =======
Issuance of common stock options
 for services.....................                                  770
Exercise of common stock
 warrants.........................                                   --
Exercise of convertible preferred
 stock warrants...................                                  108
Warrants issued for services......                                  808
Exercise of stock options.........                                  215
Issuance of common stock and
 options for patents..............                                5,092
Issuance of stock options for
 license agreement................                                  129
Deferred stock compensation.......                                   --
Amortization of stock
 compensation.....................                                  306
Issuance of common stock in
 connection with initial public
 offering, net of expenses of
 $1,620...........................                               48,307
Conversion of preferred stock to
 common stock.....................                                   --
Conversion of redeemable
 convertible preferred stock to
 common stock.....................                                1,482
Preferred stock accretion.........                       (6)         (6)
                                       ----         -------     -------
Balances at December 31, 1999.....     $(17)        $(8,572)    $56,648
                                       ====         =======     =======

See Notes to Consolidated Financial Statements.

                             IMMERSION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                              -------    -------    -------
Cash flows from operating activities:
  Net loss..................................................  $(4,354)   $(1,673)   $  (527)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      229        142        102
    Amortization of intangibles.............................    1,033        211         --
    Amortization of deferred stock compensation.............      306         --         --
    In-process research and development.....................    1,190         --         --
    Stock and options issued for consulting services and
      other.................................................      770         68         --
    Stock options issued for license agreement..............       --         --          5
    Extension of warrants for consulting services...........       --         41         --
    Changes in assets and liabilities:
      Accounts receivable...................................       47       (592)      (100)
      Inventories...........................................     (179)      (186)       (25)
      Prepaid expenses and other assets.....................     (381)       (50)         2
      Accounts payable......................................      340        122        189
      Accrued liabilities...................................      430        123         52
      Deferred revenue......................................    1,316         --         --
      Customer advances.....................................       (7)       (18)        64
      Income taxes payable..................................       --         (2)         1
                                                              -------    -------    -------
         Net cash provided by (used in) operating
           activities.......................................      740     (1,814)      (237)
                                                              -------    -------    -------
Cash flows from investing activities:
  Purchases of short-term investments.......................   (4,764)    (2,943)    (1,487)
  Sales and maturities of short-term investments............      403      3,752        538
  Purchase of property......................................     (489)      (138)      (205)
  Purchases of patents and technology.......................     (445)      (434)        --
  Other assets..............................................     (140)        --         --
                                                              -------    -------    -------
         Net cash provided by (used in) investing
           activities.......................................   (5,435)       237     (1,154)
                                                              -------    -------    -------
Cash flows from financing activities:
  Issuance of Series D convertible preferred stock and
    warrants, net...........................................       --      5,393         --
  Issuance of Series C redeemable convertible preferred
    stock, net..............................................       --         (1)     1,474
  Exercise of stock options.................................      215         97         23
  Repurchase of stock.......................................       --     (1,844)        --
  Exercise of warrants......................................      108         34         60
  Issuance of common stock in connection with public
    offering................................................   48,307         --         --
                                                              -------    -------    -------
         Net cash provided by financing activities..........   48,630      3,679      1,557
                                                              -------    -------    -------
Net increase in cash and cash equivalents...................   43,935      2,102        166
Cash and cash equivalents:
  Beginning of the year.....................................    2,592        490        324
                                                              -------    -------    -------
  End of the year...........................................  $46,527    $ 2,592    $   490
                                                              =======    =======    =======
Supplemental disclosure of cash flow information:
  Cash paid for taxes.......................................  $    --    $     1    $    12
                                                              =======    =======    =======
Noncash activities:
  Change in net unrealized gains from short-term
    investments.............................................  $    18    $    (1)   $    (3)
                                                              =======    =======    =======
  Issuance of equity instruments for patents, technology and
    licenses................................................  $ 5,221    $   720    $    --
                                                              =======    =======    =======
  Issuance of warrants......................................  $   808    $    --    $     6
                                                              =======    =======    =======
  Accretion of redeemable preferred stock...................  $     6    $     6    $     3
                                                              =======    =======    =======
  Exercise of stock option for note receivable..............  $    --    $    17    $    --
                                                              =======    =======    =======

See Notes to Consolidated Financial Statements.

                             IMMERSION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- Immersion Corporation was incorporated in May 1993 in California and provides technologies that enable users to interact with computers using their sense of touch.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Immersion Corporation and its wholly-owned subsidiary (the "Company"). All intercompany transactions and balances have been eliminated in consolidation.

     Cash Equivalents -- The Company considers all highly liquid debt or equity instruments purchased with an original maturity at the date of purchase of 90 days or less to be cash equivalents.

     Short-Term Investments -- Short-term investments consist primarily of highly liquid debt instruments purchased with an original maturity at the date of purchase of greater than 90 days and investments in mutual funds. Short-term investments are classified as available-for-sale securities and are stated at market value with unrealized gains and losses reported as a component of accumulated other comprehensive loss within stockholders' equity.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out basis) or market.

     Property -- Property is stated at cost and is depreciated using the straight-line method over the estimated useful life of the related asset. The estimated useful lives are as follows:

Computer equipment and purchased software...................    3 years
Machinery and equipment.....................................    5 years
Furniture and fixtures......................................    5 years

     Leasehold improvements are amortized over the shorter of the lease term or their useful life.

     Purchased Patents and Technology -- Purchased patents and technology are stated at cost and are amortized over the shorter of the remaining life of the patent or the estimated useful life of the technology, generally nine years.

     Accumulated amortization was $714,000 and $221,000 at December 31, 1999 and 1998 respectively.

     Long-Lived Assets -- The Company reviews for the impairment of a long-lived asset whenever events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

     Product Warranty -- The Company sells the majority of its products with warranties ranging from three to twelve months. Historically, warranty-related costs have been immaterial.

     Note Receivable from Stockholder -- The note receivable from stockholder was issued in exchange for common stock, bears interest at 5.39% per annum and is due March 2001.

     Revenue Recognition -- Revenues from product sales are recorded upon shipment. Revenues from development contracts with the U.S. Government and other commercial customers are derived from either fixed price or reimbursement of costs contracts. Contract revenues are recognized under the cost-to-cost percentage-of-completion accounting method based on the actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. Allowable fees under cost-reimbursement contracts are recognized as costs are incurred. The Company recognizes royalty revenue based on royalty reports or related information received from the licensee. Advance payments under license agreements that also require the Company to provide future

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

services to the licensee are deferred and recognized over the service period when vendor specific objective evidence related to the value of the services does not exist.

     At December 31, 1999, the Company has no obligation to repay amounts received under development contracts with the U.S. government or other commercial customers.

     Advertising -- Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising expense was $153,000, $147,000, and $164,000 in 1999, 1998 and 1997 respectively.

     Research and Development -- Research and development costs are expensed as incurred. The Company has generated revenues from development contracts with the U.S. Government and other commercial customers that have enabled it to accelerate its own product development efforts. Such development revenues have only partially funded the Company's product development activities, and the Company generally retains ownership of the products developed under these arrangements. As a result, the Company classifies all development costs related to these contracts as research and development expenses.

     Income Taxes -- The Company provides for income taxes using the asset and liability approach defined by Statement of Financial Accounting Standards ("SFAS") No. 109.

     Software Development Costs -- Certain of the Company's products include software. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS No. 86, Computer Software to be Sold, Leased or Otherwise Marketed. The Company considers technological feasibility to be established upon completion of a working model of the software and the related hardware. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

     Stock-Based Compensation -- The Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock issued to Employees.

     Comprehensive Income -- In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company adopted this statement in 1998 and has presented its total comprehensive loss in the statements of stockholders' equity. Accumulated other comprehensive loss during 1999, 1998 and 1997 is comprised of unrealized gains on available-for-sale investments of $19,000, $1,000 and $2,000, respectively.

     Net Loss per Share -- Basic net loss per share excludes dilution and is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

     Use of Estimates -- The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These management estimates include the allowance for doubtful accounts and the net realizable value of inventory. Actual results could differ from those estimates.

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Concentration of Credit Risks -- Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents, short-term investments and accounts receivable. The Company invests primarily in money market accounts, commercial paper, and debt securities of U.S. Government agencies. The Company sells products primarily to companies in North America, Europe and the Far East. A majority of these sales are to customers in the personal computer industry. To reduce credit risk, management performs periodic credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

     Certain Significant Risks and Uncertainties -- The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a negative effect on the Company in terms of its future financial position and results of operations: its ability to obtain additional financing; the mix of revenues; the loss of significant customers; fundamental changes in the technology underlying the Company's products; market acceptance of the Company's and its licensees' products under development; the availability of contract manufacturing capacity; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product and technology development efforts; and new product or technology introductions by competitors.

     Fair Value of Financial Instruments -- Financial instruments consist primarily of cash equivalents and short-term investments. Cash equivalents and short-term investments are stated at fair value based on quoted market prices.

     Recently Issued Accounting Standards -- In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company currently operates in one reportable segment under SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

     Reclassifications -- Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on net loss or stockholders' equity.

2. PURCHASED PATENTS AND TECHNOLOGY

     During 1998, the Company entered into a license agreement and acquired various patents relating to touch-enabling technology. In connection with these agreements, the Company paid $434,000, issued 137,190 shares of common stock and issued an option to purchase 242,100 shares of common stock at $3.66 per share (see Note 7). The Company has recorded the estimated fair value of the aggregate consideration of $1,154,000 as purchased patents and technology.

     In February 1999, the Company acquired certain patents and related materials pertaining to touch-enabling technology from another company in exchange for $25,000 in cash and 88,770 shares of the

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Company's common stock. In addition, the Company is required to issue an additional 16,140 shares of common stock to the seller if the Company is successful in obtaining either a reissue or a foreign version of at least one of the patents. The Company's stock issued in this transaction is being held in escrow until the successful reissue of at least one of the patents. If this condition is not met at the end of five years and the stock is therefore still held in escrow, the seller has the right to put the shares back to the Company for $3.72 per share. The existence of the put option has the effect of increasing the value assigned to the shares issued to $3.72 per share. As a result, the estimated value of $355,000 (representing 88,770 shares at $3.72 per share plus $25,000) has been recorded as purchased patents and technology.

     In March 1999, the Company acquired certain additional patents relating to touch-enabling technologies and in-process research and development from another company in exchange for 1,291,200 shares of the Company's common stock with an estimated fair value of $4,720,000. The seller had the option to put 807,000 of the shares back to the Company after five years and to require the Company to return the patents, subject to the Company's retaining a non-exclusive license to the patents. This put option expired upon our initial public offering in November, 1999. The Company has included in the aggregate purchase price of the purchased patents and in-process research and development the estimated fair value of $42,000 for the put option and $45,000 of direct acquisition costs. The aggregate purchase price of $4,807,000 has been allocated $3,617,000 to purchased patents and technology and $1,190,000 to acquired in-process research and development. The purchased patents and technology are being amortized over the estimated useful life of nine years. The allocation of the purchase price to the respective intangibles was based on management's estimates of the after-tax cash flows and gave explicit consideration to the Securities and Exchange Commission's views on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following:
(i) the employment of a fair market value premise excluding any Company-specific considerations that could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets; (iii) the determination that none of the technology development had been completed at the time of acquisition; and (iv) the allocation to in-process research and development based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with these completed efforts for one generation of the products currently in process. As indicated above, the Company recorded a one-time charge of $1,190,000 upon the acquisition in March 1999 for purchased in-process research and development related to five development projects. The charge related to the portion of these products that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain. Management's conclusion that the in-process development effort had no alternative future use was reached in consultation with the engineering personnel from both the Company and the seller.

     The first of these projects is a flexible force feedback development environment that allows developers to choose the level of complexity/functionality that fits their needs. At the time of acquisition, the development was 81% complete and the estimated cost to complete this development was $438,000. Management expects to complete this development of this product and begin shipping it in September 2001. The second of these projects, a three-degree-of-freedom joystick, gives the operator smooth, intuitive movement and feedback along three axes -- roll, pitch and yaw -- using brushless motor and encoder technology. At the time of acquisition, the development was 36% complete and the estimated cost to complete this development was $109,000. Management expects products based on this technology to become available in December 2000. The third of these projects, a six-degree-of-freedom hand controller, is a small back drivable robot that moves in six degrees of freedom, three linear positions and attitudes. At the time of acquisition, the development was 70% completed and the estimated cost to complete this development was $88,000. Management expects to complete development of this product

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

and begin shipping it in June 2001. The fourth project is a Flight Yoke, which provides the intuitive motion and feel of an airplane control yoke. It translates in and out to control the pitch, rotates for roll control, and provides the corresponding feel along these axes of motion. At the time of acquisition, the development was 49% completed and the estimated cost to complete this development was $175,000. Management expects that licensees will ship products in fiscal 2001. The fifth development project is a device that allows the user to physically interact with computer generated three-dimensional objects. At the time of acquisition, the development was 11% completed and the estimated cost to complete this development was $248,000. Management expects that the product will become available for sale in fiscal 2000.

     The Company will begin to benefit from the acquired research and development of these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition and results of operation. Significant assumptions used to determine the value of in-process research and development, include the following: (i) forecast of net cash flows that were expected to result from the development effort using projections prepared by the Company's and the seller's management;
(ii) the portion of the projects estimated by considering a number of factors, including the costs invested to date relative to total cost of the development effort and the amount of progress completed as of the acquisition date, on a technological basis, relative to the overall technological achievements required to achieve the functionality of the eventual product. The technological issues were addressed by engineering representatives from both the Company and the seller, and when estimating the value of the technology, the projected financial results of the acquired assets were estimated on a stand-alone basis without any consideration to potential synergistic benefits or "investment value" related to the acquisition. As there were no existing products acquired, separate projected cash flows were prepared for only the in-process projects.

     These projected results were based on the number of units sold times the average selling price less the associated costs. After preparing the estimated cash flows from the products being developed, a portion of these cash flows were attributed to the existing technology, which was embodied in the in-process product lines and enabled a quicker and more cost-effective development of these products. When estimating the value of the in-process technologies, a discount rate of 30% was used. The discount rate considered both the status and risks associated with the cash flows at the acquisition date. Projected revenues from the in-process products are expected to commence in 2000 and 2001 as the products are completed and begin to ship. Initial annual revenue growth rates after introduction are projected to exceed 50% and decline to less than 15% by 2005. Gross margins from these products are anticipated to be consistent with the gross margins from its other products.

     The technology was acquired in a transaction that was tax-free to the seller and, as a result, the Company has a minimal tax basis in the acquired technology. Accordingly, a deferred tax liability of $1,410,000 has been recorded for the difference in the book and tax bases of the acquired assets. This resulted in the concurrent recognition of previously reserved deferred tax assets of an equal amount. Also, in connection with this acquisition, the Company entered into a consulting arrangement with the seller to provide consulting services related to the development of various platforms of touch-enabling technology, and collaborate with the Company, in executing development agreements with the U.S. government and other commercial customers for a three year period. In consideration for certain consulting services and rights, the Company granted to the seller a warrant to purchase 322,800 shares of the Company's common stock at $3.66 per share (see Note 7), paid the seller $150,000, and is obligated to pay an additional $75,000 in 2000 and 2001. The consideration for the consulting services of $1,108,000, including the estimated fair value of the warrant ($808,000), has been recorded as prepaid expenses and noncurrent

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

other assets. The consideration for the consulting service will be amortized over the two-year estimated period of benefit of the consulting services. The warrants were fully vested at the date of grant. Accordingly, the fair value of the warrants was determined at the date of grant using the methods specified by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), with the following assumptions: expected life, 10 years; risk free interest rate, 5.7%; volatility, 50% and no dividends during the expected term.

     Also during 1999, in consideration for a technology license agreement, the Company issued an option to purchase 20,175 shares of common stock at an exercise price of $3.66 per share. The Company has recorded the estimated fair value of the option of $129,000 as purchased patents and technology at December 31, 1999 (see Note 7).

3. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The following is a summary of available-for-sale securities at December 31, 1999 (in thousands):

                                                                UNREALIZED    UNREALIZED
                                                   AMORTIZED     HOLDINGS      HOLDING      MARKET
                                                     COST         GAINS         LOSSES       VALUE
                                                   ---------    ----------    ----------    -------
                                                                    (IN THOUSANDS)
Commercial paper.................................   $49,495        $19            $--       $49,514
                                                    =======        ===            ==        =======
Included in cash equivalents.....................                                           $44,733
Included in short-term investments...............                                             4,781
                                                                                            -------
  Total available-for-sale securities............                                           $49,514
                                                                                            =======

     The following is a summary of available-for-sale securities at December 31, 1998 (in thousands):

                                                                  UNREALIZED    UNREALIZED
                                                     AMORTIZED     HOLDING       HOLDING      MARKET
                                                       COST         GAINS         LOSSES      VALUE
                                                     ---------    ----------    ----------    ------
                                                                     (IN THOUSANDS)
Mutual funds.......................................    $401           $1            $--        $402
                                                       ====           ==            ==         ====
Included in cash equivalents.......................                                            $ --
Included in short-term investments.................                                             402
                                                                                               ----
  Total available-for-sale securities..............                                            $402
                                                                                               ====

     The Company realized gains on the sales of securities of none, $56,000 and $14,000 in 1999, 1998 and 1997, respectively, while realizing losses of none, $1,000 and $1,000 for 1999, 1998 and 1997 respectively.

4. INVENTORIES

                                                               DECEMBER 31,
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                              (IN THOUSANDS)
Raw materials and subassemblies.............................  $504     $378
Work in process.............................................    23       37
Finished goods..............................................   133       66
                                                              ----     ----
  Total.....................................................  $660     $481
                                                              ====     ====

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

5. PROPERTY

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------    -----
                                                              (IN THOUSANDS)
Computer equipment and purchased software...................  $  573    $ 314
Machinery and equipment.....................................     292      177
Furniture and fixtures......................................     180      123
Leasehold improvements......................................      42       13
                                                              ------    -----
  Total.....................................................   1,087      627
Less accumulated depreciation...............................    (496)    (298)
                                                              ------    -----
Property, net...............................................  $  591    $ 329
                                                              ======    =====

6. COMMITMENTS

     The Company leases its manufacturing and office facilities under a noncancelable operating lease that expires in October 2002.

     Minimum future operating lease payments are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
2000........................................................        243
2001........................................................        255
2002........................................................        263
                                                                   ----
  Total minimum lease payments..............................       $761
                                                                   ====

     Rent expense was approximately $268,000, $169,000, and $117,000 in 1999, 1998, and 1997 respectively.

     The Company has signed an agreement with a significant customer to co-market a licensed product. Pursuant to the terms of the agreement, the Company will reimburse the customer for certain marketing related expenses not to exceed $200,000 per quarter for a period of five quarters beginning with the first calendar quarter of 2000.

7. STOCKHOLDERS' EQUITY

     Common Stock -- On November 12, 1999, the Company completed its initial public offering ("IPO") of 4,887,500 shares of its common stock (including 637,500 shares issued upon the exercise of the underwriters' over-allotment option) at $12.00 per share. Of the 4,887,500 shares sold 4,473,736 shares were sold by the Company and 413,764 shares were sold by selling shareholders. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $48.3 million. At the closing of the initial public offering all preferred stock was converted to common stock.

     Common stock issued to the founders and certain other employees is subject to repurchase agreements under which the Company has the option to repurchase the unvested shares upon termination of employment at the original issue price. The Company's repurchase right generally lapses over four years. At December 31, 1999, the Company's repurchase rights had lapsed. At December 31, 1998, 23,537 shares of common stock were subject to repurchase by the Company.

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     During 1999, the Company issued 1,379,970 shares of common stock in connection with purchases of patents and technology (see Note 2) and 68,595 shares of common stock with a fair value of $562,000 for recruiting services. During 1998, the Company issued 137,190 shares of common stock in connection with purchases of patents. The fair value of the common stock of $501,000 was recorded as purchased patents and technology.

     Stock Split -- In November 1999, the Company's Board of Directors approved a 0.807-for-one reverse common and Series C and D preferred stock split and a 4.035-for-one Series A and B preferred stock split. All references to share and per-share date for all periods presented have been retroactively adjusted to give effect to the split.

     Common Stock Warrants -- During June 1997, the Company issued a warrant to purchase 91,191 shares of the Company's common stock at an exercise price of $0.19 per share to a Series C preferred investor. The warrant is exercisable through 2002. The estimated fair value of this warrant of $6,000 has been accounted for as a reduction to the Series C preferred stock financing proceeds.

     In connection with the sale of Series D preferred stock, the Company issued a warrant to purchase 11,972 shares of Series D preferred stock at an exercise price of $4.18 to an investment banker. The estimated fair value of this warrant of $17,000 has been accounted for as a reduction to the Series D preferred stock financing proceeds. At the closing of our initial public offering, this warrant to purchase preferred stock was converted to a warrant to purchase common stock.

     As discussed in Note 2, during March 1999, the Company issued a warrant to purchase 322,800 shares of the Company's common stock at an exercise price of $3.66 per share for consulting services. The warrant is exercisable through 2009. The estimated fair value of the warrant of $808,000 has been recorded as prepaid consulting services and is being amortized over the service period of two years.

     Stock Options -- Under the Company's stock option plans, the Company may grant options to purchase up to 7,991,975 shares of common stock to employees, directors and consultants at prices not less than the fair market value on the date of grant for incentive stock options and not less than 85% of fair market value on the date of grant for nonstatutory stock options. These options generally expire ten years from the date of grant. The Company has granted immediately exercisable options as well as options that become exercisable over periods ranging from three months to four years.

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Details of activity under the option plans are as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                              NUMBER OF     EXERCISE
                                                                SHARES       PRICE
                                                              ----------    --------
Outstanding, January 1, 1997................................   2,395,458     $0.10
  Granted (weighted average fair value $0.04)...............   1,022,860     $0.30
  Exercised.................................................    (105,144)    $0.21
  Canceled..................................................        (168)    $0.19
                                                              ----------     -----
Outstanding, December 31, 1997 (2,871,999 exercisable at a
  weighted average price of $0.16)..........................   3,313,006     $0.16
  Granted (weighted average fair value $0.38)...............     721,976     $1.31
  Exercised.................................................  (1,024,615)    $0.11
  Canceled..................................................     (88,484)    $3.59
                                                              ----------     -----
Outstanding, December 31, 1998 (2,722,380 exercisable at a
  weighted average price of $0.32)..........................   2,921,883     $0.36
  Granted (weighted average fair value $1.32)...............   2,526,659     $7.53
  Exercised.................................................    (459,818)    $0.47
  Canceled..................................................     (85,737)    $3.25
                                                              ----------     -----
Outstanding, December 31, 1999..............................   4,902,987     $3.99
                                                              ==========     =====

     Additional information regarding options outstanding as of December 31, 1999 is as follows:

                         OPTIONS OUTSTANDING
                -------------------------------------    OPTIONS EXERCISABLE
                                WEIGHTED                ----------------------
                                AVERAGE      WEIGHTED                 WEIGHTED
   RANGE OF                    REMAINING     AVERAGE                  AVERAGE
   EXERCISE       NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
    PRICES      OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
   --------     -----------   ------------   --------   -----------   --------
$0.04 - $ 0.14     857,803        5.40        $0.07        851,078     $0.07
 0.17 -   0.37     966,839        5.27         0.26        943,049      0.26
 0.41 -   1.24     530,341        8.11         0.67        530,341      0.67
 1.36 -   4.02     837,769        8.62         3.50        304,582      3.02
 8.67 -  10.00   1,710,235        9.45         9.34          7,527      9.50
--------------   ---------        ----        -----      ---------     -----
$0.04 - $10.00..  4,902,987       7.63        $3.99      2,636,577     $0.63
==============   =========        ====        =====      =========     =====

     At December 31, 1999 the Company had 1,465,083 shares, available for future grants under the option plans.

     Additional Stock Plan Information -- As discussed in Note 1, the Company accounted for its stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees and its related interpretations. SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), requires the disclosure of pro forma net loss had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though these models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, 18 months following vesting; risk free interest rate, 5.4%, 5.3%, and 6.0% in 1999, 1998, and 1997 respectively; volatility, 50% subsequent to the initial public filing in November, 1999, and no dividends during the expected term. The Company's fair value calculations on stock-based awards under the 1999 Employee Stock Purchase Plan were also made using the option pricing model with the following weighted average assumptions: expected life, eighteen months; volatility, 50%; risk free interest rate, 5.4%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the awards issued in 1999, 1998, and 1997 had been amortized to expense over the vesting periods of the awards, pro forma net loss would have been $4,984,000 ($.76 net loss per share), $1,885,000 ($0.48 net loss per share) and $545,000 ($0.17 net loss per share) in 1999, 1998, and 1997, respectively.

     The Company had outstanding nonstatutory stock options to consultants to purchase 203,604, 153,570, and 104,182 shares of common stock at December 31,1999, 1998 and 1997, respectively. Compensation expense of $138,000, $68,000, and $5,000 was recognized as result of these options in 1999, 1998, and 1997, respectively. The fair value of the unvested portion of these options is being amortized over the vesting period. The fair value attributable to the unvested portion of these options is subject to adjustment based upon the future value of the Company's common stock. The fair values of these options were determined at the date of vesting using the methods specified by SFAS 123 with the following weighted average assumptions during 1999, 1998, and 1997, respectively: expected life, 10 years; risk free interest rate, 5.2%, 5.3% and 6.0%; volatility, 50%; and no dividends during the expected term. Forfeitures are recognized as they occur.

     In addition, the Company granted nonstatutory stock options to purchase 20,175 and 242,100 shares of common stock in 1999 and 1998, respectively, in connection with licensing of technology and the acquisition of patents (see Note
2). The estimated fair value of these options of $129,000 and $219,000, respectively, has been recorded as purchased patents and technology. These options were fully vested at the date of grant. Accordingly, the fair value of the options was determined at the date of grant using the methods specified by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), with the following assumptions during 1999 and 1998, respectively: expected life, 10 years; risk free interest rate, 5.0% and 5.5%; volatility, 50% and 25%; and no dividends during the expected term.

     Employee Stock Purchase Plan -- Upon the closing of the Company's initial public offering on November 12, 1999 the company adopted its' 1999 Employee Stock Purchase Plan ("ESPP"). Under the ESPP, eligible employees may purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the Company's stock at the beginning of the offering period or the purchase date. Participants may not purchase more than 1,000 shares in a six-month offering period or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period. A total of 500,000 shares of common stock are reserved for the issuance under the ESPP plus an automatic annual increase on January 1, 2000 and on each January 1 thereafter through January 1, 2010 by an amount equal to the lesser of 500,000 share per year or number of shares determined by the Board of Directors. As of December 31, 1999 no shares had been purchased under the plan.

     Deferred Stock Compensation -- In connection with grants of certain stock options to employees and directors in the twelve months ended December 31, 1999, the Company recorded $1,473,000 for the difference between the deemed fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant. This amount has been presented as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the related stock options (generally

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

four years). Amortization of deferred stock compensation for the twelve months ended December 31, 1999 was $306,000.

8. NET LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1999       1998       1997
                                                              -------    -------    ------
Numerator:
  Net loss..................................................  $(4,354)   $(1,673)   $ (527)
  Redeemable preferred stock accretion......................        6          6         3
                                                              -------    -------    ------
Net loss applicable to common stockholders..................  $(4,360)   $(1,679)   $ (530)
                                                              =======    =======    ======
Denominator:
  Weighted average common shares outstanding................    6,675      3,970     3,338
  Weighted average common shares held in escrow.............      (76)        --        --
  Weighted average common shares outstanding subject to
     repurchase.............................................       --        (61)     (176)
                                                              -------    -------    ------
  Shares used in computation, basic and diluted.............    6,599      3,909     3,162
                                                              =======    =======    ======
Net loss per share, basic and diluted.......................  $ (0.66)   $ (0.43)   $(0.17)
                                                              =======    =======    ======

     The Company's computation of net loss per share excludes 88,770 shares held in escrow as discussed in Note 2, as the conditions required to release these shares from escrow had not been satisfied as of December 31, 1999.

     For the above-mentioned periods, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented since their effect would have been anti-dilutive. These outstanding securities consisted of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
Redeemable convertible preferred stock.................          --       863,771       864,642
Convertible preferred stock............................          --     4,267,329     2,862,159
Shares of common stock subject to repurchase...........          --        23,537       125,813
Outstanding options....................................   4,902,987     2,921,883     3,313,006
Warrants...............................................     425,963       182,854       287,087
                                                         ----------    ----------    ----------
Total..................................................   5,328,950     8,259,374     7,452,707
                                                         ==========    ==========    ==========
Weighted average exercise price of options.............  $     3.99    $     0.36    $     0.16
                                                         ==========    ==========    ==========
Weighted average exercise price of warrants............  $     2.93    $     0.95    $     0.56
                                                         ==========    ==========    ==========

9. INCOME TAXES

     No provision for federal income taxes was required for the years ended December 31, 1999, 1998 and 1997 due to the Company's net losses in these periods.

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Significant components of the net deferred tax assets and liabilities for federal and state income taxes consisted of:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 1,021    $   830
  Deferred revenue..........................................      564         --
  Research and development credits..........................      189        130
  Reserves and accruals recognized in different periods.....      112         75
  Depreciation and amortization.............................       25          2
                                                              -------    -------
Total deferred tax assets...................................    1,911      1,037
Deferred tax liabilities:
  Difference in tax basis of purchased technology...........   (1,139)        --
Valuation reserve...........................................     (772)    (1,037)
                                                              -------    -------
Net deferred tax assets.....................................  $    --    $    --
                                                              =======    =======

     As discussed in Note 2, a deferred tax liability relating to a difference in the tax basis for purchased technology was established in 1999. This resulted in the concurrent $1.4 million reversal of the valuation reserve for deferred tax assets.

     The Company's effective tax rate differed from the expected benefit at the federal statutory tax rate as follows:

                                                              1999     1998     1997
                                                              -----    -----    -----
Federal statutory tax rate..................................  (35.0)%  (35.0)%  (35.0)%
State taxes, net of federal benefit.........................   (6.0)    (6.0)    (6.0)
Stock compensation..........................................    2.3       --       --
Other.......................................................   (0.2)     0.6      0.6
Valuation allowance.........................................   38.9     40.4     40.4
                                                              -----    -----    -----
Effective tax rate..........................................     --%      --%      --%
                                                              =====    =====    =====

     Substantially all of the Company's loss from operations for all periods presented is generated from domestic operations.

     At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $2,706,000 and $1,141,000, respectively, expiring through 2019 and through 2004, respectively.

     Current federal and state tax laws include provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The Company's issuances of common and preferred stock may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss carryforwards would be limited according to these provisions. Management has not yet determined the extent of this limitation, and this limitation may result in the loss of carryforward benefits due to their expiration.

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

10. SEGMENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS

     The Company operates in one business segment, which is the design, development, production, marketing and licensing of products based on touch-enabling technology. These devices are used in computer entertainment, personal computing, medical and other professional computing applications. The Company operates entirely in North America and does not maintain operations in other countries. The following is a summary of revenues within geographic areas. Revenues are broken out geographically by the ship-to location of the customer.

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              REVENUES    REVENUES    REVENUES
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
North America...............................................   $5,644      $3,363      $3,325
Europe......................................................    1,170         950         648
Far East....................................................    1,108         597         347
Rest of the world...........................................      116         111          12
                                                               ------      ------      ------
  Total.....................................................   $8,038      $5,021      $4,332
                                                               ======      ======      ======

     Significant Customers

     In 1999, 26% of our total revenues came from two unrelated customers, each customer accounted for 13% of our total revenues. In 1998, a preferred stockholder and an unrelated customer accounted for 11% and 10% of total revenues, respectively. In 1997, one unrelated customer accounted for 24% of total revenue.

     Receivables due from one unrelated customer was $137,000 at December 31, 1999. Receivables due from a preferred stockholder were $387,000 at December 31, 1998. Receivables due from two unrelated customers were $158,000 and $57,000, respectively, at December 31, 1997.

11. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) tax-deferred savings plan under which eligible employees may elect to have a portion of their salary deferred and contributed to the 401(k) plan. Contributions may be made by the Company at the discretion of the Board of Directors. As of December 31, 1999 the Company recorded expenses of $42,000, none, and none for 1999, 1998 and 1997 respectively.

12. RELATED PARTIES

     In July 1997, the Company transferred certain patent rights related to its MicroScribe product to a newly created limited liability corporation, MicroScribe LLC, in exchange for 1,000 Class 1 Units and 98,999 Class 2 Units. This investment represents a 99% ownership of MicroScribe LLC. Subsequently, the Company distributed all Class 2 Units to its then outstanding common, preferred and vested option holders on a pro rata basis. The Company maintains a 1% ownership of MicroScribe LLC subsequent to the distribution of the Class 2 Units. There was no recorded value related to these internally-developed patent agreements, and thus no amount was recognized as a result of the transfer.

     During July 1997, the Company also entered into an exclusive ten-year license agreement with MicroScribe LLC (the "Agreement") for the right to manufacture, market and sell the related MicroScribe technology. Under the terms of the Agreement, the Company must pay a royalty to

                             IMMERSION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

MicroScribe LLC based on a variable percentage of net receipts as defined under the Agreement. Royalty expense under the Agreement was $132,000, $116,000 and $49,000 in 1999, 1998 and 1997, respectively.

     As discussed in Note 10, a preferred stockholder accounted for $249,000 of royalty revenue and $316,000 of development contract revenue in 1998.

13. CONTINGENCIES

     The Company has received claims from third parties asserting that the Company's technologies, or those of its licensees, infringe on the other parties' intellectual property rights. Management believes that these claims are without merit and, with respect to each, has obtained or is in the process of obtaining written non-infringement and/or patent invalidity opinions from outside patent counsel. Accordingly, in the opinion of management, the outcome of such claims will not have a material effect on the financial statements of the Company.

14. SUBSEQUENT EVENTS

     On March 9, 2000, the Company completed its acquisition of Montreal-based Haptic Technologies Inc. for approximately $7.0 million, consisting of 141,538 shares of Company's common stock and $338,000 paid in cash. Haptic develops and markets hardware and software that brings the sense of touch to computing environments. As a result of the acquisition Haptic becomes a wholly-owned subsidiary of Immersion and will continue operations in Montreal, Canada. The acquisition was accounted for using the purchase method. In connection with the transaction, the Company assumed unvested options of Haptic resulting in deferred stock compensation of $5.5 million which will be amortized over the remaining vesting period of approximately four years.

                             IMMERSION CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               JUNE 30,      DECEMBER 31,
                                                                 2000          1999(1)
                                                              -----------    ------------
                           ASSETS                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $ 22,839        $46,527
  Short-term investments....................................     14,886          4,781
  Accounts receivable, net of allowances of $187 and $134
     respectively...........................................      1,716          1,064
  Inventories...............................................        855            660
  Prepaid expenses and other current assets.................      2,401          1,057
                                                               --------        -------
     Total current assets...................................     42,697         54,089
Property and equipment, net.................................      2,435            591
Purchased intangibles and other assets, net.................      9,596          4,758
Other investments...........................................      6,500             --
                                                               --------        -------
     Total assets...........................................   $ 61,228        $59,438
                                                               ========        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  1,265        $   750
  Accrued compensation......................................        649            180
  Other accrued liabilities and income taxes payable........      1,322            505
  Deferred revenue and customer advances....................        372          1,355
                                                               --------        -------
     Total current liabilities..............................      3,608          2,790
                                                               --------        -------
Stockholders' equity:
  Common stock -- $0.001 par value; 100,000,000 shares
     authorized; shares issued and outstanding: 16,507,518
     and 15,765,211 respectively............................     77,036         65,554
  Warrants..................................................        831            831
  Deferred stock compensation...............................     (6,020)        (1,167)
  Accumulated other comprehensive income (loss).............        (12)            19
  Note receivable from stockholder..........................        (17)           (17)
  Accumulated deficit.......................................    (14,198)        (8,572)
                                                               --------        -------
     Total stockholders' equity.............................     57,620         56,648
                                                               --------        -------
     Total liabilities and stockholders' equity.............   $ 61,228        $59,438
                                                               ========        =======

-------------------------
(1) The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying Notes to Condensed Consolidated Financial Statements.

                             IMMERSION CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Revenues:
  Royalty revenue...........................................  $ 1,866    $   622
  Product sales.............................................    2,267      2,133
  Development contracts and other...........................      883        748
                                                              -------    -------
       Total revenues.......................................    5,016      3,503
Costs and expenses:
  Cost of product sales.....................................    1,193        970
  Sales and marketing.......................................    3,891        459
  Research and development..................................    1,544      1,057
  General and administrative................................    2,786      1,548
  Amortization of intangibles and deferred stock
     compensation(*)........................................    1,793        463
  In-process research and development.......................      887      1,190
                                                              -------    -------
       Total costs and expenses.............................   12,094      5,687
Operating loss..............................................   (7,078)    (2,184)
Interest and other income, net..............................    1,451         66
                                                              -------    -------
Net loss....................................................   (5,627)    (2,118)
Redeemable convertible preferred stock accretion............       --          3
                                                              -------    -------
Net loss applicable to common stockholders..................  $(5,627)   $(2,121)
                                                              =======    =======
Basic and diluted net loss per share........................  $ (0.35)   $ (0.43)
                                                              =======    =======
Shares used in calculating basic and diluted net loss per
  share.....................................................   16,006      4,944
                                                              =======    =======
(*) Amortization of intangibles and deferred stock
      compensation
     Amortization of intangibles............................  $ 1,055    $   397
     Deferred stock compensation -- sales and marketing.....       39          1
     Deferred stock compensation -- research and
      development...........................................      510         12
     Deferred stock compensation -- general and
      administrative........................................      189         53
                                                              -------    -------
       Total................................................  $ 1,793    $   463
                                                              =======    =======

See accompanying Notes to Condensed Consolidated Financial Statements.

                             IMMERSION CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Cash flows from operating activities:
  Net loss..................................................  $ (5,627)   $(2,118)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       198         84
    Amortization of intangibles.............................     1,055        397
    Amortization of deferred stock compensation.............       738         66
    In-process research and development.....................       887      1,190
    Stock and options issued for consulting services and
     other..................................................        10        140
    Changes in assets and liabilities:
      Accounts receivable...................................      (586)        17
      Inventories...........................................      (178)      (125)
      Prepaid expenses and other assets.....................      (805)         7
      Accounts payable......................................       159        (16)
      Accrued liabilities and income taxes payable..........       977        150
      Deferred revenue and customer advances................      (983)        13
                                                              --------    -------
         Net cash used in operating activities..............    (4,155)      (195)
                                                              --------    -------
Cash flows from investing activities:
  Purchases of short-term investments.......................   (18,290)        --
  Sales and maturities of short-term investments............     8,144        201
  Purchase of property......................................    (1,955)      (153)
  Purchases of patents and technology.......................        --       (323)
  Acquisitions, net of cash acquired........................      (581)        --
  Other assets..............................................      (750)       (70)
  Other investments.........................................    (6,500)        --
                                                              --------    -------
         Net cash used in investing activities..............   (19,932)      (345)
                                                              --------    -------
Cash flows from financing activities:
  Exercise of stock options.................................       368        151
  Exercise of warrants......................................        --          1
                                                              --------    -------
         Net cash provided by financing activities..........       368        152
                                                              --------    -------
Effect of foreign currency exchange rates on cash and cash
  equivalents...............................................        31         --
                                                              --------    -------
Net decrease in cash and cash equivalents...................   (23,688)      (388)
Cash and cash equivalents:
  Beginning of the period...................................    46,527      2,592
                                                              --------    -------
  End of the period.........................................  $ 22,839    $ 2,204
                                                              ========    =======
Supplemental disclosure of cash flow information:
  Cash paid for taxes.......................................  $      1    $     1
                                                              ========    =======
Noncash activities:
  Change in net unrealized gains (losses) from short-term
    investments.............................................  $    (41)   $    (1)
                                                              ========    =======
  Issuance of equity instruments for patents, technology and
    licenses................................................  $     --    $ 5,221
                                                              ========    =======
  Issuance of equity instruments for acquisition............  $  5,513    $    --
                                                              ========    =======
  Issuance of warrants......................................  $     --    $   808
                                                              ========    =======
  Accretion of redeemable preferred stock...................  $     --    $     3
                                                              ========    =======

See accompanying Notes to Condensed Consolidated Financial Statements.

                             IMMERSION CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2000
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- The accompanying unaudited condensed consolidated financial statements reflect all the normal recurring adjustments which are, in the opinion of management, necessary to present fairly the condensed consolidated financial position, statements of operations and cash flows for the interim periods presented.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all information and footnotes necessary for a complete presentation of the financial position, results of operations, and cash flows, in conformity with generally accepted accounting principles. Immersion Corporation ("Immersion" or the "Company") filed its audited consolidated financial statements which included all information and footnotes necessary for such presentation of the financial position, results of operations, and cash flows in the Company's 1999 Annual Report on Form 10-K.

     The results of operations for the interim period ended June 30, 2000, are not necessarily indicative of the results to be expected for the full year.

     Reclassifications -- Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on net loss or stockholders' equity.

2. PURCHASED INTANGIBLES AND OTHER ASSETS, NET

     In March 2000, the Company acquired all outstanding shares of Montreal-based Haptic Technologies Inc. ("Haptic") for approximately $6.8 million, consisting of 141,538 shares of the Company's common stock and $338,000 paid in cash. Haptic develops and markets hardware and software that brings the sense of touch to computing environments. As a result of the acquisition, Haptic became a wholly-owned subsidiary of Immersion and will continue operations in Montreal, Canada. The acquisition was accounted for using the purchase method and accordingly the acquired assets and liabilities were recorded at their fair market values at the date of acquisition. Pro forma results of the combined operations have not been presented as they are not materially different from the Company's reported results of operations. Haptic operates on a fiscal year ending on August 31. Accordingly, the Company will consolidate the results of Haptic based on Haptic's fiscal quarters ended February 28, May 31, August 31, and November 30 combined with the Company's calendar quarters ended March 31, June 30, September 30, and December 31, respectively.

     In connection with the transaction, the Company assumed unvested options of Haptic resulting in deferred stock compensation of $5.5 million, which will be amortized over the remaining vesting period of approximately four years. The Haptic option plan was established in February 2000 and under the plan the Company may grant options to purchase up to 391,238 shares of common stock to employees, directors, and consultants. The options generally expire ten years from the date of grant. As of June 30, 2000 there were 391,238 options outstanding.

                             IMMERSION CORPORATION

                                 JUNE 30, 2000
                                  (UNAUDITED)

     The aggregate purchase price of $6.8 million (including acquisition costs) has been allocated to the assets and in-process research and development acquired. The total purchase price was allocated among the assets acquired (including acquired in-process research and development) as follows (in thousands):

Purchase price allocation:
Tangible assets...........................................    $  416
In-process research and development.......................       887
Intangible assets:
  Goodwill................................................     3,979
  Core technology.........................................       871
  Developed technology....................................       396
  Workforce...............................................       139
  Pending patents.........................................        65
                                                              ------
                                                              $6,753
                                                              ======

     The goodwill, core technology and pending patents are being amortized over their estimated useful lives of 4 years. The developed technology and workforce are being amortized over their estimated useful lives of 3 and 2 years, respectively. The allocation of the purchase price to the respective intangibles was based on management's estimates of the after-tax cash flows and gave explicit consideration to the Securities and Exchange Commission's views on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following: (i) the employment of a fair market value premise excluding any Company-specific considerations that could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets; (iii) the value of existing technology was specifically addressed, with a view toward ensuring the relative allocations to existing technology and in-process research and development were consistent with the relative contributions of each to the final product; and (iv) the allocation to in-process research and development was based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with these completed efforts for one generation of the products currently in process.

     As indicated above, the Company recorded a one-time charge of $887,000 upon the acquisition in March 2000 for purchased in-process research and development related to three development projects. The charge related to the portion of these products that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain. Management's conclusion that the in-process development effort had no alternative future use was reached in consultation with the engineering personnel from both the Company and the seller.

     The first of these projects focuses on providing products for moving vehicles that use computers in their instrumentation and control panels and targets both end-user in-vehicle systems and design phase solutions. The product being developed is a software product to be bundled with a haptic peripheral device. The software product is designed to provide a touch feedback module for the peripheral device, which will introduce the sense of touch into the interface allowing designers to feel the buttons on the screen as they design the control panel. This product is expected to be released in late FY 2000 and at the time of the acquisition was approximately 50% complete with estimated costs to complete the development of $60,000. The second of these projects is the MilleniumCat technologies, aimed at the multimedia market that will offer a full high fidelity affordable haptic device. Haptic currently sells the PenCat/Pro, a stylus based touch-enabled computer interface device. The MilleniumCat product will be the next generation PenCat/

                             IMMERSION CORPORATION

                                 JUNE 30, 2000
                                  (UNAUDITED)

Pro offering both the hardware device utilizing a mouse and the next generation multimedia feedback technology associated with Haptic's developed suite of products that combine audio, graphics, speech, video and other media into one package solution for customers. This product is expected to be released late FY 2000 and at the time of the acquisition was estimated to be 67% complete with estimated costs to complete the development at $50,000. The third of these projects is aimed at the engineering and artistic creation market. Haptic's current product PenCat/Pro targets 3D designers that have a need for advanced input technologies. The PenCat/Pro product used by 3D designers will be replaced by the MilleniumCat product in FY 2001. While this product incorporates much of the MilleniumCat product, it will require some additional software and a different user interface and thus at the time of the acquisition was estimated at 40% complete with estimated costs to complete development of $20,000.

     The Company will begin to benefit from the acquired research and development of these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition and results of operations. Significant assumptions used to determine the value of in-process research and development, include the following: (i) forecast of net cash flows that were expected to result from the development effort using projections prepared by Haptic's management; (ii) the completed portion of the projects estimated by considering a number of factors, including the costs invested to date relative to the total cost of the development effort and the amount of progress completed as of the acquisition date, on a technological basis, relative to the overall technological achievements required to achieve the functionality of the eventual product. The technological issues were addressed by engineering representatives from both the Company and Haptic, and when estimating the value of the technology, the projected financial results of the acquired assets were estimated on a stand-alone basis without any consideration to potential synergistic benefits or "investment value" related to the acquisition. Accordingly, separate projected cash flows were prepared for both the existing as well as the in-process projects. These projected results were based on the number of units sold times the average selling price less the associated costs. After preparing the estimated cash flows from the products being developed, a portion of these cash flows were attributed to the developed and core technology, which was embodied in the in-process product lines and enabled a quicker and more cost-effective development of these products. When estimating the value of the developed, core and in-process technologies, discount rates of 15%, 20%, and 25% were used respectively. The discount rates considered both the status and risks associated with the cash flows at the acquisition date. Projected revenues from the developed technologies are expected to continue through the beginning of FY 2002, while revenue from in-process technologies are expected to commence late FY 2000 and continue through a portion of FY 2004.

3. INVENTORIES

                                                         JUNE 30,    DECEMBER 31,
                                                           2000          1999
                                                         --------    ------------
                                                              (IN THOUSANDS)
Raw materials and subassemblies........................    $600          $504
Work in process........................................      44            23
Finished goods.........................................     211           133
                                                           ----          ----
  Total................................................    $855          $660
                                                           ====          ====

                             IMMERSION CORPORATION

                                 JUNE 30, 2000
                                  (UNAUDITED)

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                         JUNE 30,    DECEMBER 31,
                                                           2000          1999
                                                         --------    ------------
                                                              (IN THOUSANDS)
Cybernet consulting....................................   $  360        $  578
Prepaid royalties......................................      370            --
Prepaid insurance......................................      188           346
Prepaid rent...........................................       62            43
Research and development tax credit due from Canadian
  government...........................................      277            --
Promissory note receivable.............................      750            --
Other prepaids and other assets........................      394            90
                                                          ------        ------
  Total................................................   $2,401        $1,057
                                                          ======        ======

5. PROPERTY

                                                       JUNE 30,    DECEMBER 31,
                                                         2000          1999
                                                       --------    ------------
                                                            (IN THOUSANDS)
Computer equipment and purchased software............   $1,261        $  573
Machinery and equipment..............................      527           292
Furniture and fixtures...............................      877           180
Leasehold improvements...............................      476            42
                                                        ------        ------
  Total..............................................    3,141         1,087
Less accumulated depreciation........................      706           496
                                                        ------        ------
Property, net........................................   $2,435        $  591
                                                        ======        ======

6. OTHER INVESTMENTS

     At June 30, 2000, other investments included $6.5 million of equity investments in privately-held companies accounted for under the cost method. The Company intends to hold its equity investments for the long term and monitors whether there have been other-than-temporary declines in value of these investments based on management's estimates of their net realizable value taking into account the companies' respective financial condition and ability to raise third-party financing. During the quarter the Company made a $5 million strategic investment in Geometrix, Inc. ("Geometrix"), the developer of the 3Scan(TM) product line which enables creation of three-dimensional models through the use of digital cameras. The $5 million investment is comprised of $1.45 million to purchase 725,000 shares of Series B Preferred Stock representing an 8% ownership interest and $3.55 million unsecured convertible promissory note. The unsecured convertible promissory note has a voluntary conversion feature which expires August 15, 2000 and an automatic conversion feature which is triggered when the Company's ownership percentage is reduced to less than 8% as a result of additional financing raised by Geometrix exceeding certain minimum amounts. The automatic conversion feature limits the amount of the promissory note converted such that the Company's ownership interest does not exceed 8%. The note accrues interest at a rate of 7% per annum and the note plus accrued interest, if not converted by June 12, 2002, is due in two payments over a one-year period. The Company also signed a strategic partnership agreement with Geometrix during the quarter to develop products for the Web 3D marketplace. Under the agreement,

                             IMMERSION CORPORATION

                                 JUNE 30, 2000
                                  (UNAUDITED)

Geometrix has contracted with Immersion for development work. Revenues under this contract are recognized based on the cost-to-cost percentage-of-completion accounting method in accordance with our revenue recognition policy. The remainder of $1.5 million of investments represents a $1.0 million equity investment in There, Inc., a technology application developer, and $.5 million equity investment in EndPoints, Inc., an application specific integrated circuit design semiconductor company. Both investments represent less than a 5% ownership interest.

7. NET LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Numerator:
  Net loss..................................................  $(5,627)   $(2,118)
  Redeemable preferred stock accretion......................       --          3
                                                              -------    -------
Net loss applicable to common stockholders..................  $(5,627)   $(2,121)
                                                              =======    =======
Denominator:
  Weighted average common shares outstanding................   16,095      5,006
  Weighted average common shares held in escrow.............      (89)       (62)
                                                              -------    -------
  Shares used in computation, basic and diluted.............   16,006      4,944
                                                              =======    =======
Net loss per share, basic and diluted.......................  $ (0.35)   $ (0.43)
                                                              =======    =======

     In November 1999, the Company's Board of Directors approved a 0.807-for-one reverse common and Series C and D preferred stock split and a 4.035-for-one Series A and B preferred stock split. All references to share and per-share data for all periods presented have been retroactively adjusted to give effect to the split.

     The Company's computation of net loss per share excludes 88,770 shares held in escrow. Conditions required to release these shares from escrow had not been satisfied as of June 30, 2000.

     For the above-mentioned periods, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per

                             IMMERSION CORPORATION

                                 JUNE 30, 2000
                                  (UNAUDITED)

share in the periods presented since their effect would have been antidilutive. These outstanding securities consisted of the following:

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Redeemable convertible preferred stock......................          --       863,771
Convertible preferred stock.................................          --     4,267,329
Outstanding options.........................................   5,619,531     3,317,424
Warrants....................................................     425,963       498,593
                                                              ----------    ----------
  Total.....................................................   6,045,494     8,947,117
                                                              ==========    ==========
Weighted average exercise price of options..................  $    12.00    $     1.11
                                                              ==========    ==========
Weighted average exercise price of warrants.................  $     2.93    $     2.72
                                                              ==========    ==========

8. COMPREHENSIVE LOSS

     The following table sets forth the components of comprehensive loss:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Net loss:...................................................  $(5,627)   $(2,118)
Redeemable preferred stock accretion........................       --         (3)
Change in unrealized gains (losses) on short-term
  investments...............................................      (41)        (1)
Foreign currency translation adjustments....................       10         --
                                                              -------    -------
  Total comprehensive loss..................................  $(5,658)   $(2,122)
                                                              =======    =======

9. SEGMENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS

     The Company operates in one business segment, which is the design, development, production, marketing and licensing of products based on touch-enabling technology. These devices are used in computer entertainment, personal computing, medical and other professional computing applications. The Company operates primarily in the United States and in Canada through its wholly-owned subsidiary Haptic. The following is a summary of revenues by geographic areas. Revenues are broken out geographically by the ship-to location of the customer.

     Geographic revenue as a percentage of total revenue was as follows:

                                                               SIX MONTHS
                                                                 ENDED
                                                                JUNE 30,
                                                              ------------
                     REVENUE BY REGION                        2000    1999
                     -----------------                        ----    ----
North America...............................................   67%     72%
Europe......................................................   21%     13%
Far East....................................................   12%     14%
Rest of the world...........................................    0%      1%
                                                              ---     ---
  Total.....................................................  100%    100%
                                                              ===     ===

                             IMMERSION CORPORATION

                                 JUNE 30, 2000
                                  (UNAUDITED)

     For the periods presented we derived a significant amount of revenue from individual countries as follows:

                                                               THREE MONTHS       SIX MONTHS
                                                              ENDED JUNE 30,    ENDED JUNE 30,
                                                              --------------    --------------
                      MAJOR COUNTRIES                         2000     1999     2000     1999
                      ---------------                         -----    -----    -----    -----
United States...............................................   59%      77%      65%      71%
Germany.....................................................   14%       *       10%       *
Taiwan......................................................   10%       *        *       11%

-------------------------
* Revenue derived from country represented less than 10% for the period.

SIGNIFICANT CUSTOMERS

     Customers comprising 10% or greater of the Company's net revenues are summarized as follows:

                                                               THREE MONTHS       SIX MONTHS
                                                              ENDED JUNE 30,    ENDED JUNE 30,
                                                              --------------    --------------
                                                              2000     1999     2000     1999
                                                              -----    -----    -----    -----
Customer A..................................................   23%       *       23%       *
Customer B..................................................    *       16%       *       19%
Customer C..................................................    *       18%       *       10%
Customer D..................................................   12%       *        *        *
                                                               --       --       --       --
  Total.....................................................   35%      34%      23%      29%
                                                               ==       ==       ==       ==

-------------------------
* Revenue derived from customer represented less than 10% for the period.

     As of June 30, 2000, customer D accounted for 27% of the Company's trade receivables. As of December 31, 1999, customer B represented 13% of the Company's trade receivables. The remaining customers accounted for less than 10% of the Company's trade receivable for the periods presented.

10. CONTINGENCIES

     The Company has received claims from third parties asserting that the Company's technologies, or those of its licensees, infringe on the other parties' intellectual property rights. Management believes that these claims are without merit and, with respect to each, has obtained or is in the process of obtaining written non-infringement and/or patent invalidity opinions from outside patent counsel. Accordingly, in the opinion of management, the outcome of such claims will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

11. SUBSEQUENT EVENTS

     During the third quarter of 2000 the Company signed definitive agreements to acquire two privately-held companies, HT Medical Systems, Inc. (HT Medical) and Virtual Technologies, Inc. (VTI). HT Medical, located in Gaithersburg, Maryland, has been a leading developer of advanced medical simulation systems since 1987. It is expected that HT Medical will become a wholly-owned subsidiary of Immersion and its 50 employees would remain located in Gaithersburg, Maryland. The HT Medical transaction is intended to be accounted for as a pooling of interests. VTI, located in Palo Alto, California is a developer of tactile feedback technologies that are primarily used in 3D graphical environments for

                             IMMERSION CORPORATION

                                 JUNE 30, 2000
                                  (UNAUDITED)

computer-aided design and computer-based training. It is planned that VTI will become a wholly-owned subsidiary of Immersion and its 17 employees with remain in Palo Alto, California. The VTI transaction is intended to be accounted for as a purchase.

     The closing of the HT Medical acquisition is subject to registration with the SEC of the Immersion common stock to be issued in the transaction, approval by the holders of more than two-thirds of HT Medical's capital stock and other customary closing conditions. The VTI acquisition is subject to approval by a majority of the shareholders of VTI and other customary closing conditions. There can be no assurance that the transactions will be completed.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
HT Medical Systems, Inc.

     We have audited the accompanying consolidated balance sheets of HT Medical Systems, Inc. as of May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HT Medical Systems, Inc. at May 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     The accompanying consolidated financial statements have been prepared assuming that HT Medical Systems, Inc. will continue as a going concern. As more fully described in Note 11, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions in addition to the Company's limited capital resources raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 11. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

McLean, Virginia
July 21, 2000

                            HT MEDICAL SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                   MAY 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    79    $     3
  Accounts receivable, net of allowance of $39 and $0,
     respectively...........................................      298        622
  Inventory.................................................      289        160
  Prepaids and other current assets.........................      103         67
                                                              -------    -------
     Total current assets...................................      769        852
Property and equipment, net of accumulated depreciation of
  $748 and $593, respectively...............................      725        218
Other.......................................................       55         94
                                                              -------    -------
     Total assets...........................................  $ 1,549    $ 1,164
                                                              =======    =======

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................  $   622    $   448
  Accrued wages and payroll taxes...........................      298        150
  Current portion of notes payable..........................      103         44
  Current portion of capital lease obligation...............        7         --
  Note payable to shareholder...............................       --         60
  Deferred revenue..........................................      381        185
                                                              -------    -------
     Total current liabilities..............................    1,411        887
Notes payable, less current portion.........................      752        541
Secured convertible note payable............................    2,896         --
Capital lease obligation, less current portion..............       34         --
Investment agreement........................................       --      1,313
Deferred rent expense.......................................       39         --
                                                              -------    -------
     Total liabilities......................................    5,132      2,741
Commitments and contingencies
Series A convertible preferred stock with a put option,
  $0.01 par value, 25,000 shares issued and outstanding.....      200         --
Stockholders' deficit:
  Series A convertible preferred stock, $0.01 par value,
     1,500,000 shares designated, 215,107 and 0 shares
     issued and outstanding, respectively...................        2         --
  Common stock, $0.01 par value, 6,000,000 shares
     authorized, 2,236,345 and 2,235,345 shares issued and
     outstanding, respectively..............................       22         22
  Additional paid-in capital................................    6,522      2,764
  Deferred stock compensation...............................     (999)      (107)
  Accumulated deficit.......................................   (9,330)    (4,256)
                                                              -------    -------
     Total stockholders' deficit............................   (3,783)    (1,577)
                                                              -------    -------
     Total liabilities and stockholders' deficit............  $ 1,549    $ 1,164
                                                              =======    =======

See accompanying notes.

                            HT MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                 YEAR ENDED MAY 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Revenues:
  Contract revenues.........................................  $    1,445    $    2,935
  Product sales.............................................       1,480           747
                                                              ----------    ----------
                                                                   2,925         3,682
Cost of revenues:
  Contract revenues.........................................         706         1,963
  Product sales.............................................         879           447
                                                              ----------    ----------
                                                                   1,585         2,410
                                                              ----------    ----------
Gross profit................................................       1,340         1,272
Selling, general and administrative expenses................       2,871         1,596
Research and development....................................       2,539         1,388
                                                              ----------    ----------
Loss from operations........................................      (4,070)       (1,712)
Other income (expense)
  Interest expense..........................................      (1,026)         (267)
  Interest income...........................................          22            25
                                                              ----------    ----------
                                                                  (1,004)         (242)
                                                              ----------    ----------
Net loss....................................................  $   (5,074)   $   (1,954)
                                                              ==========    ==========
Basic and diluted net loss per common share.................  $    (2.33)   $    (0.91)
                                                              ==========    ==========
Weighted average shares outstanding.........................   2,235,720     2,152,845
                                                              ==========    ==========

See accompanying notes.

                            HT MEDICAL SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                    (IN THOUSANDS EXCEPT SHARE INFORMATION)

                                 SERIES A
                               CONVERTIBLE
                             PREFERRED STOCK       COMMON STOCK      ADDITIONAL     DEFERRED                       TOTAL
                             ----------------   ------------------    PAID-IN        STOCK       ACCUMULATED   STOCKHOLDERS'
                             SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT        DEFICIT
                             -------   ------   ---------   ------   ----------   ------------   -----------   -------------
Balance at May 31, 1998....                     1,755,345    $18       $1,054       $  (141)       $(2,302)       $(1,371)
  Issuance of common
    stock..................                       472,500      4        1,676            --             --          1,680
  Issuance of common stock
    for services...........                         7,500     --           30            --             --             30
  Issuance of options to
    non-employees..........                            --     --            4            --             --              4
  Amortization of deferred
    stock compensation.....                            --     --           --            34             --             34
  Net loss.................                            --     --           --            --         (1,954)        (1,954)
                             -------     --     ---------    ---       ------       -------        -------        -------
Balance at May 31, 1999....                     2,235,345     22        2,764          (107)        (4,256)        (1,577)
  Issuance of preferred
    stock, net of issuance
    costs..................  215,107     $2            --     --        1,655            --             --          1,657
  Exercise of common stock
    options................       --     --         1,000     --           --                                          --
  Issuance of warrants with
    debt...................       --     --            --     --        1,165            --             --          1,165
  Deferred stock
    compensation for
    variable options.......       --     --            --     --          238          (238)            --             --
  Issuance of compensatory
    stock options..........       --     --            --     --          783          (783)            --             --
  Amortization of deferred
    stock compensation.....       --     --            --     --           --            94             --             94
  Cancellation of
    compensatory stock
    options................       --     --            --     --          (83)           35             --            (48)
  Net loss.................       --     --            --     --           --            --         (5,074)        (5,074)
                             -------     --     ---------    ---       ------       -------        -------        -------
Balance at May 31, 2000....  215,107     $2     2,236,345    $22       $6,522       $  (999)       $(9,330)       $(3,783)
                             =======     ==     =========    ===       ======       =======        =======        =======

See accompanying notes.

                            HT MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED MAY 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
OPERATING ACTIVITIES
Net loss....................................................  $(5,074)   $(1,954)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................      155        123
  Amortization of discounts on notes payable................      319         --
  Issuance of common stock and options for services.........       --         34
  Non-cash interest expense.................................      411         50
  Amortization of deferred stock compensation...............       46         34
  Changes in operating assets and liabilities
     Accounts receivable....................................      324       (421)
     Inventory..............................................     (129)      (108)
     Prepaids and other assets..............................        3        (88)
     Accounts payable and accrued expenses..................      174        383
     Accrued wages and payroll taxes........................      147         65
     Accrued interest on Medtronic note payable.............      210         --
     Deferred revenue.......................................      196        175
     Deferred rent expense..................................       39         --
                                                              -------    -------
       Net cash used in operating activities................   (3,179)    (1,707)

INVESTING ACTIVITIES
  Purchases of property and equipment.......................     (662)      (165)
                                                              -------    -------
Net cash used in investing activities.......................     (662)      (165)

FINANCING ACTIVITIES
  Net proceeds from capital lease...........................       41         --
  Payments on notes payable.................................      (85)       (39)
  Proceeds from (payments on) note due to stockholder.......      (60)        60
  Proceeds from notes payable...............................    3,887         --
  Net proceeds from issuance of Series A preferred stock....      996         --
  Exercise of stock options.................................       --      1,681
  Payoff of investment agreement............................     (862)        --
                                                              -------    -------
Net cash provided by financing activities...................    3,917      1,702
Net (decrease) increase in cash and cash equivalents........       76       (170)
Cash and cash equivalents at beginning of year..............        3        173
                                                              -------    -------
Cash and cash equivalents at end of year....................  $    79    $     3
                                                              =======    =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND
  NON-CASH INVESTING AND FINANCING ACTIVITIES
  Cash paid for interest....................................  $   487    $   217
  Assets purchased under a capital lease....................  $    45    $    --
  Conversion of investment agreement to equity..............  $   862    $    --

See accompanying notes.

                            HT MEDICAL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 2000

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     HT Medical Systems, Inc. (the "Company") is a Maryland corporation that develops virtual reality medical technology and designs, manufacturers, and markets computer-based medical simulators that allow medical personnel to practice medical procedures without placing patients at risk.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its 70% investment in Sky Fitness, Inc. ("Sky Fitness"). All intercompany accounts and transactions have been eliminated in consolidation. No recognition of minority interest in the cumulative loss of Sky Fitness is recorded in the financial statements, as there is no requirement for the minority stockholders to reimburse the Company for operating losses.

USE OF ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with initial maturities of three months or less at the time of purchase to be cash equivalents.

INVENTORY

     Inventory is stated at the lower of cost or market on a standard cost basis. At May 31, 2000, inventory is stated net of a reserve for obsolescence of approximately $16,000.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Purchases made prior to June 1, 1999 are depreciated using accelerated methods over their estimated useful lives, which range from three to seven years. Property and equipment purchased on or after June 1, 1999 are depreciated using the straight-line method over their estimated useful lives, which range from three to ten years. Property and equipment consist of the following (in thousands):

                                                                 MAY 31,
                                                             ---------------
                                                              2000     1999
                                                             ------    -----
Furniture and fixtures.....................................  $  385    $  93
Leasehold improvements.....................................     123       --
Equipment..................................................     873      679
Computer software..........................................      47       39
Software held under capital lease..........................      45       --
                                                             ------    -----
                                                              1,473      811
Less accumulated depreciation..............................    (748)    (593)
                                                             ------    -----
                                                             $  725    $ 218
                                                             ======    =====

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONTRACT REVENUE AND COSTS

     Revenue from fixed-price contracts is recognized using the percentage-of-completion method, with costs and estimated profits included in contract revenue as work is performed. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the full loss anticipated on the contract. Revenue from cost-plus-fixed-fee contracts is recognized as costs are incurred on the basis of direct costs plus allowable indirect costs and an allocable portion of the fixed or award fee. Contract advance payments are recognized as deferred revenue and are amortized into contract revenue as work is performed and costs are incurred. During fiscal years 2000 and 1999, approximately 52% and 76% of the Company's contract revenues were under government grants and 48% and 24% of the contract revenues were under commercial contracts, respectively.

PRODUCT SALES

     The Company recognizes product sales revenues in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. The Company develops, markets, licenses and supports computer software products and interface devices and provides related services. The Company conveys the right to use the software products to customers under perpetual license agreements, and conveys the rights to product support and enhancements in annual maintenance agreements. The Company recognizes revenue upon delivery of the software directly to the customer. The Company defers and recognizes maintenance and support services revenue over the term of the contract period, which is generally one year. The Company recognizes training and consulting services revenue as the services are provided. The Company generally expenses sales commissions as the related revenue is recognized and pays sales commissions upon receipt of a purchase order from the customer.

ADVERTISING

     The Company expenses advertising costs as incurred. The Company incurred approximately $60,000 and $35,000 in advertising costs in fiscal years 2000 and 1999, respectively.

RESEARCH AND DEVELOPMENT

     The Company expenses its research and development costs as incurred.

PATENTS AND TRADEMARKS

     It is the Company's policy to write off all costs incurred in applying for patents and trademarks as the costs are incurred.

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse.

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") allows companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, Accounting for Stock Issued to Employees ("APB 25"), but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

     In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB 25 ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the effective date was December 15, 1998 and modifying a fixed option to add a reload feature, for which the effective date was January 12, 2000. The Company has adopted FIN 44 in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company considers the recorded costs of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable to approximate the fair value of the respective assets and liabilities.

RECLASSIFICATIONS

     Certain amounts in the prior years' financial statements have been reclassified to conform with the current year presentation.

2. NOTES PAYABLE

     On August 10, 1999, the Company issued a Secured Convertible Promissory Note (the "Note") to Medtronic Asset Management, Inc. ("Medtronic") in exchange for $3 million. On March 3, 2000, an additional $500,000 was borrowed under the Note. The $3.5 million note bears interest at a rate of 8% per annum and is due on August 10, 2002. Medtronic may elect to convert all or any part of the outstanding principal plus a pro rata share of accrued interest into shares of Series A preferred stock, at a conversion price of the lesser of $8.00 per share or the price per share at which any shares of Series A preferred stock are sold. The Note may also be converted into any other class of capital stock that the Company may issue at a per share price equal to the lowest per share price at which any such shares are issued or sold.

     In connection with the original issuance of the Note and then amended in connection with the additional borrowing in March 2000, the Company granted Medtronic a warrant to purchase up to $2 million of Series A preferred stock at a price per share equal to the lesser of $8.00 per share or the price per share at which any shares of Series A preferred stock are sold. The warrant may also be exercised for any other class of capital stock that the Company may issue at a per share price equal to the lowest per share price at which any such shares are issued or sold. The warrant expires on the later to occur of November 10, 2000 or six months after the Company completes a sale of capital stock of at least $6 million. The Company allocated $1,126,849 of the note payable proceeds to the warrant and will amortize this amount to interest expense using the effective interest method over the three-year period that

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

2. NOTES PAYABLE (CONTINUED)
the related debt is expected to be outstanding. The effect of this allocation results in an effective interest rate of approximately 17%.

     Medtronic was also given the right of first offer for additional development agreements as well as a sale of all or a substantial portion of the Company. Under the specific terms of each right of first offer, the Company must notify Medtronic if it has received a written offer, or if it is seeking to find a third party to (i) enter a development agreement to develop a simulation system within a field in which Medtronic is active, or (ii) to sell all or a substantial portion of the Company. In either case, if Medtronic is interested in (i) participating in a development agreement or (ii) in a purchase of all or a substantial portion of the Company, then Medtronic has a 30-day period to negotiate exclusively with the Company. If an agreement is not reached within this 30-day period, the Company may enter into an agreement with a third party, provided that the terms of the agreement are more favorable to the Company than the offer presented by Medtronic.

     In April 2000, the Company entered into a Master Loan and Security Agreement with Third Coast Capital. Per the terms of this agreement the Company may borrow up to $500,000 through April 1, 2001; however the Company must borrow at least $250,000 prior to October 1, 2000. All borrowings must be for the purchase of qualifying assets including telecommunication and office equipment or computers and will be secured by those assets. As the amounts are borrowed, each individual note has a term of 36 months and an annual interest rate of 10.5%. At the expiration of the term of the first note, HT Medical will also have to make a lump sum payment equal to 10% of the greater of the asset valuation financed under that note or the line of credit balance. On April 11, 2000, the Company borrowed $317,050 against this line of credit that is secured with certain furniture and equipment. In connection with the agreement, the Company issued ten-year warrants to purchase 3,125 shares of Series A preferred stock at $8.00 per share. These warrants may be exercised at any time prior to April 9, 2010. The Company allocated $11,281 of the proceeds to the warrant and will amortize this amount to interest expense using the effective interest method over the three-year period that the related debt is expected to be outstanding.

     On July 31, 1999 the Company entered into a seven-year promissory note in the amount of $35,000 under the terms of an Economic Development Fund Agreement dated April 28, 1999 with Montgomery County Maryland. This note bears an interest rate of 5% per annum and payments of interest and principal due are deferred until June 15, 2002, when all deferred interest shall be added to the principal balance due under the note. Quarterly payments of interest and principal shall be paid commencing July 15, 2002 and ending April 15, 2006. If the Company achieves certain job creation and maintenance performance criteria outlined in the Economic Development Fund Agreement, Montgomery County will permanently forgive all or part of the $35,000 loan principal balance together with the accrued interest. The Company cannot sell, close or relocate a majority of its business interests outside of the County for seven years or otherwise will immediately owe the principal balance plus all accrued interest. The loan is secured by a lien on personal property of the Company.

     In December 1997, the Company entered into a subordinated note and warrant purchase agreement with SECA VII, under which the Company was granted a subordinated promissory note for $500,000 with interest at the rate of 13% per annum. The note is secured by substantially all of the Company's assets and was subordinate to the Company's Investment Agreement that was repaid in August 1999 (See Note 3). The note is also secured by a life insurance policy on the Company's chairman of the board in the amount of $750,000.

     In connection with the note, the Company gave SECA VII a warrant to purchase 60,000 shares of the Company's common stock at a purchase price of $2.67 per share. The warrant may be exercised in

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

2. NOTES PAYABLE (CONTINUED)
increments of 1,500 shares and expires on June 30, 2003. SECA VII has certain put rights that allow it to have the Company purchase the warrant or, if the warrant has been exercised, the shares of common stock issued upon exercise of the warrant, at any time during the six-month period prior to the maturity date of the subordinated note (or upon earlier acceleration of the note). If the warrant has been exercised, the purchase price of the put securities would be the fair market value of one share of common stock multiplied by the number of shares of common stock issued upon exercise of the warrant. If the warrant has not been exercised, the purchase price would be the amount by which the fair market value exceeds the $2.67 purchase price, multiplied by the number of shares for which the warrant is then exercisable.

     In 1999, two of the stockholders of Sky Fitness executed promissory notes to Sky Fitness. The notes, totaling $35,000, accrue interest at 10% per annum and are payable within ten business days of receipt of at least $500,000 in equity financing by Sky Fitness. In connection with these notes, Sky Fitness granted warrants to purchase up to 12,600 shares of capital stock at $2.38 per share. The warrants expire in fiscal year 2005. The Company allocated $27,300 of the notes payable proceeds to the warrants and will amortize this amount to interest expense using the effective interest method, resulting in an effective interest rate of approximately 20%.

     The Company is obligated under its notes payable as follows (in thousands):

                                                                 MAY 31,
                                                              -------------
                                                              2000    1999
                                                              ----    -----
Subordinated note payable to SECA VII; monthly interest
  payments at 13% per annum until December 31, 2002 when all
  principal and unpaid interest are due in full.............  $500    $ 500
Secured promissory note payable to Third Coast Capital; 36
  monthly payments of approximately $10,000 including
  interest at 10.5% commencing on June 30, 2000.............   307       --
Promissory note payable to Montgomery County Maryland;
  quarterly payments of accrued interest and principal begin on July 15, 2002 unless certain job creation and
  maintenance criteria have been achieved...................    35       --
Promissory notes payable to Sky Fitness stockholders........    13       --
Note payable to bank, repaid on August 10, 1999.............    --       85
                                                              ----    -----
                                                               855      585
Less current portion........................................  (103)     (44)
                                                              ----    -----
                                                              $752    $ 541
                                                              ====    =====

     Maturities of notes payable at May 31, 2000 are as follows (in thousands):

                     YEAR ENDED MAY 31,
                     ------------------
2001........................................................  $103
2002........................................................   100
2003........................................................   652
                                                              ----
                                                              $855
                                                              ====

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

3. INVESTMENT AGREEMENT

     In September 1996 the Company entered into an Investment Agreement with Maryland Health Care Product Development, COOK, Inc. and the Department of Business and Economic Development of the State of Maryland, (collectively, the "Investors") under which the Investors invested a total of $1,050,000 in the Company. On August 10, 1999, the Company exercised its one-time right to convert 50% of the payment stream payable to the Investors to equity within thirty days after the Company obtaining additional equity financing through a qualified private offering. The Company issued the Investors 107,732 shares of Series A preferred stock based upon the offering price of $8.00 per share, which provided the Investors an internal rate of return of 25% per annum. The Company also elected to pay the remaining balance of $861,854 in cash.

4. EQUITY TRANSACTIONS

COMMON STOCK

     In June 1998, the Company completed a 3-for-1 stock split. All references in the accompanying financial statements to the number of shares of common stock and per-share amounts have been restated to reflect the split.

     In July 1998, the Company issued 7,500 shares of common stock at $4.00 per share as compensation to an employee of the Company.

     In August 1998, the Company closed two private placements for a total of $1,890,000 that gave the Company net proceeds of $1,681,083. Upon closing the private placements, 472,500 shares of common stock were issued at $4.00 per share. These financing transactions also included the issuance of warrants to purchase 47,249 shares of the Company's common stock at an exercise price of $4.00 per share. The warrants expire in August 2008.

     In fiscal year 2000, two employees exercised options issued under the 1995B Employee Stock Option Plan to purchase 1,000 shares of common stock at $0.33 per share.

PREFERRED STOCK

     On June 22, 1999, the Company issued 76,125 shares of Series A preferred stock at $8.00 per share for a total of $609,000 in cash. The Company also paid commissions and fees of approximately $45,000 related to this private placement and issued a warrant to purchase 5,175 shares of Series A preferred stock with an exercise price of $9.60 per share that expires on June 21, 2009. The Company is obligated to purchase the warrants at the election of the holders for cash without the holders having to exercise the warrant, if there is an instance in which the Series A preferred stockholders receive cash for their shares of Series A preferred stock. The purchase price would be the price per share that the shareholders receive for their shares times the number of shares under the warrant minus the aggregate exercise price of the warrant. The holders of these warrants also have the right to require the Company to convert the warrants at any time into shares of Series A preferred stock.

     All outstanding shares of Series A preferred stock are entitled to receive dividends when and if declared by the board of directors at a rate equal to $0.80 per annum or, if greater, an amount equal to that paid on outstanding shares of common stock. The board of directors did not declare any dividends prior to May 31, 2000, and therefore no dividends have been accrued at that date. The aggregate and per share amounts of the Company's arrearages in cumulative preferred dividends were $139,057 and $0.58 per share, respectively, as of May 31, 2000.

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

4. EQUITY TRANSACTIONS (CONTINUED)
     In the event of any liquidation of the Company, the holders of Series A preferred stock are entitled to receive an amount per share for each outstanding share of Series A preferred stock equal to the sum of $8.00 per share and the amount equal to all accrued but unpaid dividends on each share. Each holder of Series A preferred stock is entitled to vote on all matters as if their shares of Series A preferred stock were converted to voting common stock. The holders of Series A preferred stock have the right to convert, at the option of the holder, into such number of shares of common stock as is determined by dividing the original preferred purchase price by the conversion price at the time in effect. All outstanding shares of Series A preferred stock have an automatic conversion feature upon the consummation of a firm commitment underwritten public offering of at least $10,000,000 at a price of not less than $10.00 per share.

     On August 10, 1999 the Company issued a total of 107,732 shares of Series A preferred stock in conjunction with the conversion of the Investment Agreement (see Note 3.)

     On December 27, 1999, the Company issued 25,000 shares of Series A preferred stock to MdBio, Inc. under the terms of a Manufacturing Award and Stock Purchase Agreement for a total of $200,000 in cash. In conjunction with this investment, the Company promised to continue to incur at least 50% of the costs of its software manufacturing and systems integration activities within the State of Maryland and to complete the development of the PICC Software module for its CathSim training simulator within one year. According to the agreement, in the event HT Medical does not complete the agreed upon project within one year, or if the Company chooses to perform the work outside of the state of Maryland, then MdBio shall have the option to sell the shares back to the Company for a purchase price of $200,000 plus interest at 15% per annum.

     On March 9, 2000, the Company issued 18,750 shares of Series A preferred stock to Child Health Investment II, LLC for a total of $150,000 in cash. In addition, the Company issued warrants to purchase an additional 12,500 shares of Series A preferred stock at the same price of $8.00 per share on or before November 10, 2000.

     The Company also issued 12,500 of Series A preferred stock to private investors for total proceeds of $100,000 in the fourth quarter of fiscal year 2000.

EMPLOYEE STOCK OPTION PLANS

     In August 1995, the Company adopted the 1995B Employee Stock Option Plan (the "1995B Plan") to reward employees for their past services and as an incentive for continued service. The 1995B Plan provided for the issuance of options to purchase a maximum of 600,000 shares of common stock with an exercise price of $0.33 per share. Options become exercisable over five years commencing on the date of the grant. The options expire ten years from the date of the grant.

     In June 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") to encourage and enable certain officers, employees, directors and consultants to acquire an interest in the Company. A total of 600,000 shares of common stock are reserved for issuance under the 1998 Plan. The majority of the options cliff vest on each anniversary date over a five-year period. The Company granted 24,000 options to members of the board of directors in June 1998 with quarterly vesting provisions over a two-year period. In connection with an employment agreement, the Company granted its chief executive officer options for 4,200 shares of common stock which vested immediately and options for 145,152 shares of common stock that vest upon the completion of a financing of at least $6 million. Both issuances provide for a cash bonus upon exercise of the options and therefore the options are accounted for as variable awards. The 1998 Plan

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

4. EQUITY TRANSACTIONS (CONTINUED)
provides for certain provisions for accelerated vesting upon a change of control. All of the options expire ten years from the date of the grant.

     Additional information with respect to stock option activity is summarized as follows:

                                                      YEAR ENDED MAY 31,
                                  ----------------------------------------------------------
                                             2000                           1999
                                  ---------------------------    ---------------------------
                                             WEIGHTED AVERAGE               WEIGHTED AVERAGE
                                  SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                  -------    ----------------    -------    ----------------
Outstanding at beginning of
  year..........................  546,331         $1.31          425,925         $0.33
Options granted.................  233,652          4.00          120,406          4.75
Options exercised...............    1,000          0.33               --            --
Options canceled or expired.....  160,875          0.79               --            --
                                  -------                        -------
Outstanding at end of year......  618,108          2.35          546,331          1.31
                                  =======                        =======
Options exercisable at end of
  year..........................  234,811          1.09          193,245          0.33
                                  =======                        =======

     The following table summarizes information about stock options outstanding at May 31, 2000:

                                   OPTIONS OUTSTANDING
                    -------------------------------------------------
                                  WEIGHTED-AVERAGE                           OPTIONS EXERCISABLE
      RANGE OF                       REMAINING                          ------------------------------
      EXERCISE        NUMBER      CONTRACTUAL LIFE   WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
        PRICE       OUTSTANDING      (IN YEARS)       EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
      --------      -----------   ----------------   ----------------   -----------   ----------------
    $0.33             274,050           6.00              $0.33           184,830          $0.33
    $0.34 - $2.67..    12,000           7.84               2.67             3,600           2.67
    $2.69 - $4.00..   332,058           9.39               4.00            46,381           4.00
                      -------           ----              -----           -------          -----
    $0.33 - $4.00..   618,108           7.86               2.35           234,811           1.09
                      =======                                             =======

     The Company applies APB 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

     In fiscal year 1998, the Company recorded deferred compensation expense of $168,000 related to the issuance of 72,000 options granted with below fair market value exercise prices. The deferred compensation is being amortized over the five-year vesting period of the options. In fiscal years 2000 and 1999, $33,576 and $33,580, respectively, was expensed in connection with the deferred compensation. In fiscal year 2000, one of the employees with 36,000 of these options left the Company and exercised 500 of the options. In connection with his termination, previously recorded expense of $48,347 was reversed and the remaining deferred compensation balance of $35,658 was written off against additional paid in capital. At May 31, 2000, the other holders of the compensatory stock options had 14,400 options that were exercisable.

     In fiscal year 2000, the Company recorded deferred compensation expense of $782,608 related to the issuance of 195,652 options granted with below fair market value exercise prices. The deferred compensation is being amortized over the five-year vesting period of the options. In connection with these issuances the Company recorded compensation expense of $19,034 in the year ended May 31, 2000.

     On January 31, 2000, the Company's board of directors approved a repricing of all outstanding stock options that had been granted on or after June 1, 1998 from $8.00 per share to $4.00 per share. A total of

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

4. EQUITY TRANSACTIONS (CONTINUED)
59,500 options were repriced. In connection with the repricing, the Company applied variable accounting to these options and recorded deferred compensation expense of $238,000, which is being amortized over the remaining vesting period of the options. In the year ended May 31, 2000, the Company recorded $41,189 of compensation expense for the amortization of the deferred balance.

     Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss would have been $2,002,226 and $5,138,631 for the years ended May 31, 1999 and 2000, respectively. The effect of applying SFAS No. 123 on fiscal year 2000 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. The weighted-average fair value of the options granted during fiscal years 1999 and 2000 are estimated at $2.14 per share and $5.80 per share, respectively, on the date of grant using the minimum value option-pricing model.

     In 1999, Sky Fitness approved a stock option plan under which only one option grant has been made. The non-qualified grant on September 9, 1999 for 287 shares was immediately exercisable at $7.14 per share. The option was granted to a subcontractor and has a ten-year life.

WARRANTS

     In addition to the warrants granted in connection with various debt agreements in fiscal years 1999 and 2000 (see Note 2) and the private placements as described above in this footnote, the Company issued warrants to purchase 111,564 shares of common stock at $2.67 per share and 375 shares of common stock at $4.00 per share. These warrants, which expire on July 1, 2000, were issued in fiscal year 1998 in connection with a private placement in which the Company sold approximately 265,000 shares of common stock. The following table summarizes all common and preferred stock warrant activity:

                                                           YEAR ENDED MAY 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Outstanding at beginning of year.........................  219,188    171,939
Warrants issued..........................................  270,800     47,249
Warrants exercised.......................................       --         --
                                                           -------    -------
Outstanding at end of year...............................  489,988    219,188
                                                           =======    =======

5. INCOME TAXES

     The Company had no provision for income taxes for the years ended May 31, 1999 and 2000 due to operating losses. The effective income tax rate varied from the federal statutory income tax rate as follows:

                                                               YEAR ENDED
                                                                MAY 31,
                                                              ------------
                                                              2000    1999
                                                              ----    ----
Statutory rate..............................................   34%     34%
State income taxes, net of federal income tax benefit.......    5       5
Change in deferred tax asset valuation allowance............  (39)    (39)
Tax credits carryforward....................................   --      --
                                                              ---     ---
Tax rate....................................................   --%     --%
                                                              ===     ===

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

5. INCOME TAXES (CONTINUED)
     Deferred tax assets/(liabilities) are as follows (in thousands):

                                                                MAY 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Cash to accrual basis adjustments........................  $   (45)   $   (67)
Accruals and reserves....................................       62          9
Depreciation.............................................       23         15
Amortization of intangibles..............................       57         62
Research and development credit carryforward.............       17         17
Deferred compensation....................................       31         13
Deferred revenue.........................................      149         13
Deferred rent............................................       15         --
Net operating loss carryforward..........................    3,160      1,434
                                                           -------    -------
Net deferred tax asset before valuation allowance........    3,469      1,496
Valuation allowance......................................   (3,469)    (1,496)
                                                           -------    -------
Net deferred tax asset...................................  $    --    $    --
                                                           =======    =======

     At May 31, 2000 and 1999, the Company had net operating loss carryforwards of approximately $8.1 million and $3.6 million, respectively. The timing and manner in which the operating loss carryforwards may be utilized in any year will be limited by the Company's ability to generate future earnings and certain provisions of the US tax code. Current net operating loss carryforwards will expire in the years 2011 through 2020. As the Company has not generated earnings in recent years and no assurance can be made of future earnings, a valuation allowance in the amount of the net deferred tax assets has been recorded. The change in the valuation allowance was $1,973,289 from May 31, 1999 to May 31, 2000.

6. COMMITMENTS AND CONTINGENCIES

     The Company's 70% owned subsidiary, Sky Fitness, has had claims against it relating to the Sky Fitness mark. The claims allege that the SkyCYCLE infringes a competitor's mark and that an employee of HT Medical Systems, Inc. violated a non-compete clause within his employment agreement. The Company believes these claims are without merit and would vigorously defend itself if these claims were to progress.

     From time to time, the Company is party to litigation incidental to its business. Management believes that the outcome of such lawsuits would not have a material adverse impact on the Company's financial statements.

CAPITAL AND OPERATING LEASES

     The Company has entered into a capital lease for the purchase of software. The interest rate is approximately 12% per annum.

     The Company leases space in Gaithersburg, Maryland. The Company also has several operating leases for telephone and computer equipment that expire during fiscal years 2000 through 2003. The Company incurred rental expense of $420,730 and $175,490 and for the years ended May 31, 2000 and 1999,

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) respectively. Aggregate future minimum lease payments under operating leases having terms in excess of one year as of May 31, 2000 are as follows (in thousands):

               YEAR ENDED MAY 31                  CAPITAL LEASE    OPERATING LEASES
               -----------------                  -------------    ----------------
2001............................................       $12              $  400
2002............................................        12                 401
2003............................................        12                 370
2004............................................        12                 377
2005............................................         6                 386
Thereafter......................................        --               1,637
                                                       ---              ------
                                                        54              $3,571
                                                                        ======
Portion representing interest...................        13
                                                       ---
                                                       $41
                                                       ===

7. RELATED PARTY TRANSACTIONS

     In fiscal year 1995, the Company loaned $4,000 to Biomedical Visualization International, L.L.C., ("BVI"), which is wholly owned by two of the Company's stockholders. The terms of the note called for interest to be accrued at a rate of 10% per annum with principal and interest payable on demand. On April 10, 2000, BVI filed for dissolution and repaid approximately $2,500 of its indebtedness. The Company wrote off the remaining balance.

     In April 1999, an executive officer loaned the Company $60,000 to meet the Company's immediate cash needs. The note was not discounted due to the short-term nature of the borrowing and the fact that the total discount amount was not material to the Company's financial position or statement of operations. The note was repaid on August 16, 1999.

     As described in Note 2, two of the Sky Fitness stockholders loaned Sky Fitness $35,000 in 1999.

8. TAX DEFERRED SAVINGS AND RETIREMENT PLAN

     The Company maintains a tax deferred savings and retirement plan (the "Plan") to provide retirement benefits to all of its eligible employees. Under the Plan, employees become eligible to participate after one year of employment. The participants may elect to contribute up to 15% of their gross earnings and the Company may make discretionary matching contributions annually to each participant's account. The participant contributions vest immediately. Rights to Company provided benefits under the Plan vest as follows: 20% after two years and 20% each year thereafter until fully vested at the end of six years. The Company made discretionary contributions to the Plan of $53,309 and $30,742, during fiscal years 2000 and 1999, respectively.

9. GOVERNMENT AUDITS

     Billings under cost-based government contracts are calculated using provisional rates that permit recovery of indirect costs. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audit will result in the negotiation and determination of the final indirect cost rates that the Company may use for the period(s) audited. The final rates, if different from the provisionals, may create an additional receivable or liability.

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

9. GOVERNMENT AUDITS (CONTINUED)
     As of May 31, 2000, the Company has not reached final settlements on indirect rates. The Company has negotiated provisional indirect rates for the years ended May 31, 2000 and 1999. The Company periodically reviews its cost estimates and experience rates, and any needed adjustments are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost-based contracts for the open years will not have a material effect on the Company's financial position or results of operations.

10. NET LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted net loss per common share (in thousands except share and per share information):

                                                         YEAR ENDED MAY 31,
                                                      ------------------------
                                                         2000          1999
                                                      ----------    ----------
Numerator:
  Net loss..........................................  $   (5,074)   $   (1,954)
  Less: Deemed dividends on preferred stock.........        (139)           --
                                                      ----------    ----------
Net loss attributable to common stockholders........      (5,213)       (1,954)
                                                      ----------    ----------
Denominator:
  Weighted-average shares outstanding...............   2,235,720     2,152,845
Basic and diluted net loss per common share.........  $    (2.13)   $    (0.91)
                                                      ==========    ==========

     The following equity instruments were not included in the diluted net loss per share calculation because their effect would be anti-dilutive:

                                                                MAY 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Investment agreement.....................................       --    164,160
Convertible note payable.................................  437,500         --
Series A preferred stock.................................  240,107         --
Series A preferred stock warrants........................  270,800         --
Stock options............................................  618,108    546,331
Common stock warrants....................................  219,188    219,188

11. MANAGEMENT'S PLANS AS TO CONTINUING AS A GOING CONCERN

     The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, the Company has suffered, and continues to incur, significant losses from operations and, as of May 31, 2000, the Company has a working capital deficiency of approximately $642,000. These factors could significantly limit the Company's ability to continue as a going concern. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     The Company's ability to continue as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain profitability. The Company is actively pursuing financing through a private placement of the Company's

                            HT MEDICAL SYSTEMS, INC.

                                  MAY 31, 2000

11. MANAGEMENT'S PLANS AS TO CONTINUING AS A GOING CONCERN (CONTINUED) preferred stock. There is no assurance that the Company will raise capital sufficient to enable the Company to continue its operations for the next twelve months.

     In the event the Company is unable to successfully raise capital or to generate revenues sufficient to cover operating expenses, it is unlikely that the Company will have sufficient cash flows and liquidity to satisfy its current liabilities or to finance its business operations as currently contemplated. The Company would then be required to radically reduce its operations, which would likely mean reducing general and administrative expenses and delaying software development projects and marketing campaigns until it is able to obtain sufficient financing to do so. In this event, the Company may also be required to seek protection under the United States Bankruptcy Code. The financial statements do not include any adjustments that might result from this uncertainty.

12. EVENTS SUBSEQUENT TO AUDITOR'S REPORT (UNAUDITED)

     On June 9, 2000, the Company entered into a non-binding letter of intent with Immersion Corporation under which Immersion proposes to acquire the Company. On that same date, HT Medical and Immersion entered into a promissory note agreement in which Immersion promised to loan the Company the principal sum of $2 million bearing interest at 15% per annum, with principal and interest to be repaid on March 9, 2001. The Company has received the $2 million under this promissory note.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                             IMMERSION CORPORATION,
                                HT MERGER, INC.,
                            HT MEDICAL SYSTEMS, INC.
                                      AND
                                  GREG MERRIL

                                 JULY 31, 2000

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 1.  DEFINITIONS.................................................   A-2
 2.  THE MERGER..................................................   A-5
     2.1   The Merger............................................   A-5
     2.2   Closing...............................................   A-5
     2.3   Effective Time........................................   A-6
     2.4   Effect of the Merger..................................   A-6
     2.5   Articles of Incorporation; Bylaws.....................   A-6
     2.6   Directors and Officers................................   A-6
     2.7   Further Action After the Effective Time...............   A-6
 3.  CONVERSION OF SHARES........................................   A-6
     3.1   Manner of Conversion..................................   A-6
     3.2   Exchange Ratio........................................   A-7
     3.3   Options, Warrants and Convertible Note................   A-8
     3.4   Escrowed Shares.......................................   A-8
     3.5   Exchange of Certificates..............................   A-8
     3.6   Stock Transfer Books..................................   A-9
 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-9
     4.1   Organization and Good Standing........................   A-9
     4.2   Subsidiaries; Ownership Interests.....................  A-10
     4.3   Authorization.........................................  A-10
     4.4   Capitalization; Warrants and Options..................  A-10
     4.5   No Breach or Violation................................  A-11
     4.6   Financial Statements; Absence of Liabilities..........  A-12
     4.7   Absence of Certain Changes............................  A-12
     4.8   Tax Matters...........................................  A-13
     4.9   Inventories, Products; Accounts; Etc..................  A-14
     4.10  Leased Facilities.....................................  A-15
     4.11  Tangible Personal Property............................  A-16
     4.12  Insurance.............................................  A-16
     4.13  Intellectual Property.................................  A-16
     4.14  Web Site Domains......................................  A-18
     4.15  Litigation............................................  A-18
     4.16  Contracts.............................................  A-18
     4.17  Compliance With Laws..................................  A-19
     4.18  Environmental Matters.................................  A-19
     4.19  Licenses and Permits..................................  A-20
     4.20  Employees, Agents and Consultants.....................  A-21
     4.21  Benefit Plans.........................................  A-21
     4.22  Acquisitions..........................................  A-22
     4.23  Certain Payments......................................  A-23
     4.24  Conflicts of Interest; Transactions with Subsidiary...  A-23
     4.25  Books and Records.....................................  A-23
     4.26  No Brokers or Finders Fees............................  A-24
     4.27  Suppliers and Customers...............................  A-24
     4.28  Bank and Financial Accounts...........................  A-24
     4.29  Powers of Attorney....................................  A-24

                                                                   PAGE
                                                                   ----
     4.30  Officers and Directors................................  A-24
     4.31  Pooling of Interests..................................  A-24
     4.32  Full Disclosure.......................................  A-24
     4.33  Securities Representation.............................  A-24
     REPRESENTATIONS AND WARRANTIES OF IMMERSION AND MERGER
 5.  SUB.........................................................  A-25
     5.1   Organization and Good Standing........................  A-25
     5.2   Authorization.........................................  A-25
     5.3   Capitalization........................................  A-25
     5.4   Immersion Common Stock................................  A-25
     5.5   No Breach or Violation................................  A-25
     5.6   No Prior Activities...................................  A-26
     5.7   No Brokers or Finders Fees............................  A-26
     5.8   SEC Filings...........................................  A-26
 6.  COVENANTS OF THE COMPANY....................................  A-26
     6.1   Conduct of Business by the Company Pending the
     Merger......................................................  A-26
     6.2   No Solicitation.......................................  A-28
     6.3   Special Stockholders' Meeting.........................  A-28
     6.4   Access to Information.................................  A-28
     6.5   Consents; Approvals...................................  A-29
     6.6   Notification of Certain Matters.......................  A-29
     6.7   Public Announcements..................................  A-29
     6.8   Tax Matters...........................................  A-30
     6.9   Pooling of Interests Accounting; Affiliate
     Agreements..................................................  A-31
     6.10  Transaction Costs.....................................  A-31
     6.11  Amendment of Scream Racing Agreement..................  A-31
     6.12  Medtronic Agreement...................................  A-31
     6.13  Best Efforts..........................................  A-31
 7.  COVENANTS OF IMMERSION......................................  A-31
     7.1   Stock Option Plan.....................................  A-31
     7.2   Notification..........................................  A-32
     7.3   Board Observer Rights.................................  A-32
     7.4   Registration of Immersion Common Stock; Securities
     Act.........................................................  A-32
     7.5   Employment Agreement..................................  A-32
     7.6   Transaction Costs.....................................  A-32
     7.7   Best Efforts..........................................  A-32
     7.8   Tax Matters...........................................  A-32
 8.  CONDITIONS TO OBLIGATION OF IMMERSION AND MERGER SUB........  A-33
     8.1   Stockholder Approval..................................  A-33
     8.2   Representations and Warranties of the Company.........  A-33
     8.3   Covenants of the Company..............................  A-33
     8.4   Delivery of Documents.................................  A-33
     8.5   Opinions of Counsel for the Company and
     Stockholders................................................  A-33
     8.6   Resignations..........................................  A-33
     8.7   Injunctions...........................................  A-33
     8.8   Pooling of Interests..................................  A-34
     8.9   Objecting Stockholders................................  A-34
     8.10  No Material Adverse Change............................  A-34
     8.11  Auditors' Opinion.....................................  A-34

                                                                   PAGE
                                                                   ----
     8.12  Certificates..........................................  A-34
     8.13  Approval of Documentation.............................  A-34
     8.14  Effectiveness of the S-4..............................  A-34
     8.15  Medtronic Agreement...................................  A-34
 9.  CONDITIONS TO OBLIGATION OF THE COMPANY.....................  A-34
     9.1   Stockholder Approval..................................  A-34
     9.2   Representations and Warranties of Immersion...........  A-34
     9.3   Covenants of Immersion................................  A-34
     9.4   Escrow Agreement......................................  A-34
     9.5   Opinion of Counsel for Immersion......................  A-34
     9.6   Injunction............................................  A-35
     9.7   Certificates..........................................  A-35
     9.8   Approval of Documentation.............................  A-35
     9.9   Registration of Shares of Immersion Common Stock......  A-35
10.  TERMINATION.................................................  A-35
     10.1  Termination Events....................................  A-35
     10.2  Effect of Termination.................................  A-35
11.  SURVIVAL; ESCROW; INDEMNIFICATION...........................  A-36
     11.1  Survival of Representations and Warranties; Rights not
     Affected by Knowledge.......................................  A-36
     11.2  Escrow................................................  A-36
     11.3  Indemnification.......................................  A-36
     11.4  Right to Defend; Certain Other Procedures.............  A-37
     11.5  Time Limitation; Waiver of Conditions.................  A-38
     11.6  Limitations on Amount of Indemnification; Exclusive
     Remedy......................................................  A-38
     11.7  Term..................................................  A-38
     11.8  Appointment of Representative.........................  A-39
     11.9  Replacement of Representative.........................  A-39
     11.10 Communications; Notices...............................  A-39
     11.11 Authority of Representative...........................  A-39
     11.12 Limitation on the Representative's Liability..........  A-40
     11.13 Costs and Expenses of the Representative..............  A-40
12.  MISCELLANEOUS...............................................  A-40
     12.1  Headings..............................................  A-40
     12.2  Governing Law.........................................  A-40
     12.3  Entire Agreement......................................  A-40
     12.4  Assignment............................................  A-40
     12.5  Binding Effect........................................  A-40
     12.6  Parties in Interest...................................  A-40
     12.7  Notices...............................................  A-40
     12.8  Counterparts..........................................  A-41
     12.9  Amendment and Waiver..................................  A-41
     12.10 Severable Provisions..................................  A-42
     12.11 Rules of Construction.................................  A-42
     12.12 Mediation.............................................  A-42
     12.13 Non-Exclusive Consent to Jurisdiction.................  A-42
     12.14 Waiver of Jury Trial..................................  A-42
     12.15 Enforcement...........................................  A-43
     12.16 Attorneys' Fees.......................................  A-43

LIST OF EXHIBITS
Exhibit A                  Voting Agreements
Exhibit B                  Indemnification and Joinder Agreement
Exhibit C                  Escrow Agreement
Exhibit D                  Affiliate Agreement
Exhibit E-1                Noncompetition Agreement (Employee and Stockholder Form)
Exhibit E-2                Noncompetition Agreement (Employee Form)
Exhibit F                  Employee Confidentiality and Inventions Agreement
Exhibit G                  Opinion of Duane, Morris & Heckscher LLP
Exhibit H                  Opinion of Heller Ehrman White & McAuliffe LLP
LIST OF SCHEDULES
Disclosure Schedule
Part 4.1                   Organization and Good Standing
Part 4.2                   Subsidiaries; Ownership Interests
Part 4.3                   Authorization
Part 4.4                   Capitalization; Warrants and Options
Part 4.5                   No Breach or Violation
Part 4.6                   Financial Statements; Absence of Liabilities
Part 4.7                   Absence of Certain Changes
Part 4.8                   Tax Matters
Part 4.9                   Inventories, Products, Accounts, Etc.
Part 4.10                  Leased Facilities
Part 4.12                  Insurance
Part 4.13                  Intellectual Property
Part 4.14                  Web Site Domains
Part 4.15                  Litigation
Part 4.16                  Contracts
Part 4.19                  Licenses and Permits
Part 4.20                  Employees, Agents and Consultants
Part 4.21                  Benefit Plans
Part 4.22                  Acquisitions
Part 4.24                  Conflicts of Interest
Part 4.27                  Suppliers and Customers
Part 4.28                  Bank and Financial Accounts
Part 4.30                  Officers and Directors
Schedule 6.12              Amendment to Medtronic Agreement
Schedule 8.5               Stockholder to Provide Opinions of Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 31, 2000, by and among Immersion Corporation, a Delaware corporation ("Immersion"), HT Merger, Inc., a Maryland corporation and a wholly owned subsidiary of Immersion ("Merger Sub"), HT Medical Systems, Inc., a Maryland corporation (the "Company"), and Greg Merril as representative of the stockholders of the Company (the "Representative") with reference to the following facts:

     A. The Boards of Directors of Immersion, Merger Sub and the Company have each determined that it is advisable and in their best interests and the best interests of their stockholders for Immersion to acquire the Company upon the terms and subject to the conditions provided in this Agreement.

     B. The Boards of Directors of Immersion, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the Maryland General Corporation Law (the "MGCL") and upon the terms and subject to the conditions provided in this Agreement.

     C. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") for federal income tax purposes, and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368 of the Code.

     D. It is intended that the Merger be accounted for as a pooling of interests for financial reporting purposes.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Immersion's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements, in each case in substantially the form attached hereto as Exhibit A (the "Voting Agreements").

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Immersion's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into an Indemnification and Joinder Agreement in substantially the form attached hereto as Exhibit B (the "Indemnification and Joinder Agreement").

     ACCORDINGLY, in consideration of the foregoing and the following representations, warranties, covenants and agreements, and intending to be legally bound hereby, the parties agree as follows:

 1. Definitions

     Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings specified or referred to for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

     "Acquisition Agreements" -- as defined in Section 4.22.

     "Acquisition Proposal" -- as defined in Section 6.2.

     "Affiliate Agreement" -- as defined in Section 6.9.

     "Agreement" -- as defined in the preamble.

     "Articles of Merger" -- as defined in Section 2.3.

     "Average Closing Price" -- means the average closing price of Immersion Common Stock quoted on the Nasdaq National Market for the 10 business days ending two days before the date of this Agreement.

     "Balance Sheet" -- as defined in Section 4.6.

     "Balance Sheet Date" -- as defined in Section 4.6.

     "Best Efforts" -- means commercially reasonable best efforts.

     "Claim" -- as defined in Section 11.4(a).

     "Closing" -- as defined in Section 2.2.

     "Closing Date" -- the date and time that the Closing takes place.

     "Code" -- means the Internal Revenue Code of 1986, as amended.

     "Company" -- as defined in the preamble.

     "Company Common Stock" -- means the Common Stock, par value $0.01 per share, of the Company.

     "Company Indemnitors" -- as defined in Section 11.2.

     "Company IP Rights" -- as defined in Section 4.13.

     "Company Preferred Stock" -- means the Series A Preferred Stock, par value $0.01 per share, of the Company.

     "Contracts" -- as defined in Section 4.16.

     "Convertible Note" -- means the Convertible Note dated March 3, 2000 in the principal amount of $3,500,000 made by the Company payable to the order of Medtronic.

     "Damages" -- as defined in Section 11.3.

     "Department" -- means the Maryland Department of Assessments and Taxation.

     "Disclosure Schedule" -- means the Disclosure Schedule referred to in
Section 4, which is signed and delivered to Immersion by the Company concurrently with this Agreement.

     "Effective Time" -- as defined in Section 2.3.

     "Environmental Law" -- as defined in Section 4.18.

     "ERISA" -- as defined in Section 4.21.

     "Escrow Agent" -- as defined in Section 3.4.

     "Escrow Agreement" -- as defined in Section 3.4.

     "Escrowed Shares" -- as defined in Section 3.4.

     "Escrow Fund" -- as defined in Section 11.2.

     "Exchange Act" -- means the Securities Exchange Act of 1934, as amended.

     "Exchange Ratio" -- as defined in Section 3.2.

     "Financial Statements" -- as defined in Section 4.6.

     "GAAP" -- Generally accepted accounting principles.

     "Hazardous Material" -- as defined in Section 4.18.

     "Immersion" -- as defined in the preamble.

     "Immersion Common Stock" -- means the Common Stock, par value $0.001 per share, of Immersion.

     "Immersion Indemnitees" -- as defined in Section 11.3.

     "Immersion SEC Reports" -- as defined in Section 5.8.

     "Indemnification and Joinder Agreement" -- as defined in Recital F.

     "Insurance Policies" -- as defined in Section 3.12.

     "Intellectual Property" -- as defined in Section 4.13.

     "IRS" -- means the Internal Revenue Service.

     "Knowledge of the Company" and similar terms evidencing awareness on the part of the Company means the actual knowledge of any officer of the Company or what such officer should have known after conducting a reasonable investigation.

     "Medtronic" -- means Medtronic, Inc., a Minnesota corporation.

     "Medtronic Agreement" -- means the Investment Agreement dated August 10, 1999 between the Company and Medtronic, as amended by the Amendment to Investment Agreement dated March 3, 2000 between the same parties.

     "Medtronic Option" -- means the option granted by the Company to Medtronic in the Medtronic Agreement to purchase 250,000 shares of Preferred Stock.

     "Merger" -- as defined in Recital B.

     "Merger Consideration" -- as defined in Section 3.1(e).

     "Merger Sub" -- as defined in the preamble.

     "MGCL" -- as defined in Recital B.

     "Objecting Stockholder" -- as defined in Section 3.1.

     "Option Plans" -- as defined in Section 4.4.

     "Ordinary Course of Business" -- an action taken by the Company will be deemed to have been taken in the "Ordinary Course of Business" if but only if:

          (a) the action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company;

          (b) the action is not required to be authorized by the board of directors of the Company or by any Person or group of Persons exercising similar authority; and

          (c) the action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or by any Person or group of Persons exercising similar authority, in the ordinary course of the normal day-to-day operations of other entities that are in the same line of business as the Company.

     "Organizational Documents" -- means (a) the articles or certificate of incorporation or association and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of association or certificate of formation and the bylaws or the limited liability company or operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity; and (f) any amendment to any of the foregoing.

     "Permits" -- as defined in Section 4.19.

     "Person" -- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, the executors, administrators or other legal representative of an individual in such capacity, unincorporated association, joint venture, a government or any agency or department of any government or other entity.

     "Plans" -- as defined in Section 4.21.

     "Real Property" -- as defined in Section 4.18.

     "Replacement Option" -- as defined in Section 3.3.

     "Replacement Warrant" -- as defined in Section 3.3.

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

     "Representative" -- as defined in the preamble.

     "S-4" -- as defined in Section 7.4.

     "SEC" -- means the United States Securities and Exchange Commission.

     "Securities" -- means all of the outstanding Company Common Stock, Company Preferred Stock, Stock Options, the Medtronic Option and Warrants.

     "Securities Act" -- means the Securities Act of 1933, as amended.

     "Stock Options" -- as defined in Section 4.4.

     "Subsidiary" -- as to any Person, an entity, such as a corporation, partnership, firm, limited liability company, association, business organization, enterprise or other entity, in which such Person holds directly or indirectly (through one or more other Subsidiaries) securities or other interests conferring the power to elect a majority of the board of directors or similar governing body, or otherwise conferring the power to direct the business and policies of such entity.

     "Surviving Corporation" -- as defined in Section 2.1.

     "Tax Agency" -- means any governmental agency dealing with the administration or the collection of Taxes.

     "Tax Return" -- means any return, estimate, information statement, or report relating to any and all Taxes, including any amendments of any previously filed return filed or required to be filed with any Tax Agency.

     "Tax" -- means (a) any United States, foreign, federal, state, and local taxes, assessments, duties and other similar governmental charges and impositions, including all customs duties, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding (whether as a withholding agent or direct obligee), payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

     "Transaction Costs" -- means the fees, expenses and disbursements of a party and its agents, representatives, accountants and counsel incurred by or on behalf of the party in connection with the subject matter of this Agreement and any amendment.

     "Transaction Documents" -- means the Indemnification and Joinder Agreement and the Escrow Agreement.

     "Voting Agreements" -- as defined in Recital E.

     "Warrants" -- as defined in Section 4.4.

 2. The Merger

     2.1 The Merger. At the Effective Time (as defined in Section 2.3), and subject to and upon the terms and conditions of this Agreement and applicable provisions of the MGCL, (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall cease; and
(iii) the Company shall be the surviving corporation (the "Surviving Corporation").

     2.2 Closing. The delivery of the certificates, agreements, opinions and other documents and instruments referred to in Sections 8 and 9 (the "Closing") shall take place at the offices of Duane Morris & Heckscher LLP, One Liberty Place, Philadelphia, Pennsylvania, at 10:00 a.m., local time, on September 25, 2000, or such later date as all of the conditions in Sections 8 and 9 are satisfied or as Immersion and the Company shall agree. Subject to Section 10, the failure to complete the Closing on the

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

date and at the time and place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2.3 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department, in the forms required by, and executed in accordance with, the applicable provisions of the MGCL (the time that the Articles of Merger are accepted for filing by the Department being the "Effective Time").

     2.4 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.5 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately before the Effective Time (except that the corporate name shall be changed to HT Medical Systems, Inc.), shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with the MGCL and such Articles of Incorporation and Bylaws.

     2.6 Directors and Officers. The directors and officers of Merger Sub immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

     2.7 Further Action After the Effective Time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately before the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

 3. Conversion of Shares

     3.1 Manner of Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, the Company Common Stock and Company Preferred Stock shall be converted into Immersion Common Stock and the capital stock of Merger Sub will be converted into Company Common Stock in the following manner:

          (a) Conversion of Company Stock. Each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding immediately before the Effective Time (other than any shares to be cancelled pursuant to Section 3.1(c)) shall be automatically converted into the right to receive that fraction of a share of Immersion Common Stock equal to the Exchange Ratio, subject, however to adjustment as provided in
     Section 3.1(e).

          (b) Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation that shall constitute all of the issued and outstanding shares of the Surviving Corporation immediately after the Effective Time.

          (c) Cancellation. Each share of Company Common Stock held by the Company or owned by any direct or indirect wholly owned Subsidiary of the Company, immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, without payment of any consideration therefor.

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

          (d) Cash in Lieu of Fractional Shares. No fraction of a share of Immersion Common Stock will be issued in the Merger. Instead, each holder of shares of Company Common Stock and Company Preferred Stock who would otherwise be entitled to a fraction of a share of Immersion Common Stock (after aggregating all fractional shares of Immersion Common Stock to be received by such holder) shall receive from the Company an amount of cash (without interest) equal to the value (rounded down to the nearest whole cent) of such fraction based on the Average Closing Price.

          (e) Adjustment of Merger Consideration. Notwithstanding the provision of this Section 3.1, the total number of shares of Immersion Common Stock into which shares of Company Common Stock and Company Preferred Stock are converted in the Merger (the "Merger Consideration") will be (i) the total number of shares of Immersion Common Stock into which shares of Company Common Stock and Company Preferred Stock would be converted in the Merger determined pursuant to this Section 3.1 without regard to this subsection
     (e), less (ii) the number of shares that would have a value, based on the Average Closing Price, equal to the amount, if any, by which the Transaction Costs paid or incurred by the Company exceed $240,000. The number of shares of Immersion Common Stock to be received by each holder of Company Common Stock or Company Preferred Stock will be the same percentage of the number of shares of Immersion Common Stock that would be received by each holder of Company Common Stock or Company Preferred Stock determined pursuant to this Section 3.1 without regard to this subsection (e).

          (f) Objecting Stockholders. Notwithstanding any provision of this Agreement relating to conversion of Company Common Stock and Company Preferred Stock, exchange of stock certificates or rights by holders of Company Common Stock or Company Preferred Stock, Shares of Company Common Stock and Company Preferred Stock outstanding immediately before the Effective Time whose holder (an "Objecting Stockholder") has objected to the Merger, voted against the Merger and demanded payment for such shares in accordance with Title 3, Subtitle 2 of the MGCL, shall not be converted into the right to receive Immersion Common Stock and cash in lieu of fractional shares, unless the Objecting Stockholder fails to perfect, effectively withdraws or loses his or her right to demand payment under the MGCL. If any such Objecting Stockholder fails to perfect, effectively withdraws or loses his or her right to demand payment under the MGCL, his or her shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive Immersion Common Stock. After the Effective Time and before any such failure to perfect, withdrawal or loss of rights, the Objecting Stockholder shall have no rights as to his or her shares other than those provided in Title 3, Subtitle 2 of the MGCL. The Company shall give Immersion prompt notice of any demands received by the Company for payment for shares by an Objecting Stockholder, and Immersion shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Immersion, make any payment with respect to, or settle or offer to settle, any such demands. Any payments relating to Objecting Stockholders shall be made solely by the Surviving Corporation and no funds or other property will be provided by Merger Sub, Immersion or any of Immersion's other direct or indirect Subsidiaries.

     3.2 Exchange Ratio. The "Exchange Ratio" is a fraction, the numerator of which is 1,998,433 shares and the denominator of which is (i) the number of shares of Company Common Stock and Company Preferred Stock outstanding immediately before the Effective Time, plus (ii) the number of shares of Company Common Stock subject to outstanding Stock Options that are vested or exercisable immediately before the Effective Time, plus (iii) the number of shares of Company Common Stock and Company Preferred Stock subject to the Warrants outstanding immediately before the Effective Time, plus (iv) the number of shares of Company Preferred Stock into which the Convertible Note is convertible, to the extent that it has not been converted at the Effective Time, plus (v) the number of shares of Company Preferred Stock subject to the Medtronic Option immediately before the Effective Time.

     3.3  Options, Warrants and Convertible Note

     (a) Stock Options and Warrants. At the Effective Time, Immersion shall assume each outstanding Stock Option and Warrant, whether or not exercisable at the Effective Time, and exchange each Stock Option for an option (a "Replacement Option") and each Warrant for a warrant (a "Replacement Warrant"), in each case to purchase that number of shares of Immersion Common Stock determined by multiplying the number of shares subject to the Stock Option or Warrant, as the case may be, by the Exchange Ratio, exercisable at a price per share equal to the exercise price per share of the Stock Option or Warrant, as the case may be, divided by the Exchange Ratio. Each Replacement Option and each Replacement Warrant shall otherwise be exercisable on the same terms and conditions as the Stock Option or Warrant that it replaced was exercisable at the Effective Time.

     (b) Convertible Note and Medtronic Option. After the Effective Time, the Convertible Note and the Medtronic Option shall be convertible and exercisable, respectively, on the same terms and conditions as at the Effective Time for that number of shares of Immersion Common Stock determined by multiplying the number of shares subject to the Convertible Note or Medtronic Option, as the case may be, by the Exchange Ratio, exercisable at a price per share equal to the conversion or exercise price per share of the Convertible Note or Medtronic Option, as the case may be, divided by the Exchange Ratio.

     3.4 Escrowed Shares. At the Effective Time, Immersion shall deliver certificates representing ten percent of the shares (the "Escrowed Shares") comprising the Merger Consideration to U.S. Trust Company, NA (the "Escrow Agent") for deposit with the Escrow Agent to secure the obligations of the Company Indemnitors under the Indemnification and Joinder Agreement and to be held and disbursed in accordance with the terms and conditions of an escrow agreement to be dated the Closing Date (the "Escrow Agreement") among Immersion, the Company, the Representative and the Escrow Agent in substantially the form attached at Exhibit C. The Escrowed Shares shall be contributed to the escrow pro rata based on the number of shares of Immersion Common Stock that each holder of Company Common Stock and Company Preferred Stock would have been entitled to receive but for the creation of such escrow. The adoption of this Agreement and the approval of the Merger by the Company's stockholders shall constitute the stockholders' approval of the Escrow Agreement and of all the arrangements relating thereto, including the appointment of the Representative.

     3.5  Exchange of Certificates.

     (a) Exchange Procedures. After the Effective Time, each holder of a certificate or certificates which represented shares of Company Common Stock or Company Preferred Stock immediately before the Effective Time shall, upon surrender of such certificate(s) accompanied by a properly completed letter of transmittal in the form provided by Immersion, and such other customary documents as may be required pursuant to the letter of transmittal, to an exchange agent selected by Immersion, be entitled to receive in exchange therefor a certificate evidencing that number of shares of Immersion Common Stock, less the shares being escrowed, plus any cash in lieu of fractional shares determined in accordance with this Section 3. Until properly surrendered, each outstanding certificate that, before the Effective Time, represented shares of Company Common Stock or Company Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, subject to Sections 3.1(f) and 3.5(b), to evidence the right to receive that number of shares of Immersion Common Stock and that such holder is entitled to receive in the Merger, less the shares being escrowed, plus any cash in lieu of fractional shares. Shares of Immersion Common Stock issued in the Merger shall be issued as of and deemed to be outstanding as of the Effective Time.

     (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to the Immersion Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered certificates representing Company Common Stock or Company Preferred Stock until such holders properly surrender such certificates. Upon a holder's surrender of any such certificates representing Company Common Stock or Company Preferred Stock (along with properly completed letters of transmittal and such other customary documents as may be required in accordance with Section 3.5(a)), there shall be paid to that holder, promptly after such

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

surrender, the amount of dividends or other distributions, excluding interest thereon, declared with a record date after the Effective Time and not paid because of the failure to properly surrender the certificates representing Company Common Stock or Company Preferred Stock for exchange.

     (c) No Liability. Neither Immersion, Merger Sub nor the Company shall be liable to any holder of Company Common Stock or Company Preferred Stock immediately before the Merger for any shares of Immersion Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) Withholding Rights. Immersion shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock immediately prior to the Merger such number of shares of Immersion Common Stock valued at the Average Closing Price as shall equal the amounts Immersion is required to deduct and withhold with respect to such Merger Consideration under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Immersion, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made.

     (e) Lost, Stolen or Destroyed Certificates. In the event any certificate representing Company Common Stock or Company Preferred Stock shall have been lost, stolen or destroyed, Immersion shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such number of shares of Immersion Common Stock that such holder is entitled to receive in the Merger, less the shares being escrowed, plus any cash in lieu of fractional shares all in accordance with this Section 3; provided, however, that Immersion may, in its sole discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed certificates to indemnify Immersion against any claim that may be made against Immersion with respect to the certificates alleged to have been lost, stolen or destroyed.

     3.6 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company.

 4. Representations and Warranties of the Company

     Except as the Disclosure Schedule, delivered by the Company and acknowledged by Immersion at least 24 hours prior to the execution of this Agreement, specifically qualifies any of the following representations and warranties (in which case the specified representation and warranty, but no other representation or warranty, will be deemed made subject to such qualification), the Company hereby represents and warrants to Immersion and Merger Sub that:

     4.1  Organization and Good Standing.

     (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to own, operate and lease its properties, to carry on its business as that business is being conducted. The Company has full power and authority to perform all its obligations under the Contracts. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or to be conducted or the assets owned or leased or to be owned or leased by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations, operations or prospects of the Company. Part 4.1 of the Disclosure Schedule lists each jurisdiction in which the Company is or has filed to be qualified to conduct business and jurisdictions in which the Company pays income, sales or other taxes.

     (b) The Company's Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to own, operate and lease its properties, to carry on its business as that business is being conducted. The Company's Subsidiary has full power and authority to perform all its obligations under the Contracts. The Company's Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or to be conducted or the assets owned or leased or to be owned or leased by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations, operations or prospects of the Company or its Subsidiary.
Part 4.1 of the Disclosure Schedule lists each jurisdiction in which the Company's Subsidiary is or has filed to be qualified to conduct business and jurisdictions in which the Company's Subsidiary pays income, sales or other taxes.

     4.2 Subsidiaries; Ownership Interests. Except as set forth on Part 4.2 of the Disclosure Schedule, the Company does not have any Subsidiaries. The Company does not own or have any right or obligation to acquire directly or indirectly, any shares, capital stock, securities, memberships or other interests having voting or other rights to affect the business and policies of, or ownership interests in, any Person.

     4.3 Authorization. The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for approval of the Merger and adoption of the Agreement by the stockholders of the Company, no other corporate or other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. Except as identified in Part 4.3 of the Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or to preserve the benefits and rights that the Company has now or will have at the Effective Time.

     4.4  Capitalization; Warrants and Options.

     (a) The authorized capital stock of the Company consists of (i) 6,000,000 shares of Company Common Stock, of which 2,264,508 shares are issued and outstanding; and (ii) 1,500,000 shares of Company Preferred Stock, an unspecified amount being designated Series A Preferred Stock of which 240,107 shares are issued and outstanding. There are, and at the Effective Time there will be, no other shares of capital stock of the Company outstanding, except for shares of Company Common Stock or Company Preferred Stock issued on the exercise of currently outstanding Stock Options, Warrants or the Medtronic Option or on the conversion of the Convertible Note, all as described in Section 4.4(b), after the date of this Agreement. There is no other class or type of shares, capital stock or equity interests of or in the Company authorized for issuance or outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights.

     (b) The Company has reserved capital stock for issuance on the exercise and conversion of Stock Option, Warrants, the Convertible Note, the Medtronic Option and the Company Preferred Stock as follows:

          (i) 600,000 shares of Company Common Stock reserved for issuance on the exercise of options (the "Stock Options") granted and to be granted to employees, directors, consultants and service providers under the Company's 1998 Stock Option Plan, of which options to purchase 341,058 shares are outstanding and 600,000 shares of Company Common Stock reserved for issuance's on the exercise of Stock Options granted under the Company's 1995B Employee Stock Option Plan (collectively with the 1998 Stock Option Plan, the "Option Plans"), of which options to purchase 274,050 shares are outstanding;

          (ii) 107,246 shares of Company Common Stock and 20,800 shares of Company Preferred Stock for issuance on the exercise of outstanding warrants (the "Warrants");

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

          (iii) 437,500 shares of Company Preferred Stock for issuance on the conversion of the Convertible Note;

          (iv) 250,000 shares of Company Preferred Stock for issuance on the exercise of the Medtronic Option;

          (v) 240,107 shares of Company Common Stock for issuance on the conversion of 240,107 outstanding shares of Company Preferred Stock; and

          (vi) 708,300 shares of Company Common Stock for issuance on the conversion of the Company Preferred Stock issuable on the exercise of outstanding Warrants to purchase Company Preferred Stock, the conversion of the Convertible Note and the exercise of the Medtronic Option.

Part 4.4 of the Disclosure Schedule contains a true and complete list as to each outstanding Stock Option and Warrant of the name of each holder of the Stock Option or Warrant, the number of shares subject to the Stock Option or Warrant, the exercise price per share, the number and class of shares as to which the Stock Option or Warrant is now exercisable and the times when and amounts as to which the Stock Option or Warrant will become exercisable.

     (c) Except as set forth in this Section 4.4, there are no outstanding options, warrants, rights, agreements, convertible securities or other commitments (contingent or otherwise) pursuant to which the Company is or may become obligated to issue or sell any shares of capital stock, equity interest or other securities. Each outstanding Stock Option and Warrant, the Convertible Note and the Medtronic Option has been duly authorized by the Company's Board of Directors, and the Option Plan has been duly approved and adopted by the Board of Directors and stockholders of the Company. None of the outstanding Securities was issued in violation of the Securities Act or the securities laws of any other jurisdiction.

     (d) The Company's Subsidiary's authorized capital stock consists of 1,000,000 shares of common stock, of which 423,150 shares are issued and outstanding. The Company holds 294,000 shares of its Subsidiary's capital stock, which constitutes 70% of the Company's Subsidiary's issued and outstanding stock. All of the outstanding shares of the Company's Subsidiary are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. The Company owns its shares in the Subsidiary free and clear of any liens, charges, security interests, claims, pledges, options, warrants, rights, calls, commitments, equities, demands, proxies, voting agreements, restrictions on transfer and other encumbrances (other than any restrictions under the Securities Act and applicable state securities laws and regulations). Part 4.4(d) of the Disclosure Schedule is a true and complete list of all of holders of capital stock or other equity interests in the Company's Subsidiary, including the number of shares or interests held by each such holder.

     (e) Except as set forth in this Section 4.4, there are no outstanding options, warrants, rights, agreements, convertible securities or other commitments (contingent or otherwise) pursuant to which the Company's Subsidiary is or may become obligated to issue or sell any shares of capital stock, equity interest or other securities or to which the Company is or may become obligated to purchase or sell any shares of its Subsidiary's capital stock, equity interest or other securities.

     4.5 No Breach or Violation. None of the execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby will: (i) violate or conflict with any provision of the Company's or its Subsidiary's Organizational Documents; (ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, or create any rights of termination, cancellation or acceleration in any Person, require the consent or approval of any third Person, or in the absence of the consent of any third Person to the change of ownership and control of the Company contemplated by this Agreement, result in the loss of any rights or benefits either automatically or at the election of any Person or result in the creation of any lien or encumbrance upon any of the Securities or any of the assets of the Company pursuant to the terms or any material contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which the Company or its Subsidiary is a party or by which it or any of the Securities, or any of the assets of the

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Company or its Subsidiary is bound; (iii) violate any judgment, order, Permit, injunction, writ, decree or award of any court or any regulatory or governmental authority against or binding upon the Company or its Subsidiary, any of their assets or any of the Securities; or (iv) assuming that all filings, permits, authorizations, consents, and approvals have been duly made or obtained pursuant to the legal requirements identified in Part 4.5 of the Disclosure Schedule, constitute a violation by the Company or its Subsidiary of, or either automatically or at the election of any Person result in the loss of any rights or benefits under, any statute, law, rule, ordinance or regulation of any regulatory or governmental authority.

     4.6  Financial Statements; Absence of Liabilities.

     (a) The Company has attached to the Disclosure Schedule the Company's audited balance sheets at May 31, 1997, 1998 and 1999, and its related audited statements of operations, shareholders' equity and cash flows for the each of the three years ended May 31, 1997, 1998 and 1999, accompanied by opinions of Ernst & Young LLP for 1999 and 1998 and Aronson, Fetridge & Weigle for 1997, the Company's independent accounting firms, its unaudited balance sheet at May 31, 2000, and its related unaudited statements of operations, shareholders' equity and cash flows for the year ended May 31, 2000, and its unaudited balance sheets at June 30, 1999 and June 30, 2000 and its related unaudited statements of operations, shareholders' equity and cash flows for the one month ended June 30, 1999 and June 30, 2000 (all of which are the "Financial Statements" and the balance sheet at June 30, 2000 is the "Balance Sheet"). The Financial Statements
(i) have been prepared from the books and records of the Company in accordance with GAAP applied on a basis consistent with prior periods, and (ii) fairly present the consolidated results of operations, cash flows and financial condition of the Company as of and for the dates and periods indicated. The Company has and at the Effective Time will have no liabilities or obligations, whether contingent or absolute, direct or indirect, matured or unmatured, asserted or unasserted, known or unknown, which are not shown or provided for on its Balance Sheet or the notes thereto, except for those liabilities and obligations which have arisen or will arise in the Ordinary Course of Business since June 30, 2000 (the "Balance Sheet Date") and which are not individually or in the aggregate material in amount. There is no basis for the assertion of any such liabilities or obligations. Except as set forth in Part 4.6(a) of the Disclosure Schedule, the Company does not have and at the Effective Time will not have any indebtedness for borrowed money to any bank, financial institution or other Person for any money loaned or advanced, letters of credit issued, assets purchased or leased under leases required by GAAP to be capitalized, or any forbearance, whether or not represented by notes, credit agreements or other instruments. The Company does not have and at the Effective Time will not have any liability or obligation, whether or not required by GAAP to be reflected on the Balance Sheet, as a guarantor or surety of any obligation of any Person or as a co-maker or co-signer of any note or other instrument.

     (b) The Company's Subsidiary is inactive and has not engaged in any business activity since April 2000. The Company's Subsidiary has never prepared financial statements. Part 4.6(b) of the Disclosure Schedule includes a true and compete list of all of the Company's Subsidiary's tangible assets and its Intellectual Property. The Company's Subsidiary has and at the Effective Time will have no liabilities or obligations, whether contingent or absolute, direct or indirect, matured or unmatured, asserted or unasserted, known or unknown except for liabilities and obligations which are not individually or in the aggregate material in amount to the Subsidiary. There is no basis for the assertion of any such liabilities or obligations. Except as set forth in Part 4.6(b) of the Disclosure Schedule, the Company's Subsidiary does not have and at the Effective Time will not have any indebtedness for borrowed money to any bank, financial institution or other Person for any money loaned or advanced, letters of credit issued, assets purchased or leased under leases required by GAAP to be capitalized, or any forbearance, whether or not represented by notes, credit agreements or other instruments. The Company's Subsidiary does not have and at the Effective Time will not have any liability or obligation as a guarantor or surety of any obligation of any Person or as a co-maker or co-signer of any note or other instrument.

     4.7 Absence of Certain Changes. Since the Balance Sheet Date: (i) there has not been any change in the condition (financial or otherwise), net worth, assets, liabilities, business, properties or results of operations of the Company or its Subsidiary (other than changes made or incurred in the Ordinary Course

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of Business which are not material and adverse, either individually or in the aggregate); and (ii) neither the Company nor its Subsidiary has (A) incurred any obligation or liability or entered into, and the Company, its Subsidiary, their assets or any Securities have not become bound by, any agreement, contract, lease or license or series of related agreements, contracts, leases and licenses (except for this Agreement) other than in the Ordinary Course of Business and involving obligations and liabilities not in excess of $10,000 individually or $25,000 in the aggregate; (B) discharged or satisfied any material lien or other encumbrance, paid any material liability or obligation whether fixed or contingent (except in the Ordinary Course of Business or as required by the terms hereof) or accelerated, terminated, modified or canceled any agreement, contract, lease or license; (C) mortgaged, pledged or subjected to any lien or other encumbrance any of its assets; (D) sold, assigned, transferred, leased or otherwise disposed of or agreed to dispose of any of its assets (except for sales of inventories in the Ordinary Course of Business); (E) waived or released any material rights; (F) made any capital expenditure or improvement in excess of $10,000 individually, or $25,000 in the aggregate, or entered into any commitment therefor; (G) suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets or business; (H) except as set forth on Part 4.7 of the Disclosure Schedule paid or agreed to pay any bonuses or make or agree to make any increase in the rate of wages, salaries, or other remuneration of any of its directors, officers or employees; (I) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any of its directors, officers or employees, whether past or present; or (J) declared or paid any dividends or made any distributions, either in cash or in kind, repurchased any of its Securities or other equity interests or made any other payment to or on behalf of any direct or indirect owner of Securities.

     4.8  Tax Matters.

     (a) The Company and its Subsidiary have filed all income Tax Returns required to be filed by either or both of them in a timely manner and have paid all Taxes shown to be due on such returns, and all such Tax Returns are accurate and correct in all respects. No action or proceeding for the assessment or collection of any Taxes is pending against the Company or its Subsidiary, and no notice of any claim for Taxes, whether pending or threatened, has been received; no deficiency, assessment or other claim for Taxes has been asserted or made against the Company or its Subsidiary that has not been fully paid or finally settled; and no issue has been raised by any Tax Agency in connection with an audit or examination. None of the Tax Returns of the Company or its Subsidiary for any period (i) are being audited or examined by any taxing authority, or
(ii) have been in any stage of the audit or examination process of any taxing authority at any time after May 31, 1994. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of the Company or its Subsidiary for any period.

     (b) All Taxes that the Company or its Subsidiary has been required to collect or to withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

     (c) Neither the Company nor its Subsidiary is or has ever been a party to any Tax allocation or sharing agreement, except for lease agreements under which the Company or its Subsidiary, as lessee, is responsible for Taxes, or has granted any outstanding power of attorney regarding Taxes.

     (d) None of the assets of the Company or its Subsidiary constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither the Company nor its Subsidiary is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long term contract" within the meaning of Section 460 of the Code.

     (e) Neither the Company nor its Subsidiary is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company or its Subsidiary is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

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     (f) Neither the Company nor its Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

     (g) There are no accounting method changes of the Company or its Subsidiary that could give rise to an adjustment under Section 481 of the Code for periods after the Effective Time.

     (h) Neither the Company nor its Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of another Person (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law),
(ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

     (i) Neither the Company nor its Subsidiary (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or has any knowledge that the IRS has proposed in writing any such adjustment or change in accounting method with respect to the Company and its Subsidiary; or (ii) has any application pending with the IRS or any other Tax Agency requesting permission for any change in accounting method.

     (j) Neither the Company nor its Subsidiary has any income reportable for a period ending after the Effective Time but attributable to a shipment, sale or other disposition (including an installment sale) of any property, or to the performance of services, occurring in a period ending on or prior to the Effective Time and resulting in a deferred reporting of income from such transaction.

     (k) Part 4.8 of the Disclosure Schedule contains a complete and accurate list of all Tax Returns filed with respect to the Company or its Subsidiary for taxable periods ending on or after May 31, 1994, indicates for which jurisdictions Tax Returns have been filed on the basis of a consolidated or unitary group, indicates, for each of the Company and its Subsidiary, the most recent Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed, and indicates all Tax Returns that currently are the subject of audit.

     (l) Neither the Company nor its Subsidiary is, or has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     (m) Neither the Company nor its Subsidiary is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     4.9  Inventories, Products; Accounts; Etc.

     (a) Except for defective, damaged, slow moving or obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Balance Sheet, all inventories of the Company (including raw materials and supplies, manufactured and purchased parts, goods in process and finished goods) reflected on the Balance Sheet consist of items of a quality and quantity that are fit, usable and salable in the Ordinary Course of Business. All such inventories not written off have been priced at the lower of cost or net realizable value on a standard cost basis. Items of inventory now on hand that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase and none of such items are defective, damaged, slow moving, obsolete or of below-standard quality. All items of inventory reflected on the Balance Sheet or acquired after the Balance Sheet Date, except those that have been sold in the Ordinary Course of Business, are owned by the Company. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

     (b) All products designed, developed, manufactured, produced, marketed, serviced, sold or delivered by the Company and its Subsidiary have been in conformity with all laws, rules and regulations, all contractual commitments, and all express and implied warranties, applicable to such products. Except as set forth in Part 4.9(b) of the Disclosure Schedule, no liability (whether accrued, contingent or otherwise) exists for the replacement of any such products or for other losses, damages or obligations in connection with the design, development, manufacture, production, marketing, service, sale or delivery of such products; and the amounts set up as reserves for any such liabilities on the Company Financial Statements

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are sufficient for the payment of the liabilities listed Part 4.9(b) of the
Disclosure Schedule. No such products are subject to any guaranty or warranty other than the Company's standard terms and conditions of sale (true and complete copies of which have been provided to Immersion).

     (c) Part 4.9(c) of the Disclosure Schedule contains a complete and accurate list of the Company's and its Subsidiary's accounts receivable as at the Balance Sheet Date, together with an accurate aging thereof. Said accounts receivable and all accounts receivable which have arisen since the Balance Sheet Date (i) are valid and enforceable claims for the sales and services which give rise to such accounts, and (ii) are subject to no defenses or offsets, subject to reserves and trade provisions reflected in the Balance Sheet that are reasonable and appropriate under the circumstances and are in accordance with GAAP.

     (d) The Balance Sheet presents fairly the prepaid items, accounts payable and accrued liabilities of the Company and its Subsidiary as at the Balance Sheet Date. All prepaid items, accounts payable and accrued liabilities incurred after the Balance Sheet Date were incurred in the Ordinary Course of Business and are usual and normal in amount, both individually and in the aggregate. The Company and its Subsidiary have and at the Effective Time will have no accounts payable other than those not yet due in the Ordinary Course of Business in accordance with the terms on which the Company and its Subsidiary customarily do business with their vendors of goods and service providers.

     4.10  Leased Facilities.

     (a) Part 4.10 of the Disclosure Schedule includes a list of real property used or otherwise occupied by the Company and its Subsidiary (including a description of such property, its ownership and location). Neither the Company nor its Subsidiary own any real property. All real property used or occupied by the Company and its Subsidiary is leased or rented by the Company or its Subsidiary free and clear of all mortgages, security interests, pledges, charges, liens, encumbrances, liabilities, claims, debts, obligations, restrictions on transfer or other defects in title of any kind or nature other than (i) liens for taxes, assessments and charges or other governmental levies either not yet due and payable that are not material, (ii) mechanics' or materialmen's liens that have been incurred in the ordinary course of business and are not material, (iii) installments of special assessments that are not material and are not yet due and payable, (iv) covenants, conditions and restrictions to title of record to real property that are not violated by existing uses or improvements, do not interfere with the existing use of the real property and do not adversely affect the marketability of title to the real property and (v) other than title defects that do not interfere with the existing use of any real property and do not adversely affect the marketability of title thereto. All leases with respect to such real property pursuant to which the Company or its Subsidiary uses or occupies real property are in full force and effect and are enforceable against the Company and its Subsidiary and, to the Knowledge of the Company, against the other parties thereto, in each case in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company, its Subsidiary, nor, to the Knowledge of the Company, any other party thereto is in breach or default under any material provision of any such lease. No event has occurred which with notice or the lapse of time, or both, could constitute a breach or default by the Company or its Subsidiary or, to the Knowledge of the Company, any other party thereto under any material provision of any such lease or could accelerate any obligation or create any lien or encumbrance under any such lease. Except as contemplated by this Agreement, the Company and its Subsidiary have not assigned any interest in any such lease or sublet, or granted other rights of occupancy of any portion of the premises covered by any such lease. No claim has been asserted or, to the Knowledge of the Company, exists that is adverse to the Company's or its Subsidiary's right to the continued possession of the premises under any such lease.

     (b) The real property used or occupied by the Company and its Subsidiary is in good operating condition and repair, normal wear and tear excepted and is sufficient for the continued conduct by the Company and its Subsidiary after the Effective Time, in substantially the same manner as conducted now and at the Effective Time, of the businesses now conducted by the Company and its Subsidiary.

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

     4.11  Tangible Personal Property.

     (a) All tangible personal property used by the Company and its Subsidiary is owned or leased by the Company or its Subsidiary free and clear of all material liens, claims, charges, pledges, security interests, encumbrances, liabilities, debts, obligations, restrictions on transfer or other defects in title of any kind or nature. All leases pursuant to which the Company or its Subsidiary holds any item of tangible personal property are in full force and effect and are enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company, its Subsidiary, nor, to the Knowledge of the Company, any other party thereto is in breach or default under any such leases. No event has occurred which with notice or the lapse of time, or both, could constitute a breach or default by the Company, its Subsidiary, or, to the Knowledge of the Company, any other party thereto under any such leases or could accelerate any obligation or create any lien or encumbrance under any such leases. Except as contemplated by this Agreement, the Company and its Subsidiary have not assigned any interest in any such leases. No claim has been asserted or, to the Knowledge of the Company, exists that is adverse to the Company's or its Subsidiary's right to the continued possession of the leased property under any such leases.

     (b) All items of tangible personal property owned or leased by the Company and its Subsidiary are in good operating condition and repair, normal wear and tear excepted, and are sufficient for the continued conduct by the Company and its Subsidiary after the Effective Time, in substantially the same manner as conducted now and at the Effective Time, of the businesses now conducted by the Company and its Subsidiary.

     4.12  Insurance.

     (a) Part 4.12 of the Disclosure Schedule includes a list of life, fire, casualty, liability and all other insurance policies maintained by the Company and its Subsidiary with respect to any assets or business of the Company or its Subsidiary (collectively, the "Insurance Policies"). All such Insurance Policies are: (i) in full force and effect; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide insurance coverage for the assets and the operations of the Company and its Subsidiary for all risks to which the Company and its Subsidiary are normally exposed consistent with industry standards; (iv) are sufficient for compliance with all applicable laws, statutes, ordinance, rules and regulations to which the Company and its Subsidiary are subject and with the Contracts; and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or its Subsidiary.

     (b) Part 4.12 of the Disclosure Schedule includes a list and a brief description of all claims made by the Company or its Subsidiary for coverage under any Insurance Policy. The Company and its Subsidiary have not received:
(i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder.

     (c) All premiums due have been paid and all of the other respective obligations of the Company and its Subsidiary have been performed under each Insurance Policy that provides coverage to the Company, its Subsidiary or any of its directors or officers.

     (d) The Company and its Subsidiary have given notice to the insurer of all material claims that may be insured thereby.

     4.13  Intellectual Property.

     (a) Part 4.13(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, licenses, copyrights, computer programs and other computer software (including source and object code relating thereto and contained within the Company's and its Subsidiary's document and

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

source code control systems), and inventions, owned or used by the Company and its Subsidiary in the operation of their business (the "Intellectual Property"). True and complete copies of all such materials (other than standard, commercially available software developed or produced by others) have been provided to Immersion.

     (b) The Company and its Subsidiary own or have the right to use all Intellectual Property (such Intellectual Property and the rights thereto are collectively referred to in this Agreement as the "Company IP Rights"). No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by the Company or its Subsidiary. The Company believes that it has taken all steps necessary or appropriate to maintain and fully protect all Company IP Rights, and has no Knowledge of any actual, pending or threatened misuse, infringement, misappropriation or other violation of any Company IP Rights by any other Person. The Company and its Subsidiary have not entered into any agreement, commitment or arrangement (whether written or oral) to license or otherwise permit the use or exploitation of any Company IP Rights by any other Person (including that which would prevent, restrict or otherwise inhibit Immersion's freedom to use and exploit any Company IP Rights).

     (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Rights and will not (i) cause the modification of any terms of any licenses or agreements relating to any Company IP Rights (including the modification of the effective rate of any royalties or other payments provided for in any such license or agreement), (ii) cause the forfeiture or termination of any Company IP Rights,
(iii) give rise to a right of forfeiture or termination of any Company IP Rights or (iv) materially impair the right of the Company, its Subsidiary, the Surviving Corporation or Immersion to use, sell or license any Company IP Rights or portion thereof.

     (d) To the knowledge of the Company, none of the manufacture, marketing, license, sale or intended use of any past or current product or technology licensed or sold or under development by the Company or its Subsidiary (i) violates any license or agreement between the Company or its Subsidiary and any other Person or (ii) infringes any patents, trademarks, service marks, trade names, copyrights, logos, corporate names or identifying marks and styles of any other Person, or otherwise violates or infringes upon any intellectual property, trade secret or other confidential or proprietary information of any other Person. There is no pending or, to the Knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has the Company or its Subsidiary received any notice asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any Person.

     (e) The Company is not aware and has no reason to believe that any of its or its Subsidiary's employees, or consultants or third Persons with access to proprietary information of the Company and its Subsidiary, is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's, consultant's or third Person's Best Efforts to promote the interests of the Company and its Subsidiary or that would conflict with the Company's or its Subsidiary's business as presently conducted or proposed to be conducted. The Company and its Subsidiary have not entered into any agreement to indemnify any other Person, including any of such employees, consultants or third Persons, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the Ordinary Course of Business. All such current and former employees, consultants and other third Persons have signed written assignments to the Company or its Subsidiary of any and all rights or claims in any intellectual property that any such employees, consultants or third Persons have or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of the Company and its Subsidiary, and the Company or its Subsidiary possesses original signed copies of all such written assignments in its files and has provided copies of same to Immersion.

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     (f) The Company and its Subsidiary completed, or caused to be completed, prior to December 31, 1999 all reprogramming required to permit the proper functioning, in and following the year 2000, of the Company's and its Subsidiary's (i) computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others) and the testing of all such systems and equipment as so reprogrammed.

     4.14 Web Site Domains. The Company and its Subsidiary own or have valid licenses to use all of the content (including, without limitation, the domain names) and software relating to the World Wide Web domains set forth on Part
4.14 of the Disclosure Schedule.

     4.15 Litigation. Except as set forth and briefly described in Part 4.15 of the Disclosure Schedule, there is no suit, action or legal, administrative, arbitration or other proceeding pending, filed or initiated by, against or specifically affecting the Company, its Subsidiary or any of their assets or securities. To the Knowledge of the Company, there is no claim, suit, action or legal, administrative, arbitration or other proceeding or investigation threatened by, against or specifically affecting the Company, its Subsidiary, their assets or Securities or, with respect to matters arising out of their business, pending or threatened by, against or affecting any of the officers, directors or stockholders of the Company or its Subsidiary. The Company has no Knowledge of any event of circumstance which could form the basis of any such claim, suit, action or legal, administrative, arbitration or other proceeding or investigation.

     4.16  Contracts.

     (a) Part 4.16 of the Disclosure Schedule contains a complete list of, and the Company has furnished Immersion with true and complete copies of, all of the contracts, agreements, leases and other commitments, whether written or oral (the "Contracts"), to which the Company and its Subsidiary are a party, which are related to their business, or by which any of their respective assets, properties, or any Securities is bound. The Contracts comprise all: (i) contracts with employees, agents, consultants and advisors; (ii) contracts with suppliers or manufacturers of products sold by the Company and its Subsidiary in the Ordinary Course of Business for amounts in excess of $10,000; (iii) contracts with providers of services; (iv) bonus, deferred or incentive compensation, group insurance or other employee benefit plans; (v) collective bargaining agreements; (vi) leases and subleases as lessor, sublessor, lessee or sublessee of real or personal property; (vii) contracts for advertising or public relations; (viii) conditional sales contracts, security agreements, pledge agreements, trust receipts or any other agreements or arrangements whereby any of the Company's or its Subsidiary's properties is subject to a lien, encumbrance, charge or other restriction; (ix) mortgages, indentures, notes or other instruments for or relating to any borrowing of money, the extension of credit (other than payables and receivables in the Ordinary Course of Business and in accordance with normal trade terms) or the deferred purchase of property; (x) guarantees of any obligations for the borrowing of money or otherwise, or any other agreements of guarantee or indemnification (other than endorsements made for collection in the Ordinary Course of Business); (xi) agreements or arrangements for the purchase or sale of any assets other than in the Ordinary Course of Business; (xii) continuing contracts for future purchase of materials, supplies or equipment for amounts in excess of $10,000; (xiii) agreements, contracts or commitments relating to the acquisition or disposition of capital stock, ownership interests or material assets of any business enterprise, other than inventory sold or acquired in the Ordinary Course of Business; (xiv) agreements, contracts, or commitments with any officer, director or stockholder of the Company or its Subsidiary; (xv) contracts restricting the Company's or its Subsidiary's right to conduct business in any areas or in any way limiting the Company's or its Subsidiary's right to compete; and (xvi) other contracts not made in the Ordinary Course of Business and involving obligations of any party thereto in excess of $10,000.

     (b) Each of the Contracts is in full force and effect and enforceable against the Company, its Subsidiary and, to the Knowledge of the Company, against the other parties thereto, in each case in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company, its Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach or default under any Contract and, to the knowledge of the Company, no event has occurred which with

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

notice or the lapse of time, or both, could constitute a breach or default under any Contract or would accelerate any obligation or create any lien or encumbrance under any Contract. The Company and its Subsidiary have not assigned any of their interest in any Contract. No claim has been asserted in writing that is adverse to the Company's or its Subsidiary's rights under any Contract. The Company and its Subsidiary have received no formal notice, written or oral, that the Company, its Subsidiary or any other party thereto is in breach or default under any material provision of any Contract. To the Knowledge of the Company, no Person (i) has threatened to claim any such breach or default or
(ii) has threatened to terminate or not renew any Contract.

     4.17 Compliance With Laws. The Company and its Subsidiary have duly complied in all respects with all applicable laws, statutes, ordinances, rules and regulations of all applicable authorities relating to the operation of their business and the ownership, possession, use, maintenance and operation of their properties and assets, except for violations that could not, individually or in the aggregate, be material. The Company and its Subsidiary are not in violation or breach of, or in default under, any term or provision of their Organizational Documents, or of any order, judgment, writ, injunction or decree of any court or any governmental or regulatory authority entered against the Company or its Subsidiary or affecting their business or assets or of any Permit, or subject to any restriction of any kind or character that is uncommon in connection with the business, form of business organization or jurisdiction of organization of the Company or its Subsidiary, which in any such case might materially and adversely affect the business, prospects or any of the assets of the Company or its Subsidiary. To the knowledge of the Company, there are no laws, statutes, ordinances, rules or regulations requiring any work, repairs, construction or capital expenditures with respect to any of the assets of the Company or its Subsidiary, nor has the Company or its Subsidiary received any notice of any such requirement.

     4.18 Environmental Matters. During any period in which the Company or its Subsidiary has operated, leased, rented or occupied any real property (the "Real Property") except for the responsible use and disposal of ordinary office supplies, there has been no storage, use, manufacture, generation, disposal, treatment or release of any Hazardous Materials (as defined below) on, under or about the Real Property or transport of Hazardous Materials to or from the Real Property. For the purposes of this Agreement, the term "Hazardous Materials" shall mean (i) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (ii) any substance defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous waste," "restricted hazardous waste," "waste," "special waste," "toxic substance," "toxic pollutant," "contaminant" or "pollutant," or words of similar import, under any applicable Environmental Law (as defined below); (iii) infectious materials and other regulated medical wastes; (iv) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (v) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law. For the purposes of this Section 4.18, the term "Environmental Law" shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended. To Knowledge of the Company, the use of the Real Property by the Company has been and is in compliance with all Environmental Laws.

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Without limiting the generality of the foregoing, the Company and its Subsidiary have not, and to the Knowledge of the Company no third Person has, with respect to the Real Property:

          (a) Received any notice from the Environmental Protection Agency, the Occupational Safety and Health Administration, or any other federal, state or local governmental or regulatory agency or regional office with responsibility for health, environmental protection, waste disposal, toxic materials, underground tanks, water quality, sanitation, public works or industrial hygiene of any violation or potential violation of any Environmental Law; or

          (b) Been the subject of an enforcement, cleanup, removal, closure, quarantine or other governmental or regulatory action instituted, completed or, to the Knowledge of the Company threatened, with respect to any Hazardous Materials; or

          (c) Received or, to the Knowledge of the Company, been threatened with a claim by a third Person relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials; or

          (d) Imposed or had imposed on the Real Property, at any time for any period of time, a condition to or restriction on the use, ownership, occupancy or transferability of the Real Property or any part thereof, including a closure or limitation of access, due to the use, manufacture, storage, disposal or transport of Hazardous Materials on, under, about or across the Real Property; or

          (e) Conducted, or learned of the conduct by a third Person or governmental body of, any environmental audit or other investigation into the presence or condition of Hazardous Materials at a site to which the Company or its Subsidiary sent waste of any kind for disposal or on, under, about, neighboring or affecting the Real Property, which audit or investigation concluded, directly or indirectly, that there existed actual or potential liability or obligation under any Environmental Law to remove, repair, clean-up, detoxify, quarantine, or otherwise remedy a condition involving Hazardous Materials on the Real Property; or

          (f) Received any information regarding any of the properties bordering or surrounding the Real Property, or any of the properties containing water or other materials used in connection with the Company's or its Subsidiary's business, that any of the events described in items (a) through (e) has occurred with respect to those properties; or

          (g) Failed to timely file any reports required to be filed by it under applicable Environmental Laws with respect to the Company, its Subsidiary or their business or failed to timely generate or maintain all data, documentation and records required to be generated or maintained by it under any applicable Environmental Laws with respect thereto.

     4.19 Licenses and Permits. Part 4.19 of the Disclosure Schedule includes a list of all licenses, notices, permits, orders, concurrences, approvals and authorizations of all governmental, regulatory and public authorities issued to or held by the Company or its Subsidiary and relating to their business as conducted and as proposed to be conducted (collectively, the "Permits"). The Permits comprise all licenses, notices, permits, orders, concurrences, approvals and authorizations of all governmental, regulatory and public authorities which are necessary or advisable for the conduct of the Company's and its Subsidiary's business as presently conducted, except where the failure to obtain a Permit would not be material. All such Permits are presently in full force and effect, the Company and its Subsidiary are in compliance with the requirements thereof, no limitation, suspension or cancellation of any of them is threatened to the Knowledge of the Company. To the Knowledge of the Company, there is no fact or circumstance relating to any Permit which could significantly prevent, limit or restrict the continued conduct by the Surviving Corporation after the Effective Time, in substantially the same manner as conducted now and at the Effective Time, of the business now conducted by the Company and its Subsidiary.

     4.20  Employees, Agents and Consultants.

     (a) Part 4.20 of the Disclosure Schedule includes a list of, and the Company has provided Immersion with true and complete copies of, all employment and consulting agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or other post-retirement benefit plans, employee profit sharing plans, and group life insurance, hospitalization insurance, severance payment policies or other plans or arrangements providing benefits for the employees of the Company and its Subsidiary, and a list of the names and current annual compensation rates of all present directors, officers, employees and consultants of the Company and its Subsidiary, including bonuses, incentive compensation and deferred compensation. The Company and its Subsidiary have paid in full to all past and present employees, agents and consultants all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, except for such payments as are not yet due and have been accrued on the books of the Company or its Subsidiary. The Company and its Subsidiary are in compliance with all laws, statutes, ordinances, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and taxes (including withholding taxes) relating to employment and to personal services provided to the Company or its Subsidiary, except where the failure to comply would not be material. No employee, agent or consultant of the Company or its Subsidiary is in material violation of any employment agreement, consulting agreement, proprietary information nondisclosure agreement or any other contract or agreement with the Company or its Subsidiary. The Surviving Corporation will not incur any liability to any employee for any severance payment, change of control payment or wrongful termination in connection with or as a result of the transactions contemplated by this Agreement. The Company has no Knowledge or information to the effect that any of its or its Subsidiary's employees, independent contractors, consultants or agents intends to terminate his or her relationship with the Company or its Subsidiary. There are no agreements, commitments or other obligations of the Company or its Subsidiary, whether oral or written, which would prevent or obstruct the dismissal of any the Company's or its Subsidiary's employees, independent contractors, agents or consultants. All of the Company's and its Subsidiary's past and present employees, independent contractors, agents and consultants have been or are employed or served or serve at the will of the Company or its Subsidiary and may be terminated without liability for severance or termination pay or other damages, either compensatory or punitive.

     (b) Neither the Company nor its Subsidiary is a party to any collective bargaining agreements, and neither of them is aware of any intention of the Company's or its Subsidiary's employees to seek union representation. Neither the Company nor its Subsidiary has ever experienced any labor strike or material labor disputes, slowdown or stoppage, nor, to the Knowledge of the Company, is any threatened. Relations between the Company and its Subsidiary and their employees, independent contractors, agents and consultants are good. No union action or unfair labor practice claim has ever been filed nor, to the Knowledge of the Company, is any threatened against the Company or its Subsidiary.

     4.21  Benefit Plans.

     (a) The Part 4.21 of the Disclosure Schedule contains a true and complete list of: (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, executive compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, to which the Company or its Subsidiary is a party, with respect to which the Company or its Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or its Subsidiary for the benefit of any current or former employee, officer, or director of the Company or its Subsidiary and (ii) each employee benefit plan for which the Company or its Subsidiary could incur material liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or its Subsidiary remains secondarily liable under
Section 4204 of ERISA (collectively, the "Plans"). The Company has provided Immersion with a true and complete copy of each written Plan or a description of and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation: (i) a copy of each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Form 5500; (iv) the most recently received IRS determination letter for each such Plan; and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor its Subsidiary has any legally enforceable agreement: (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement; (ii) to enter into any contract or agreement to provide compensation or benefits to any current or former director, officer or employee of the Company or its Subsidiary; or (iii) to modify any Plan to increase benefits under any Plan.

     (b) None of the Plans is a multiemployer plan, within the meaning of
Section 3(37) or 4001(a)(3) of ERISA, or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or its Subsidiary could incur liability under Section 4063 or 4064 of ERISA. Other than as specifically disclosed in Part 4.21 of the Disclosure Schedule, none of the
Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person; (ii) obligates the Company or its Subsidiary to pay or accrue separation, severance, termination or other benefits as a result of any transaction contemplated by this Agreement; or (iii) obligates the Company or its Subsidiary to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or its Subsidiary, it being understood that employees are entitled to continuation of health care benefits under COBRA.

     (c) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

     (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, for which an exemption exists under Section 408 of ERISA or Section 4975(d) of the Code which could result in the imposition of any liability on any Plan or the Company. Neither the Company nor its Subsidiary is either currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists that could give rise to any such liability. Neither the Company nor its Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for Plan contributions or premiums to the Pension Benefit Guaranty Corporation arising in the Ordinary Course of Business) and no fact or event exists which could give rise to any such liability. No asset of the Company or its Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor its Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

     (e) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and its Subsidiary have performed all obligations required to be performed by them under, are not in any respect in material default under or in violation of, and, to the Company's Knowledge, there is no material default or violation by any party to, any Plan. The Financial Statements reflect an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans.

     4.22 Acquisitions. Part 4.22 of the Disclosure Schedule includes a list of all stock purchase, merger, asset purchase and other similar agreements pursuant to which the Company or its Subsidiary purchased or acquired the shares or other ownership interests in, merged, consolidated or otherwise effected a business combination with, or purchased or acquired the business and assets of any Person (collectively, the "Acquisition Agreements"). No party to any Acquisition Agreement has asserted any claims against any other party in connection with any of the transactions completed pursuant to such Acquisition

Agreement, including any claims for breach or inaccuracy of any representations, warranties or covenants or for indemnification, reimbursement or set-off. To the Knowledge of the Company, there is no event or circumstance that could form the basis for any such claim.

     4.23 Certain Payments. Since July 31, 1995, none of the Company, its Subsidiary or any predecessor, director, officer, agent, or employee of the Company or its Subsidiary, or any predecessor or any other Person associated with or acting for or on behalf of the Company, its Subsidiary or any predecessor, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, its Subsidiary or any predecessor, or any affiliate of the Company, its Subsidiary or any predecessor, or (D) in violation of any law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiary.

     4.24  Conflicts of Interest; Transactions with Subsidiary.

     (a) No director, officer, employee or stockholder of the Company or its Subsidiary, entity controlled by any director, officer, employee or stockholder of the Company or its Subsidiary, or relative of any director, officer, employee or stockholder of the Company or its Subsidiary (i) owns, directly or indirectly, any interest in excess of three percent in, or is an employee or representative of or consultant to, any corporation, firm, association or other business entity or organization which is, or is engaged in business as, a supplier of products or services to the Company or its Subsidiary, a competitor of the Company or its Subsidiary or to whom the Company or its Subsidiary sells or provides goods or services; (ii) owns, directly or indirectly, in whole or in part any tangible or intangible property which the Company or its Subsidiary is using or the use of which is necessary for the conduct of their business; or
(iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or its Subsidiary.

     (b) Part 4.24(b) of the Disclosure Schedule contains a complete and accurate description of all past and present transactions, agreements, contracts, loans, guarantees and other commitments by the Company or its Subsidiary with or for the benefit of any director, officer, employee or stockholder of the Company or its Subsidiary, entity controlled by any director, officer, employee or stockholder of the Company or its Subsidiary, or relative of any director, officer, employee or stockholder of the Company or its Subsidiary. All such transactions, agreements, contracts, loans, guarantees and other commitments were made in the Ordinary Course of Business and contained only such terms as would have been agreed to by unaffiliated Persons in an arms' length transaction.

     (c) Part 4.24(c) of the Disclosure Schedule contains a complete and accurate description of all past and present transactions, agreements, contracts, loans, guarantees and other commitments by and between the Company and its Subsidiary. All such transactions, agreements, contracts, loans, guarantees and other commitments were made in the Ordinary Course of Business and contained only such terms as would have been agreed to by unaffiliated Persons in an arms' length transaction. No claim has been asserted to the effect that the Company has dealt with its Subsidiary on other than an arms' length basis, that the Company, its directors and officers or the directors and officers of its Subsidiary have in any way breached their respective duties, fiduciary or otherwise, to the Subsidiary, its creditors or its minority stockholders or in other way abused the authority or power of the Company in dealing with its Subsidiary, and there is no basis for any such claim.

     4.25 Books and Records. The books and records of the Company and its Subsidiary, including the books of account, minute books, stock books and stock ledgers, are complete and correct and accurately reflect in all respects the conduct of the business and affairs of the Company and its Subsidiary. The Company has provided Immersion with true and complete copies of all those minute books and stock books.

     4.26 No Brokers or Finders Fees. None of the Company, its Subsidiary, its stockholders or any officer or director of the Company or its Subsidiary has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

     4.27 Suppliers and Customers. No single supplier who accounted for more than five percent of the Company's or its Subsidiary's purchases, or customer who accounted for more than five percent of the Company's or its Subsidiary's sales, during its most recent complete fiscal year, or the current fiscal year to date, nor any supplier who is a material source of supply of any goods essential to the Company or its Subsidiary, has (i) canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or its Subsidiary, or (ii) materially decreased its sale of services or supplies to the Company or its Subsidiary or its purchase of products therefrom or threatened with respect thereto. The Company has no reason to believe that after the Effective Time any of its customers or suppliers will refuse to deal with the Surviving Corporation, or will deal with the Surviving Corporation on a smaller scale than with the Company currently. Part 4.27 of the Disclosure Schedules contains a true and complete list of the Company's and its Subsidiary's customers and suppliers.

     4.28 Bank and Financial Accounts. Part 4.28 of the Disclosure Schedules contains is a true and complete list of: (i) names and locations of all banks and other financial institutions at which the Company or its Subsidiary maintains accounts, the account number of each such account, and the names of all Persons authorized to make withdrawals therefrom; (ii) the names and locations of all banks and other financial institutions that have issued certificates of the deposit or similar financial instruments held by the Company and its Subsidiary and the principal amount and maturity dates of such certificates of deposit or other instruments; and (iii) the names and locations of all banks or other entities in which the Company or its Subsidiary rents, holds or has access to a safety deposit box or similar secure storage device or facility and the names of all Persons authorized to open such boxes, devices or facilities.

     4.29 Powers of Attorney. There is no Person holding a power of attorney on behalf of the Company or its Subsidiary.

     4.30 Officers and Directors. The Company's and its Subsidiary's officers and directors are as set forth on Part 4.30 of the Disclosure Schedules.

     4.31 Pooling of Interests. The Company and its Subsidiary have not taken any action or failed to take any action which action or failure would prevent the treatment of the Merger as a pooling of interests for accounting purposes.

     4.32 Full Disclosure. No representation or warranty of the Company or its Subsidiary in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make any of the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, there is no fact that has specific application to the Company or its Subsidiary, their business or any of their assets or securities (other than general economic or industry conditions) and that materially adversely affects or, as far as the Company may reasonably foresee, materially threatens the assets, business, prospects, financial condition or results of operations of the Company or its Subsidiary that has not been set forth in this Agreement or the Disclosure Schedule.

     4.33 Securities Representation. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 (as defined in Section 7.4) will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

 5. Representations and Warranties of Immersion and Merger Sub

     Immersion and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     5.1 Organization and Good Standing. Each of Immersion and its Subsidiaries, including Merger Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own, operate and lease its properties, to carry on its business as that business is being conducted. Each of Immersion and its Subsidiaries, including Merger Sub, is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or to be conducted or the assets owned or leased or to be owned or leased by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations, operations or prospects of Immersion and its Subsidiaries, including Merger Sub, taken as a whole.

     5.2 Authorization. Each of Immersion and Merger Sub has full right, power and authority to execute and deliver this Agreement and the Transaction Documents to be entered into by Immersion or Merger Sub, as the case may be, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Immersion and Merger Sub of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Immersion's and Merger Sub's Board of Directors (and, in the case of Merger Sub, Merger Sub's stockholder). No other corporate or other proceedings on the part of Immersion or Merger Sub are necessary to authorize this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Immersion and Merger Sub, constitutes a legal, valid and binding agreement of Immersion and Merger Sub, enforceable against each of them in accordance with its terms, and, when executed and delivered by Immersion or Merger Sub, as the case may be, pursuant to the terms of this Agreement, each Transaction Document will be duly and validly executed and delivered by Immersion or Merger Sub, as the case may be, and will constitute a legal, valid and binding agreement of Immersion or Merger Sub, as the case may be, enforceable against Immersion or Merger Sub, as the case may be, in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

     5.3  Capitalization. The authorized capital stock of Immersion consists of
(i) 100,000,000 shares of common stock, $0.001 par value per share, of which 16,507,518 shares were issued and outstanding as of June 30, 2000; and (ii) 5,000,000 shares preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. The authorized capital stock of Merger Sub consists of 100 shares of capital stock, of which 100 shares of capital stock are issued and outstanding and are held of record by Immersion.

     5.4 Immersion Common Stock. The Immersion Common Stock into which the Company Common Stock will be converted in the Merger shall, when issued at the Effective Time of the Merger in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable.

     5.5 No Breach or Violation. None of the execution and delivery by Immersion or Merger Sub of this Agreement or either of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, will
(i) violate or conflict with any provision of Immersion's Certificate of Incorporation or Bylaws or Merger Sub's Articles of Incorporation or Bylaws;
(ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, or create any rights of termination, cancellation or acceleration in any Person or entity, require the consent or approval of any Person, or result in the creation of any lien or encumbrance upon any of Immersion's or Merger Sub's securities or assets pursuant to the terms of any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which Immersion or Merger Sub is a party or by which they or any of their securities or assets is bound; or (iii) violate any judgment, order, permit, injunction, writ, decree or award of any court or any regulatory or governmental authority against or binding upon Immersion or Merger Sub or any of their securities or assets.

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

     5.6 No Prior Activities. Merger Sub was formed for the purpose of consummating the Merger, has no material assets or liabilities except as necessary for such purpose and has not conducted any business.

     5.7 No Brokers or Finders Fees. None of Immersion, Merger Sub, Immersion's stockholders or any officer or director of Immersion or Merger Sub has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement, other than fees payable to Alliant Partners, for financial consulting services.

     5.8  SEC Filings.

     (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since November 12, 1999 (collectively, the "Immersion SEC Reports"). As of their respective dates, the Immersion SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Immersion SEC Report filed prior to the date of this Agreement that was superseded by a subsequent Immersion SEC Report filed prior to the date of this Agreement that specifically corrected such misstatements or omission in the applicable Immersion SEC Report.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Immersion SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Immersion and its subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included or incorporated by reference into the Immersion SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Immersion and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except
(i) as may be noted therein and (ii) that unaudited interim statements may not include complete footnotes.

 6. Covenants of the Company

     6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Immersion shall otherwise agree in writing, the Company shall and shall cause its Subsidiary to conduct their business only in, and shall not take any action except in, the Ordinary Course of Business, other than actions taken by the Company or the Subsidiary as contemplated by this Agreement; and the Company shall and shall cause its Subsidiary to use their Best Efforts to preserve substantially intact the business organization of the Company and its Subsidiary, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiary and to preserve the present relationships of the Company and its Subsidiary with customers, suppliers and other Persons with which the Company or its Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, nor shall it permit its Subsidiary, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Immersion:

          (a) Amend or otherwise change its or its Subsidiary's Organizational Documents;

          (b) Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, its Subsidiary or any of their affiliates, except for the issuance of shares of Company Common Stock issuable pursuant to: (i) Stock Options or Warrants that are now outstanding and are now, or before the Effective become, exercisable in accordance with their term (ii) the Convertible Note; or (iii) the Medtronic Option);

          (c) Sell, pledge, dispose of or encumber any assets of the Company or its Subsidiary, except for: (i) sales of inventories in the Ordinary Course of Business; (ii) dispositions of obsolete or worthless assets and; (iii) sales of immaterial assets not in excess of $5,000 in the aggregate;

          (d) (i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its or its Subsidiary's capital stock, (ii) split, combine or reclassify any of its or its Subsidiary's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its Subsidiary's capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its or its Subsidiary's securities, shares of Company Common Stock, Company Preferred Stock or its Subsidiary's capital stock or any option or right, directly or indirectly, to acquire shares of Company Common Stock, Company Preferred Stock or its Subsidiary's capital stock;

          (e) (i) Acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof (including the creation of any Subsidiary); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible whether directly, indirectly, contingently or otherwise for the obligations of any Person or, except in the Ordinary Course of Business, make any loans or advances; (iii) enter into or amend any material Contract; or (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000;

          (f) Increase the compensation payable or to become payable or pay or agree to pay any bonuses to its or its Subsidiary's officers, employees, consultants or agents, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or its Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

          (g) Take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (h) Make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (i) Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business;

          (j) Have combined Company and Subsidiary operating expenses (excluding cost of goods sold) in excess of $750,000 per month from the date of the execution of this Agreement through the Effective Time, excluding costs related to the transactions contemplated by this Agreement;

          (k) Make any loans or advances to officers, directors, employees, consultants, stockholders or agents of the Company or its Subsidiary, or any member of the families of any of them, except for advances to employees for reasonable business expenses in the Ordinary Course of Business;

          (l) Cancel or materially amend any insurance policy except in exchange for a new policy with at least the same coverage;

          (m) Fail to comply in all respects with all applicable laws, rules and regulations;

          (n) Enter into any transaction or series of transactions which would in any significant respect change the character of the Company's or its Subsidiary's business;

          (o) Take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (n) of this Section 6.1, or any action which would make any of the representations or warranties of the Company or its Subsidiary contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     6.2 No Solicitation. The Company shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers, stockholders, employees or agents or any investment banker, financial advisor, accountant, attorney or other representative, directly or indirectly, to (i) solicit, initiate, encourage or induce the making, submission or announcement of any offer or proposal (other than the transactions contemplated by this Agreement) contemplating or otherwise relating to any Acquisition Transaction (as defined below) (an "Acquisition Proposal"), or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any non-public or confidential information regarding the Company or its stockholders to any Person or entity (other than Immersion or Merger Sub or their representatives) in connection with, or in response to, an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person or entity (other than Immersion or Merger Sub or their representatives) with respect to any Acquisition Proposal;
(iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. The Company further agrees that it will immediately notify Immersion of, and cause to be terminated, any and all solicitations, submissions, announcements, discussions, offers, proposals or other actions constituting, or that might reasonably be expected to lead to, or be deemed to be, an Acquisition Proposal. Such notification obligation will include disclosure of the identity of the Person or entity making the Acquisition Proposal, the terms and conditions of such Acquisition Proposal and any material financing terms. As of the date of this Agreement, the Company will immediately cause to be terminated any existing discussions or negotiations that relate in any way to any Acquisition Proposal (other than the transaction contemplated by this Agreement). The term "Acquisition Transaction" means any transaction or series of transactions (other than those contemplated by this Agreement) involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (A) the Company is a constituent corporation, (B) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons, directly or indirectly acquires the Company or more than 50% of the Company's business or, directly or indirectly, acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of the Company's voting securities or (C) in which the Company issues securities representing more than 50% of the outstanding securities of any class of the Company's voting securities; or (ii) any sale, lease, exchange, transfer, encumbrance, license or disposition of more than 50% of the Company's assets, net of liabilities, carried at book value.

     6.3 Special Stockholders' Meeting. The Company shall call and hold a special meeting of the Company's stockholders as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger. The Company shall use its Best Efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger) and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders to obtain such approvals. The notice of special meeting or any proxy materials to be given to stockholders in connection with the meeting shall be reasonably acceptable to Immersion and shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

     6.4 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use reasonable efforts to be released), the Company shall and shall cause its Subsidiary to each afford to Immersion and its officers, employees, accountants, counsel and other representatives, reasonable access, during the period prior to the Effective Time, to all their properties, books, contracts, commitments and records and, during such period, the Company shall and shall cause its Subsidiary to furnish promptly to Immersion all information concerning the Company's and its Subsidiary's businesses, properties and personnel as Immersion may reasonably request, and the Company shall make available to Immersion the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Immersion may reasonably request. To the extent that any material provided includes material that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such material that is entitled to protection under such attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privilege, this Agreement and the joint defense doctrine.

     6.5 Consents; Approvals. The Company shall and shall cause its Subsidiary to use their Best Efforts to give all notices and obtain all consents, waivers, approvals, authorizations or orders that are identified or required to be identified in Parts 4.3 or 4.5 of the Disclosure Schedule, and the Company shall make all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, in each case as promptly as practicable. The Company shall furnish promptly all information required to be included in any application or other filing to be made pursuant to this Section 6.5 in connection with the transactions contemplated by this Agreement.

     6.6 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, the Company shall promptly notify Immersion in writing if
(i) the Company has or acquires Knowledge of any event, fact or condition that causes or constitutes a breach of any of the Company's representations and warranties set forth in this Agreement or (ii) if the Company has or acquires Knowledge or becomes aware of the occurrence, nonoccurrence or existence after the date of this Agreement of any event, fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence, nonoccurrence, existence or discovery of such event, fact or condition. Should any such fact or condition that is not cured before Closing require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence, nonoccurrence, existence or discovery of such event, fact or condition, the Company shall deliver to Immersion prior to the Closing Date, a supplement to the Disclosure Schedule describing such fact or condition. During the same period, the Company shall promptly notify Immersion of the occurrence of any material breach of any covenant of the Company in this Agreement or of the occurrence, nonoccurrence or existence of any event, fact or condition that would be reasonably expected to make the satisfaction of any of the conditions in Section 8 or 9 impossible or unlikely. The delivery of any notice or supplement to the Disclosure Schedule pursuant to this Section shall not limit or otherwise affect the remedies available Immersion under this Agreement.

     6.7  Public Announcements.

     (a) The Company will not make or release any public or private announcement, statement or disclosure relating to this Agreement and the Merger without the prior knowledge and consent of Immersion, except to the extent that disclosure to the Company's officers, directors, lawyers and accountants is required to facilitate the Merger and to the Company's stockholder to solicit their votes to approve this Agreement and the Merger, provided that the Persons to whom such disclosure is made acknowledge their obligations to hold the information disclosed in confidence. Any public announcement will be made by Immersion and at such times as it shall determine is appropriate or required by law or the Nasdaq Stock Market.

     (b) The Company acknowledges and agrees that it and its directors, officers and those of its employees, agents and representatives that have or will have knowledge of the transactions contemplated by this Agreement are aware of the restrictions imposed by the federal securities laws and other applicable laws on a Person possessing material non-public information about a public company and that the Company and its directors, officers and such employees, agents and representatives will comply with such laws.

     (c) The Company shall consult with Immersion concerning the means by which and when employees, consultants, vendors, service providers and other having dealings with the Company will be informed of the merger, and the Company will not inform such Persons of the Merger without Immersion's consent. Immersion shall have the right to have its representatives present for any such communications.

     6.8  Tax Matters.

     (a) The Company shall prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns of the Company and its Subsidiary due prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice. The Company shall be responsible for the payment of all amounts shown as payable on such Tax Returns. The Surviving Corporation shall prepare, or cause to be prepared, all Tax Returns of the Company and its Subsidiary for all taxable periods beginning before the Closing Date other than those Tax Returns described in the first sentence of this
Section 6.8(a). Such Tax Returns shall be prepared on a basis consistent with past practice. The Company shall be responsible for the payment of all amounts shown as payable on such other Tax Returns to the extent they were not reserved for on the Financial Statements; provided, however, that as to any such Tax Return covering a taxable period ending after the Closing Date, the Company shall not be responsible for the payment of any amount in excess of the portion of the amount shown as payable on such Tax Return that is attributable to the portion of the taxable period on or before the Closing Date. The Surviving Corporation shall be responsible for the payment of all amounts shown as payable on such other Tax Returns to the extent the Company is not responsible for payment under this Section 6.8(a). Immersion and the Surviving Corporation shall be responsible for the preparation of all Tax Returns of the Company and its Subsidiary for all taxable periods beginning on or after the Closing Date. Immersion and the Surviving Corporation shall be responsible for the payment of all amounts shown as payable on such Tax Returns.

     (b) The Representative shall have responsibility for the conduct and control of any audit or examination of the Company or its Subsidiary for any taxable period ending on or prior to the Closing Date if a claim with respect to any liability that could result from such audit could be made under the Indemnification and Joinder Agreement. If Immersion or the Surviving Corporation wishes to participate in any such audit, then it may do so at its own cost and expense. Notwithstanding any indication in this Agreement to the contrary, the Company shall cause the Representative and the stockholders of the Company to refrain from agreeing to an adjustment in a federal or state income Tax audit, appeals procedure or judicial proceeding that will have an adverse effect on the Surviving Corporation or its Subsidiary for any taxable period ending after the Closing Date without the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld.

     (c) The Company will cooperate, and will cause its Subsidiary to cooperate, with Immersion in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     (d) Immersion shall provide reasonable cooperation and cause the Surviving Corporation and its Subsidiary to provide reasonable cooperation, and the Company shall cause the Representative and the stockholders of the Company to provide reasonable cooperation, to one another in connection with (i) the preparation and filing of any Tax Return for any taxable period ending on or before the Closing Date, and (ii) any audit, examination or other proceeding in respect of Taxes of the Company or its Subsidiary for any taxable period ending on or before the Closing Date. Such cooperation shall include (i) making available, on a reasonable basis, employees of the Company (or the Surviving Corporation or its Subsidiary), (ii) promptly forwarding to the Representative or to the Surviving Corporation or its Subsidiary all related correspondence and other documents received from taxing authorities by Immersion, the Surviving Corporation or its Subsidiary or by the Representative or any of the stockholders of the Company, respectively, (iii) executing powers of attorney and other authorizing documents with respect to a matter so as to permit the party assigned in Section 6.8(b) to control such matter, (iv) signing Tax Returns so as to permit the party responsible for their filing to timely file such Tax Returns and (v) providing access, on a reasonable basis, to relevant records and other information in the possession or under the control of the party. The Company and its Subsidiary and the Surviving Corporation will preserve all information, records or documents relating to the liability for Taxes of the Company or its Subsidiary until the expiration of any applicable statute of limitations or extensions thereof.

     6.9  Pooling of Interests Accounting; Affiliate Agreements.

     (a) The Company shall use its Best Efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its Best Efforts to cause its "affiliates" not to take any action that would prevent Immersion from accounting for the business combination to be effected by the Merger as a pooling of interests. The Company shall provide all such information and assurances reasonably required by Immersion's independent auditors to enable such auditors to determine the appropriateness of pooling of interests accounting for the Merger if consummated in accordance with this Agreement.

     (b) Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Immersion a list (reasonably satisfactory to Immersion and its counsel), identifying the names of all Persons who are expected to be, at the Effective Time, in the Company's reasonable judgment, "affiliates" of the Company under applicable SEC accounting releases with respect to pooling of interests accounting treatment. The Company shall furnish such information and documents as Immersion may reasonably request for the purpose of reviewing such list. The Company shall use its Best Efforts to cause each Person who is identified as an "affiliate" to deliver to Immersion, prior to the Effective Time, a written agreement (an "Affiliate Agreement"), the form attached as Exhibit D to this Agreement.

     6.10 Transaction Costs. Whether or not the transactions contemplated by this Agreement are consummated, the Company shall be responsible for and shall pay, all of its Transaction Costs.

     6.11 Amendment of Scream Racing Agreement. The Company will use its Best Efforts to cause the Advertising Agreement, dated January 6, 2000, between the Company and Scream Racing to be amended on or before the Closing Date at no cost to the Company or Immersion to provide that it shall terminate on December 31, 2000, unless Immersion and Scream Racing negotiate and agree to the terms of an extension to said Advertising Agreement.

     6.12 Medtronic Agreement. The Company shall, at the request of Immersion, enter into any amendment of the Medtronic Agreement specified by Immersion for the purpose of amending Section 3 of the Medtronic Agreement, provided that said
Section 3, as amended by the amendment, is no less favorable to the Company than the draft of said Section 3 set forth in Schedule 6.12. The parties contemplate that the amendment may include other changes to the Medtronic Agreement, which changes will be reasonably satisfactory to both Immersion and the Company.

     6.13 Best Efforts. Between the date of this Agreement and the Closing Date, the Company shall use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

 7. Covenants of Immersion

     7.1 Stock Option Plan. On or before the Closing Date, Immersion shall adopt a nonqualified stock option plan authorizing the issuance of up to 550,000 shares of Immersion Common Stock plus that number of shares covered by Replacement Options exchanged for those vested or exercisable Stock Options described in clause (ii) of Section 3.2(a) and containing such other terms as are customary and consistent with Immersion's existing stock option plans, for the purpose of granting the Replacement

Options and granting additional options to provide incentive to the Company's employees. The Company's employees immediately after the Effective Time shall be eligible to participate in such plan. Options, other than Replacement Options, to be granted under such plan will be granted to such employees, in such amounts and at such times as determined by a committee consisting of Greg Merril, Rod Hilton, Stuart Mitchell, and Vic Viegas. The exercise price of any options, other than Replacement Options, shall be the fair market value of Immersion Common Stock on the date of Grant.

     7.2 Notification. Immersion shall promptly notify the Company of any breach of any covenant of Immersion in this Agreement or of the occurrence of any event that would be reasonably expected to make the satisfaction of any of the conditions in Sections 8 or 9 impossible or unlikely.

     7.3 Board Observer Rights. Until the sooner of one year from the Effective Time or the time at which Greg Merril is the beneficial owner (within the meaning of that term as defined in Rule 13d-3 under the Exchange Act) of less than 80% of the Immersion Common Stock that he received in the Merger, Immersion will give notice to Greg Merril of all meetings of its Board of Directors and permit him to attend such meetings as an observer without voting rights, provided, however, that the Immersion Board of Directors shall have the right to exclude him from any portion of a meeting at which information that may be subject to attorney-client privilege is discussed if Immersion's counsel or other counsel advising the Board of Directors advises that Merril's presence creates a risk of the loss of the privilege.

     7.4  Registration of Immersion Common Stock; Securities Act.

     (a) Upon the execution of this Agreement, Immersion shall use all commercially reasonable efforts to file and cause to be declared effective a registration statement under the Securities Act on Form S-4 (the "S-4") covering the shares of Immersion Common Stock to be issued in connection with the Merger.

     (b) It is a condition precedent to the obligation of Immersion to take any action pursuant to this Section 7.4 with respect to the shares of Immersion Common Stock to be issued to the stockholders of the Company in connection with the transactions contemplated hereby that the Company shall furnish to Immersion such information regarding the Company, the stockholders of the Company, the Immersion Common Stock held by such stockholders and the intended method of disposition of such securities as shall be required to effect the registration of the shares of Immersion Common Stock to be issued to the stockholders of the Company in connection with the transaction contemplated hereby and as may be required from time to time to keep such registration current.

     7.5 Employment Agreement. After the Effective Time, Immersion will cause the Company to continue to comply with the Employment Agreement dated September 22, 1999, as amended, between the Company and Rodney G. Hilton, subject to its terms.

     7.6 Transaction Costs. Whether or not the transactions contemplated by this Agreement are consummated, Immersion shall be responsible for and shall pay all of its Transaction Costs.

     7.7 Best Efforts. Between the date of this Agreement and the Closing Date, Immersion shall use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied and between the date of this Agreement and the Closing Date shall cooperate with the Company in obtaining consents of all third Persons that are identified or required to be identified in Part 4.5 of the Disclosure Schedule.

     7.8  Tax Matters.

     (a) Immersion will take all actions required by it pursuant to Section 6.8(a), Section 6.8(b) or Section 6.8(d).

     (b) Immersion will cooperate with the Company in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

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

     (c) Neither Immersion nor any of its affiliates shall take any action, or fail to take any action, that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

 8. Conditions to Obligation of Immersion and Merger Sub

     The obligation of Immersion and Merger Sub to complete the Merger is subject to the satisfaction on or before the Closing of each of the following conditions, any of which may be waived by Immersion, in whole or in part, in its sole discretion:

     8.1 Stockholder Approval. This Agreement and the Merger shall have been approved by the requisite votes of the Stockholders of the Company.

     8.2 Representations and Warranties of the Company. All representations and warranties of the Company in this Agreement and the information in the Disclosure Schedule shall be true and correct in all material respects on the Closing Date with the same effect as though made at such date without giving effect to any supplement to the Disclosure Schedule.

     8.3 Covenants of the Company. The Company shall have performed in all material respects all covenants required by this Agreement to be performed by it on or before the Closing Date.

     8.4  Delivery of Documents.

     (a) Immersion shall have received, all third Person consents to the transactions contemplated by this Agreement duly executed by such third Persons, that are identified or required to be identified in Parts 4.3 and 4.5 of the Disclosure Schedule.

     (b) The Escrow Agreement shall have been duly executed and delivered by the Company, the Representative and the Escrow Agent.

     (c) Greg Merril and Richard Cunningham shall execute and deliver Noncompetition Agreements in the form attached as Exhibit E-1. Richard Stacy, Rodney G. Hilton, Joseph L. Tasto, MD, MS and Philip G. Feldman shall execute and deliver Noncompetition Agreements in the form attached as Exhibit E-2.

     (d) Immersion shall have received Employee Confidentiality and Inventions Agreements in the form attached as Exhibit F duly executed by each employee of the Company.

     (e) Holders of at least 97% of the Company Common Stock and Company Preferred Stock, shall have executed and delivered to Immersion the Indemnification and Joinder Agreement.

     (f) Immersion shall have received evidence that the Advertising Agreement, dated January 6, 2000, between the Company and Scream Racing has been amended as provided in Section 6.11 at no cost to the Company or Immersion.

     8.5 Opinions of Counsel for the Company and Stockholders. Immersion shall have received from Duane, Morris & Heckscher LLP, counsel to the Company, and from counsel to the stockholders of the Company listed on Schedule 8.5, opinions dated the Closing Date in form and substance reasonably satisfactory to the Immersion and its counsel as to the matters described in Exhibit G. In furnishing such opinions, counsel may rely, to the extent counsel reasonably deems necessary or appropriate, upon certificates of public officials, the Company and officers of the Company.

     8.6 Resignations. Immersion shall have received written resignations, effective as of the Closing, from such officers and directors of the Company as Immersion shall have requested at least three business days in writing before the Closing Date.

     8.7 Injunctions. None of Immersion, the Company or any of their affiliates shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction which prevents or delays the consummation of any of the transactions contemplated by this Agreement.

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     8.8  Pooling of Interests. Deloitte & Touche, on behalf of Immersion, and
Ernst & Young LLP, on behalf of the Company, shall have delivered to Immersion letters, dated the Closing Date to the effect that pooling of interests accounting for the Merger is appropriate if the Merger is consummated in accordance with this Agreement.

     8.9 Objecting Stockholders. Holders of no more than three percent of the outstanding shares of Company Common Stock and Company Preferred Stock shall be eligible to exercise rights of objecting Stockholders under Title 3, Subtitle 2 of the MGCL.

     8.10 No Material Adverse Change. There shall have been no material adverse change, either individually or in the aggregate, in the condition (financial or otherwise), net worth, assets, liabilities, business, properties, prospects or results of operations of the Company.

     8.11 Auditors' Opinion. The Company shall have furnished Immersion with its audited balance sheet at May 31, 2000, and its related audited statements of operations, shareholders' equity and cash flows for the year ended May 31, 2000 accompanied by opinions of Ernst & Young LLP which statements shall reflect no changes (other than those changes identified in Part 4.6 of the Disclosure Schedule) from the unaudited balance sheet at May 31, 2000, and its related unaudited statements of operations, shareholders' equity and cash flows for the year ended May 31, 2000 referenced in Section 4.6.

     8.12 Certificates. The Company shall have furnished Immersion with certificates of its officers, public officials or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8 as Immersion may reasonably request.

     8.13 Approval of Documentation. The form and substance of all opinions, certificates and other documents to be furnished to Immersion in connection with this Agreement shall be satisfactory in all reasonable respects to Immersion and its counsel.

     8.14 Effectiveness of the S-4. The S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     8.15 Medtronic Agreement. The Company and Medtronic shall have entered into an amendment to the Medtronic Agreement that amends Section 3 of the Medtronic Agreement in a manner that is no less favorable to the Company than the draft of said Section 3 set forth in Schedule 6.12.

 9. Conditions to Obligation of the Company

     The obligation of the Company to complete the Merger are subject to satisfaction on or before the Closing of the following conditions, any of which may be waived by the Company, in whole or in part, in its sole discretion.

     9.1 Stockholder Approval. This Agreement and the Merger shall have been approved by the requisite votes of the Stockholders of the Company.

     9.2 Representations and Warranties of Immersion. All representations and warranties of Immersion in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such date.

     9.3 Covenants of Immersion. Immersion shall have performed in all material respects all of its covenants required by this Agreement to be performed by Immersion on or before the Closing Date.

     9.4 Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by Immersion and the Escrow Agent.

     9.5 Opinion of Counsel for Immersion. The Company shall have received the opinion of Heller Ehrman White & McAuliffe LLP, counsel to Immersion and Merger Sub, dated the Closing Date, as to the matters set forth in Exhibit H to this Agreement. In furnishing such opinions, counsel may rely, to the

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extent counsel reasonably deems necessary or appropriate, upon certificates of public officials, the Company and officers of the Company.

     9.6 Injunction. None of Immersion, the Company or any of their affiliates shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which prevents or delays the consummation of any of the transactions contemplated by this Agreement.

     9.7 Certificates. Immersion shall have furnished the Company with certificates of its officers or others, public officials and such other documents to evidence fulfillment of the conditions set forth in this Section 9 as the Company may reasonably request.

     9.8 Approval of Documentation. The form and substance of all opinions, certificates and other documents to be furnished to the Company in connection with this Agreement shall be satisfactory in all reasonable respects to the Company and its counsel.

     9.9 Registration of Shares of Immersion Common Stock. Immersion shall have filed the S-4 covering the shares of Immersion Common Stock to be issued in connection with the Merger, and the S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

 10. Termination

     10.1 Termination Events. This Agreement may be terminated by written notice given before the Effective Time:

          (a) by Immersion, if a material breach of any provision of this Agreement has been committed by The Company and such breach has not been waived or, if such breach is curable, cured within seven days of written notice of such breach;

          (b) by the Company, if a material breach of any provision of this Agreement has been committed by Immersion or Merger Sub and such breach has not been waived or, if such breach is curable, cured within seven days of written notice of such breach;

          (c) by either Immersion or the Company if the condition in Section
     8.15 is not satisfied by 11:59 PM August 14, 2000;

          (d) by mutual consent of Immersion and the Company;

          (e) by Immersion, if the Closing has not occurred (other than because a representation or warranty made by Immersion and Merger Sub was untrue when made or because Immersion or Merger Sub have not complied fully with their obligations under this Agreement) on or before October 27, 2000.

          (f) by the Company, if the Closing has not occurred (other than because a representation or warranty made by the Company was untrue when made or because the Company has not complied fully with their obligations under this Agreement) on or before October 27, 2000.

     10.2 Effect of Termination. Immersion's or the Company's right of termination under Section 10.2 is in addition to any other rights any party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.7, 6.10, 7.5, 10, 11 and 12 and the Indemnification and Joinder Agreement will survive. However, if this Agreement is terminated by a party because of a breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied because a representation and warranty of another party was untrue when made or because another party failed to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

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 11. Survival; Escrow; Indemnification

     11.1 Survival of Representations and Warranties; Rights not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, as supplemented in accordance with Section 6.6, and any certificate or document delivered pursuant to this Agreement will survive the completion of the Merger for the period set forth in Section 11.5(a) and will not be affected by any investigation conducted with respect thereto, any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the completion of the Merger, or the information in any supplements to the Disclosure Schedule delivered after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     11.2 Escrow. It is a condition to the obligations of the parties to consummate the Merger that Immersion, the Company and the Representative enter into the Escrow Agreement with the Escrow Agent. Under the Escrow Agreement, the Escrow Agent will hold in escrow the Escrowed Shares and any other assets or property received by the Escrow Agent (the "Escrow Fund"), all in accordance with the terms and conditions of this Section 11 and the Escrow Agreement. At the Effective Time, the stockholders of the Company (the "Company Indemnitors") will be deemed to have received and deposited with the Escrow Agent the Escrowed Shares, without any act of the Company Indemnitors. The Escrow Fund will be available during the term of the Escrow Agreement for the recovery by the Immersion Indemnitees of Damages for which the Immersion Indemnitees (as defined below) are entitled indemnification pursuant to this Section 11. Notwithstanding that, at the Effective Time, the Company Indemnitors will be deemed to have received the Escrowed Shares as part of the Merger Consideration and deposited them with the Escrow Agent, the disposition of the Escrowed Shares shall be governed by the terms of this Agreement and the Escrow Agreement without regard to whether or not any Company Indemnitor executes and delivers an Indemnification and Joinder Agreement.

     11.3 Indemnification. Each Company Indemnitor shall jointly and severally indemnify Immersion, Merger Sub, the Company and their affiliates, officers, directors, shareholders, agents, representatives, advisors, successors and assigns (collectively, the "Immersion Indemnitees"), and hold them harmless against and in respect of any and all claims, losses, damages (including incidental and consequential damages), expenses (including court costs, the costs of any investigation, expert witnesses and preparation, and attorneys'
fees), obligations and liabilities, whether or not involving third Person claims in each case net of any proceeds from insurance or any other collateral source received and retained by the person to be indemnified and net of any associated tax benefits (collectively, "Damages"), which, directly or indirectly, arise or result from or are incident or related to:

          (i) the breach or inaccuracy of any representation or warranty of the Company under the Merger Agreement, the Disclosure Schedule or the other agreements to be entered into or schedules to be delivered by the Company in connection with the Merger Agreement; or

          (ii) any default or failure of the Company's commitments or obligations under the Merger Agreement or such other agreements; or

          (iii) any act or omission of the Company which otherwise constitutes a breach of the Merger Agreement or such other agreements.

Consummation of the Merger will not be deemed or construed to be a waiver of any right or remedy of the Immersion Indemnitees, nor will this Section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by the Company Indemnitors. Any amounts, excluding any award of interest, to which an Immersion Indemnitee may be entitled under this Section
11.3 will bear interest at an annual rate of the lesser of 12% or the maximum legal rate permitted under applicable law from the later of the Closing Date (as defined in the Merger Agreement) and the date on which the Damages giving rise to such Immersion Indemnitees' indemnification rights are determined to have been incurred through the date on which such amounts are paid. Such interest will be paid from the Escrow Fund. For purposes of this Section 11.3, any Damages suffered or sustained by the Company or to which

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

the Company may be subject will be deemed to be suffered or sustained by the Immersion Indemnitees. The Company Indemnitors will not be entitled to contribution from, or recovery against, the Company with respect to any liability of the Company Indemnitors for Damages under this Agreement or the Escrow Agreement.

     11.4  Right to Defend; Certain Other Procedures.

     (a) The Immersion Indemnitees will promptly notify the Representative, on behalf of all Company Indemnitors, of the existence of any claim, demand, cause of action or other matter (collectively, a "Claim") involving Damages, or potential Damages, for which the Immersion Indemnitees may be entitled to indemnification and give the Representative 30 days (or such shorter period as required by the exigencies of such Claim) in which to elect to defend the same at the Company Indemnitors' own expense and with counsel of the Representative's selection (who will be approved by the Immersion Indemnitees, which approval will not be unreasonably withheld); provided, however, that the Immersion Indemnitees will at all times also have the right to fully participate in the defense at their own expense. If, within such 30-day (or shorter) period, the Representative, on behalf of the Company Indemnitors, fails to defend such Claim, or if, at any time after assuming defense of such Claim, the Representative, on behalf of the Company Indemnitors, fails to continue to defend it vigorously and in good faith, then the Immersion Indemnitees shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Claim on behalf, for the account, and at the risk and expense of the Company Indemnitors. Notwithstanding the foregoing, if such Claim might have an adverse effect on the ongoing business or assets of the Company or the relationship of the Company with its customers, suppliers, employees, agents or others having business dealings with it or may exceed the then amount of the Escrow Fund, the Immersion Indemnitees shall have first right to defend the same on the basis set forth in the preceding sentence. Except as provided in the preceding two sentences, the Immersion Indemnitees will not compromise or settle the claim, demand, cause of action or other matter without the written consent of the Representative, such consent not to be unreasonably withheld or delayed. If such Claim is one that cannot by its nature effectively be defended solely by the Company Indemnitors, the Immersion Indemnitees will make available all information and assistance that the Representative reasonably requests, provided that any associated expenses are paid in advance by the Company Indemnitors. The Immersion Indemnitees will use their Best Efforts to notify the Representative, on behalf of all Company Indemnitors, within 30 days of the date that Immersion's senior management receives actual notice of a Claim; provided, however, the failure to give any notice required by this Section 11.4(a) shall not relieve the Company Indemnitors of their obligations under this Agreement, unless the Representative demonstrates that such failure resulted in actual, irreparable detriment to the Company Indemnitors.

     (b) Notwithstanding anything in Section 11.4(a) to the contrary, if the Immersion Indemnitees have any Claim involving Damages, or potential Damages, for which the Immersion Indemnitees may be entitled to indemnification that does not involve liability or potential liability to any third Person, the Representative has 30 days, after having been given written notice from the Immersion Indemnitees describing the existence and general nature of such Claim to dispute such. If the Representative does send written notice to the Immersion Indemnitees within such 30-day period that disputes such Claim, the amount of such Claim will be conclusively deemed a liability of the Company Indemnitors.

     (c) Nothing in this Agreement will prevent an Immersion Indemnitee from making a Claim under this Agreement or the Escrow Agreement for any potential or contingent Claim, provided that it notifies the Representative, setting forth the general basis for any such potential or contingent Claim and the estimated amount thereof to the extent then feasible, and provided further that, if a potential or contingent Claim involves potential liability to a third Person, such Immersion Indemnitee has reasonable grounds to believe that such Claim will be made.

     (d) In the event that the Representative objects to any Claim made by an Immersion Indemnitee, the Representative and the Immersion Indemnitee will attempt, in good faith, to agree on the rights of the Company Indemnitors and the Immersion Indemnitee with respect to each such Claim. If the

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

Representative and the Immersion Indemnitee do so agree, and such agreement includes the distribution of some or all of the Escrow Fund to the Immersion Indemnitee, then the Representative and the Immersion Indemnitee will each sign joint written instructions to Escrow Agent so instructing Escrow Agent, and Escrow Agent will be entitled to rely on such instructions and make a distribution from the Escrow Fund in accordance with the terms of such instructions. If no agreement can be reached after good faith negotiation, or in any event at any time after 30 days from the date the Representative is notified of the Claim, either the Immersion Indemnitee or the Representative may commence litigation or take other action with respect to such Claim.

     (e) No Immersion Indemnitee will be required to exhaust any remedy against any other person or source (for example, under an insurance policy) as a condition to pursuing or obtaining any indemnification under this Agreement.

     11.5  Time Limitation; Waiver of Conditions.

     (a) If the Closing occurs, the Company Indemnitors will have no liability with respect to any representation or warranty unless an Immersion Indemnitee notifies the Representative of a Claim no later than the earlier of (i) the date of Immersion's first issuance of audited financial statements after the Effective Time and (ii) March 31, 2001.

     (b) The waiver of any condition to the consummation of the Merger Agreement by Immersion or Merger Sub will not affect the Immersion Indemnitees' rights to indemnification, payment of Damages or other remedies based on such representations, warranties, covenants and agreements.

     (c) Nothing in this Section 11 will affect the obligations and indemnities of the parties with respect to the covenants and agreements that are contained in this Agreement or the Escrow Agreement that are permitted or required to be performed, in whole or in part, after the Effective Time (as defined in the Merger Agreement).

     11.6  Limitations on Amount of Indemnification; Exclusive
Remedy. Notwithstanding anything in Section 11.3 to the contrary, the rights of the Immersion Indemnitees to be indemnified and held harmless under Section 11.3 will be limited as follows:

          (a) Subject to Section 11.6(c), the Immersion Indemnitees will have no right to recover for any Damages, until the total aggregate dollar amount of all Damages exceeds the sum of $50,000, in which event the Immersion Indemnitees will have the right to recover all such Damages (including the first $50,000 of such Damages).

          (b) If the Merger becomes effective, after the Effective Time, the Immersion Indemnitees' sole and exclusive remedy with respect to any and all claims for Damages related to the subject matter of the Merger Agreement or the Transaction Documents shall be to receive, pursuant to the indemnification provisions set forth in this Agreement, the appropriate amount of the Escrow Fund from the Escrow Agent as provided in the Escrow Agreement. In furtherance of the foregoing, Immersion (on behalf of itself and the other Immersion Indemnitees) hereby waives and agrees, in each case effective upon and subject to the effectiveness of the Merger, not to assert in any action of proceeding of any kind, any and all rights, claims and causes of action for Damages it may now or hereafter have against any Company Indemnitor relating to or arising from the Merger Agreement and the transactions contemplated thereby, other than claims for indemnification asserted as permitted by and in accordance with this Agreement and the Escrow Agreement.

          (c) The limitations of Sections 11.6(a) and (b) will not apply to any Damages or indemnification obligations that arise or result from or are incident or related to any fraud or deceit on the part of the Company or any Company Indemnitor.

     11.7 Term. The rights and obligations of the Immersion Indemnitees, the Representative and the Company Indemnitors under this Section 11, will expire and be of no further force or effect on the later of (i) such time as no Claims may be timely made by any Immersion Indemnitee under this Section 11; and (ii) such time as all Claims timely made under Section 11 are either settled by the parties or resolved by
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a final non-appealable order of a court of competent jurisdiction and all amounts due Immersion Indemnitees under this Agreement are paid in full.

     11.8  Appointment of Representative.

     (a) Greg Merril is hereby designated and appointed the agent and Representative of all the Company Indemnitors, for purposes of this Agreement and the Escrow Agreement, and through whom all actions on behalf of the Company Indemnitors relating to this Agreement, the Indemnification and Joinder Agreement and the Escrow Agreement (including those actions as are required, authorized or contemplated by this Section 11 with respect to indemnification and the escrow) will be made or directed, and the Representative will be the only Person authorized to take any action so required on behalf of the Company Indemnitors. The Company Indemnitors will be bound by any and all actions taken on their behalf by the Representative. The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute the Company Indemnitors' approval of the appointment of the Representative and his authorization to take all action contemplated by this Agreement on behalf of the Company Indemnitors.

     (b) By signing this Agreement, Greg Merril hereby accepts and acknowledges his appointment as the "Representative" and agrees to perform the duties required of the Representative under this Agreement and the Escrow Agreement. The parties agree that Greg Merril's signature on this Agreement relates solely to his acceptance of his appointment and his duties as the Representative.

     11.9 Replacement of Representative. The appointment of the Representative is irrevocable, except that a successor to the Representative may be appointed by a written instrument signed by a majority in percentage interest of the Company Indemnitors. Upon such appointment of any such successor, such successor will immediately give written notice of his or her appointment to Immersion and Escrow Agent (along with a certified copy of the written instrument showing such successor's appointment) and thereafter (i) such successor will be deemed to the Representative for purposes of this Agreement and the Escrow Agreement, and (ii) all of the terms, provisions and obligations of this Agreement and the Escrow Agreement will automatically (without any action on the part of such successor or further notice to any party) be binding upon and inure to the benefit of such successor. The choice of a successor Representative appointed in any manner permitted above is final and binding upon all the Company Indemnitors.

     11.10 Communications; Notices. Immersion is entitled to rely upon any communication or writings given or executed by the Representative as binding all the Company Indemnitors and their successors, assigns, heirs, legal representatives and spouses and will not be bound or put on notice by any communications from any Company Indemnitor or other person (other than the Representative acting as such). All notices to be sent to the Company Indemnitors pursuant to this Agreement or the Escrow Agreement will be addressed to the Representative. Any notice so sent will be deemed notice to all of the Company Indemnitors. The Representative is authorized to accept notice on behalf of the Company Indemnitors pursuant hereto.

     11.11 Authority of Representative. Without giving notice to the Company Indemnitors, the Representative shall have full and irrevocable authority on behalf of the Company Indemnitors (a) to deal with the other parties to this Agreement and the Escrow Agreement, (b) to accept and give notices and other communications relating to this Agreement and the Escrow Agreement, (c) to settle any dispute relating to the terms of this Agreement and the Escrow Agreement, (d) to waive any condition to the obligations of the Company Indemnitors found in this Agreement, the Escrow Agreement or the Merger Agreement, (e) to modify or amend this Agreement and the Escrow Agreement, (f) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Section 11, and (g) to act in connection with all matters arising out of, based upon, or in connection with this Agreement, the Escrow Agreement and the Merger Agreement and the transactions contemplated hereby.

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     11.12  Limitation on the Representative's Liability. The Representative
will not be liable to the other Company Indemnitors for any action taken, suffered or omitted by the Representative in good faith and reasonably believed by the Representative to be authorized or within the discretion of the rights or powers conferred upon the Representative by this Agreement or the Escrow Agreement, except to the extent of the Representative's own gross negligence, recklessness or willful misconduct. The Representative may consult with competent and responsible legal counsel selected by him, and he will not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel.

     11.13 Costs and Expenses of the Representative. The Company Indemnitors will bear all expenses incurred by the Representative in connection with his duties hereunder and will indemnify him against and save him harmless from any and all claims, liabilities, costs, payments and expenses, including fees of counsel (who may be selected by the Representative), for anything done by him in the performance of this Agreement or the Escrow Agreement, except as a result of his own gross negligence, recklessness or willful misconduct.

12. Miscellaneous

     12.1 Headings. Section and other headings in this Agreement are included solely for convenience and reference and shall not affect in any way the meaning of interpretation of this Agreement.

     12.2 Governing Law. The validity, construction and interpretation of this Agreement, all disputes among the parties arising out of this Agreement or the transactions contemplated hereby, and all matters related to but not covered by this Agreement shall be governed by the law of the State of New York.

     12.3 Entire Agreement. This Agreement, including the exhibits, schedules and the certificates delivered and to be delivered pursuant to this Agreement (which are incorporated into this Agreement by this reference and are made a part hereof), the Confidentiality Agreement dated May 1, 2000 between Immersion and the Company and the Transaction Documents embody the entire agreement and understanding between and among the parties pertaining to their subject matter, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to their subject matter.

     12.4 Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned, hypothecated or otherwise transferred by any party without the prior written consent of the Company before the Effective Time or the Representative after the Effective Time, for an assignment by Immersion, or Immersion, for any assignment by the Company, provided that Immersion may assign this Agreement or any rights under this Agreement to another entity that is controlled by, controls or is under common control with Immersion if Immersion remains obligated under this Agreement.

     12.5 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

     12.6 Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties to this Agreement, the Immersion Indemnitees any right or remedy under or by reason of this Agreement.

     12.7 Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Person to which it is directed, or when the period set forth below expires (whether or not it is actually received):

          (a) if transmitted by telecopier or facsimile transmission ("fax"), 24 hours after (i) transmission to the Person's fax number set forth below, with the Person's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Person of written confirmation of successful transmission, which confirmation may be produced by the transmitting Person's equipment;

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          (b) if deposited with the U.S. Postal Service as certified or registered mail, postage prepaid, and addressed to the Person to receive it as set forth below, 48 hours after such deposit;

          (c) if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the Person to receive it as set forth below, 24 hours after the delivery time promised by the delivery service:

        If to Immersion or any Immersion Indemnitee:
        Immersion Corporation
        801 Fox Lane
        San Jose, California 95131
        Attention: Louis Rosenberg, Chief Executive Officer
        Fax No. (408) 467-1901
        With a copy to:
        Heller Ehrman White & McAuliffe LLP
        601 South Figueroa Street, 40th Floor
        Los Angeles, CA 90017-5758
        Attention: Stephen E. Newton, Esq.
        Fax No. (213) 614-1868
        If to the Company:
        HT Medical Systems, Inc.
        55 W. Watkins Mill Road
        Gaithersburg, MD 20878
        Attention: Rodney G. Hilton
        Fax No. (301) 984-2014
        With a copy to:
        Duane, Morris & Heckscher LLP
        One Liberty Place
        Philadelphia, PA 19103-7396
        Attention: Kathleen M. Shay
        Fax No. (215) 979-1020
        If to the Representative or any Company Indemnitor, in care of the
        Representative:
        Gregory Merril
        55 W. Watkins Mill Road
        Gaithersburg, MD 20878
        Fax No. (301) 984-2014
        With a copy to:
        Duane, Morris & Heckscher LLP
        One Liberty Place
        Philadelphia, PA 19103-7396
        Attention: Kathleen M. Shay
        Fax No. (215) 979-1020

or to such other address as a Person to whom notice is to be given has furnished to the other Persons listed above in the manner provided above.

     12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

     12.9 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all parties. At any time before the
Closing: (i) Immersion may extend the time
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for the performance of any of the obligations or other acts of the Company or waive compliance with any of the agreements of the Company or with any conditions to its own obligations; (ii) the Company may extend the time for the performance of any of the obligations or other acts of Immersion or Merger Sub or waive compliance with any of the agreements of Immersion or Merger Sub or with any conditions to the Company's obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided, nor shall any forbearance by a party to seek a remedy for noncompliance or breach by another party be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

     12.10 Severable Provisions. If any provision of this Agreement is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     12.11 Rules of Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. All references in this Agreement to "parties" refer to parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits of or to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

     12.12 Mediation. If a dispute arises out of or relates to (A) this Agreement and the Transaction Documents, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement and the Transaction Documents; and (C) any matters related to but not covered hereby or thereby, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation in New York, New York under the Commercial Mediation Rules of the American Arbitration Association then in effect before resorting to litigation, arbitration or some other dispute resolution procedures; provided, however, that Immersion may, in its discretion, apply for a preliminary injunction, attachment, or other provisional judicial relief is such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the mediation specified in this section. Notwithstanding this Section 12.12, a party shall not be required to mediate or continue to mediate if its rights would be prejudiced by a delay in commencing litigation whether as a result of applicable statutes of limitation or otherwise.

     12.13  Non-Exclusive Consent to Jurisdiction. Each of the parties hereto:
(i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in the County of New York with respect to any and all disputes arising out of: (A) this Agreement and the Transaction Documents, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement and the Transaction Documents; and
(C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section
11.7 and, in the case of service of process on or any Company Indemnitor, by notice to the Representative; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by laws.

     12.14 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND

COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM WITH RESPECT TO ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

     12.15 Enforcement. The Company acknowledges that, in view of the uniqueness of the subject matter of this Agreement, Immersion may not have an adequate remedy at law for money damages if this Agreement is not performed in accordance with its terms. Accordingly, the Company agrees that, in addition to any other right or remedy to which Immersion may be entitled, at law or in equity, it shall be entitled to enforce this Agreement by a decree of specific performance against the Company and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of this Agreement, without posting any bond or other undertaking.

     12.16 Attorneys' Fees. The prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. "Prevailing party" for purposes of this Section 12.16 includes a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

IMMERSION:                                IMMERSION CORPORATION

                                          By /s/ LOUIS ROSENBERG
                                            ------------------------------------
                                             Name: Louis Rosenberg
                                             Title:  Chief Executive Officer

MERGER SUB:                               HT MERGER, INC.

                                          By /s/ LOUIS ROSENBERG
                                            ------------------------------------
                                             Name: Louis Rosenberg
                                             Title:  President, Secretary and
                                             Treasurer

THE COMPANY:                              HT MEDICAL SYSTEMS, INC.

                                          By /s/ GREG MERRIL
                                            ------------------------------------
                                             Title:  President, Chairman of the
                                             Board
                                             and Treasurer

THE REPRESENTATIVE:
                                          /s/ GREG MERRIL
                                          --------------------------------------
                                          GREG MERRIL

                                                                      APPENDIX B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is made as of
            , 2000, by and among Immersion Corporation, a Delaware corporation ("Immersion"), HT Medical Systems, Inc., a Maryland corporation (the "Company"), Greg Merril (the "Representative") and U.S. Trust Company, NA ("Escrow Agent").

                                    RECITALS

     A. Immersion, the Company, HT Merger, Inc., a Maryland corporation ("Merger Sub"), and the Representative are parties to an Agreement and Plan of Reorganization dated as of July 31, 2000 (the "Merger Agreement"), pursuant to which Merger Sub is merging into the Company, which is becoming a wholly-owned subsidiary of Immersion, and the stockholders of the Company (the
"Stockholders") will be entitled to receive Immersion Common Stock.

     B. Immersion and the stockholders of the Company have entered into an Indemnification and Joinder Agreement dated July 31, 2000 (the "Indemnification Agreement"), pursuant to which they have agreed to indemnify and hold harmless the Immersion Indemnitees against Damages and have appointed the Representative to act on their behalf with respect to all matters arising under or relating to the Indemnification Agreement and this Agreement.

     C. The parties are entering into this Escrow Agreement pursuant to Section
3.4 of the Merger Agreement to establish an escrow to facilitate the recovery by the Immersion Indemnitees of amounts to which they may in certain circumstances become entitled pursuant to Section 1 of the Indemnification Agreement.

     D. The Company and its stockholders have agreed that the Escrowed Shares shall be deposited with the Escrow Agent to be held and disbursed as provided in this Escrow Agreement.

     NOW, THEREFORE, for and in consideration of matters referenced in the above recitals and the mutual agreements contained in this Escrow Agreement, the parties hereto agree (i) that terms that appear with initial capitals in this Agreement that are not otherwise defined in this Agreement have the definitions ascribed to them in the Merger Agreement and/or the Indemnification Agreement and (ii) as follows:

 1. Establishment of Escrow Fund

     Escrow Agent is hereby appointed depository and agent for Immersion and the Representative, with respect to the Escrowed Shares deposited with Escrow Agent. Immersion hereby delivers to Escrow Agent certificates representing the Escrowed Shares. (As increased by any distributions thereon and as reduced by any disbursements, amounts paid or withdrawn under Sections 4 and 5, or losses on investments, the Escrowed Shares and any other property or cash held by Escrow Agent at any time are referred to as the "Escrow Fund".) Escrow Agent agrees to hold and administer the Escrow Fund pursuant to the terms and conditions of this Agreement.

 2. Investment of Escrow Fund; Dividends and Voting

     (a) In the event that the Escrow Fund includes any cash, the Escrow Agent shall invest and reinvest the Escrow Fund as instructed by the Representative in short-term U.S. Treasury Bills and Notes or other direct obligations of the United States. Income from any such investment shall be held by Escrow Agent and shall be reinvested in accordance with this Section 2. Escrow Agent shall have the right to liquidate any investments held, in order to provide funds necessary to make required payments under this Agreement. Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the Representative that comply with this Section 2 or as a result of any liquidation of any investment prior to its maturity or for the failure of the Representative to give Escrow Agent instructions to invest or reinvest the Escrow Fund or any earnings thereon except to the extent arising from Escrow Agent's breach, gross negligence or willful misconduct.

     (b) Any cash dividends declared and paid by Immersion on the Escrowed Shares will be delivered to Escrow Agent as the record holder of the Escrowed Shares. As soon as reasonably practicable after such receipt, Escrow Agent will pay such dividends to the Representative on behalf of the Stockholders (and the Representative will distribute such dividends to the Stockholders entitled thereto). At any time, during which Escrowed Shares are being held in escrow, that the stockholders of Immersion are entitled to vote on any matter, Escrow Agent will vote the Escrowed Shares as instructed in writing by the Representative as agent for the Stockholders.

 3. Notice of Claims

     The Immersion Indemnitees are entitled to make claims for indemnification to be paid from the Escrow Fund for Damages incurred, or reasonably anticipated to be incurred, by them pursuant to the provisions of Section 1 of the Indemnification Agreement. If a Buyer Indemnitee asserts any claim for indemnification against the Escrow Fund, it shall deliver to Escrow Agent and the Representative a written notice thereof (a "Notice of Claim") setting forth:
(a) a demand for payment of a specified amount from the Escrow Fund and the basis of calculation of such amount or, if such amount cannot be specified, the basis upon which the amount would be determined and the amount of the Escrow Fund that should be retained as security for such claim pending determination of the actual amount of the claim (a "Security Reserve"), and (b) a description of the asserted claim and the basis thereof.

 4. Payment of Claims

     (a) If the Representative gives notice to the Immersion Indemnitee and Escrow Agent disputing any claim (a "Counter Notice") within 30 days following receipt by Escrow Agent of the Notice of Claim regarding such claim, such claim shall be resolved as provided in Section 4(b). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of Damages specified by the Immersion Indemnitee in its Notice of Claim shall be deemed established for purposes of this Escrow Agreement and the Indemnification Agreement and, at the end of such 30-day period, Escrow Agent shall deliver to the Immersion Indemnitee the amount claimed in the Notice of Claim from the Escrow Fund. Escrow Agent shall not inquire or be required to inquire into or consider whether a claim complies with the requirements of the Merger Agreement.

     (b) If the Representative gives a Counter Notice with respect to a claim within the time specified in Section 4(a), Escrow Agent shall distribute from the Escrow Fund with respect thereto only upon receipt of and in accordance with: (i) joint written instructions of the Immersion Indemnitee and the Representative or (ii) a final non-appealable order of a court of competent jurisdiction or a final arbitration award. Escrow Agent shall act on such court order or arbitration award without further question.

     (c) If an Immersion Indemnitee delivers a Notice of Claim pursuant to
Section 3 for a Security Reserve, Escrow Agent shall hold the Security Reserve until the Immersion Indemnitee gives Escrow Agent and the Representative notice of the actual amount of the claim underlying the Security Reserve, and thereafter the claim shall be resolved as contemplated by Sections 4(a) and (b);

     (d) Any reference in this Agreement to any amount to be distributed or paid by Escrow Agent or retained or held by Escrow Agent as a Security Reserve shall mean such number of Escrowed Shares and/or cash or other property in the Escrow Fund as shall have a value equal to the amount to be so distributed, paid, retained or held, such value being based on the Average Closing Price, in the case of Escrowed Shares, or the fair market value of other property as determined in good faith by the Board of Directors of Immersion, in the case of other property.

 5. Other Payments By Escrow Agent; Termination

     (a) On the date 30 days after the date that claims may no longer be filed pursuant to Section 13 of the Indemnification Agreement, Escrow Agent shall distribute to the Representative an amount equal to the then remaining amount of the Escrow Fund, if any, less the total of all claims (including Security Reserves) that have not been both: (i) resolved as provided in Section 4(a) or
(b) and (ii) paid to the Immersion Indemnitee, if the resolution requires a payment to an Immersion Indemnitee. After the date specified above in this
Section 5(a), upon the final resolution of each claim, on a claim-by-claim basis, for which Escrow Agent has received a Notice of Claim within the time required by Section 1.3 of the Indemnification Agreement, Escrow Agent shall distribute to the appropriate Immersion Indemnitee the amount, if any, that it is entitled to receive pursuant to Section 4(a) or (b), and to the Representative the balance less the total amount of all other claims including any remaining Security Reserves that have not been both: (i) resolved as provided in Section 4(a) or (b) and (ii) paid to the Immersion Indemnitee, if the resolution requires a payment to a Buyer Indemnitee.

     (b) This Agreement shall terminate and Escrow Agent shall have no further responsibilities hereunder once the entire Escrow Fund has been distributed by Escrow Agent and its fees and expenses have been paid.

 6. Responsibility

     (a) Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to have been signed (with an original signature or signature by facsimile transmission) and presented by the proper Person (including the signature of any Person purporting to be an officer or authorized representative of a corporate party) and shall not be liable to any party hereto in connection with the performance of Escrow Agent's duties hereunder, except for Escrow Agent's own breach, gross negligence or willful misconduct. Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto in accordance with this Agreement. Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and Escrow Agent is not charged with knowledge of, or any duties or responsibilities in connection with, any other document or agreement. If in doubt as to its duties and responsibilities hereunder, Escrow Agent may consult with counsel of its choice, and shall be protected in any action taken or omitted in connection with the reasonable advice or opinion of such counsel.

     (b) In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by joint written instructions, or an order or award and legal opinion as referred to in Section 4(b).

     (c) Escrow Agent is to act as a depository agent only and is hereby relieved of any liability in connection with any representations, promises or agreements made by the other parties to this Agreement. Escrow Agent shall not be responsible for and shall not be under a duty to examine any other agreement or to determine if parties have performed under any other agreement.

     (d) Escrow Agent shall send to the Representative with a copy to Immersion, statements detailing receipts, disbursements and balances of the Escrow Fund on a monthly basis.

 7. Indemnification and Fees

     (a) In consideration of Escrow Agent's acceptance of this Agreement, Immersion and the Representative shall severally and not jointly indemnify and hold Escrow Agent harmless as to any liability, incurred by it to any other Person by reason of accepting the same or in carrying out any of the terms hereof, and shall (except as provided otherwise in Section 7(b)) reimburse Escrow Agent for 50% of all out-of-pocket expenses, including, among other things, reasonable attorneys' fees and court costs, incurred by reason of its position hereunder or actions taken pursuant hereto, except in the event of

Escrow Agent's breach, gross negligence or willful misconduct. Immersion and the Representative shall (except as provided otherwise in Section 7(b)) each pay 50% of any amount owed to the Escrow Agent under this Section 7(a). Immersion and the Representative hereby agree to indemnify and hold each other harmless for any amount paid by either of them, to the Escrow Agent pursuant to this Section 7(a), to the extent (except as provided otherwise in Section 7(b)) such payment exceeds 50% of the total amount owed to the Escrow Agent pursuant to this
Section 7(a). The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of Escrow Agent or the termination of this Agreement. The fees and charges set forth below for Escrow Agent's services will be considered compensation for its ordinary services as contemplated by this Agreement. If Escrow Agent renders any service not provided for in this Agreement or there is any assignment of any interest in the subject matter of this escrow or modification of any interest or if any controversy arises in connection with it, Escrow Agent will be reasonably compensated for such extraordinary services, and will be reimbursed for all reasonable costs, attorneys' fees and expenses occasioned thereby, which compensation, costs, fees and expenses shall be payable to Escrow Agent by Immersion and the Representative.

     (b) Escrow Agent shall receive fees and charges for its services hereunder in accordance with Schedule A hereto. Immersion shall pay up to $25,000 of Escrow Agent's fees and expenses, and any fees and expenses hereunder in excess of $25,000 shall be shared equally with 50% paid by Immersion and 50% paid by the Representative. The amount of any such fees and expenses to be paid by the Representative shall be paid from the Escrow Fund.

 8. Notices

     Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to which it is directed, or when the period set forth below expires (whether or not it is actually received):

          (a) if transmitted by telecopier, telex or facsimile transmission ("fax"), 24 hours after (i) transmission to the party's telecopier number set forth below, with the party's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting party of written confirmation of successful transmission, which confirmation may be produced by the transmitting party's equipment;

          (b) if deposited with the U.S. Postal Service as certified or registered mail, postage prepaid, and addressed to the Person to receive it as set forth below, 48 hours after such deposit; or

          (c) if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth below, 24 hours after the delivery time confirmed by the delivery service:

If to Immersion or any                 Immersion Corporation
other Immersion                        801 Fox Lane
Indemnitee:                            San Jose, CA 95131
                                       Attention: Louis Rosenberg, Chief
                                       Executive Officer
                                       Fax No. (408) 467-1901

With a copy to:                        Heller Ehrman White & McAuliffe LLP
                                       601 South Figueroa Street, 40th Floor
                                       Los Angeles, CA 90017-5758
                                       Attention: Stephen E. Newton, Esq.
                                       Fax No. (213) 614-1868

If to the Representative:              Greg Merril
                                       55 W. Watkins Mill Road
                                       Gaithersburg, MD 20878
                                       Fax No. (301) 984-2014

With a copy to:                        Duane, Morris & Heckscher LLP
                                       One Liberty Place
                                       Philadelphia, PA 19103-7396
                                       Attention: Kathleen M. Shay
                                       Fax No. (215) 979-1020

If to Escrow Agent:                    U.S. Trust Company, NA
                                       -------------------------------
                                       -------------------------------
                                       Attention: ________________
                                       Fax No. __________________

or to such other address as a party to whom notice is to be given has furnished to the other parties in the manner provided above. Distributions by Escrow Agent from the Escrow Fund shall be sent by mail in the manner set forth above, addressed to Immersion or any other Immersion Indemnitee or the Representative at the respective addresses set forth above or such other address as either Immersion, in the case of payments to an Immersion Indemnitee, or the representative, in the case of payments to the Representative, notifies Escrow Agent in writing.

 9. Resignation

     Escrow Agent may resign and be discharged from its duties hereunder at any time by giving not less than 60 days' prior written notice of such resignation to Immersion and the Representative, which notice shall specify the date when such resignation shall take effect. Upon such notice, Immersion and the Representative shall appoint a successor escrow agent. If Immersion and the Representative do not agree upon a successor escrow agent within 30 days after
such notice,                shall be appointed successor. Escrow Agent shall
continue to serve until its successor delivers to Immersion and the Representative a duly executed instrument of acceptance of the terms and conditions of this Agreement and receives the Escrow Fund, at which time Escrow Agent shall have no further duties or responsibilities hereunder.

10. Miscellaneous

     10.1 Governing Law. The validity, construction and interpretation of this Agreement, all disputes among the parties arising out of this Agreement or the transactions contemplated hereby, and all matters related to but not covered by this Agreement shall be governed by the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, without regard to any principles of conflicts or choice of laws.

      10.2 Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned, hypothecated or otherwise transferred by any party without the prior written consent of the Representative, for an assignment by an Immersion Indemnitee, or Immersion, for any assignment by the Representative, provided that Immersion may assign this Agreement or any rights under this Agreement or any right under Agreement to another entity to whom Immersion has assigned any of its rights under the Merger Agreement or the Indemnification Agreement as permitted thereby.

      10.3 Binding Effect; Parties in Interest. This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. The provisions of this Agreement are for the sole benefit of the parties hereto, the Immersion Indemnitees and the Representative and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

      10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

      10.5 Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, but only by an instrument signed by the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought.

     10.6 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability shall not invalidate or render unenforceable such provision.

     10.7 Force Majeure. In the event that any party to this Agreement is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other parties for any unforeseeable damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party is able to perform substantially that party's duties.

     10.8 Consent to Jurisdiction. Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in the County of New York with respect to any and all disputes arising out of: (A) this Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 8; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     10.9 Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. References herein to Sections are, unless otherwise indicated, to Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the context requires. Unless otherwise expressly provided, use of the words "including" and "include" is not limiting and use of the word "or" is in the inclusive sense. All references herein to a "party" or "parties" refer to a party or parties to this Agreement unless expressly indicated otherwise. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                          IMMERSION:

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          THE REPRESENTATIVE:

                                          --------------------------------------
                                          Greg Merril

                                          ESCROW AGENT:

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

SCHEDULE A

                           ESCROW AGENT FEE SCHEDULE

                                                                      APPENDIX C

                          INDEMNIFICATION AND JOINDER
                                   AGREEMENT

     THIS INDEMNIFICATION AND JOINDER AGREEMENT (this "Agreement") is made and entered into as of July 31, 2000, by and among Immersion Corporation, a Delaware corporation ("Immersion"), and the stockholders (each, a "Company Indemnitor," and collectively, the "Company Indemnitors," all of whom are listed on the signature pages to this Agreement) of HT Medical Systems, Inc., a Maryland corporation (the "Company"), with reference to the following facts:

     A. Immersion, Immersion's wholly-owned subsidiary, HT Merger, Inc. ("Merger Sub"), the Company and Greg Merril are entering into an Agreement and Plan of Reorganization (the "Merger Agreement"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company, which will become a wholly-owned subsidiary of Immersion, and the Company Indemnitors will be entitled to receive Immersion Common Stock.

     B. As a material inducement to Immersion and Merger Sub to enter into the Merger Agreement, the Company Indemnitors wish to enter into this Agreement and agree to all the terms and provisions hereof.

     C. The parties are entering into an Escrow Agreement pursuant to Section
3.4 of the Merger Agreement to establish an escrow to facilitate the recovery by the Immersion Indemnitees of amounts to which they may in certain circumstances become entitled as a result of indemnification for Damages pursuant to Section 1 of this Agreement.

     ACCORDINGLY, in consideration of the foregoing, and intending to be legally bound hereby, each of the parties hereby agrees (i) that terms that appear with initial capitals in this Agreement that are not otherwise defined in this Agreement have the definitions ascribed to them in the Merger Agreement and/or the Escrow Agreement (as defined in Section 1.2) and (ii) as follows:

 1. Indemnification and Escrow

     1.1. Approval; Joinder. By signing this Agreement, each Company Indemnitor, on behalf of the Company Indemnitor and his spouse, heirs, affiliates, legal representatives, successors and assigns, hereby (i) approves and accepts all of the terms and conditions of the Merger Agreement and the Escrow Agreement and agrees to be bound thereby as if the Company Indemnitor were a party thereto; and (ii) agrees to promptly comply with all of the terms of this Agreement, the Merger Agreement (including the indemnification provisions of Section 11 of the Merger Agreement) and the Escrow Agreement.

     1.2. The Escrow. It is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger that Immersion, the Company and the Representative enter into an Escrow Agreement (substantially in the form attached as EXHIBIT B to the Merger Agreement) (the "Escrow Agreement") with U.S. Trust Company, NA, as Escrow Agent ("Escrow Agent"). Under the Escrow Agreement, Escrow Agent will hold in escrow the Escrow Fund, all in accordance with the terms and conditions of the Escrow Agreement. At the Effective Time, the Company Indemnitors will be deemed to have received and deposited with Escrow Agent the Escrow Fund, without any act of the Company Indemnitors. The Escrow Fund will be available to the Immersion Indemnitees during the term of the Escrow Agreement for the recovery of Damages. At the Immersion Indemnitees' option, the Immersion Indemnitees may proceed against either or both (i) the Escrow Fund or (ii) one or more of the Company Indemnitors under this Agreement; provided that any payment in respect of any Damages will first be satisfied by the Escrow Fund. By signing this Agreement, each Company Indemnitor hereby agrees to promptly pay any amount of cash that may become due and payable to any Immersion Indemnitee by such Company Indemnitor under the terms of this Agreement and further approves and accepts the terms and conditions of the Escrow Agreement.

     1.3. Term. This Agreement, and the rights and obligations of the parties under this Agreement, will expire and be of no further force or effect on the later of (i) such time as no Claims may be timely made by any Immersion Indemnitee under Section 11 of the Merger Agreement; and (ii) such time as all Claims timely made under Section 11 of the Merger Agreement are either settled by the parties or resolved by a final non-appealable order of a court of competent jurisdiction and all amounts due Immersion Indemnitees under this Agreement are paid in full.

 2. Appointment of Representative

     2.1. Appointment of Representative.

     (a) By signing this Agreement, each Company Indemnitor hereby designates and appoints Greg Merril the agent and representative (the "Representative") of all the Company Indemnitors, for purposes of this Agreement and the Escrow Agreement, and through whom all actions on behalf of the Company Indemnitors relating to this Agreement and the Escrow Agreement (including those actions as are required, authorized or contemplated by Section 1 with respect to indemnification and the escrow) will be made or directed, and hereby acknowledges that the Representative will be the only person authorized to take any action so required on behalf of the Company Indemnitors. The Company Indemnitors will be bound by any and all actions taken on their behalf by the Representative.

     (b) By signing this Agreement, Greg Merril hereby also accepts and acknowledges his appointment as the "Representative" and agrees to perform the duties required of the Representative under this Agreement and the Escrow Agreement.

     2.2. Replacement of Representative. The appointment of the Representative is irrevocable by the Company Indemnitors, except that a successor to the Representative may be appointed by a written instrument signed by a majority in percentage interest of the Company Indemnitors. Upon such appointment of any such successor, such successor will immediately give written notice of his or her appointment to Immersion and Escrow Agent (along with a certified copy of the written instrument showing such successor's appointment) and thereafter (i) such successor will be deemed to the Representative for purposes of this Agreement and the Escrow Agreement, and (ii) all of the terms, provisions and obligations of this Agreement and the Escrow Agreement will automatically (without any action on the part of such successor or further notice to any party) be binding upon and inure to the benefit of such successor. The choice of a successor Representative appointed in any manner permitted above is final and binding upon all the Company Indemnitors.

     2.3. Communications; Notices. Immersion is entitled to rely upon any communication or writings given or executed by the Representative as binding all the Company Indemnitors and their successors, assigns, heirs, legal representatives and spouses and will not be bound or put on notice by any communications from any Company Indemnitor or other person (other than the Representative acting as such). All notices to be sent to the Company Indemnitors pursuant to this Agreement or the Escrow Agreement will be addressed to the Representative. Any notice so sent will be deemed notice to all of the Company Indemnitors. The Company Indemnitors hereby consent and agree that the Representative is authorized to accept notice on behalf of the Company Indemnitors pursuant hereto.

     2.4. Agent for Service of Process. Each Company Indemnitor hereby irrevocably appoints the Representative as the lawful agent of such Company Indemnitor and his or her successors, assigns, heirs, legal representatives and spouse to receive and forward on their behalf service of all necessary processes in any action, suit, or proceeding arising under or in any way relating to this Agreement, the Merger Agreement, the Escrow Agreement or any related document, any of the transactions contemplated hereby or thereby or any of the subject matter hereof and that may be brought against any Company Indemnitor or his or her successors, assigns, heirs, legal representatives or spouse in any court. Such service of process or notice received by the Representative will have the same force and effect as if served upon the Company Indemnitors or their respective successors, assigns, heirs, legal representative or spouses.

     2.5. Power of Attorney. Each Company Indemnitor hereby appoints and constitutes the Representative the true and lawful attorney-in-fact of such Company Indemnitor and his or her successors, assigns, heirs, legal representatives or spouse, with full power in such Company Indemnitor's (or successors', assigns', heirs', legal representatives' or spouse's) name and on the Company Indemnitor's (or the successors', assigns', heirs', legal representatives' or spouse's) behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Representative, and in general to do all things and to perform all acts, including executing and delivering the Escrow Agreement and all other agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Company Indemnitors hereunder and in consideration of the mutual covenants and agreements made herein, and is irrevocable and will not be terminated by any act of any Company Indemnitor or by operation of law, whether by death or any other event. Without giving notice to the Company Indemnitors, the Representative shall have full and irrevocable authority on behalf of the Company Indemnitors (a) to deal with the other parties to this Agreement and the Escrow Agreement, (b) to accept and give notices and other communications relating to this Agreement and the Escrow Agreement, (c) to settle any dispute relating to the terms of this Agreement and the Escrow Agreement, (d) to waive any condition to the obligations of the Company Indemnitors found in this Agreement, the Escrow Agreement or the Merger Agreement, (e) to modify or amend this Agreement and the Escrow Agreement, (f) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Section 2, and (g) to act in connection with all matters arising out of, based upon, or in connection with this Agreement, the Escrow Agreement and the Merger Agreement and the transactions contemplated hereby.

     2.6. Limitation on the Representative's Liability. The Representative will not be liable to the other Company Indemnitors for any action taken, suffered or omitted by the Representative in good faith and reasonably believed by the Representative to be authorized or within the discretion of the rights or powers conferred upon the Representative by this Agreement or the Escrow Agreement, except to the extent of the Representative's own gross negligence, recklessness or willful misconduct. The Representative may consult with competent and responsible legal counsel selected by him, and he will not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel.

     2.7. Costs and Expenses of the Representative. The Company Indemnitors will bear all expenses incurred by the Representative in connection with his duties hereunder and will indemnify him against and save him harmless from any and all claims, liabilities, costs, payments and expenses, including fees of counsel (who may be selected by the Representative), for anything done by him in the performance of this Agreement or the Escrow Agreement, except as a result of his own gross negligence, recklessness or willful misconduct.

 3. Miscellaneous

     3.1. Tax Consequences to the Company Indemnitors, Etc. Each Company Indemnitor hereby acknowledges and agrees that Immersion, Merger Sub and the Company have not given the Company Indemnitor any tax advice in connection with the Merger or otherwise, and have no responsibility for any tax consequences to the Company Indemnitor arising from or related to the Merger or otherwise. Each Company Indemnitor further acknowledges and agrees that the Company Indemnitor has had an opportunity to consult with his or her personal tax advisors as to the actual tax consequences to the Company Indemnitor arising from or related to the Merger or otherwise.

     3.2. Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Person to which it is directed, or when the period set forth below expires (whether or not it is actually received):

          (a) if transmitted by telecopier or facsimile transmission ("fax"), 24 hours after (i) transmission to the Person's fax number set forth below, with the Person's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Person of written confirmation of successful transmission, which confirmation may be produced by the transmitting Person's equipment;

          (b) if deposited with the U.S. Postal Service as certified or registered mail, postage prepaid, and addressed to the Person to receive it as set forth below, 48 hours after such deposit;

          (c) if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the Person to receive it as set forth below, 24 hours after the delivery time promised by the delivery service:

          If to the Company Indemnitors or the Representative:

          Greg Merril
          55 W. Watkins Mill Road
          Gaithersburg, MD 20878
          Fax No. (301) 984-2014

          With a copy to:

          Duane, Morris & Heckscher LLP
          One Liberty Place
          Philadelphia, PA 19103-7396
          Attention: Kathleen M. Shay
          Fax No. (215) 979-1020

          If to Immersion or Immersion Indemnitees:

          Immersion Corporation
          801 Fox Lane
          San Jose, California 95131
          Attention: Louis Rosenberg, Chief Executive Officer
          Fax No. (408) 467-1901

          With a copy to:

          Heller Ehrman White & McAuliffe LLP
          601 South Figueroa Street, 40th Floor
          Los Angeles, CA 90017-5758
          Attention: Stephen E. Newton, Esq.
          Fax No. (213) 614-1868

or to such other address as a Person to whom notice is to be given has furnished to the other Persons listed above in the manner provided above.

     3.3. Amendment. This Agreement may not be amended, modified, supplemented, cancelled or discharged except in a writing signed by Immersion and a majority in percentage interest of the Company Indemnitors.

     3.4. Headings. The Section and subsection headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     3.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Immersion and the Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     3.6. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, without regard to any principles of conflicts or choice of laws.

     3.7. Interpretation; Rules of Construction. This Agreement has been negotiated and is to be interpreted according to its fair meaning and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who drafted the contractual provision in question. All references in this Agreement to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections or subsections are to Sections and subsections of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

     3.8. Entire Agreement. This Agreement, and the Merger Agreement and the Escrow Agreement, which are hereby incorporated into this Agreement by this reference and are made a part hereof, together with all other agreements and documents executed and delivered concurrently herewith or therewith, constitute the entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to that subject matter, which will continue in full force and effect.

     3.9. Waiver. Either Immersion or the Representative (on his behalf and behalf of the Company Indemnitors) may extend the time for the performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party (either Immersion or the Representative) giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

     3.10. Parties in Interest. Except for the Immersion Indemnitees , who are third party beneficiaries of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

     3.11. Successors and Assigns. This Agreement inures to the benefit of and is binding upon the successors and assigns of the parties. Notwithstanding the foregoing, except as set forth in Section 2.2, neither this Agreement nor any rights or obligations hereunder may be assigned, pledged, hypothecated or otherwise transferred by the Representative or the Company Indemnitors without the prior written consent of Immersion, which consent may be withheld in the sole discretion of Immersion.

     3.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by telecopier transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by telecopier are deemed to be their original signatures for any purpose whatsoever.

     3.13. Consent to Jurisdiction. Each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in the County of New York with respect to any and all disputes arising out of (A) this Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 3.1; and (iv) agrees that nothing herein will affect the right to effect service of process in any other manner permitted by law.

     IN WITNESS WHEREOF, the parties have caused this Indemnification and Joinder Agreement to be duly executed as of the date first above written.

                                          IMMERSION:

                                          IMMERSION CORPORATION

                                          By:
                                            ------------------------------------
                                          Name: Louis Rosenberg
                                          Its: Chief Executive Officer

                                          REPRESENTATIVE:

                                          --------------------------------------
                                          Greg Merril

                                          THE STOCKHOLDERS:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                                                      APPENDIX D

                            HT MEDICAL SYSTEMS, INC.
                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of
                           , 2000, by and between Immersion Corporation, a
Delaware corporation ("Immersion"), and the undersigned stockholder ("Stockholder") of HT Medical Systems, Inc., a Maryland corporation (the "Company"), with reference to the following facts:

     A. Immersion, Immersion's wholly owned subsidiary, HT Merger, Inc. ("Merger Sub"), the Company and Greg Merril are entering into an Agreement and Plan of Reorganization (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged (the "Merger") with and into the Company, which will be the surviving corporation in the Merger, and the Company's stockholders will be entitled to receive shares of common stock of Immersion, all in accordance with the terms, and subject to the conditions, of the Merger Agreement.

     B. Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of that number of shares (the "Shares") of the outstanding capital stock of the Company as indicated on the signature page to this Agreement.

     C. To induce Immersion and Merger Sub to enter into the Merger Agreement, Stockholder is willing to agree to vote the Shares and any other such shares of capital stock of Company so as to facilitate consummation of the Merger.

     ACCORDINGLY, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereby agrees as follows:

 1. Acquisitions of Shares. Stockholder agrees that any and all shares of capital stock of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) (including any and all shares or securities issued or issuable in respect of any Shares or later purchased or acquired shares) after the execution of this Agreement and prior to the Expiration Date ("New Shares") will be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to, approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, Stockholder will vote the Shares and any New Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

     3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder is executing and delivering to Immersion and Merger Sub a proxy, (the "Proxy") in the form attached as ANNEX 1 to this Agreement, which is irrevocable, with respect to the all of the Shares (including any later acquired New Shares).

     4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Immersion that Stockholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares; and (iii) has the full legal capacity, right, power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     5. Additional Documents; Further Action. Stockholder hereby covenants and agrees to execute and deliver any such additional documents, and take any such further action, as may be necessary or desirable, in the reasonable opinion of Immersion, to carry out the intent and purpose of this Agreement.

     6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     7. Termination. This Agreement and the Proxy delivered in connection herewith will terminate and will have no further force or effect on the Expiration Date.

     8. Miscellaneous.

     (a) Notices. Any notices, consents, waivers or other communications required or permitted under this Agreement will be given in writing and will be deemed to have been duly given when delivered personally, or if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed, or when the following period expires (whether or not it is actually received) (i) if transmitted by telecopier, 24 hours following transmission to the party's telecopier number set forth below, with the party's name and address clearly shown on the first page and confirmation of transmission produced by the transmitting party's equipment; (ii) if deposited in the mail, postage prepaid, and addressed to the party to receive it as set forth below, 72 hours following such deposit,; or (iii) if accepted by Federal Express, or similar delivery service in general usage, for delivery to the address of the party to receive it as set forth below, 24 hours following the delivery time promised by the delivery service; provided that, if any such transmission, mailing or express delivery is made on a day immediately preceding a Saturday, Sunday or national holiday, then the subject transmission, mailing or express delivery, as the case may be, will be deemed to be made at the beginning of the next succeeding day that is not a Saturday, Sunday or national holiday:

        If to Immersion:

        Immersion Corporation
        801 Fox Lane
        San Jose, California 95131
        Attention: Louis Rosenberg, Chief Executive Officer
        Telecopier no.: (408) 467-1901

        With a copy to:

        Stephen E. Newton, Esq.
        Heller Ehrman White & McAuliffe LLP
        601 South Figueroa Street, 40th Floor
        Los Angeles, California 90017-5758
        Telecopier no.: (213) 614-1868

        If to Stockholder:

        At the address provided
        on the signature page hereof

        With a copy to:

        Kathleen M. Shay, Esq.
        Duane, Morris & Heckscher LLP
        One Liberty Place
        Philadelphia, Pennsylvania 19103-7396
        Telecopier no.: (215) 979-1020

or to such other address or telecopier number as the party to whom notice is to be given has furnished to the other party in the manner provided above, provided that notice of such change has actually been received by the party to whom it is directed.

     (b) Amendment; Waiver. This Agreement may not be amended, modified, supplemented, cancelled or discharged except in a writing signed by Immersion and Stockholder. Either Immersion or Stockholder may extend the time for the performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

     (c) Headings. The Section and subsection headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Immersion and Stockholder will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, without regard to any principles of conflicts or choice of laws.

     (f) Interpretation; Rules of Construction. This Agreement has been negotiated and is to be interpreted according to its fair meaning and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who drafted the contractual provision in question. All references in this Agreement to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections or subsections are to Sections and subsections of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

     (g) Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

     (h) Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the spouse, heirs, personal representatives, successors and assigns of the parties. Notwithstanding the foregoing, neither this Agreement nor any rights or obligations hereunder may be assigned, pledged, hypothecated or otherwise transferred by Stockholder without the prior written consent of Immersion, which consent may be withheld in the sole discretion of Immersion.

     (i) Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York located in the County of New York with respect to any and all disputes arising out of (A) this Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 8(a); and (iv) agrees that nothing herein will affect the right to effect service of process in any other manner permitted by law.

     (j) Entire Agreement. This Agreement, and the Annex hereto, and the Merger Agreement, which are hereby incorporated into this Agreement by this reference and are made a part hereof, together with all other agreements and documents executed and delivered concurrently herewith or therewith, constitute the entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to that subject matter.

     (k) Enforcement. Stockholder acknowledges that, in view of the uniqueness of the subject matter of this Agreement, Immersion may not have an adequate remedy at law for money damages if this Agreement is not performed in accordance with its terms. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Immersion may be entitled, at law or in equity, it will be entitled to enforce this Agreement by a decree of specific performance against Stockholder and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of this Agreement, without posting any bond or other undertaking.

     (l) Attorneys' Fees. The prevailing party will be entitled to recover all costs and expenses, including reasonable attorneys' fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. "Prevailing party" for purposes of this Section 8(l) includes a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

     (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by telecopier transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by telecopier will be deemed to be their original signatures for any purpose whatsoever.

                [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date first above written.

                                          IMMERSION:

                                          IMMERSION CORPORATION

                                          By
                                            ------------------------------------
                                             Its:
                                              ----------------------------------

                                          STOCKHOLDER:

                                          --------------------------------------
                                          Stockholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Number of Shares Beneficially Owned:

                                                    shares of Common Stock

                                                    shares of Preferred Stock

                                    ANNEX 1

                           FORM OF IRREVOCABLE PROXY

     The undersigned Stockholder of HT Medical Systems, Inc., a Maryland corporation (the "Company"), hereby irrevocably appoints Louis Rosenberg, Victor Viegas, Stuart Mitchell and Craig Factor, officers of Immersion Corporation, a Delaware corporation ("Immersion"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, each with full power of substitution and resubstitution, to the full extent of the undersigned Stockholder's rights with respect to the shares of capital stock of the Company beneficially owned by the undersigned Stockholder, which shares are listed on the final page of this Irrevocable Proxy, and any and all shares of capital stock of Company that the undersigned Stockholder purchases or with respect to which the undersigned Stockholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) (including any and all shares or securities issued or issuable in respect of any Shares or the later purchased or acquired shares) after the execution of this Agreement and prior to the Expiration Date (collectively, the "Shares"), until the earlier to occur of (i) such date and
time as the Agreement and Plan of Reorganization, dated as of July   , 2000 (the
"Merger Agreement"), by and among Immersion, Immersion's wholly owned subsidiary, HT Merger, Inc., and the Company, is terminated in accordance with its terms, and (ii) such date and time as the Merger (as defined in the Merger Agreement) is effective in accordance with the terms and conditions of the Merger Agreement (the "Expiration Date"). Upon the execution of this proxy, all prior proxies given by the undersigned Stockholder with respect to the Shares (including any and all other shares or securities issued or issuable in respect thereof) are hereby revoked and no subsequent proxies will be given.

     This proxy is irrevocable, is granted pursuant to the Voting Agreement
dated as of July   , 2000 (the "Voting Agreement"), by and between Immersion and the undersigned Stockholder, and is granted in consideration of Immersion and Merger Sub entering into the Merger Agreement. Immersion and the undersigned Stockholder agree and acknowledge that the grant of this irrevocable proxy is a material inducement for Immersion and Merger Sub to enter into the Merger Agreement and is therefore coupled with an interest and irrevocable. The attorneys and proxies named above will be empowered at any time prior to the Expiration Date to exercise all voting and other rights (including the power to execute and deliver written consents with respect to the Shares) of the undersigned Stockholder at every annual, special or adjourned meeting of Company's stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

     The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to the Expiration Date at every annual, special or adjourned meeting of the Company's stockholders, and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and may not exercise this proxy on any other matter. The undersigned Stockholder may vote the Shares on all other matters.

     If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Proxy will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Immersion and the undersigned Stockholder will negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     Any obligation of the undersigned Stockholder hereunder will be binding upon the spouse, heirs, personal representatives, successors and assigns of the undersigned Stockholder. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

Dated: July   , 2000

                                          STOCKHOLDER:

                                          --------------------------------------

                                          Number of Shares Beneficially Owned:

                                                      shares of Common Stock

                                                      shares of Preferred Stock

                                                                      APPENDIX E

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into
as of                  , 2000, by and between Immersion Corporation, a Delaware
corporation ("Immersion"), and                (the "Selling Stockholder"), with
reference to the following facts:

     A. Immersion is acquiring HT Medical Systems, Inc., a Maryland corporation ("HT") through the merger (the "Merger") of Immersion's wholly-owned subsidiary, HT Merger, Inc. ("Merger Sub"), with and into HT, which will survive the Merger, pursuant to the terms and conditions of an Agreement and Plan of Reorganization dated as of July 31, 2000 (the "Merger Agreement").

     B. The Selling Stockholder is a stockholder and an employee of HT. The Selling Stockholder will receive common stock of Immersion upon the conversion of his HT stock in the Merger.

     C. The Selling Stockholder will continue to be employed by HT after the Merger.

     D. It is a condition precedent to the obligation of Immersion and Merger Sub to consummate the transactions contemplated by the Merger Agreement that the Selling Stockholder execute and deliver this Agreement.

     E. As a material inducement to Immersion and Merger Sub to consummate the Merger Agreement, the Selling Stockholder wishes to enter into this Agreement and agree to all the terms and provisions hereof.

     ACCORDINGLY, in consideration of the foregoing, and intending to be legally bound hereby, each of the parties hereby agrees as follows:

                                   ARTICLE I

           REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

     The Selling Stockholder hereby represents and warrants to Immersion as follows:

     1.1 The delivery and execution of this Agreement to Immersion by the Selling Stockholder is to protect the legitimate business interests of Immersion with respect to its acquisition of HT.

     1.2 The time periods and geographic areas specified in Section 2.6 of this Agreement are appropriate and reasonable in all respects in light of the business conducted by HT and the legitimate need of Immersion to protect its investment in HT following its acquisition of HT.

     1.3 The execution and delivery of this Agreement, the performance by the Selling Stockholder of the covenants and agreements contained herein and the enforcement by Immersion of the provisions contained herein, will cause no undue hardship to the Selling Stockholder.

                                   ARTICLE II

                             RESTRICTIVE COVENANTS

     In order to induce Immersion and Merger Sub to consummate the Merger Agreement, and to enable Immersion to obtain the full benefit of its acquisition of HT, the Selling Stockholder acknowledges that Immersion has a legitimate business interest in protecting the goodwill, confidential information, advantageous business relationships, trade secrets, business methods and other valuable and confidential aspects of HT. In order to protect Immersion's legitimate business interests, the Selling Stockholder agrees as follows:

     2.1 Competition. During the Restricted Period (as defined below) and within the Restricted Area (as defined below), other than in his capacity as an employee of HT, Immersion or any of their affiliates, the Selling Stockholder will not, individually or in conjunction with others, directly or indirectly, enter into or engage in any business which competes with the business of HT, on the Selling Stockholder's own behalf or in the service or on behalf of others as principal, partner, officer, director, manager, employee or Stockholder (other than as the holder of less than 5% of the outstanding capital stock of a publicly traded corporation, provided such investment does not give the Selling Stockholder the right or ability to control or significantly influence the policy decisions of such business). For this purpose, the business of HT is the design, marketing and selling of (i) medical procedure simulation software and devices and (ii) software and devices employing feel simulation (also known as force feedback, haptic feedback or force reflection) technologies.

     2.2 Solicitation. During the Restricted Period, the Selling Stockholder, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not, directly or indirectly, solicit or intentionally induce or otherwise influence (i) any employee, agent or consultant to terminate his or her relationship with HT, Immersion or any of their affiliates, or (ii) any person, partnership, corporation or other entity which has a business relationship with HT, Immersion or their affiliates to discontinue or reduce the extent of such relationship with HT, Immersion or their affiliates.

     2.3 Nondisclosure of Confidential Information. The Selling Stockholder acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of HT's business. Accordingly, the Selling Stockholder will not at any time disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any proprietary or confidential information relating to HT or any information concerning HT's financial condition or prospects, HT's customers, the design, development, manufacture, marketing or sale of HT's products or HT's method of operating its business (collectively "Confidential Information"). Confidential Information will not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of the Selling Stockholder.

     2.4 Construction. It is agreed by the parties hereto that if any portion of the above restrictive covenants are held to be unreasonable, arbitrary, against public policy, or for any other reason unenforceable, the covenants herein will be considered diminishable both as to time and geographic area; and each month for the specified period will be deemed a separate period of time, and the restrictive covenants will remain effective so long as the same is not unreasonable, arbitrary or against public policy, but in no event longer than the Restricted Period. The parties hereto agree that in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser period or geographic area which is determined to be reasonable, non-arbitrary and not against public policy will be enforced against the Selling Stockholder.

     2.5 Calculation of Time. The time period covered by the restrictive covenants contained in this Article II will not include any period(s) of violation of any restrictive covenant or any period(s) of time required for litigation brought by Immersion to enforce any covenant.

     2.6  Definitions. As used in this Article II:

          (a) Subject to Section 2.5, the "Restricted Period" commences on the date of this Agreement and terminates on the second anniversary of date on which the Selling Stockholder's employment with HT, Immersion or any of their affiliates terminates.

          (b) The "Restricted Area" is (i) the State of Maryland; (ii) the United States (including its territories and possessions); (iii) Canada;
     (iv) the United Kingdom; (v) Japan; (vi) Germany; and (vii) any other locations outside the United States (including its territories and possessions) where HT has conducted business.

     2.7 Independent Covenants. The covenants set forth in this Article II will be construed as an agreement independent of any other provision in this Agreement, and the existence of any potential or alleged claim or cause of action of the Selling Stockholder against Immersion or HT, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Immersion of the covenants contained herein. An alleged or actual breach of this Agreement by Immersion will not be a defense to enforcement of the provisions of this Article II.

     2.8 Injunction; Specific Performance. The Selling Stockholder acknowledges that if it were to breach any of the provisions of this Article II, it would result in an immediate and irreparable injury to the legitimate business interests of Immersion which cannot be adequately or reasonably compensated at law. Therefore, the Selling Stockholder agrees that Immersion will be entitled, if any such breach occurs, if it so elects, to a decree of specific performance and to a temporary and permanent injunction enjoining and restraining such breach, and that such right to injunction will be cumulative to whatever other remedies for actual damages Immersion may possess. If any action is brought by Immersion pursuant to this Article II, the prevailing party will be entitled to recover costs and reasonable attorneys' fees incurred in such action, the amount of such reasonable attorneys' fees to be determined by the court and not a jury.

     2.9 Certain Other Agreements Regarding the Restrictive Covenants. The parties have not independently bargained with respect to the quantitative value of the restrictive covenants included in this Article II (the "Restrictive Covenants"). The Restrictive Covenants are inseparable from, and are intended to protect, the goodwill and going concern value being acquired by Immersion pursuant to the Merger Agreement. Accordingly, no part of the consideration to be paid by Immersion in the Merger is being allocated to the Restrictive Covenants, and the parties agree that for federal and state income tax reporting purposes they will not allocate to the Restrictive Covenants any portion of the Merger Consideration (as defined in the Merger Agreement) contemplated by the Merger Agreement.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.1 Notices. Any notices, consents, waivers or other communications required or permitted under this Agreement will be given in writing and will be deemed to have been duly given when delivered personally, or if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed, or when the following period expires (whether or not it is actually received): (i) if transmitted by telecopier, 24 hours following transmission to the party's telecopier number set forth below, with the party's name and address clearly shown on the first page and confirmation of transmission produced by the transmitting party's equipment, (ii) if deposited in the mail, postage prepaid, and addressed to the party to receive it as set forth below, 72 hours following such deposit, or (iii) if accepted by Federal Express, or similar delivery service in general usage, for delivery to the address of the party to receive it as set forth below, 24 hours following the delivery time promised by the delivery service; provided that, if any such transmission, mailing or express delivery is made on a day immediately preceding a Saturday, Sunday or national holiday, then the subject transmission, mailing or express delivery, as the case may be, will be deemed to be made at the beginning of the next succeeding day that is not a Saturday, Sunday or national holiday:

          If to the Selling Stockholder:

          Confidential
        --------------------------------
        --------------------------------
        --------------------------------
          Telecopier no.: (     )      -

          With a copy to:

          Kathleen M. Shay, Esq.
          Duane, Morris & Heckscher LLP
          One Liberty Place
          Philadelphia, Pennsylvania 19103-7396
          Telecopier no.: (215) 979-1020

          If to Immersion:

          Immersion Corporation
          801 Fox Lane
          San Jose, California 95131
          Attention: Louis Rosenberg, Chief Executive Officer
          Telecopier no.: (408) 467-1901

          With a copy to:

          Stephen E. Newton, Esq.
          Heller Ehrman White & McAuliffe LLP
          601 South Figueroa Street, 40th Floor
          Los Angeles, California 90017-5758
          Telecopier no.: (213) 614-1868

or to such other address or telecopier number as the party to whom notice is to be given has furnished to the other party in the manner provided above, provided that notice of such change has actually been received by the party to whom it is directed.

     3.3 Amendment. This Agreement may not be amended, modified, supplemented, cancelled or discharged except in a writing signed by Immersion and the Selling Stockholder.

     3.4 Headings. The Article, Section and subsection headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     3.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Immersion and the Selling Stockholder will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     3.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Maryland applicable to contracts executed and fully performed within the State of Maryland, without regard to any principles of conflicts or choice of laws.

     3.7 Interpretation. This Agreement has been negotiated and is to be interpreted according to its fair meaning and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who drafted the contractual provision in question. All references in this Agreement to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections or subsections are to Sections and subsections of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

     3.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to that subject matter, which will continue in full force and effect.

     3.9 Waiver. Either Immersion or the Selling Stockholder may extend the time for the performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

     3.10 Parties in Interest. Except for HT, who is third party beneficiary of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

     3.11 Successors and Assigns. This Agreement inures to the benefit of and is binding upon the successors and assigns of the parties. Notwithstanding the foregoing, neither this Agreement nor any rights or obligations hereunder may be assigned, pledged, hypothecated or otherwise transferred by the Selling Stockholder without the prior written consent of Immersion, which consent may be withheld in the sole discretion of Immersion.

     3.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by telecopier transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by telecopier will be deemed to be their original signatures for any purpose whatsoever.

     3.13 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the United States District Court of the District of Maryland or the courts of the State of Maryland located in the County of Montgomery with respect to any and all disputes arising out of (A) this Agreement, the Merger Agreement or the Escrow Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement, the Merger Agreement and the Escrow Agreement; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agrees that nothing herein will affect the right to effect service of process in any manner permitted by law.

     3.14 Holidays. If any date on which action is to be taken under this Agreement occurs, or if any period during which action is to be taken under this Agreement ends, on a Saturday, Sunday or national holiday, the date or period will be extended to the next succeeding day which is not a Saturday, Sunday or national holiday.

     3.15 Survival. The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement will survive the consummation of the transactions contemplated by this Agreement and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of the parties.

     3.16 Attorneys' Fees. The prevailing party will be entitled to recover all costs and expenses, including reasonable attorneys' fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. "Prevailing party" for purposes of this Section 3.16 includes a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

                [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Noncompetition Agreement to be duly executed as of the date first above written.

                                          IMMERSION:

                                          IMMERSION CORPORATION

                                          By
                                            ------------------------------------
                                             Its:
                                            ------------------------------------

                                          THE SELLING STOCKHOLDER:

                                                                      APPENDIX F

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into
as of                , 2000, by and between Immersion Corporation, a Delaware
corporation ("Immersion"), and                (the "Employee"), with reference
to the following facts:

     A. Immersion is acquiring HT Medical Systems, Inc., a Maryland corporation ("HT") through the merger (the "Merger") of Immersion's wholly-owned subsidiary, HT Merger, Inc. ("Merger Sub"), with and into HT, which will survive the Merger, pursuant to the terms and conditions of an Agreement and Plan of Reorganization dated as of July 31, 2000 (the "Merger Agreement").

     B. The Employee is currently employed by HT.

     C. The Employee will continue to be employed by HT after the Merger.

     D. It is a condition precedent to the obligation of Immersion and Merger Sub to consummate the transactions contemplated by the Merger Agreement that the Employee execute and deliver this Agreement.

     E. As a material inducement to Immersion and Merger Sub to consummate the Merger Agreement, the Employee wishes to enter into this Agreement and agree to all the terms and provisions hereof.

     ACCORDINGLY, in consideration of the foregoing, and intending to be legally bound hereby, each of the parties hereby agrees as follows:

                                   ARTICLE I

                 REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE

     The Employee hereby represents and warrants to Immersion as follows:

     1.1 The delivery and execution of this Agreement to Immersion by the Employee is to protect the legitimate business interests of Immersion with respect to its acquisition of HT.

     1.2 The time periods and geographic areas specified in Section 2.6 of this Agreement are appropriate and reasonable in all respects in light of the business conducted by HT and the legitimate need of Immersion to protect its investment in HT following its acquisition of HT.

     1.3 The execution and delivery of this Agreement, the performance by the Employee of the covenants and agreements contained herein and the enforcement by Immersion of the provisions contained herein, will cause no undue hardship to the Employee.

                                   ARTICLE II

                             RESTRICTIVE COVENANTS

     In order to induce Immersion and Merger Sub to consummate the Merger Agreement, and to enable Immersion to obtain the full benefit of its acquisition of HT, the Employee acknowledges that Immersion has a legitimate business interest in protecting the goodwill, confidential information, advantageous business relationships, trade secrets, business methods and other valuable and confidential aspects of HT. In order to protect Immersion's legitimate business interests, the Employee agrees as follows:

     2.1 Competition. During the Restricted Period (as defined below) and within the Restricted Area (as defined below), other than in his capacity as an employee of HT, Immersion or any of their affiliates, the Employee will not, individually or in conjunction with others, directly or indirectly, enter into or engage in any business which competes with the business of HT, on the Employee's own behalf or in the service or on behalf of others as principal, partner, officer, director, manager, employee or Stockholder

(other than as the holder of less than 5% of the outstanding capital stock of a publicly traded corporation, provided such investment does not give the Employee the right or ability to control or significantly influence the policy decisions of such business). For this purpose, the business of HT is the design, marketing and selling of (i) medical procedure simulation software and devices and (ii) software and devices employing feel simulation (also known as force feedback, haptic feedback or force reflection) technologies.

     2.2 Solicitation. During the Restricted Period, the Employee, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not, directly or indirectly, solicit or intentionally induce or otherwise influence (i) any employee, agent or consultant to terminate his or her relationship with HT, Immersion or any of their affiliates, or (ii) any person, partnership, corporation or other entity which has a business relationship with HT, Immersion or their affiliates to discontinue or reduce the extent of such relationship with HT, Immersion or their affiliates.

     2.3 Nondisclosure of Confidential Information. The Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of HT's business. Accordingly, the Employee will not at any time disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any proprietary or confidential information relating to HT or any information concerning HT's financial condition or prospects, HT's customers, the design, development, manufacture, marketing or sale of HT's products or HT's method of operating its business (collectively "Confidential Information"). Confidential Information will not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of the Employee.

     2.4 Construction. It is agreed by the parties hereto that if any portion of the above restrictive covenants are held to be unreasonable, arbitrary, against public policy, or for any other reason unenforceable, the covenants herein will be considered diminishable both as to time and geographic area; and each month for the specified period will be deemed a separate period of time, and the restrictive covenants will remain effective so long as the same is not unreasonable, arbitrary or against public policy, but in no event longer than the Restricted Period. The parties hereto agree that in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser period or geographic area which is determined to be reasonable, non-arbitrary and not against public policy will be enforced against the Employee.

     2.5 Calculation of Time. The time period covered by the restrictive covenants contained in this Article II will not include any period(s) of violation of any restrictive covenant or any period(s) of time required for litigation brought by Immersion to enforce any covenant.

     2.6  Definitions. As used in this Article II:

          (a) Subject to Section 2.5, the "Restricted Period" commences on the date of this Agreement and terminates on the second anniversary of date on which the Employee's employment with HT, Immersion or any of their affiliates terminates.

          (b) The "Restricted Area" is (i) the State of Maryland; (ii) the United States (including its territories and possessions); (iii) Canada;
     (iv) the United Kingdom; (v) Japan; (vi) Germany; and (vii) any other locations outside the United States (including its territories and possessions) where HT has conducted business.

     2.7 Independent Covenants. The covenants set forth in this Article II will be construed as an agreement independent of any other provision in this Agreement, and the existence of any potential or alleged claim or cause of action of the Employee against Immersion or HT, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Immersion of the covenants contained herein. An alleged or actual breach of this Agreement by Immersion will not be a defense to enforcement of the provisions of this Article II.

     2.8 Injunction; Specific Performance. The Employee acknowledges that if it were to breach any of the provisions of this Article II, it would result in an immediate and irreparable injury to the legitimate business interests of Immersion which cannot be adequately or reasonably compensated at law. Therefore, the Employee agrees that Immersion will be entitled, if any such breach occurs, if it so elects, to a decree of specific performance and to a temporary and permanent injunction enjoining and restraining such breach, and that such right to injunction will be cumulative to whatever other remedies for actual damages Immersion may possess. If any action is brought by Immersion pursuant to this Article II, the prevailing party will be entitled to recover costs and reasonable attorneys' fees incurred in such action, the amount of such reasonable attorneys' fees to be determined by the court and not a jury.

     2.9 Certain Other Agreements Regarding the Restrictive Covenants. The parties have not independently bargained with respect to the quantitative value of the restrictive covenants included in this Article II (the "Restrictive Covenants"). The Restrictive Covenants are inseparable from, and are intended to protect, the goodwill and going concern value being acquired by Immersion pursuant to the Merger Agreement. Accordingly, no part of the consideration to be paid by Immersion in the Merger is being allocated to the Restrictive Covenants, and the parties agree that for federal and state income tax reporting purposes they will not allocate to the Restrictive Covenants any portion of the Merger Consideration (as defined in the Merger Agreement) contemplated by the Merger Agreement.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.1 Notices. Any notices, consents, waivers or other communications required or permitted under this Agreement will be given in writing and will be deemed to have been duly given when delivered personally, or if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed, or when the following period expires (whether or not it is actually received): (i) if transmitted by telecopier, 24 hours following transmission to the party's telecopier number set forth below, with the party's name and address clearly shown on the first page and confirmation of transmission produced by the transmitting party's equipment, (ii) if deposited in the mail, postage prepaid, and addressed to the party to receive it as set forth below, 72 hours following such deposit, or (iii) if accepted by Federal Express, or similar delivery service in general usage, for delivery to the address of the party to receive it as set forth below, 24 hours following the delivery time promised by the delivery service; provided that, if any such transmission, mailing or express delivery is made on a day immediately preceding a Saturday, Sunday or national holiday, then the subject transmission, mailing or express delivery, as the case may be, will be deemed to be made at the beginning of the next succeeding day that is not a Saturday, Sunday or national holiday:

         If to the Employee:

         Confidential

         ---------------------------------------

         ---------------------------------------

         ---------------------------------------
         Telecopier no.: (   )   -

         With a copy to:

         Kathleen M. Shay, Esq.
         Duane, Morris & Heckscher LLP
         One Liberty Place
         Philadelphia, Pennsylvania 19103-7396
         Telecopier no.: (215) 979-1020

         If to Immersion:

         Immersion Corporation
         801 Fox Lane
         San Jose, California 95131
         Attention: Louis Rosenberg, Chief Executive Officer
         Telecopier no.: (408) 467-1901

         With a copy to:

         Stephen E. Newton, Esq.
         Heller Ehrman White & McAuliffe LLP
         601 South Figueroa Street, 40th Floor
         Los Angeles, California 90017-5758
         Telecopier no.: (213) 614-1868

or to such other address or telecopier number as the party to whom notice is to be given has furnished to the other party in the manner provided above, provided that notice of such change has actually been received by the party to whom it is directed.

     3.3 Amendment. This Agreement may not be amended, modified, supplemented, cancelled or discharged except in a writing signed by Immersion and the Employee.

     3.4 Headings. The Article, Section and subsection headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     3.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Immersion and the Employee will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     3.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Maryland applicable to contracts executed and fully performed within the State of Maryland, without regard to any principles of conflicts or choice of laws.

     3.7 Interpretation. This Agreement has been negotiated and is to be interpreted according to its fair meaning and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who drafted the contractual provision in question. All references in this Agreement to "parties" refer to the parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections or subsections are to Sections and subsections of this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation" and "or" is used in the inclusive sense of "and/or."

     3.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to that subject matter, which will continue in full force and effect.

     3.9 Waiver. Either Immersion or the Employee may extend the time for the performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party. No waiver of any breach or default hereunder will be considered valid unless in writing and signed by the party giving such waiver, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

     3.10 Parties in Interest. Except for HT, who is third party beneficiary of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

     3.11 Successors and Assigns. This Agreement inures to the benefit of and is binding upon the successors and assigns of the parties. Notwithstanding the foregoing, neither this Agreement nor any rights or obligations hereunder may be assigned, pledged, hypothecated or otherwise transferred by the Employee without the prior written consent of Immersion, which consent may be withheld in the sole discretion of Immersion.

     3.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by telecopier transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by telecopier will be deemed to be their original signatures for any purpose whatsoever.

     3.13 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the United States District Court of the District of Maryland or the courts of the State of Maryland located in the County of Montgomery with respect to any and all disputes arising out of (A) this Agreement, the Merger Agreement or the Escrow Agreement, including the validity construction and interpretation hereof and thereof and the rights and remedies of the parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement, the Merger Agreement and the Escrow Agreement; and (C) any matters related to but not covered hereby or thereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agrees that nothing herein will affect the right to effect service of process in any manner permitted by law.

     3.14 Holidays. If any date on which action is to be taken under this Agreement occurs, or if any period during which action is to be taken under this Agreement ends, on a Saturday, Sunday or national holiday, the date or period will be extended to the next succeeding day which is not a Saturday, Sunday or national holiday.

     3.15 Survival. The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement will survive the consummation of the transactions contemplated by this Agreement and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of the parties.

     3.16 Attorneys' Fees. The prevailing party will be entitled to recover all costs and expenses, including reasonable attorneys' fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. "Prevailing party" for purposes of this Section 3.16 includes a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

                [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Noncompetition Agreement to be duly executed as of the date first above written.

                                          IMMERSION:

                                          IMMERSION CORPORATION

                                          By
                                            ------------------------------------
                                             Its:
                                            ------------------------------------

                                          THE EMPLOYEE:

                                                                      APPENDIX G

                                           , 2000

Immersion Corporation
2158 Paragon Drive
San Jose, California 95131

                              AFFILIATE AGREEMENT

Ladies and Gentlemen:

     Reference is made to the Agreement and Plan of Reorganization, dated as of July 31, 2000 (the "Agreement"), by and among Immersion Corporation, a Delaware corporation ("Immersion"), HT Merger, Inc., a Maryland corporation and a wholly owned subsidiary of Immersion ("Merger Sub"), HT Medical Systems, Inc., a Maryland corporation (the "Company"), and Greg Merril pursuant to which Merger Sub would be merged (the "Merger") with and into the Company, which would be the surviving corporation in the Merger (the "Surviving Corporation"), and the stockholders of the Company would be entitled to receive shares of common stock of Immersion, all in accordance with the terms and conditions of the Merger Agreement.

     As an inducement and a condition for Immersion and Merger Sub to enter into the Merger Agreement, the undersigned stockholder of the Company (the "Stockholder") is entering into this letter agreement.

     The Stockholder has been informed that the shares of Immersion Common Stock which the Stockholder will acquire in connection with the Merger will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"); that the Merger will be accounted for using the "pooling-of-interests" method and is intended to be a tax-free "reorganization" for federal income tax purposes; and that, accordingly, the shares of Immersion Common Stock which the Stockholder will acquire in connection with the Merger may only be disposed of in conformity with the Securities Act and the other limitations described herein. The Stockholder has also been informed that the treatment of the Merger as a pooling-of-interests for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein.

     The Stockholder represents, warrants and agrees as follows:

     1. Ownership of Company Shares.

     (a) The Stockholder has full power to execute this letter agreement and to make the representations, warranties and agreements herein and to perform the Stockholder's obligations hereunder. The Stockholder is the beneficial owner of all of the shares of Company Common Stock, Company Preferred Stock and Company securities convertible into Company Common Stock listed on Appendix A attached hereto (the "Company Shares"), as to which the Stockholder has sole or shared voting or investment power.

     (b) For purposes of this Agreement, the term "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing; without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

     (c) For purposes of this Agreement, the term "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     2. Provisions Concerning Pooling of Interests. Notwithstanding any other provision of this letter agreement to the contrary, none of the securities of the Company that the Stockholder beneficially owns has been or will be sold, transferred or disposed of, and Stockholder will not in any way reduce Stockholder's risk of ownership or investment in any securities of the Company, in the 30-day period prior to the effective time of the Merger (the "Effective Time"). Further, notwithstanding any other provision of this Agreement to the contrary, (1) none of the Company Shares, (2) no option, right or other interest with respect to any Company Shares, and (3) no other securities of Immersion that Stockholder owns or obtains pursuant to the Merger, will be sold, transferred or otherwise disposed of, and Stockholder will not in any other way reduce Stockholder's risk of ownership or investment in any of such securities, until a financial report including the combined sales and net income of Immersion and the Company covering a period of at least 30 days of combined operations following the Effective Time has been publicly released by Immersion.

     3. The Stockholder also understands that, following the Merger, stop transfer instructions will be given to Immersion's transfer agent with respect to certificates evidencing shares of Immersion Common Stock issued upon exchange of the Company Shares in accordance with the Merger and that there will be placed on the certificates evidencing those shares of Immersion Common Stock a legend stating in substance:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THE REGISTERED HOLDER THEREOF AND IMMERSION CORPORATION. THE AGREEMENT PROVIDES THAT THE SHARES MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF UNTIL A FINANCIAL REPORT INCLUDING THE COMBINED SALES AND NET INCOME OF IMMERSION CORPORATION AND HT MEDICAL SYSTEMS, INC. COVERING A PERIOD OF AT LEAST 30 DAYS OF COMBINED OPERATIONS FOLLOWING THE MERGER OF HT MEDICAL SYSTEMS, INC. WITH A WHOLLY OWNED SUBSIDIARY OF IMMERSION CORPORATION HAS BEEN PUBLICLY RELEASED BY IMMERSION CORPORATION. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF IMMERSION CORPORATION.

     By countersigning below, Immersion agrees that such stop transfer instruction and legend will be removed promptly if the provisions of this letter are complied with; provided, however, that Immersion reserves the right to impose reasonable stop transfer instructions and legends on certificates to insure compliance with Rule 144 and Rule 145 under the Securities Act.

     4. Once countersigned by Immersion, this letter shall be binding upon and enforceable against the Stockholder and Stockholder's administrators, executors, representatives, heirs, legatees and devisees.

     5. The Stockholder has carefully read this letter and has discussed its requirements and other applicable limitations upon the sale, transfer, or other disposition of the Company Shares and other securities owned by the Stockholder with the Stockholder's counsel to the extent the Stockholder felt necessary.

                                          Very truly yours,

                                          "Stockholder"

                                          --------------------------------------
                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

AGREED AND ACCEPTED:

IMMERSION CORPORATION

By:
------------------------------------------------------ Dated
-------------------- , 2000
    Name:
    Title:

                                   APPENDIX A
                                       TO
                              AFFILIATE AGREEMENT

                                                                  NUMBER OF
                                                                COMPANY SHARES
                    NAME OF RECORD OWNER                      BENEFICIALLY OWNED
                    --------------------                      ------------------

                                                                      APPENDIX H

                  SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

     sec. 3-201 Definition. (a) In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

     (b) When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

     sec. 3-202 Right to Fair Value of Stock (a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          (1) The corporation consolidates or merges with another corporation;

          (2) The stockholder's stock is to be acquired in a share exchange;

          (3) The corporation transfers its assets in a manner requiring action under Section 3-105(e) of this title; 1

          (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

          (5) The transaction is governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title.

     (b)(1) Fair value is determined as of the close of business:

          (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under Section 3-106; or

          (ii) With respect to any other transaction, on the day the stockholders voted on tile transaction objected to.

     (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

     (3) In any transaction governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603(b) of this title.

     (c) Unless the transaction is governed by Section 3-602 of this title or is exempted by Section 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if.

          (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

             (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under Section 3-106; or

             (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

          (2) The stock is that of the successor in a merger; unless:

             (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

             (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

          (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

     Section 3-203  Procedure by Stockholder.

     (a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

          (1) Shall file with the corporation a written objection to the proposed transaction:

             (i) With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under
        Section 3-106; or

             (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

          (2) May not vote in favor of the transaction; and

          (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

     (b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

     Section 3-204  Effect of Demand on Dividend and Other Rights.

     A stockholder who demands payment for his stock under this subtitle:

          (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under sec. 3-202 of this subtitle; and

          (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

     Section 3-205  Withdrawal of Demand.

     A demand for payment may be withdrawn only with the consent of the successor.

     Section 3-206  Restoration of Dividend and Other Rights.

     (a) The rights of a stockholder who demands payment are restored in full, if:

          (1) The demand for payment is withdrawn;

          (2) A petition for an appraisal is not filed within the time required by this subtitle;

          (3) A court determines that the stockholder is not entitled to relief, or

          (4) The transaction objected to is abandoned or rescinded.

     (b) The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

     Section 3-207  Procedure by Successor.

     (a)(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

          (i) A balance sheet as of a date not more than six months before the date of the offer;

          (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

          (iii) Any other information the successor considers pertinent.

     (b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by registered mail at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

     Section 3-208 Petition for Appraisal; Consolidation of Proceedings; Joinder of Objectors.

     (a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

     (b)(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

     (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

     Section 3-209  Certificate May be Noted.

     (a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

     (b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

     Section 3-210  Appraisal of Fair Value.

     (a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

     (b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

     (c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

     (d)(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

     (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

     Section 3-211  Consideration by Court of Appraisers' Report.

     (a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

          (1) Confirms, modifies, or rejects it; and

          (2) If appropriate, sets the time for payment to the stockholder.

     (b)(1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2) If the appraisers' report is rejected, the court may:

          (i) Determine the fair value of the stock and enter judgment for the stockholder; or

          (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

     (c)(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date I as to which fair value is to be determined under Section 3-202 of this subtitle.

     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i) The price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii) Any other circumstances it considers relevant.

     (d)(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i) The price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii) Any other circumstances it considers relevant.

     (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

          (i) The successor did not make an offer for the stock under
     Section 3-207 of this subtitle; or

          (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

     (e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

     Section 3-212  Surrender of Stock.

     The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

          (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

          (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

     Section 3-213  Rights of Successor with Respect to Stock.

     (a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle.

     (b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

     (c) Unless the articles provide otherwise stock in the successor of a consolidation 4 merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                                                      APPENDIX I

                            HT MEDICAL SYSTEMS, INC.

                 PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Gregory L. Merril and Rodney G. Hilton, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Special Meeting of Shareholders (the "Special Meeting") of HT Medical Systems, Inc. (the "Company") to be held at 55 W. Watkins Mill Road,
Gaithersburg, MD 20878, on            , 2000 at              a.m. and any
adjournment thereof, and to vote as specified herein the number of shares of Common Stock and Series A Preferred Stock that the undersigned, if personally present, would be entitled to vote.

    1. APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION. To approve the Agreement and Plan of Reorganization providing for the merger of a subsidiary of Immersion Corporation with the Company.

          FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

          THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR PROPOSAL NO. 1.

    2. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may come before the Special Meeting and any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Special Meeting.

    IMPORTANT -- PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

    This proxy, when properly executed, will be voted as specified. If no instruction is specified, the shares represented by this proxy will be voted "FOR" the approval of the Agreement and Plan of Reorganization. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of the Board of Directors. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and electing to vote in person.

                                          --------------------------------------
                                          (Please print your name)

                                          --------------------------------------
                                          (Signature of Shareholder)

                                          Dated: , 2000

                                          --------------------------------------
                                          (Please print your name)

                                          --------------------------------------
                                          (Signature of Shareholder)

                                          Dated: , 2000

                                          (Please date this and sign your name
                                          as it appears on your stock
                                          certificates. Executors,
                                          administrators, trustees, etc., should
                                          give their full title. All joint
                                          owners should sign.)

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.